As filed with the Securities and Exchange Commission on September 24, 1999

                                                 Registration No. 333-78839
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                             SAMSONITE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                     3161                    36-3511556
    (State or Other       (Primary Standard Industrial     (I.R.S. Employer
    Jurisdiction of        Classification Code Number)  Identification Number)
    Incorporation or
     Organization)

                             11200 East 45th Avenue
                             Denver, Colorado 80239
                                 (303) 373-2000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)

                             Steve Armstrong, Esq.
                                General Counsel
                             Samsonite Corporation
                             11200 East 45th Avenue
                             Denver, Colorado 80239
                                 (303) 373-2000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                ----------------

                                    Copy to:
                           Gregory A. Fernicola, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 735-3000

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

             Subject to Completion. Dated September 24, 1999.

Prospectus


[LOGO]
                             12,500,000 Shares

                             Samsonite Corporation

                                  Common Stock

                                  -----------

  We are distributing to the holders of our common stock transferable rights to purchase up to an aggregate of 12,500,000 shares of our common stock at a cash subscription price of $6.00 per share. The total purchase price of shares offered in this rights offering will be $75,000,000 if the rights offering is fully subscribed. You will not be entitled to receive any Rights unless you are
a stockholder of record as of the close of business on September   , 1999.

  The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on October , 1999, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the Rights. Rights which are not exercised by the expiration date of the rights offering will expire and will have no value. You should carefully consider whether or not to exercise or sell your Rights before the expiration date.

  Prior to April 7, 1999, Apollo Investment Fund, L.P. beneficially owned approximately 34% of our outstanding common stock, of which approximately one-half was held by Lion Advisors, L.P., an affiliate of Apollo, in a managed account under the terms of an investment management agreement with Artemis America Partnership. On April 7, 1999, we announced our intention to commence a $75 million rights offering. On the same day, we entered into an agreement with Apollo whereby Apollo agreed to make a "bridge" investment equal to the aggregate subscription price of the rights that would have been distributable to it and Lion in the proposed $75 million rights offering and to "back-stop" the rights offering by purchasing additional shares not subscribed for by other stockholders, up to a maximum potential total investment in connection with the rights offering of $37.5 million.

  In April 1999, Apollo made its bridge investment of $25,410,000 by purchasing 1,000 shares of our Series Z Convertible Preferred Stock which is initially convertible into our common stock at the rate of $6.00 per common share for a total of 4,235,000 shares. The Series Z Convertible Preferred Stock purchased by Apollo is intended to be the economic equivalent of the underlying shares of common stock. We used part of the proceeds from Apollo's bridge investment to pay the cash premium for an insurance policy covering various lawsuits filed between March 13, 1998 and March 9, 1999 against us, related parties and former directors, and to pay certain costs incurred to defend these lawsuits.

  On July 13, 1999, Apollo raised the amount of its back-stop commitment by $12.5 million, increasing Apollo's maximum potential total investment to $50.0 million, and, in a separate agreement, Artemis agreed to make up to an additional $25 million investment in Samsonite by purchasing from Apollo, at Apollo's cost, one-half of the shares that Apollo purchased in its bridge investment and one-half of any shares that Apollo is obligated to purchase under its increased back-stop commitment.

                                          Per Share    Minimum        Maximum
                                          ---------  -----------    -----------
Subscription Price.......................   $6.00    $50,000,000(a) $75,000,000
Estimated Expenses.......................    0.29(b)   2,425,000      2,425,000
Net Proceeds to Samsonite................    5.71(b)  47,575,000     72,575,000

-----

  (a) Represents proceeds from the Apollo bridge investment and the minimum proceeds from the back-stop agreement with Apollo.

  (b) Represents the estimated expenses and net proceeds per share assuming that the minimum number of shares are purchased in the rights offering. If the maximum number of shares are purchased, the estimated expenses and net proceeds per share would be $0.19 and $5.81, respectively.

  An investment in our common stock is very risky. You should consider carefully the risk factors beginning on page 10 in this prospectus before exercising or selling your Rights.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                   The date of this prospectus is    , 1999.

                               Table of Contents

                                                                           Page
                                                                           ----
No Board Recommendation..................................................   ii
Questions and Answers About the Rights Offering..........................  iii
Prospectus Summary.......................................................    1
Risk Factors.............................................................   10
The Rights Offering......................................................   18
Apollo Bridge Investment; Back-stop Agreements; The Artemis Investment...   25
Use of Proceeds..........................................................   28
Price Range of Our Common Stock and Dividend Policy......................   28
Capitalization...........................................................   29
Selected Historical Consolidated Financial Information...................   30
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   34
Business.................................................................   54
Management...............................................................   62
Security Ownership of Management and Beneficial Owners of More than 5% of
 Our Common Stock........................................................   77
Description of Our Principal Indebtedness................................   80
1998 Recapitalization....................................................   83
Description of Our Capital Stock.........................................   84
Certain United States Federal Income Tax Consequences....................   95
Legal Matters............................................................   96
Experts..................................................................   96
Where Can You Find More Information......................................   96
Index to Consolidated Financial Statements...............................  F-1

                            No Board Recommendation

  Our board of directors believes the rights offering is in the best interests of Samsonite. The rights offering, and in particular, Apollo's bridge investment, enabled us to pay the cash premium for an insurance policy covering various lawsuits filed between March 13, 1998 and March 9, 1999 against us, related parties and former directors, and to pay certain costs incurred to defend these lawsuits. Under the terms of our Credit Facility, we were, in effect, required to fund these payments with the proceeds of an equity issuance. The rights offering will also result in the reduction of outstanding indebtedness and availability under our Credit Facility and, depending whether or not the rights offering is well subscribed, may provide us with additional funds that will be available for general corporate purposes.

  Our board of directors is not making any recommendation to you as to whether you should exercise your subscription privileges. Each of you must make your own decision as to whether to exercise your subscription privileges. You should not view Apollo's bridge investment or back-stop agreement or Artemis' agreement to purchase from Apollo one-half of the shares that Apollo purchased pursuant to its bridge investment and one-half of any shares that Apollo is obligated to purchase pursuant to its back-stop commitment, as a recommendation or other indication by Apollo, Artemis or our board of directors, that the exercise or sale of your Rights is in your best interests. An investment in shares of our common stock must be made according to your own evaluation of your own best interests.

  No dealer, salesman or other person has been authorized by us to provide you with any information other than the information contained in this prospectus. You should rely only on the information provided in this document or other information that we have referred you to. This prospectus and rights offering do not constitute an offer to sell or solicitation to buy these securities in any jurisdiction in which an offer or solicitation would be unlawful.

  Corporate Investor Communications, Inc., our information agent, has agreed to provide services to us in connection with the rights offering. If you require assistance, please contact our Information Agent toll free at (877) 460-4352. Banks and brokers please call (201) 896-1900.

                Questions and Answers About the Rights Offering

Q: What is the rights offering?

A: The rights offering is a distribution of Rights on a pro rata basis to all of our stockholders who hold shares of our common stock on September , 1999, the record date. "Pro rata" means in proportion to the number of shares of our common stock which you and the other stockholders hold on the record date. We are distributing Rights to purchase an aggregate of 12,500,000 shares of common stock. The actual number of Rights to be distributed per share will be dependent upon the number of shares of common stock outstanding on the record date for the rights offering. The number of Rights per share will be calculated by dividing (1) 12,500,000, the total number of shares of common stock that may be purchased in the rights offering, by (2) the total number of outstanding shares of common stock as of the record date. Based upon the number of shares outstanding at July 31, 1999, 1.189 Rights per share would be distributed for every share of our common stock. The rights offering includes Apollo's bridge investment of $25,410,000. In connection with Apollo's bridge investment, Apollo and Artemis agreed not to exercise Rights to purchase 4,235,000 shares (for an aggregate subscription price of $25,410,000). These Rights represent the Rights that would have been distributable to them in the rights offering.

Q: What is a Right?

A: Each Right entitles its holder to purchase one share of our common stock at a subscription price of $6.00. Each Right carries with it a basic subscription privilege and an over-subscription privilege.

Q: How was the subscription price per share determined?

A: The range of subscription prices (a minimum of $5.00 per share and a maximum of $7.00 per share) was established under the agreement dated April 7, 1999, between the Company and Apollo, whereby Apollo agreed to make the bridge investment and to back-stop the rights offering. The average of the closing prices of our common stock on Nasdaq for the five trading days immediately preceding April 7, 1999, was slightly less than $6.00 per share, and the initial conversion rate of the Series Z Convertible Preferred Stock purchased by Apollo was set at $6.00 per common share. Therefore, if you exercise your Rights, you will be paying the same price per share as Apollo is paying.

  Our agreement with Apollo provided that we could not set the subscription price at a price other than $6.00 per share unless the NASD confirmed that a downward adjustment of the conversion rate of the preferred stock will not require shareholder approval under Rule 4460(i)(1)(D) of the Nasdaq Stock Market Marketplace Rules. The NASD did not provide this confirmation. For more information regarding the agreement with Apollo, see "Apollo Bridge Investment; Back-stop Agreements; The Artemis Investment".

Q: What is the basic subscription privilege?

A: The basic subscription privilege of each Right entitles you to purchase one share at the $6.00 subscription price.

Q: What is the over-subscription privilege?

A: The over-subscription privilege of each Right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of our common stock at the same $6.00 subscription price per share.

Q: What are the limitations of the over-subscription privilege?

A: We will be able to satisfy your exercise of the over-subscription privilege only if other Rights holders do not fully exercise their basic subscription privileges. If sufficient shares of our common stock are available, we will honor the over-subscription requests in full. If over-subscription requests exceed the number of shares which are available, we will allocate the available shares pro rata among those Rights holders who over-subscribed based on the number of shares each Rights holder subscribed for under the basic subscription privilege. Each of Apollo and Artemis has agreed not to exercise its over-subscription privilege. Instead Apollo has agreed to back-stop the rights offering and Artemis has agreed to purchase from Apollo one-half of the shares Apollo is obligated to purchase in the back-stop as described below.

Q: What are Apollo's obligations to "back-stop" the rights offering?

A: Apollo has agreed to purchase remaining shares of our common stock not subscribed for by other Rights holders up to a maximum additional subscription by Apollo equal to $24,590,000. This is referred to as Apollo's back-stop agreement. In connection with Apollo's bridge investment, Apollo and Artemis agreed not to exercise or transfer the Rights that would have been distributable to them in the rights offering.


Q: How will the rights offering affect Apollo's and Artemis' ownership of Samsonite common stock?

A: Prior to April 7, 1999, Apollo beneficially owned approximately 34% of our outstanding common stock, of which approximately one-half was owned by Lion Advisors, L.P., an affiliate of Apollo, in a managed account under the terms of an investment management agreement with Artemis America Partnership. Artemis is an affiliate of Artemis S.A., the holding company of Francois Pinault, a French financier unaffiliated with Apollo. On April 7, 1999, we announced our intention to commence a $75 million rights offering. On the same day, we entered into an agreement with Apollo whereby Apollo made a "bridge" investment equal to the aggregate subscription price of the rights that would have been distributable to it and Lion in the rights offering. Apollo also agreed to "back-stop" the rights offering by purchasing additional shares not subscribed for by other stockholders, up to a maximum total investment in connection with the rights offering of $37.5 million. Apollo made its bridge investment by purchasing our Series Z Convertible Preferred Stock for a purchase price of $25,410,000. On July 13, 1999, Apollo raised the amount of its back-stop commitment by $12.5 million, increasing Apollo's maximum potential total investment to $50 million, and, in a separate agreement, Artemis agreed to make up to an additional $25 million investment in Samsonite by purchasing from Apollo, at Apollo's cost, one-half of the shares that Apollo purchased in its bridge investment and one-half of any shares that Apollo is obligated to purchase under its increased back-stop commitment. Subsequently, the voting rights with respect to the shares held by Lion in the managed account were relinquished to Artemis, and Artemis closed the purchase of $12,705,000 of Series Z Convertible Preferred Stock from Apollo.

   After giving effect to the transactions contemplated by the agreements referred to in the preceding paragraph and assuming that all shares of our Series Z Convertible Preferred Stock, Apollo's and Artemis' percentage ownership of our outstanding common stock after the rights offering is completed will be as follows. If no Rights holder exercises its Rights in the rights offering, Apollo and Artemis will each beneficially own approximately 31.5% of our outstanding common stock. If all Rights holders fully exercise their basic subscription privileges, then Apollo and Artemis will each beneficially own approximately 17% of our outstanding shares, the same percentage beneficially owned by Apollo and Lion prior to the bridge investment.

  The Series Z Convertible Preferred Stock is non-voting. Apollo and Artemis have agreed to vote any shares issuable upon conversion of the Series Z Convertible Preferred Stock and any shares of our common stock purchased pursuant to the back-stop agreement in proportion to the votes of other stockholders to the extent that their combined beneficial ownership exceeds approximately 34% of our total outstanding voting stock. This will have the effect of negating any incremental impact of Apollo's or Artemis' vote of those shares in excess of 34% on a combined basis, the combined beneficial ownership percentage of Apollo and Lion prior to the bridge investment.


Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A: If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to sell or exercise your Rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form". You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.

Q: Will I be charged a sales commission or a fee if I exercise my Rights?

A: No. We will not charge a brokerage commission or a fee to Rights holders for exercising their Rights. However, if you exercise your Rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee. If you sell your Rights, you will be responsible for any fees arising from the sale.

Q: Are there any conditions to my right to exercise my Rights?

A: Yes. Your right to exercise your Rights is subject to the conditions described under "The Rights Offering--Conditions to the Rights Offering."

Q: May I transfer my Rights if I do not want to purchase any shares?

A: Yes. The Rights are transferable until the close of business on the last trading day before the rights offering expires.

Q: How may I sell my Rights?

A: You may try to sell your Rights through normal investment channels.
   However, the Rights are a new issue of securities with no established trading market and we can give no assurance that a market for the Rights will develop, or if a market does develop, as to how long it will continue. Therefore, we cannot assure you that you will be able to sell any of your Rights.

Q: Will I be able to trade my Rights on Nasdaq?

A: No. The Rights will not be listed for trading on Nasdaq or any stock exchange.

Q: Am I required to subscribe in the rights offering?

A: No.

Q: If I exercise Rights in the rights offering, may I cancel or change my decision?

A: No. Once you have exercised your subscription privileges your exercise may not be revoked.

Q: If the rights offering is not completed, will my subscription payment be refunded to me?

A: Yes. The Subscription Agent will hold all funds it receives in an interest-bearing account until completion of the rights offering. If the rights offering is not completed, the Subscription Agent will return promptly, without interest, all subscription payments.

Q: What should I do if I have other questions?

A: If you have questions or need assistance, please contact the Information
   Agent, at:

    Corporate Investor Communications, Inc.

    111 Commerce Road

    Carlstadt, NJ 07072

    Toll free (877) 460-4352

    Banks and brokers please call (201) 896-1900.

  For a more complete description of the rights offering, see "The Rights Offering" beginning on page 18.

                               Prospectus Summary

  This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. The terms "Samsonite", "the Company", "our" and "we" as used in this Prospectus refer to Samsonite Corporation and its consolidated subsidiaries, unless we indicate otherwise or the context otherwise requires. Our fiscal year ends on January 31 and any references to a fiscal year refer to the calendar year in which it ended (for example, "fiscal 1999" refers to the 12 months ended January 31, 1999). For purposes of this Prospectus, the 12,500,000 shares offered in this rights offering include the 4,235,000 shares underlying the convertible preferred stock purchased by Apollo in its bridge investment.

                                  The Company

  We are one of the world's largest manufacturers and distributors of luggage, marketing products under brands such as Samsonite(R), American Tourister(R) and Lark(R). With net sales of $697.4 million in fiscal 1999, we are a leader in the highly fragmented luggage market where the vast majority of our competitors have annual luggage sales that are less than 15% of ours. We offer a broad range of luggage and luggage-related products, including suitcases, garment bags, casual bags, business cases and other travel bags. We also license our trademarks for use on products such as travel accessories, personal leather goods, handbags, clothing and furniture.

  Our products are produced around the world at 14 Samsonite-operated manufacturing facilities or by third-party suppliers. We benefit from our large size through volume-driven purchasing and manufacturing economies. We sell our products in more than 100 countries at approximately 27,000 retail locations, including department stores, specialty stores, catalog showrooms, mass merchants and warehouse clubs. In the United States, we also sell our products through approximately 200 Samsonite-operated stores.

  Our leading position in the global luggage industry is due primarily to:

  . Widely Recognized Brand Names. Samsonite and American Tourister are two of the most widely-recognized luggage brand names in the world. The Lark brand is also well established in the premium segment of the U.S. luggage market. We support our brands with brand advertising programs. We are the only luggage maker who regularly advertises on national television in the United States and Europe. For the last five fiscal years we have invested, on average, in excess of $50 million annually in national and co-op advertising programs and related promotional activities.

  . Innovative, High Quality Products. We design and develop innovative, consumer preferred luggage. We have introduced or popularized many of today's most successful luggage products and features, including suitcases on wheels, suitcases with a built-in luggage cart and full featured structured garment bags. We are a leader in new luggage technologies. Our products have a worldwide reputation for high quality and durability.

  . Global Manufacturing and Distribution. Our global production network consists of 14 Samsonite-operated manufacturing facilities and third party suppliers located in the Far East, Eastern Europe and the Dominican Republic. By operating our own facilities to produce hardside luggage and various softside products, we believe that we are able to control manufacturing quality and reduce production lead time and delivery costs. Our global sourcing network also enables us to opportunistically source products from countries with low production costs and favorable currency exchange rates. Our luggage distribution networks in the United States and in Europe are the largest and most technologically advanced in the industry.

  Our principal corporate office is at 11200 East 45th Avenue, Denver, Colorado 80239, and our telephone number is (303) 373-2000.

Recent Unsatisfactory Performance of the U.S. Wholesale Business

  Despite record sales and operating results achieved by our European and U.S. Retail businesses (which together accounted for approximately 62% of our consolidated net sales in fiscal 1999), our consolidated results for fiscal 1999 were depressed by the unsatisfactory performance of our U.S. Wholesale business. The performance of our U.S. Wholesale business was badly hurt by a variety of operating problems that began to emerge at the end of the third quarter of fiscal 1998, as well as by factors affecting the U.S. luggage industry in general, including weaker than anticipated demand, numerous discount luggage promotions and excess inventories in the market place. The operating problems affecting our U.S. Wholesale business were, in significant part, attributable to certain marketing, product and pricing strategies to grow revenues of Samsonite branded products in the United States.

  Commencing at the beginning of fiscal 1999, we took aggressive actions to turn around our U.S. Wholesale business. These actions included:

  .  Replacing the management responsible for U.S. Wholesale operations.

  . Reorganizing management along "channel management" lines that focus separately on each of our channels of distribution.

  . Substantially eliminating cross distribution channel selling and modifying our strategy for our Samsonite-operated retail stores to improve relationships with our trade customers.

  . Revising our product offerings and pricing strategy to be more responsive to trade customer needs and to the competition.

  . Modifying our co-op advertising and sales promotion policies to be more cost effective.

  . Reducing production levels, particularly in our Denver hardside plant and Tucson/Nogales softside plants, to bring volume into line with expected sales.

  . Working with our trade customers and Samsonite-operated stores to reduce our excess working capital.

  . Rightsizing the cost structure of our U.S. Wholesale operations and support functions, including restructuring our U.S. manufacturing operations.

  Although the foregoing actions did not have a meaningful impact on our financial results in fiscal 1999, by fiscal 1999 year-end, these measures had significantly reduced operating costs and negative plant production variances, helped to balance Samsonite branded inventories in the marketplace and improved relationships with our trade customers. During the first six months of fiscal 2000, there was continued improvement in the performance of our U.S. Wholesale business. Despite these positive developments and improved performance during the first half of fiscal 2000, the U.S. Wholesale business has continued to perform below historical levels.

  In February 1999, we took further steps to restructure U.S. Wholesale sales and marketing by consolidating these functions in our Warren, Rhode Island offices and by promoting the executive responsible for the success of our U.S. Retail operation to the position of President, Samsonite USA, with responsibilities for all U.S. and Canadian operations. In February 1999, we also leased a newly constructed 322,000 square foot warehouse adjacent to our Denver headquarters, which has improved distribution service levels to our customers and is permitting us over time to close other, less efficient warehouses operated by the U.S. Wholesale business. In April 1999, we succeeded in negotiating the renewal of our labor agreement covering employees in our Denver plant to provide more flexible work rules which have notably improved the efficiency of this operation. Finally, we began to revise our marketing strategy, which focused too heavily on the Samsonite brand to the detriment of our two other principal brands, American Tourister and Lark. As part of our refocused emphasis on channel management, we, in early 1999, "re-launched" our American Tourister and Lark brands with new competitively priced products.

  As a result of the on-going corrective measures described above, we believe that our U.S. Wholesale business has shown and should continue to show significant improvement as fiscal 2000 progresses.

Our Strategy

  While our highest priority is to turn around our U.S. Wholesale business, we will continue to implement and refine strategies used in our successful European, U.S. Retail and International businesses as described below.

  . Expand Channels of Distribution and Product Offerings. We plan to increase our presence in channels of distribution where we believe we are under-represented by using targeted marketing and sales efforts tailored to each channel and by exploiting our manufacturing and sourcing leverage. As part of this strategy, we are aggressively pursuing opportunities to sell American Tourister and retailer labeled products to mass merchant retailers and in other high volume distribution channels throughout the world. We have also begun to introduce more casual bags and business cases in the U.S. in order to expand our sales in these growth categories.

  . Strengthen Marketing and Product Innovation. We plan to continue to expand our presence in the worldwide luggage market from both a trade and consumer standpoint. We believe that the company-wide organization of management along "channel management" lines should strengthen our marketing efforts by facilitating more accurate forecasting, better inventory management and more rapid response to competitive pressures, on a channel-by-channel basis. As a result, we expect to introduce more consumer-preferred products, styles and features at price-to-value relationships appropriate to each channel, supported by more effective advertising, strengthened point-of-sales programs and better customer service.

  . Continue Worldwide Expansion. We plan to continue expansion in countries where growing economies and reduced political and trade barriers provide opportunities for long-term growth. We currently have operations in a number of emerging foreign markets, including India, China, South America and the Pacific Rim.

  . Improve Distribution Systems in the U.S. We plan to improve the ability of our U.S. Wholesale business to process and ship customer orders in a timely, cost effective manner, modeled after our integrated order processing, distribution and automated warehousing system in Europe. We believe that the European system has resulted in a number of benefits, including increased shipping capacity, lower distribution costs, lower customer inventory levels and fewer returns and customer disputes, and that it affords us a competitive advantage over other manufacturers and distributors of luggage in Europe. We have occupied a newly constructed 322,000 square foot warehouse in Denver and completed the installation of new distribution software in the U.S., which are the first steps in moving towards our European distribution model.

                                 Recent Events

  Additional Insurance for Stockholders Lawsuits. After the end of fiscal 1999, we took action to protect us from various purported stockholder class action lawsuits and a purported derivative action filed between March 13, 1998 and March 9, 1999 against us, related parties and former directors. In April 1999, we purchased an insurance policy whereby the insurer assumed responsibility for the defense and ultimate resolution of these lawsuits. We believe that the insurance policy will cover substantially all future costs to defend and resolve these lawsuits. Our consolidated statements of operations for the fiscal year ended January 31, 1999 reflect the accrual of substantially all costs incurred and expected to be incurred in connection with these lawsuits.

  Apollo's Bridge Investment. In April 1999, Apollo made its bridge investment of $25,410,000 by purchasing 1,000 shares of our Series Z Convertible Preferred Stock which is initially convertible into our common stock at the rate of $6.00 per common share for a total of 4,235,000 shares. The Series Z Convertible Preferred Stock is intended to be the economic equivalent of the 4,235,000 underlying shares of common stock. Apollo's bridge investment enabled us to pay the cash premium for the insurance policy described above and to pay certain costs incurred to defend these lawsuits. Under the terms of our Credit Facility, we were, in effect, required to fund these payments with the proceeds of an equity issuance.

Artemis' Investment. Prior to the bridge investment, Apollo beneficially owned approximately 34% of our outstanding common stock, approximately half of which was held by Lion, an affiliate of Apollo, in a managed account under the terms of an investment management agreement with Artemis. As of July 13, 1999, Artemis agreed to make an additional investment in Samsonite of up to $25 million by purchasing from Apollo, at Apollo's cost, one-half of the shares that Apollo purchased in its bridge investment and one-half of any shares that Apollo is obligated to purchase under its increased back-stop commitment. Subsequently, the voting rights with respect to the shares held by Lion in the managed account were relinquished to Artemis, and Artemis closed the purchase of 500 shares of Series Z Preferred Stock from Apollo for $12,705,000.

Stockholders Agreement. On July 13, 1999, we entered into a stockholders agreement with Apollo and Artemis. The stockholders agreement contains Apollo's agreement to raise its back-stop commitment by $12.5 million, increasing its total maximum investment in connection with the rights offering to $50 million, as well as other provisions that affect the rights and obligations of Apollo and Artemis. These provisions include the following agreements:

 . Apollo and Artemis agreed with each other to vote their shares for a specified slate of directors, which would include all of the current members of our Board of Directors, plus, at the request of Artemis, an additional person designated by Artemis.

 . Apollo and Artemis agreed to vote any shares issuable upon conversion of the Series Z Convertible Preferred Stock acquired in the bridge investment and any shares of our common stock purchased under the back-stop agreement in proportion to the votes of other stockholders to the extent that their aggregate beneficial ownership exceeds approximately 34% of our total outstanding voting stock.

 . We agreed to make certain amendments to our Stockholder Rights Plan to, among other things, permit the transactions contemplated by the stockholders agreement. We also agreed not to further amend our Stockholder Rights Plan without the prior written consent of each of Apollo and Artemis, subject to the fiduciary duties of our board of directors.

The stockholders agreement is described in more detail under "Apollo Bridge Investment; Back-stop Agreements; The Artemis Investment."

                              The Rights Offering

Rights......................
                              We will distribute to each stockholder of record
                              as of the close of business on September   ,
                              1999, at no charge, transferable subscription Rights to purchase an aggregate of 12,500,000 shares of common stock. The number of Rights to be distributed for each share owned on this record date will be dependent upon the number of shares of common stock outstanding on the record date. The actual number of Rights to be distributed per share will be calculated by dividing (1) 12,500,000, the total number of shares of common stock that may be purchased in the rights offering, by (2) the total number of outstanding shares of common stock as of the record date. Based upon the number of shares outstanding at July 31, 1999, 1.189 Rights per share would be distributed for every share of our common stock. No fractional Rights or cash in lieu of fractional Rights will be issued. Fractional Rights will be rounded to the nearest whole number with such adjustments as may be necessary to ensure that if all Rights are exercised, we will receive gross proceeds of $75 million.

Basic Subscription
Privilege...................  Each Right will entitle the holder to purchase one share of our common stock for $6.00, the per share subscription price.

Over-Subscription
Privilege...................  Each Rights holder who elects to exercise the basic subscription privilege in full may also subscribe for additional shares at the same subscription price per share. If an insufficient number of shares is available to fully satisfy the over-subscription privilege requests, the available shares will be sold pro rata among Rights holders who exercised their over-subscription privilege based on the number of shares each Rights holder subscribed for under the basic subscription privilege. The Subscription Agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Conditions to the Rights      Your right to exercise your Rights is subject to
Offering....................  the conditions described under "The Rights
                              Offering--Conditions to the Rights Offering."

Apollo Bridge Investment
and Back-stop; Artemis
Investment..................  In April 1999, Apollo made a bridge investment of
                              $25,410,000, an amount equal to the aggregate subscription price of the Rights that would have been distributable to Apollo and an affiliate at that time. Apollo has agreed to purchase remaining shares not subscribed for by other Rights holders under their basic subscription privileges and over-subscription privileges, up to a maximum aggregate additional subscription by Apollo equal to $24,590,000. Artemis has agreed to purchase from Apollo, at Apollo's cost, one-half of the shares that Apollo purchased in the bridge investment and one-half of the shares that Apollo is obligated to purchase under the back-stop agreement. In connection with the bridge investment and back-stop agreement, Apollo and Artemis agreed not to exercise or transfer the Rights to be received by them in the rights offering and to hold such Rights until they expire.

Subscription Price..........  $6.00 per share.


Record Date.................  September   , 1999.


Expiration Date.............  The Rights will expire, if not exercised, at 5:00
                              p.m., New York City time, on October   , 1999,
                              unless we decide to extend the rights offering until some later time.

Transferability of Rights...  The Rights will be evidenced by transferable
                              Rights certificates. The Rights are transferable until the close of business on the last trading day prior to the expiration date, at which time they will cease to have any value. However, we can give no assurance that a market for the Rights will develop or, if a market develops, how long it will continue.

Procedure for Exercising
Rights......................  You may exercise your Rights by properly completing and signing your Rights certificate. You must deliver your Rights certificate with full payment of the subscription price to the Subscription Agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your Rights certificate to the Subscription Agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering--Guaranteed Delivery Procedures" beginning on page 23.

                              Once you have exercised the basic subscription privilege or over-subscription privilege your exercise may not be revoked. Rights not exercised prior to the expiration of the rights offering will lose their value.

How Rights Holders Can
Exercise Rights Through
Others......................  If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to sell or exercise your Rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.

 How Foreign Stockholders
and Stockholders with APO
or FPO Addresses Can
Exercise Rights.............  The Subscription Agent will mail Rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your Rights, you must notify the Subscription Agent on or prior to 11:00 a.m., New York City time, on October , 1999, and take all other steps which are necessary to exercise your Rights, on or prior to the date on which the rights offering expires. If you do not follow these procedures prior to the expiration of the rights offering, your Rights will expire.

Certain United States
Federal Income Tax
Consequences................  For United States federal income tax purposes, the receipt of Rights in the rights offering and the exercise of the Rights will not be a taxable event.

Issuance of Our Common
Stock.......................  We will issue certificates representing shares purchased in the rights offering as soon as practicable after the expiration of the rights offering.

No Recommendation to Rights
Holders.....................  We are not making any recommendations as to whether or not you should subscribe for shares of our common stock. You should decide whether to subscribe for shares based upon your own assessment of your best interests. You should not view Apollo's bridge investment or back-stop agreement or the Artemis investment as a recommendation or other indication that the exercise or sale of your Rights is in your best interests.

Nasdaq Listing of Our
Common Stock................  Our common stock is traded on the Nasdaq National
                              Market under the symbol "SAMC." On April 6, 1999, the last trading day prior to our public announcement of the decision of our board to commence the rights offering, the closing price of our common stock on Nasdaq was $5 31/32 per
                              share. On September   , 1999, the last trading
                              day before the date of this prospectus, the
                              closing price of our common stock on Nasdaq was
                              $   per share.

Listing of the Rights.......  The Rights will not be listed on Nasdaq or any stock exchange.

Nasdaq Symbol for Our
Common Stock................  "SAMC"

Use of Proceeds.............
                              Our minimum gross proceeds from this rights offering will be $50 million, which represents proceeds from Apollo's bridge investment and the maximum proceeds from Apollo's back-stop agreement. If at least 50.4% of the Rights distributed to stockholders, other than Apollo, Lion and Artemis, are exercised, the gross proceeds from the rights offering will be $75 million. We used a portion of the net proceeds from the bridge investment to pay the cash premium for the insurance policy covering various lawsuits filed between March 13, 1998 and March 9, 1999 against us, related parties and former directors, and to pay certain costs of defending these lawsuits. Under the terms of our Credit Facility, we are required to use up to $29.0 million of the net proceeds remaining after the payments referred to above to repay borrowings under the Credit Facility. Any remaining net proceeds will be available for general corporate purposes.

Subscription Agent.....       If by mail to:

                              EquiServe

                              Attn: Corporate Actions

                              P.O. Box 9573

                              Boston, MA 02205-9573

                              If by hand delivery to:

                              Securities Transfer & Reporting Services, Inc.

                              c/o EquiServe

                              100 Williams St., Galleria

                              New York, NY 10038

                              If by overnight courier to:

                              EquiServe

                              Attn: Corporate Actions

                              40 Campanelli Drive

                              Braintree, MA 02184

  You may call the Subscription Agent at (718) 575-3100.

  Your delivery to an address other than the address set forth above will not constitute valid delivery.

Information Agent......       Corporate Investor Communications, Inc.

                              111 Commerce Road

                              Carlstadt, NJ 07072

                              Toll free: (877) 460-4352

                              Banks and brokers please call (201) 896-1900

  For additional information concerning the Rights and our common stock, see "The Rights Offering" and "Description of Our Capital Stock" below.

                                  Risk Factors

  An investment in the shares of our common stock is very risky. You should carefully consider the information set forth under "Risk Factors" beginning on page 10 and all of the information in this prospectus before deciding to exercise or sell your Rights.

                   Summary Consolidated Financial Information

  Our summary historical consolidated financial information for the years ended January 31, 1995, 1996, 1997, 1998 and 1999 presented below has been derived from our audited consolidated financial statements. The summary historical financial information for the six months ended July 31, 1998 and 1999 has been derived from our unaudited consolidated financial statements. These interim results, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations information for such periods; however, such results are not necessarily indicative of future operating results or financial position. This information should be read in conjunction with the other information contained under the captions "Capitalization," "Selected Historical Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and related notes to those financial statements included elsewhere in this prospectus.

  You should bear in mind the recapitalization that we completed on June 24, 1998 when reviewing the summary information for the year ended January 31, 1999, presented below. The purpose of the 1998 Recapitalization was to return a significant amount of cash to our stockholders while allowing them to retain their equity ownership in Samsonite, subject to limited dilution as a result of the issuance of the warrants described below. The recapitalization involved the following: (1) the sale of 175,000 units consisting of 175,000 shares of our 13 7/8% senior redeemable exchangeable preferred stock, with a stated amount of $175 million, and warrants to purchase 1,959,000 shares of our common stock at an exercise price of $13.02 per share; (2) the sale of $350 million total principal amount of our 10 3/4% senior subordinated notes due 2008; (3) our entering into, and borrowing $110 million under, our current Credit Facility;
(4) the repayment of $185.5 million of then existing indebtedness, including indebtedness under our prior credit facility; and (5) the repurchase pursuant to a tender offer of 10.5 million shares of our common stock for a total of $420 million.

  You should refer to note (d) to the selected historical consolidated financial information for the definition of "EBITDA" and how we arrived at "Adjusted EBITDA."

                                                                                Six Months
                                      Year Ended January 31,                  Ended July 31,
                          -------------------------------------------------  ------------------
                            1995       1996      1997      1998     1999       1998      1999
                          ---------  --------  --------  -------- ---------  --------  --------
                                      (In thousands, except per share amounts)
Statement of Operations
 Data:
Net Sales...............  $ 635,452  $675,209  $741,138  $736,875 $ 697,421  $320,338  $371,264
Net Income (Loss).......   (111,579)  (61,447)  (11,323)   40,699   (88,778)  (38,258)   (4,297)
Net Income (Loss) to
 Common Stockholders....   (111,579)  (61,447)  (11,323)   40,699  (104,410)  (40,837)  (18,222)
Income(Loss) per Common
 Share--Basic:
Continuing Operations...  $   (3.05) $  (3.24) $  (0.71) $   2.81 $   (6.79) $  (1.87) $  (1.73)
Net Income (Loss).......      (7.22)    (3.89)    (0.71)     2.01     (7.24)    (2.22)    (1.73)
Income (Loss) per Common
 Share--Assuming
 Dilution:
Continuing Operations...  $   (3.05) $  (3.24) $  (0.71) $   2.70 $   (6.79) $  (1.87) $  (1.73)
Net Income (Loss).......      (7.22)    (3.89)    (0.71)     1.93     (7.24)    (2.22)    (1.73)
Other Data:
Adjusted EBITDA.........  $  81,931  $ 78,335  $ 84,879  $108,328 $  50,301  $ 13,662  $ 39,764
Balance Sheet Data (as
 of end of period):
Property, Plant and
 Equipment, Net.........  $ 137,686  $140,912  $143,959  $142,351 $ 149,641  $141,076  $142,689
Total Assets............    866,000   607,443   592,658   610,049   621,435   630,853   575,097
Long-Term Obligations
 (Including Current
 Installments)..........    417,175   310,959   290,617   179,223   503,096   480,884   470,912
Senior Redeemable
 Preferred Stock........        --        --        --        --    178,329   165,659   192,254
Stockholders' Equity
 (Deficit)..............    148,472    25,116    24,998   208,886  (295,446) (231,624) (295,962)

                                  Risk Factors

  An investment in our common stock is very risky. You should carefully consider the following factors and all of the information in this prospectus before deciding to exercise your Rights.

Our substantial leverage could adversely affect our financial health, our ability to service our indebtedness and your investment in our common stock.

  As a result of the Recapitalization, we have a substantial level of indebtedness. As of July 31, 1999:

  .  we had total indebtedness of $482.7 million,

  . we had outstanding 13 7/8% Senior Preferred Stock with a total liquidation preference of $203.4 million and

  .  our stockholders' equity was a deficit of $296.0 million.

  Our substantial level of indebtedness will have a negative effect on our net income. Assuming that we had completed the 1998 Recapitalization on February 1, 1998, for our fiscal year ended January 31, 1999:

  . our net loss to common stockholders would have been $129.7 million, compared to our historical net loss to common stockholders of $104.4 million for the same period, and

  . our net interest expense would have been approximately $54.3 million compared to our historical net interest expense of $40.0 million for the same period.

  Our high level of indebtedness could have important consequences to you. For example, it could:

  . limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

  . require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness (this would reduce the cash flow available to us for our operations, working capital, capital expenditures, acquisitions and general corporate purposes);

  . place us at a competitive disadvantage compared to our competitors that have less debt;

  . limit our ability to react rapidly to changing market conditions, changes in our industry and economic conditions; or

  . make us more vulnerable in the event of a downtown in general economic conditions or in our business.

  Despite our current levels of indebtedness, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. Our Credit Facility, the indenture governing our 10 3/4% Notes and the certificate of designation governing our 13 7/8% Senior Preferred Stock each permits us and our subsidiaries to incur or guarantee additional indebtedness, with some limitations. If we or our subsidiaries incur additional indebtedness, the risks related to our current debt levels could increase. See "Description of Our Principal Indebtedness" and "Description of Our Capital Stock" below.

  Our ability to make payments on or refinance our indebtedness or to pay required cash dividends on our 13 7/8% Senior Preferred Stock will depend on our future financial and operating performance. This will be subject to prevailing economic and competitive conditions and to financial, business and other factors which are beyond our control. These factors could include:

  .  operating difficulties;

  .  increased operating costs;

  .  product pricing pressures;

  .the response of our competitors; or

  .  delays in implementing our current or future strategic plans.

  In addition, our ability to meet our debt service and other obligations also significantly depend on the extent to which we can implement successfully our business strategy. We cannot assure you that we will be able to implement our strategy fully or that we will realize the anticipated benefits of our strategy.

  Because our obligations under our Credit Facility bear interest at floating rates, an increase in interest rates could adversely affect our ability to meet our financing obligations.

  We cannot assure you that our cash flow and capital resources will be sufficient for us to make payments on our indebtedness or meet our other obligations in the future. If our cash flow and other capital resources are insufficient, we may be forced to reduce or delay capital expenditures, sell assets, try to obtain additional equity capital or refinance or restructure our debt. We cannot assure you that any of those alternatives would be successful or allow us to meet our scheduled obligations in the future.

Our obligations under our 13 7/8% Senior Preferred Stock could adversely affect our financial health, our ability to service our indebtedness and your investment in our common stock.

  We issued our 13 7/8% Senior Preferred Stock in the 1998 Recapitalization. On or before June 15, 2003, we have a "pay-in-kind" option on our 13 7/8% Senior Preferred Stock. This means that instead of paying holders of our 13 7/8% Senior Preferred Stock cash dividends at an annual rate of 13 7/8%, we have the option of issuing additional shares of our 13 7/8% Senior Preferred Stock with a liquidation preference equal to the amount of dividends that we owe our 13 7/8% Senior Preferred stockholders. Any unpaid dividends compound on a quarterly basis. Since issuance, all dividends on the 13 7/8% Senior Preferred Stock have been paid in kind and the liquidation preference of the 13 7/8% Senior Preferred Stock has grown from $175 million to $203.4 million as of July 31, 1999. Our Credit Facility imposes limitations on our ability to pay cash dividends on the 13 7/8% Senior Preferred Stock. If we do not repurchase or refinance our 13 7/8% Senior Preferred Stock on or before June 15, 2003, we must then begin paying our 13 7/8% Senior Preferred Stockholders cash dividends on the total amount of our 13 7/8% Senior Preferred Stock outstanding at that time. If we do not repurchase or refinance our 13 7/8% Senior Preferred Stock before June 15, 2010, we must redeem it for cash at 100% of its total liquidation preference.

  We cannot assure you that our cash flow and capital resources will be sufficient for us to make the required cash dividend payments on our 13 7/8% Senior Preferred Stock or meet our other obligations in the future. If our cash flow and other capital resources are insufficient, we may be forced to reduce or delay capital expenditures, sell assets, try to obtain additional equity capital or further refinance or restructure our 13 7/8% Senior Preferred Stock and indebtedness. We cannot assure you that any of those alternatives would be successful or allow us to meet our scheduled obligations in the future.

Our Credit Facility, the 10 3/4% Notes Indenture and the Certificate of Designation for our 13 7/8% Senior Preferred Stock contain covenants that affect our operating flexibility.

  Our Credit Facility and the 10 3/4% Notes Indenture contain numerous financial and operating covenants, including restrictions on our ability to:

  .  pay dividends;

  .  incur indebtedness;

  .  merge, consolidate or transfer all or substantially all of our assets;

  .  make certain sales of assets;

  .  make investments;

  .  make capital expenditures; and

  .  create, incur or permit the existence of certain liens.

  Our Credit Facility also requires us to achieve and maintain certain financial ratios. See "Description of Our Principal Indebtedness" below. These financial tests affect our operating flexibility. In addition, the Certificate of Designation governing our 13 7/8% Senior Preferred Stock contains a number of restrictive covenants.

We may need to further amend our Credit Facility and possibly restructure our debt.

  At July 31, 1999, under our Credit Facility, we had approximately $105.5 million of indebtedness outstanding. Our Credit Facility requires us to achieve and maintain certain financial ratios. The banks which lend to us under our Credit Facility agreed in fiscal 1999 and again in March 1999 to amend these financial ratios to enable us to comply with them in subsequent quarters. We provided goals in our business plan to our bank lenders which formed the basis for the recent amendments to these financial ratios. If actual results are poorer than the goals set forth in our business plan in any significant respect, we would be in violation of the amended and restated financial ratios. If this happens, we would need to seek a waiver or a further amendment to these financial ratios. However, if we were unable to reach agreement with our bank creditors, they would be able to accelerate all the indebtedness we owe them, making it immediately due and payable.

  Whether or not we would be able to effect a waiver or a further amendment to our Credit Facility, we may have to consider the possibility of restructuring our indebtedness.

Our U.S. Wholesale business continues to be depressed.

  As discussed below under "Business--Recent Unsatisfactory Performance of the U.S. Wholesale Business," despite record sales and operating results achieved by our European and U.S. Retail businesses, our consolidated results for fiscal 1999 were depressed by the unsatisfactory performance of our U.S. Wholesale business. The performance of our U.S. Wholesale business was badly hurt by a variety of operating problems that began to emerge at the end of the third quarter of fiscal 1998, as well as by factors affecting the U.S. luggage industry in general, including weaker than anticipated demand, numerous discount luggage promotions and excess inventories in the market place. The operating problems affecting our U.S. Wholesale business were, in significant part, attributable to certain marketing, product and pricing strategies to grow revenues of Samsonite branded products in the United States. Commencing at the beginning of fiscal 1999, we took the actions discussed under "Business--Recent Unsatisfactory Performance of the U.S. Wholesale Business" to try to turn around our U.S. Wholesale business. Although these actions did not have a meaningful impact on our financial results in fiscal 1999, by fiscal 1999 year-end, these measures had significantly reduced operating costs and negative plant production variances, helped to balance Samsonite branded inventories in the marketplace and improved relationships with our trade customers. During the first six months of fiscal 2000, there was continued improvement in the performance of our U.S. Wholesale business. Despite these positive developments and the improved performance during the first half of fiscal 2000, the U.S. Wholesale business has continued to perform below historical levels, and there can be no assurance that our continuing actions will further improve the performance in this business.

We are subject to risks because of our significant international operations, including currency risks.

  Approximately 54% of our net sales for fiscal 1999 were attributable to our European sales and other foreign operations. In addition to our European manufacturing and distribution subsidiaries, we have a 100% owned Mexican manufacturing and distribution company and we are a partner in joint ventures in Singapore, South Korea, India, Brazil, China, Argentina and Uruguay. We also have a wholly owned distribution organization in Hong Kong. Our operations may be affected by economic, political and governmental conditions in some of the countries where we have manufacturing facilities or where our products are sold.

  In addition, factors such as changes in economic or political conditions in any of the countries in which we operate could result in unfavorable exchange rates, new or additional currency or exchange controls, other restrictions being imposed on our operations, or expropriations. Our operations may also be adversely affected by significant fluctuations in the value of the U.S. dollar or the failure of a partner in an international joint venture to meet performance expectations. When appropriate, we enter into foreign exchange contracts in order to reduce our economic exposure on translated earnings from foreign operations and/or royalty agreements through the use of forward delivery commitments. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business" below.

We operate in a competitive market.

  We operate in a competitive market. We compete based on brand name, consumer advertising, product innovation, product quality, product differentiation, customer service, access to established distribution channels, new product offerings and price. Price becomes more important as the price point of the product decreases and fewer differentiating features are offered. In addition to companies in the business of manufacturing and distributing luggage products, we compete with various large retailers which purchase private label luggage directly from manufacturers in low labor cost countries, primarily in Asia. See "Business--Competition" below.

Apollo and Artemis own a large percentage of our voting stock.

  Prior to April 7, 1999, Apollo beneficially owned approximately 34% of our outstanding common stock, of which approximately one-half was owned by Lion Advisors, L.P., an affiliate of Apollo, in a managed account under the terms of an investment management agreement with Artemis America Partnership. On April 7, 1999, we announced our intention to commence a $75 million rights offering. On the same day, we entered into an agreement with Apollo whereby Apollo made a "bridge" investment equal to the aggregate subscription price of the rights that would have been distributable to it and Lion at that time in the rights offering. Apollo also agreed to "back-stop" the rights offering by purchasing additional shares not subscribed for by other stockholders, up to a maximum total investment in connection with the rights offering of $37.5 million. Apollo made its bridge investment by purchasing our Series Z Convertible Preferred Stock for a purchase price of $25,410,000. On July 13, 1999, Apollo raised the amount of its back-stop commitment by $12.5 million, increasing Apollo's maximum potential total investment to $50 million in connection with the rights offering and, in a separate agreement, Artemis agreed to make up to an additional $25 million investment in Samsonite by purchasing from Apollo, at Apollo's cost, one-half of the shares that Apollo purchased in its bridge investment and one-half of any shares that Apollo is obligated to purchase under its increased back-stop commitment. Subsequently, the voting rights with respect to the shares held by Lion in the managed account were relinquished to Artemis, and Artemis closed the purchase of 500 shares of Series Z Convertible Preferred Stock from Apollo for $12,705,000.

  After giving effect to the transactions contemplated by the agreements referred to above and assuming that all shares of our Series Z Convertible Preferred Stock are converted, Apollo's and Artemis' percentage ownership of our outstanding common stock after the rights offering is completed will be as follows. If no Rights holder exercises its Rights in the rights offering, Apollo and Artemis will each beneficially own approximately 31.5% of our outstanding common stock. If all Rights holders fully exercise their basic subscription privileges, then Apollo and Artemis will each beneficially own approximately 17% of our outstanding shares, the same percentage beneficially owned by Apollo and Lion prior to the bridge investment. Apollo and Artemis, and their respective affiliates, have agreed to vote any shares issuable upon conversion of the Series Z Convertible Preferred Stock and any shares of our common stock purchased under the back-stop agreement in proportion to the votes of other stockholders to the extent that their combined beneficial ownership exceeds approximately 34% of our total outstanding voting stock. This will have the effect of negating any incremental impact of Apollo's or Artemis' vote of those shares in excess of 34% on a combined basis, the combined beneficial ownership percentage of Apollo and its affiliate, Lion, prior to the bridge investment. Because they each have such a large percentage of ownership, Apollo and Artemis may have significant influence over our management and policies. In addition, the level of Apollo's and Artemis' ownership of our shares of common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal.

We may be unable to fully or successfully implement our business strategy.

  Our business strategy includes plans to:

  . Improve our U.S. Wholesale business, including taking the measures described below in "Business--Recent Unsatisfactory Performance of the U.S. Wholesale Business."

  .  Expand channels of distribution and product offerings.

  .  Strengthen marketing and product innovation.

  .  Continue worldwide expansion.

  .  Improve distribution systems in the U.S.

  You should consider our strategic plan in light of the risks and expenses associated with implementing these strategies. Successful implementation of these strategies will depend on numerous factors, many of which are beyond our control. These factors include economic, competitive and other conditions and uncertainties and our ability to retain qualified management personnel. We cannot assure you that we will be successful in implementing our strategy.

Our ability to utilize our net operating loss carryforwards will be limited.

  As a result of changes in the ownership of our common stock, we believe that our ability to utilize our net operating loss carryforwards for United States federal income tax purposes will be subject to some limitations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 12 to our consolidated financial statements for the year ended January 31, 1999, included elsewhere in this prospectus for a description of these matters.

Year 2000 compliance may involve significant time and expense and adversely effect our operations.

  We have conducted a review of our computer systems to identify the systems that could be affected by the Year 2000 issue which results from computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, resulting in a major system failure or miscalculations. In the U.S., we have installed new financial, manufacturing and distribution software which we believe is Year 2000 compliant. We experienced some difficulties in connection with the conversion of our systems to our new distribution software, as described in the press release included as an exhibit to our report on Form 8-K, dated August 12, 1998, filed with the SEC. See "Where Can You Find More Information" below. These new systems are being installed in response to our other business needs as well as Year 2000 issues. Our European division is updating its systems to be Year 2000 compliant and expects this to be completed during 1999. Our other operations throughout the world are generally using recently purchased software which we believe is Year 2000 compliant. We have spent approximately $11.0 million in the U.S. for new systems through July 31, 1999, excluding internal costs. Additionally, we have incurred consulting expenses of approximately $0.9 million, and expect to incur an additional $0.4 million for a consulting project to evaluate Year 2000 issues. Costs incurred in Europe and the remainder of the world for Year 2000 compliance are not expected to be material. Although we believe we have identified internal Year 2000 issues which might have a significant impact on operations, we cannot assure you that we have identified all such issues or that they will be corrected. Additionally, we cannot assure you that our customers, vendors, banks or other third parties will not experience Year 2000 issues which may have a material adverse effect on our operations. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations --Effect of Year 2000 Issue on Our Operations" below.

Our charter, by-laws and shareholder rights plan contain anti-takeover provisions which could hamper a change of control of Samsonite.

  Our charter, by-laws and preferred stock rights contain various provisions that may inhibit the acquisition of control of Samsonite. Provisions of our Charter and By-laws, among other things, classify our board of directors into three classes, each of which serve for staggered three-year periods. Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock will be senior to our common stock with respect to dividends, liquidation rights and, possibly, voting. The ability to issue preferred stock could have the effect of discouraging unsolicited acquisition proposals. In addition, our board of directors has adopted a shareholder rights plan providing for the issuance of preferred stock rights, which would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, our Charter and By-laws require advance notice for actions to be taken at annual meetings and director nominations.

Future sales of our common stock may depress our stock price.

  No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of common stock for future sales, will have on the market price of our common stock. Sales in the public market of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

We do not intend on declaring any cash dividends on our common stock.

  We do not intend to declare any cash dividends on our common stock for the foreseeable future. See "Price Range of Our Common Stock and Dividend Policy" below.

The subscription price may not reflect the value of Samsonite.

  Although the subscription price was closely related to the market price per share of our common stock at the time of Apollo's bridge investment, the market price of our common stock has been volatile and has declined substantially since the end of the third quarter of our fiscal year ended January 31, 1999. Accordingly, the subscription price does not necessarily bear a relationship to historic or future cash flows, earnings or financial condition. For further information regarding the way in which the subscription price was determined, see "Apollo Bridge Investment and Backstop Agreement; The Artemis Investment".

Stockholders who do not fully exercise their Rights will have their interests diluted by Apollo and Artemis and those other stockholders who do exercise their Rights.

  The rights offering may result in our issuance of up to an additional 12,500,000 shares of our common stock, assuming full exercise of Rights. This number includes the 4,235,000 shares underlying the Series Z Convertible Preferred Stock sold to Apollo. If no Rights holder exercises Rights in the rights offering, the closing of the rights offering may result in the issuance of only an additional 4,098,333 shares of our common stock to Apollo and Artemis pursuant to Apollo's obligations under the back-stop agreement and Artemis' agreement with Apollo. If you choose not to fully exercise your Rights, your relative ownership interests in Samsonite will be diluted. Rights holders who do not exercise or sell their Rights will lose any value in their Rights.

No prior market exists for the Rights.

  The Rights are a new issue of securities with no established trading market. The Rights are transferable until the close of business on the last trading day prior to the expiration date, at which time they will cease to have any value. However, we can give no assurance that a market for the Rights will develop, or if a market does develop, as to how long it will continue.

Our proceeds from this rights offering are indefinite.

  Our minimum gross proceeds from this rights offering will be $50 million, which represents proceeds from Apollo's bridge investment and the maximum proceeds from Apollo's back-stop agreement. If at least 50.4% of the Rights distributed to stockholders, other than Apollo and Artemis, are exercised, the gross proceeds from the Rights offering will be $75 million. However, there can be no assurance that other stockholders will subscribe and that our total gross proceeds will exceed $50 million.

You should not unduly rely on forward-looking statements; certain information in our business plan does not constitute an estimate of future performance.

  This prospectus contains forward-looking statements. Any statement in this prospectus, other than a statement of historical fact, may be a forward-looking statement. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ significantly from any future results, performance or achievements expressed or implied by those forward-looking statements. Those factors include, among others, the following:

  . general economic and business conditions, including foreign currency fluctuations;

  .  industry capacity;

  .  changes in customer preferences;

  .  demographic changes;

  .  competition;

  .  changes in methods of distribution and technology;

  . changes in political, social and economic conditions and local regulations, particularly in Europe and Asia;

  . general level of economic growth in emerging market countries such as India, China, Brazil, Argentina, and other Asian and South American countries;

  .  the loss of any significant customers;

  .  completion of new product developments within anticipated time frames;

  .  changes in interest rates; and

  .  various other factors beyond our control.

  You can identify forward-looking statements by looking for words such as "may," "will," "anticipate," "believe," "estimate," "intend," "plan" and "expect" and similar expressions. Variations on those or similar words, or the negatives of those words, also may indicate forward-looking statements.

  "Management's Discussion and Analysis of Financial Condition and Results of Operations--Forward-Looking Information" sets forth certain information contained in our business plan for FY 2000, a more conservative plan provided to the lenders under our Credit Facility and projections provided to our financial advisor. Although this information includes forward-looking statements, it is important for investors to understand that the FY 2000 plan, the more conservative plan and the projections were prepared for the limited purposes described in the section referred to above and not with a view to public disclosure. Neither of the plans was intended to constitute a projection or forecast of the likely results of our operations for the periods covered. The projections were not prepared in compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections or forecasts and are based on numerous assumptions relating to factors that are outside of our control and may or may not be realized. This information is included in this Prospectus solely because some or all of the plans and projections were available to Apollo and Artemis, and could have affected their respective investment decisions regarding Apollo's bridge investment and back-stop agreement and Artemis' agreement to participate in Apollo's bridge investment and back-stop agreement. For the foregoing reasons, and because our business is subject to numerous risks, uncertainties and other factors, including those set forth above, investors should not rely on this information as an estimate or prediction of future performance. Actual results will most likely differ from those reflected in this information, and the differences could be substantial. Neither our auditors nor any other independent accountant has compiled or examined this information, and our auditors disclaim any association with this information. We disclaim any obligation to publicly update this information, or disclose any difference between our actual results and those reflected in this information. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

  Although we believe that statements regarding our expectations contained in this prospectus are reasonable, we cannot assure you that these expectations will be achieved. You are cautioned that any forward-looking statements, including statements regarding our intent, belief or current expectations, are not guarantees of our future performance and involve risks and uncertainties, and that our actual results may differ significantly from those in the forward-looking statements.

  The forward-looking statements in this prospectus are accurate only as of the date that the information was prepared. If our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this prospectus.

                              The Rights Offering

The Rights

  We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is 5:00 p.m., New York City time,
on September   , 1999, at no charge, transferable subscription Rights to
purchase an aggregate of 12,500,000 shares of common stock. The number of Rights to be distributed for each share owned on this record date will be dependent upon the number of shares of common stock outstanding on the record date. The actual number of Rights per share will be calculated by dividing (1) 12,500,000, total number of shares of common stock that may be purchased in the rights offering, by (2) the total number of outstanding shares of common stock as of the record date. Based upon the number of shares outstanding at July 31, 1999, 1.189 Rights per share would be distributed for every share of common stock. We will round, to the nearest whole number, the number of Rights we distribute to each stockholder with such adjustments as may be necessary to ensure that if all Rights are exercised, we will receive gross proceeds of $75 million. The Rights will be evidenced by transferable Rights certificates. Each Right will allow you to purchase one additional share of our common stock at a price of $6.00. If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional shares of our common stock under your over-subscription privilege, if there are enough shares available.

No Fractional Rights

  We will not issue fractional Rights or cash in lieu of fractional Rights. Fractional Rights will be rounded to the nearest whole number with such adjustments as may be necessary to ensure that if all Rights are exercised, we will receive gross proceeds of $75 million.

  You may request that the Subscription Agent divide your Rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders of our common stock. However, the Subscription Agent will not divide your Rights certificate so that you would receive any fractional Rights.

Expiration of the Rights Offering

  You may exercise your subscription privilege at any time before 5:00 p.m., New York City time, on October , 1999, the expiration date for the rights offering. We may, in our sole discretion, extend the time for exercising the Rights. If you do not exercise your Rights before the expiration date, your unexercised Rights will be null and void. We will not be obligated to honor your exercise of Rights if the Subscription Agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below. We may extend the expiration date by giving oral or written notice to the Subscription Agent and Information Agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

Subscription Privileges

  Your Rights entitle you to the basic subscription privilege and the over-subscription privilege.

  Basic Subscription Privilege. With your basic subscription privilege, you may purchase one share of our common stock per Right, upon delivery of the required documents and payment of the subscription price of $6.00 per share. You are not required to exercise all of your Rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to you certificates representing the shares which you purchased with your basic subscription privilege as soon as practicable after the rights offering has expired.

  Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $6.00 per share, before the expiration of the rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of Rights do not exercise their basic subscription privileges in full.

  Pro Rata Allocation. If there are not enough shares to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those over-subscribing Rights holders. "Pro rata" means in proportion to the number of shares of our common stock which you and the other Rights holders have purchased by exercising your basic subscription privileges. If there is a pro rata allocation of the remaining shares and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.

  Apollo will not be allocated any additional shares of our common stock pursuant to their back-stop agreements until all other Rights holders exercising their over-subscription privileges have been allocated the full number of additional shares for which they over-subscribed.

  Full Exercise of Basic Subscription Privilege. You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted Rights for shares of our common stock which you own individually and shares of our common stock which you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the Rights you own individually, but not with respect to the Rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned Rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

  When you complete the portion of your Rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock which you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

  Return of Excess Payment. If you exercised your over-subscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration date. We will deliver to you certificates representing the shares which you purchased as soon as practicable after the expiration date and after all pro rata allocations and adjustments have been completed.

Conditions to the Rights Offering

   Samsonite may terminate the rights offering if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of the board of directors of Samsonite would or might make the rights offering or its completion illegal or otherwise restrict or prohibit completion of the rights offering. Samsonite may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If Samsonite terminates the rights offering, all rights will expire without value and all subscription payments received by the Subscription Agent will be returned promptly, without interest.

Apollo's Back-stop Agreement

  Because the bridge investment made by Apollo funded in advance its exercise of the Rights distributable to it and its affiliate (in respect of the managed account for Artemis), Apollo and Artemis agreed not to exercise their basic subscription privilege and over-subscription privilege with respect to these Rights in the rights offering and to hold such Rights until they expire. Pursuant to its back-stop agreement, Apollo has agreed to purchase remaining shares of common stock not subscribed for by other Rights holders under their basic subscription privileges and over-subscription privileges, up to a maximum aggregate additional subscription equal to $24,590,000. The number of shares that Apollo purchases will be determined after all Rights holders exercise their subscription and over-subscription privileges.

  After giving effect to the transactions contemplated by the agreements referred to in the preceding paragraph and assuming that all shares of our Series Z Convertible Preferred Stock are converted, Apollo's and Artemis' ownership of our outstanding common stock after the rights offering is completed will be as follows. Assuming no Rights holders exercise their rights in the rights offering, Apollo and Artemis will each beneficially own approximately 31.5% of our outstanding common stock. If all Rights holders fully exercise their basic subscription privileges, then Apollo and Artemis will each beneficially own approximately 17% of our outstanding shares, the same percentage beneficially owned by Apollo and its affiliate, Lion, prior to the bridge investment.

Method of Subscription--Exercise of Rights

  You may exercise your Rights by delivering the following to the Subscription
Agent, at or prior to 5:00 p.m., New York City time, on October   , 1999, the
date on which the Rights expire:

  . Your properly completed and executed Rights certificate with any required signature guarantees or other supplemental documentation; and

  . Your full subscription price payment for each share subscribed for under your subscription privileges.

   Your Rights will not be considered exercised unless the Subscription Agent receives both of these items prior to that time.

Method of Payment

  Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the Subscription Agent.

Receipt of Payment

     Your payment will be considered received by the Subscription Agent only upon:

  .  Clearance of any uncertified check;

  . Receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

  .  Receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

  If you are paying by uncertified personal check, please note that uncertified checks may take at least five (5) business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your Rights should you decide to exercise your Rights.

Delivery of Subscription Materials and Payment

  You should deliver your Rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the Subscription Agent by one of the methods described below:

  If by mail to:

  EquiServe

  Attn: Corporate Actions

  P.O. Box 9573

  Boston, MA 02205-9573

  If by hand delivery to:

  Securities Transfer & Reporting Services, Inc.

  c/o EquiServe

  100 Williams St., Galleria

  New York, NY 10038

  If by overnight courier to:

  EquiServe

  Attn: Corporate Actions

  40 Campanelli Drive

  Braintree, MA 02184

  You may call the Subscription Agent at (718) 575-3100.

  Your delivery to an address other than the address set forth above will not constitute valid delivery.

Calculation of Rights Exercised

  If you do not indicate the number of Rights being exercised, or do not forward full payment of the total subscription price payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of Rights that may be exercised with the aggregate subscription price payment you delivered to the Subscription Agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you my mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

Exercising a Portion of Your Rights

  If you subscribe for fewer than all of the shares of our common stock represented by your Rights certificate, you may receive from the Subscription Agent a new Rights certificate representing your unused Rights.

Your Funds Will Be Held by the Subscription Agent Until Shares of Common Stock Are Issued

  The Subscription Agent will hold your payment of the subscription price payment in a segregated account with other payments received from other Rights holders until we issue your shares to you.

Signature Guarantee May Be Required

  Your signature on each Rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription Agent, unless:

  . Your Rights certificate provides that shares are to be delivered to you as record holder of those Rights; or

  .  You are an eligible institution.

Notice to Beneficial Holders

  If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on September , 1999, the record date for the rights offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their Rights. You should obtain instructions from the beneficial owner with respect to the Rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate Rights certificates and submit them to the Subscription Agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of Rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your rights offering materials.

Beneficial Owners

  If you are a beneficial owner of shares of our common stock or will receive your Rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to sell or exercise your Rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your Rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate Rights certificate, you should contact the nominee as soon as possible and request that a separate Rights certificate be issued to you.

Instructions for Completing Your Rights Certificate

  You should read and follow the instructions accompanying the Rights certificates carefully.

  If you want to exercise your Rights, you should send your Rights certificate(s) with your subscription price payment to the Subscription Agent. Do not send your Rights certificate(s) and subscription price payment to Samsonite or the Information Agent.

  You are responsible for the method of delivery of your Rights certificate(s) with your subscription price payment to the Subscription Agent. If you send your Rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the time the rights offering expires. Because uncertified personal checks may take at least five (5) business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

Determinations Regarding the Exercise of Your Rights

  We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your Rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your Rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

  Neither we nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Rights certificates and we will not be liable for failure notify you of any defect or irregularity. We reserve the right to reject your exercise of Rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of Rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to Samsonite.

Guaranteed Delivery Procedures

  If you wish to exercise Rights, but you do not have sufficient time to deliver the Rights certificate evidencing your Rights to the Subscription Agent on or before the time your Rights expire, you may exercise your Rights by the following guaranteed delivery procedures:

  . Deliver to the Subscription Agent on or prior to the expiration date your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in "--Method of Payment" on page 20;

  . Deliver to the Subscription Agent on or prior to the expiration date the form entitled "Notice of Guaranteed Delivery", substantially in the form provided with the "Instructions as to Use of Samsonite Corporation Rights Certificates" distributed with your Rights certificates; and

  . Deliver the properly completed Rights certificate evidencing your Rights being exercised and, the related nominee holder certification, if applicable, with any required signatures guaranteed, to the Subscription Agent within three (3) business days following the date of your Notice of Guaranteed Delivery.

  Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Samsonite Corporation Rights Certificates, which will be distributed to you with your Rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the Subscription Agent.

  In your Notice of Guaranteed Delivery, you must state:

  .  Your name;

  . The number of Rights represented by your Rights certificates, the number of shares of our common stock you are subscribing for under your basic subscription privilege and the number of shares of our common stock you are subscribing for under your over-subscription privilege, if any; and

  . Your guarantee that you will deliver to the Subscription Agent any Rights certificates evidencing the Rights you are exercising within three (3) business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery.

  You may deliver your Notice of Guaranteed Delivery to the Subscription Agent in the same manner as your Rights certificates at the address set forth above under "--Delivery of Subscription Materialsand Payment" on page 21. You may alternatively transmit your Notice of Guaranteed Delivery to the Subscription Agent by facsimile transmission (Telecopy No.: (781) 575-4826). To confirm facsimile deliveries, you may call (781) 575-4816.

  The Information Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please call (877) 460-4352 to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokerage firms please call (201) 896-1900 to request any copies of the form of Notice of Guaranteed Delivery.

Questions About Exercising Rights

  If you have any questions or require assistance regarding the method of exercising your Rights or requests for additional copies of this prospectus, the Instructions as to the Use of Samsonite Corporation Rights Certificates or the Notice of Guaranteed Delivery, you should contact the Information Agent at the address and telephone number set forth above under "Questions and Answers about the Rights Offering" on page vi.

Subscription Agent and Information Agent

  We have appointed EquiServe to act as Subscription Agent and Corporate Investor Communications, Inc. to act as Information Agent for the rights offering. We will pay all fees and expenses of the Subscription Agent and the Information Agent related to the rights offering and have also agreed to indemnify the Subscription Agent and the Information Agent from liabilities which they may incur in connection with the rights offering.

No Revocation

  Once you have exercised your subscription privileges, you may not revoke your exercise. Rights not exercised prior to the expiration date of the rights offering will expire.

Procedures for DTC Participants

  We expect that Rights will be eligible for transfer through, and that your exercise of your basic subscription privilege and your over-subscription privilege may be made through, the facilities of the Depository Trust Company. If your Rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your Rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of Rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Subscription Price

  The subscription price is $6.00 per share. For more information with respect to how the subscription price was determined, see "Questions and Answers About the Rights Offering," "Risk Factors" and "Apollo Bridge Investment; Back-stop Agreements; The Artemis Investment" included elsewhere in this prospectus.

Extensions and Termination

  We may extend the rights offering and the period for exercising your Rights, in our sole discretion. In addition, we may terminate the rights offering at any time prior to the time the rights offering expires.

No Board Recommendation

  An investment in shares of our common stock must be made according to each investor's evaluation of its own best interests. Our board of directors makes no recommendation to Rights holders regarding whether they should exercise or sell their Rights. You should not view Apollo's bridge investment or back-stop agreement or Artemis' agreement to purchase one-half of the shares that Apollo purchased pursuant to its bridge investment and one-half of any shares that Apollo is obligated to purchase pursuant to its back-stop commitment, as a recommendation or other indication by Apollo, Artemis or our board of directors that the exercise or sale of your Rights is in your best interests.

Foreign and Other Stockholders

  Rights certificates will be mailed to Rights holders whose addresses are outside the United States or who have an APO or FPO address. To exercise such Rights, you must notify the Subscription Agent, and take all other steps which are necessary to exercise your Rights on or prior to the expiration date of the rights offering. If the procedures set forth in the preceding sentence are not followed prior to the expiration date your Rights will expire.

Shares of Common Stock Outstanding after the Rights Offering and the Conversion of the Series Z Convertible Preferred Stock

  Based on the 10,513,612 shares of our common stock issued and outstanding as of July 31, 1999, assuming we issue all of the shares offered in the rights offering and assuming the conversion of all shares of the Series Z Convertible Preferred Stock sold to Apollo, approximately 23.0 million shares of our common stock will be issued and outstanding after the rights offering expires, an increase in the number of outstanding shares of our common stock of approximately 119%.

Other Matters

  We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from Rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.

  Apollo Bridge Investment; Back-stop Agreements; The Artemis Investment

  On April 7, 1999, we announced our intention to commence a $75 million rights offering. On the same day, we entered into an agreement with Apollo whereby Apollo agreed to make a "bridge" investment equal to the aggregate subscription price of the Rights distributable to Apollo and Lion in the proposed $75 million rights offering. Apollo also agreed to "back-stop" the rights offering by purchasing additional shares not subscribed for by other stockholders, subject to a maximum potential total investment by Apollo of $37.5 million. In consideration of its agreement, we agreed to pay Apollo a fee of approximately $1 million. The terms and conditions of our agreement with Apollo, including the purchase price per share of the securities purchased by Apollo, on an as converted basis, were negotiated between representatives of our management and Apollo.

  In April 1999, Apollo made its bridge investment by purchasing 1,000 shares of our non-voting Series Z Convertible Preferred Stock for a total purchase price of $25,410,000. The Series Z Convertible Preferred Stock is initially convertible into common stock at the rate of $6 per common share for a total of 4,235,000 shares. Apollo made its bridge investment in the form of the Series Z Convertible Preferred Stock to comply with certain provisions of the U.S. antitrust laws. The Series Z Convertible Preferred Stock is intended to be the economic equivalent of common stock. It has a nominal liquidation preference, and is entitled to receive dividends equal to the dividends payable on the shares of common stock into which it is convertible.

  The Series Z Convertible Preferred Stock's initial conversion rate of $6.00 per common share is slightly in excess of the average of the closing prices of our common stock on Nasdaq for the five trading days immediately preceding April 7, 1999. Under the terms of our agreement with Apollo, we are required to set the subscription price for the shares of common stock offered in the rights offering at $6.00 per share, provided that we had the right to determine to set the subscription price at more than $6.00 per share, but not more than $7.00 per share, or at less than $6.00 per share, but not less than $5.00 per share. The agreement with Apollo provided, however, that we could not set the subscription price at a price other than $6.00 per share unless the NASD confirmed that a downward adjustment of the conversion rate of the preferred stock will not require shareholder approval under Rule 4460(i)(l)(D) of the Nasdaq Stock Marketplace Rules. The NASD did not provide this confirmation. If the subscription price had been set at a price other than $6.00 per share, the conversion rate for the Series Z Convertible Preferred Stock would have adjusted to the subscription price.

  On July 13, 1999, we entered into a stockholders agreement with Apollo and Artemis. The stockholders agreement contains Apollo's agreement to raise its back-stop commitment by $12.5 million, increasing its total maximum potential investment in connection with the rights offering to $50 million, as well as other provisions that affect the rights and obligations of Apollo and Artemis. These provisions include the following agreements:

  . Each of Apollo and Artemis agreed to vote, and to cause its respective affiliates to vote, its shares for a slate of our board of directors that consists of our chief executive officer, three designees of Apollo, up to two designees of Artemis and four independent directors which are neither designees nor affiliates of Apollo or Artemis. Messrs. Nicolosi, Rachesky, Rosen and Solarz, who are currently directors, are deemed to be independent for purposes of the stockholders agreement. However, in the event that the number of shares of common stock beneficially owned by Apollo is less than 50% of the number of shares beneficially owned by Artemis, Apollo agreed to vote for three designees of Artemis, and Artemis agreed to vote for two designees of Apollo.

  . Apollo and Artemis each agreed to use its reasonable best efforts to maintain the current composition of the Executive Committee of the board of directors. However, if requested by Artemis, Apollo agreed to use its reasonable best efforts to, and to cause its affiliates to, take such action to effect the appointment of an additional member of the Executive Committee, who is a designee of Artemis.

  . The foregoing provisions in respect of voting for members of the board of directors are solely obligations as between Apollo and Artemis and do not impose any obligations on Samsonite.

  . Apollo and Artemis agreed to vote any shares issuable upon conversion of the Series Z Convertible Preferred Stock acquired in the bridge investment and any shares of our common stock purchased in the back-stop agreement in proportion to the votes of other stockholders to the extent that their combined beneficial ownership exceeds approximately 34% of our total outstanding voting stock. This will have the effect of negating any incremental impact of Apollo's or Artemis' vote of those shares in excess of 34% on a combined basis, the combined beneficial ownership percentage of Apollo and Lion prior to the bridge investment.

  . We agreed to make certain amendments to our Stockholder Rights Plan to, among other things, permit the transactions contemplated by the stockholders agreement. We also agreed not to further amend our Stockholder Rights Plan without the prior written consent of each of Apollo and Artemis, subject to the fiduciary duties of our board of directors. See "Description of Our Capital Stock--Amendments to Our Preferred Stock Rights Plan" below for a more complete description of the amendments to our Preferred Stock Rights Plan in connection with the stockholders agreement.

  The stockholders agreement terminates, and the rights and obligations of the parties under the agreement have no force and effect, upon the earlier to occur of the following:

  . both Apollo and Artemis cease to beneficially own at least 25% of the shares owned by them following Apollo's satisfaction of its obligations under the back-stop agreement and Artemis' satisfaction of its obligations under its July 13, 1999 agreement with Apollo,

  . the expiration of three years from the date of executing the Agreement, or

  . we, Apollo and Artemis mutually agree on a later date for the termination of the agreement. However, our agreement is not required for Apollo and Artemis to mutually agree to amend or terminate the sections of the stockholders agreement relating to voting for the board of directors or to maintain the current composition of the Executive Committee.

  Once the stockholders agreement terminates, Apollo has agreed that if Apollo and Artemis own greater than 34% of our total outstanding voting stock, Apollo will vote the number of shares currently held by it or shares purchased in the rights offering which, when taken together with Artemis' shares, exceeds such 34% threshold in proportion to the votes of stockholders other than Apollo and Artemis or will vote such shares contrary to Artemis' vote. This agreement of Apollo only applies if, at the time the stockholders agreement terminates, Apollo has the right to vote shares of our voting stock beneficially owned by Artemis pursuant to an investment management agreement or Apollo and Artemis have entered into some other voting agreement.

  Pursuant to the Apollo back-stop agreement, Apollo has agreed to purchase the remaining shares of our common stock up to a total additional subscription by Apollo equal to $24,590,000. If Apollo's purchase of shares of common stock pursuant to the back-stop agreement is not permitted under U.S. antitrust laws at the time the rights offering is consummated, Apollo has agreed to purchase Series Z Convertible Preferred Stock which is convertible into the number of shares of common stock that Apollo would have purchased if its purchase of common stock had been permitted under U.S. antitrust laws.

  For a fuller understanding of Apollo's bridge investment and back-stop agreement, you should carefully read our agreement with Apollo, dated as of April 7, 1999, and the stockholders agreement, dated as of July 13, 1999, by and among us, Apollo and Artemis which are included as exhibits to the registration statement containing this Prospectus.

  In addition, on July 13, 1999, in a separate agreement between Apollo and Artemis, Artemis agreed to make an additional investment in Samsonite of up to $25 million by purchasing from Apollo, at Apollo's cost, one-half of the shares that Apollo purchased pursuant to its bridge investment and one-half of any shares that Apollo is obligated to purchase pursuant to its back-stop agreement.

  As was required by the terms of the indenture for our 10 3/4% Senior Subordinated Notes due 2008, Samsonite's board of directors received the written opinions of a nationally recognized investment bank which acted as our financial advisor in connection with Apollo's bridge investment and original back-stop agreement and in connection with Apollo's increased back-stop commitment and the Artemis investment. The opinions stated that the financial terms of the bridge investment and back-stop arrangement, as well as the increased back-stop commitment and the Artemis investment, are fair, from a financial point of view, to Samsonite. The opinions are subject to various qualifications customary for opinions of this kind.


  The Series Z Convertible Preferred Stock and the common stock issuable upon conversion of the Series Z Convertible Preferred Stock have not been registered under the Securities Act of 1933 and are subject to transfer restrictions. Apollo or any person designated by Apollo are currently entitled to require us to effect three registrations under the Securities Act of 1933 for the resale of the shares of common stock underlying the Series Z Convertible Preferred Stock. We have the ability to delay or postpone the registration or the sale of these shares under a registration statement during specific periods of time called "blackout periods." Upon any demand by Apollo or any person designated by Apollo, we are required to prepare and file as expeditiously as possible and to cause to be effective as soon as practicable thereafter, a registration statement covering the shares of common stock requested to be registered. In addition, Apollo or any person designated by Apollo have the right to include their securities in any registration statement relating to any of our common equity securities filed under the Securities Act of 1933 for its own account or for the account of any of its securityholders, subject to some exceptions and conditions. We have agreed to pay the costs of these registrations, other than underwriting discounts and commissions on shares sold by the selling stockholders.

                                Use of Proceeds

  Our minimum gross proceeds from this rights offering will be $50 million, which represents proceeds from Apollo's bridge investment and the maximum proceeds from Apollo's back-stop agreement. If at least 50.4% of the Rights distributed to stockholders, other than Apollo and an affiliate, are exercised, the gross proceeds from the rights offering will be $75 million. We used a portion of the net proceeds from the bridge investment to pay the cash premium for the insurance policy covering various lawsuits filed against us, related parties and former directors between March 13, 1998 and March 9, 1999, and to pay certain costs incurred to defend these lawsuits. Under the terms of our Credit Facility, we are required to use up to $29.0 million of the net proceeds remaining after the payments referred to above, to repay borrowings under the Credit Facility. Any remaining net proceeds will be available for general corporate purposes.

  As of July 31, 1999, there were approximately $105.5 million of outstanding borrowings under our Credit Facility which bore interest at a weighted average rate of approximately 7.58% per annum. See "Description of Our Principal Indebtedness" below.

              Price Range of Our Common Stock and Dividend Policy

  Our common stock is presently traded on Nasdaq under the symbol "SAMC." The table below sets forth the high and low sale prices for our common stock for fiscal years 1998 and 1999 and through September , 1999 as reported on the Nasdaq. The closing price of our common stock on Nasdaq on September , 1999,
was $    per share.

                                                           High      Low
                                                           ----      ----
      Fiscal 1998
       Fiscal quarter ended:
        April 30, 1997.................................... $50 7/8   $37 1/4
        July 31, 1997.....................................  51 1/4    40 3/4
        October 31, 1997..................................  53 1/8    35 7/8
        January 31, 1998..................................  46 3/4     25
      Fiscal 1999
       Fiscal quarter ended:
        April 30, 1998.................................... $37 7/8   $26 9/16
        July 31, 1998.....................................  33 5/8     7 1/2(a)
        October 31, 1998..................................   8 9/16    4 1/8
        January 31, 1999..................................   9 15/16    5
      Fiscal 2000
       Fiscal quarter ended:
        April 30, 1999.................................... $ 6 7/8   $ 4 7/8
        July 31, 1999.....................................   6 3/4      5
        August 1 through September  , 1999................

--------

(a) We completed our 1998 Recapitalization on June 24, 1998. From May 1, 1998 through June 23, 1998, the high and low sale prices for our common stock were $33 5/8 and $23 1/2, respectively. From June 24 through July 31, 1998, the high and low sale prices for our common stock were $12 9/16 and $7 1/2, respectively.

  As of September 15, 1999, the number of holders of record of our common stock was 96.

  We have not declared any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock is a business decision made from time to time by our board of directors based on considerations which the board finds relevant. In addition, dividends are payable only out of funds which are legally available under Delaware law and are restricted by provisions in our debt instruments. The payment of cash dividends on our common stock is restricted by the terms of our Credit Facility, our 10 3/4% Notes Indenture and our 13 7/8% Senior Preferred Stock.

                                 Capitalization

  The following table presents our cash and cash equivalents, short-term obligations, and capitalization as of July 31, 1999, and as adjusted to give pro forma effect to this rights offering (assuming minimum gross proceeds of $50.0 million) and the application of the proceeds from the rights offering as if these transactions had occurred on July 31, 1999. See "The Rights Offering," and "Use of Proceeds." You should read the following information together with "Selected Historical Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus.

                                                  As of July 31, 1999
                                           -----------------------------------
                                                                        As
                                            Actual    Adjustments(a) Adjusted
                                           ---------  -------------  ---------
                                              (In thousands, except share
                                                       amounts)
Cash and cash equivalents................. $  27,678    $  3,135     $  30,813
                                           =========    ========     =========
Short-term debt and current installments
 of long-term obligations................. $  17,590    $   (192)    $  17,398
                                           ---------    --------     ---------
Long-term obligations:
  Credit Facility.........................   104,880     (18,838)       86,042
  10 3/4% Senior Subordinated Notes.......   350,000         --        350,000
  Capital leases and other obligations....     9,723         --          9,723
  11 7/8% Series B Senior Subordinated
   Notes..................................       532         --            532
                                           ---------    --------     ---------
    Total long-term obligations...........   465,135     (18,838)      446,297
                                           ---------    --------     ---------
      Total obligations...................   482,725     (19,030)      463,695
                                           =========    ========     =========
13 7/8% Senior Preferred Stock; 199,902
 shares issued and
 outstanding (b)..........................   192,254         --        192,254
Stockholders' equity:
  Preferred stock, $.01 par value;
   2,000,000 shares authorized:
    Series Z preferred stock, convertible;
     1,000 shares issued and outstanding;
     and no shares to be issued and
     outstanding..........................    24,410     (24,410)          --
  Common stock, $.01 par value; 60,000,000
   shares authorized; 21,013,612 shares
   issued; 10,513,612 shares outstanding;
   and 21,013,612 shares to be issued;
   18,846,945 shares to be
   outstanding (c)........................       210          83           293
  Additional paid-in capital..............   436,895      47,492       484,387
  Accumulated deficit.....................  (317,803)        --       (317,803)
  Foreign currency translation
   adjustment.............................   (19,674)        --        (19,674)
  Treasury stock, at cost (10,500,000
   shares)................................  (420,000)        --       (420,000)
                                           ---------    --------     ---------
    Total stockholders' equity (deficit).. $(295,962)     23,165      (272,797)
                                           =========    ========     =========
      Total capitalization (including
       short-term debt,
       net of cash and cash equivalents).. $ 351,339    $  1,000     $ 352,339
                                           =========    ========     =========

--------

(a) A portion of the net proceeds from Apollo's bridge investment were used to pay the cash premium for an insurance policy covering various lawsuits filed between March 13, 1998 and March 9, 1999 against us, and related parties and former directors and certain costs incurred to defend these lawsuits.

(b) The carrying value of our 13 7/8% Senior Preferred Stock, which is mandatorily redeemable and which has a liquidation preference of $203.4 million at July 31, 1999, is recorded net of unamortized issuance costs of approximately $6.5 million and the aggregate value assigned to our Warrants of $5.8 million, which are being amortized over the twelve-year term of our 13 7/8% Senior Preferred Stock.

(c) Gives effect to conversion of the Series Z Convertible Preferred Stock but does not include shares issuable upon exercise of the warrants issued in connection with the 1998 Recapitalization or shares issuable upon exercise of employee stock options. Of the 21,013,612 shares of common stock issued,
    10.5 million shares were purchased by us in the 1998 Recapitalization and are held in treasury.

                              Selected Historical
                       Consolidated Financial Information

  Our selected historical consolidated financial information presented below for the years ended January 31, 1995, 1996, 1997, 1998 and 1999 has been derived from our audited consolidated financial statements. The selected historical financial information for the six months ended July 31, 1998 and 1999 has been derived from our unaudited consolidated financial statements. Interim results, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations information for such periods; however, such results are not necessarily indicative of future operating results or financial position. You should read this information together with the other information contained under the captions "Capitalization," "Management's Discussion and the Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and related notes to those financial statements included elsewhere in this prospectus.

                                                                               Six Months Ended
                                      Year Ended January 31,                       July 31,
                          --------------------------------------------------  --------------------
                            1995       1996      1997      1998      1999       1998       1999
                          ---------  --------  --------  --------  ---------  ---------  ---------
Statement of Operations
 Data:
Net Sales...............  $ 635,452  $675,209  $741,138  $736,875  $ 697,421  $ 320,338  $ 371,264
Cost of Goods Sold......    373,967   414,691   449,333   424,349    413,124    196,805    215,522
                          ---------  --------  --------  --------  ---------  ---------  ---------
Gross Profit............    261,485   260,518   291,805   312,526    284,297    123,533    155,742
Selling, General and
 Administrative
 Expenses (a)...........    197,716   203,701   233,761   234,257    263,892    130,448    128,272
Amortization of
 Intangible Assets (b)..     67,189    63,824    31,837     7,101      5,633      3,038      2,780
Provision for
 Restructuring
 Operations.............        --      2,369    10,670     1,866      6,598      8,214        --
                          ---------  --------  --------  --------  ---------  ---------  ---------
Operating Income
 (Loss).................     (3,420)   (9,376)   15,537    69,302      8,174    (18,167)    24,690
Interest Income.........      2,909     4,709     1,419     2,574      2,453      1,547        998
Interest Expense and
 Amortization of Debt
 Issue Costs and Premium
 (c)....................    (37,875)  (39,974)  (35,670)  (19,918)   (39,954)   (12,341)   (26,849)
Other Income
 (Expenses)--Net........      2,729     3,967    18,821    28,294    (25,351)     2,796      3,090
Income Tax Expense......    (10,619)   (9,095)  (10,389)  (23,088)   (26,800)    (5,213)    (5,794)
Minority Interest in
 Earnings of
 Subsidiaries...........       (931)   (1,385)   (1,041)     (287)      (840)      (420)      (432)
                          ---------  --------  --------  --------  ---------  ---------  ---------
Income (Loss) from
 Continuing Operations..    (47,207)  (51,154)  (11,323)   56,877    (82,318)   (31,798)    (4,297)
Income (Loss) from
 Operations Discontinued
 and Sold and
 Extraordinary Items....    (64,372)  (10,293)      --    (16,178)    (6,460)    (6,460)       --
                          ---------  --------  --------  --------  ---------  ---------  ---------
Net Income (Loss) (c)...   (111,579)  (61,447)  (11,323)   40,699    (88,778)   (38,258)    (4,297)
Senior Preferred Stock
 Dividends (c)..........        --        --        --        --     (15,632)    (2,579)   (13,925)
                          ---------  --------  --------  --------  ---------  ---------  ---------
Net Income (Loss)
 Available to Common
 Stockholders...........  $(111,579) $(61,447) $(11,323) $ 40,699  $(104,410) $ (40,837) $ (18,222)
                          =========  ========  ========  ========  =========  =========  =========
Income (Loss) per Common
 Share--Basic (c):
 Continuing Operations..  $   (3.05) $  (3.24) $   (.71) $   2.81  $   (6.79) $   (1.87) $   (1.73)
 Net Income (Loss)......      (7.22)    (3.89)     (.71)     2.01      (7.24)     (2.22)     (1.73)
Income (Loss) per Common
 Share--Assuming
 Dilution (c):
 Continuing Operations..      (3.05)    (3.24)     (.71)     2.70      (6.79)     (1.87)     (1.73)
 Net Income (Loss)......      (7.22)    (3.89)     (.71)     1.93      (7.24)     (2.22)     (1.73)
Balance Sheet Data (as
 of end of period):
Property, Plant and
 Equipment, Net.........  $ 137,686  $140,912  $143,959  $142,351  $ 149,641  $ 141,076  $ 142,689
Total Assets............    866,000   607,443   592,658   610,049    621,435    630,853    575,097
Long-Term Obligations
 (Including Current
 Installments)..........    417,175   310,959   290,617   179,223    503,096    480,884    470,912
Senior Preferred Stock..        --        --        --        --     178,329    165,659    192,254
Stockholders' Equity
 (Deficit)..............    148,472    25,116    24,998   208,886   (295,446)  (231,624)  (295,962)
Other Data:
Depreciation and
 Amortization...........     85,486    84,101    53,889    28,594     27,054     13,617     13,613
Capital Expenditures....     17,963    21,668    31,093    36,313     26,679     12,946     11,009
Adjusted EBITDA (d).....     81,931    78,335    84,879   108,328     50,301     13,662     39,764

                                          (see footnotes on the following pages)

Impact of Fair Value Adjustments Attributable to the Reorganization Of Astrum, Restructurings and Certain Other Expenses:

  Included in our statements of operations are amortization and depreciation related to adjustments of assets and liabilities to fair value in connection with our adoption of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") in June 1993 in conjunction with the reorganization of Astrum International Corp. Prior to July 14, 1995, we were a subsidiary of Astrum. On July 14, 1995, Astrum merged with Samsonite Corporation and changed its name to Samsonite Corporation. The most significant adjustment related to reorganization value in excess of identifiable assets which was amortized over the three-year period ended June 1996. We also recorded fresh start adjustments to reflect tradenames, licenses, patents, and other intangibles at their fair values, which are being amortized over periods ranging from one to forty years. Property and equipment adjusted to fair values in connection with the adoption of SOP 90-7 are being depreciated over their respective useful lives, primarily ranging from two to six years. In addition, our statements of operations include provisions for restructuring operations in fiscal years 1996 through 1999 as well as certain other expenses associated with the fiscal 1997 restructuring and management team changes, and expenses in fiscal 1999 related to the 1998 Recapitalization.

  Due to the significance of these items, we believe that it is useful to isolate their impact on operating income (loss) as shown below. This information does not represent and should not be considered an alternative to operating income, any other measure of performance as determined by generally accepted accounting principles or as an indicator of operating performance. The information presented may not be comparable to similar presentations reported by other companies.

                                                                       Six Months
                                  Year Ended January 31,             Ended July 31,
                          ----------------------------------------- -----------------
                           1995     1996     1997    1998    1999     1998     1999
                          -------  -------  ------- ------- ------- --------  -------
Impact on Operating
 Income (Loss)
Operating Income
 (Loss).................  $(3,420) $(9,376) $15,537 $69,302 $ 8,174 $(18,167) $24,690
Fresh Start Amortization
 and Depreciation (b)...   70,599   66,433   34,484   8,738   5,608    3,747    3,011
Provision for
 Restructuring
 Operations.............      --     2,369   10,670   1,866   6,598    8,214      --
Certain Other Expenses
 Associated with
 Restructuring,
 Operations, Management
 Changes and the
 Recapitalization (a)...      --       --     5,400     --    9,083    9,083      420
                          -------  -------  ------- ------- ------- --------  -------
Operating Income Before
 Fresh Start
 Amortization and
 Depreciation, Provision
 for Restructuring
 Operations, Certain
 Other Expenses
 Associated with
 Restructuring
 Operations, Management
 Changes and the
 Recapitalization.......  $67,179  $59,426  $66,091 $79,906 $29,463 $  2,877  $28,121
                          =======  =======  ======= ======= ======= ========  =======

                                          (see footnotes on the following pages)

 Notes to Selected Historical and Pro Forma Consolidated Financial Information

(a) Selling, General and Administrative Expenses include $9.1 million of expenses during the year ended January 31, 1999 and for the six months ended July 31, 1998 for (1) legal, printing and other expenses associated with the 1998 Recapitalization of $4.8 million and (2) compensation expenses recorded for adjustments and modifications made to outstanding stock options as a result of the 1998 Recapitalization of $4.3 million. Selling, General and Administrative Expenses include $5.4 million of expenses during the year ended January 31, 1997 for (1) consulting fees to establish a restructuring plan ($0.8 million), (2) the cessation of the former chief executive officer's employment and the change in management ($4.1 million) and (3) expenses in excess of the original provision in fiscal 1996 for the consolidation of American Tourister manufacturing facilities ($0.5 million). Selling, General and Administrative Expenses include $0.4 million of expenses during the six months ended July 31, 1999 related to compensation expense related to the modifications to stock options as a result of the 1998 Recapitalization.

(b) We adjusted our assets and liabilities to their fresh start values pursuant to SOP 90-7 and created a new entity for financial reporting purposes. Since June 30, 1993, our statements of operations include amortization and depreciation related to these fresh start adjustments. The most significant fresh start adjustment relates to recording Reorganization Value in Excess of Identifiable Assets, which was amortized over a three-year period ending in June 1996. In addition, fresh start amortization includes amortization of fresh start adjustments to reflect the fair value of trademarks, licenses, patents and other intangibles, which are being amortized over periods from one to forty years. Fresh start amortization and depreciation also includes depreciation of fresh start adjustments to reflect the fair value of property and equipment, depreciated over their estimated useful lives ranging primarily from two to six years.

     Fresh Start Amortization and Depreciation consists of the following:

                                                                    Six Months
                                                                       Ended
                                    Year Ended January 31,           July 31,
                             ------------------------------------- -------------
                              1995    1996    1997    1998   1999   1998   1999
                             ------- ------- ------- ------ ------ ------ ------
                                               (In thousands)
   Fresh Start
    Amortization:
   Amortization of
    Reorganization Value in
    Excess of Identifiable
    Assets.................  $55,072 $55,072 $22,947 $  --  $  --  $  --  $  --
   Amortization of
    Licenses, Patents and
    Trademarks and Other...   12,117   7,823   7,976  6,184  4,405  2,863  2,519
                             ------- ------- ------- ------ ------ ------ ------
   Total Fresh Start
    Amortization Included
    in Amortization of
    Intangibles............   67,189  62,895  30,923  6,184  4,405  2,863  2,519
                             ------- ------- ------- ------ ------ ------ ------
   Fresh Start
    Depreciation--Property
    and Equipment:
   Included in Cost of
    Goods Sold.............    2,790   2,895   2,914  2,093    982    723    404
   Included in Selling,
    General and
    Administrative
    Expenses...............      620     643     647    461    221    161     88
                             ------- ------- ------- ------ ------ ------ ------
   Total Fresh Start
    Depreciation...........    3,410   3,538   3,561  2,554  1,203    884    492
                             ------- ------- ------- ------ ------ ------ ------
   Total Fresh Start
    Amortization and
    Depreciation...........  $70,599 $66,433 $34,484 $8,738 $5,608 $3,747 $3,011
                             ======= ======= ======= ====== ====== ====== ======

(c) If the 1998 Recapitalization had occurred on February 1, 1998, Pro Forma Interest Expense and Amortization of Debt Issue Costs and Premium, Pro Forma Senior Preferred Stock Dividends, Pro Forma Net Income (Loss), and Pro Forma Income (Loss) per Common Share--Basic and Assuming Dilution for the year ended January 31, 1999 would have been $54.3 million, $26.6 million, $(129.7 million), and $(12.65), respectively. Such pro forma amounts include pro forma adjustments to increase interest expense and Senior Preferred Stock Dividends by $14.3 million and $11.0 million, respectively, as if the 10 3/4% Notes and the Senior Redeemable Preferred Stock had been issued on February 1, 1998 and the additional borrowings under our Credit Facility had occurred on February 1, 1998.

(d) EBITDA is defined as Income (Loss) from Continuing Operations plus (1) Interest Expense and Amortization of Debt Issue Costs and Premium net of Interest Income, (2) Income Tax Expense, (3) Minority Interest in Earnings of Subsidiaries, and (4) Depreciation and Amortization.

     We believe that EBITDA provides useful information regarding our ability to service our indebtedness, but it should not be considered in isolation or as a substitute for operating income or cash flow from operations (in each case as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance or as a measure of our liquidity. Other companies may calculate EBITDA in a different manner than ours. EBITDA does not take into consideration substantial costs and cash flows of doing business, such as interest expense, income taxes, depreciation and amortization. EBITDA does not represent funds available for discretionary use by us because those funds are required for debt service, capital expenditures to replace fixed assets, working capital and other commitments and contingencies. EBITDA is not an accounting term and is not used in generally accepted accounting principles.

     Adjustments to EBITDA to arrive at Adjusted EBITDA include various items of income (expense) including (1) restructuring provisions; (2) other income in prior years primarily related to various items from previous operations; and (3) accrued costs related to the defense and resolution of shareholder litigation; expenses of the 1998 Recapitalization; gain (loss) on disposition of fixed assets, net; and other items, net; which items together aggregate $(2.9) million, $(0.4) million, $(3.4) million, $(17.9) million, $40.4 million, $15.2 million and $(1.6) million for the years ended January 31, 1995, 1996, 1997, 1998, and 1999 and the six months ended July 31, 1998 and 1999, respectively, which management believes should be added to (deducted from) the calculation of EBITDA. Adjusted EBITDA for the year ended January 31, 1998 reflects a reduction of $4.1 million for negative production variances incurred during the last half of fiscal 1998.

               Management's Discussion and Analysis of Financial
                      Condition and Results of Operations

  The following discussion and analysis should be read in conjunction with "Selected Historical and Pro Forma Consolidated Financial Information" and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus. Our fiscal year ends on January 31. References to a fiscal year denote the calendar year in which the fiscal year ended. For example, "fiscal 1999" refers to the 12 months ended January 31, 1999. Our continuing operations consist of a single business segment, the manufacture and sale of luggage and luggage related products.

Results of Operations

  We analyze our net sales and operations by the following categories:

  . "European operations" which include its European sales, manufacturing and distribution operations whose reporting currency is the Belgian franc;

  . "the Americas operations" which include wholesale and retail sales, manufacturing, and distribution operations in the United States and "Other Americas" which includes operations in Canada and Latin America;

  . "Asian operations" which include the sales, manufacturing and distribution operations in India, China, Singapore, South Korea, Hong Kong and Taiwan; and

  .  licensing operations and corporate overhead.

  Divisions previously included in the "International" category have been reclassified to conform with the current year presentation described above.

Six Months Ended July 31, 1999 Compared to Six Months Ended July 31, 1998

  General. Results of European operations were translated from Belgian francs to U.S. dollars in fiscal 2000 and fiscal 1999 at average rates of approximately 37.24 and 37.38 francs to the U.S. dollar, respectively. This increase in the value of the Belgian franc of approximately 0.3% resulted in nominal increases in reported sales, cost of sales and other expenses in fiscal 2000 compared to fiscal 1999. The most significant effects from the difference in exchange rates from last year to this year are noted in the following analysis and are referred to as an "exchange rate difference". The Company enters into forward foreign exchange contracts and option contracts to reduce its economic exposure to fluctuations in currency exchange rates for the Belgian franc and other foreign currencies. Such instruments are marked to market at the end of each accounting period; realized and unrealized gains and losses are recorded in other income. During fiscal 2000, the Company had net gains from such instruments of $5.8 million, $1.3 million of which was realized; during fiscal 1999, the Company had net gains on such instruments of $1.6 million, $1.4 million of which was realized. The Company estimates the reduction in operating income from the strengthening of the U.S. dollar versus the Belgian franc from the same period in the prior year to be approximately $1.3 million for the six months ended July 31, 1998. The effect of the exchange rate difference on operating income in fiscal 2000 is not significant.

  Net Sales. Consolidated net sales increased from $320.3 million in fiscal 1999 to $371.3 million in fiscal 2000, an increase of $51.0 million or 15.9%. Fiscal 2000 sales were favorably impacted by the increase in the value of the Belgian franc compared to the U.S. dollar. Without the effect of the exchange rate difference, fiscal 2000 sales would have increased by $50.4 million or approximately 15.7%.

  Sales from European operations increased from $144.6 million in fiscal 1999 to $157.8 million in fiscal 2000, an increase of $13.2 million. Expressed in the local European reporting currency (Belgian francs), fiscal 2000 sales increased by 8.7%, or the U.S. constant dollar equivalent of $12.6 million, compared to fiscal 1999. Sales of softside product improved by approximately 20% from prior year while hardside product sales decreased slightly. The significant increase in softside sales is due in part to the success of the Spark, Accent and Promo Base Hits lines. Sales of the new Trunk & Co. products and softside business cases were also higher. The decrease in hardside sales is attributable mainly to the decline in Epsilon and Oyster I series sales.

  Sales from the Americas operations increased from $158.5 million in fiscal 1999 to $190.4 million in fiscal 2000, an increase of $31.9 million, or 20.1%. U.S. Wholesale sales for the current year increased by $26.5 million from the prior year, Retail sales increased by $3.4 million, and sales in the Other Americas operations increased by $2.0 million from the prior year. A computer conversion problem in July 1998 caused a disruption in distribution in the U.S. operations which significantly depressed sales during the six months ended July 31, 1999. The Company believes U.S. Wholesale sales have improved due to increased consumer acceptance of more competitive products and better marketing strategies resulting in better sell-through and fewer returns compared to the prior year. U.S. Retail sales continued to improve, increasing from $60.0 million in the prior year to $63.4 million in fiscal 2000, an increase of 5.7%. Comparable store sales decreased 2.2% from the same period in the prior year.

  Sales from Asian operations were $5.3 million, or 52.0%, higher than the prior year sales, as a result of increased sales in all Asian operations. The most significant increase occurred in Korea with a $2.6 million increase over the prior year's sales. The improvement in Asian sales is primarily due to some economic recovery in the region and increased market share in Korea.

  Revenues from licensing operations increased $0.6 million over the prior year to $7.7 million in fiscal 2000. Samsonite and American Tourister label licensing revenues increased $0.5 million, and Global Licensing revenues increased $0.1 million compared to the prior year.

  Gross profit. Consolidated gross profit for fiscal 2000 increased from fiscal 1999 by $32.2 million. Consolidated gross margin increased by 3.3 margin points, from 38.6% in fiscal 1999 to 41.9% in fiscal 2000.

  Gross margins from European operations increased 1.4 percentage points from the prior year to 40.9% in fiscal 2000. The increase in gross profit margins is due primarily to selective price increases effective in the European markets beginning in fiscal 2000 and improvement in margins on softside products.

  Gross margins for the Americas increased by 5.5 percentage points, from 34.9% in fiscal 1999 to 40.4% in fiscal 2000. U.S. Wholesale gross profit margins increased from 22.6% in the prior year to 35.0% in the current year due primarily to improved sales volume, lower sales returns and allowances, the elimination of unfavorable production variances and lower manufacturing overhead costs.

  U.S. Retail gross profit margins for the period declined slightly to 51.8% in fiscal 2000 due primarily to a higher sales mix of discontinued and obsolete product at lower gross profit margins. Part of the Company's strategy to reduce excess inventories in the U.S. is to sell such products through its retail stores.

  Selling, General and Administrative Expenses ("SG&A"). Consolidated SG&A decreased by $2.2 million from fiscal 1999 to fiscal 2000. As a percent of sales, SG&A was 34.6% in fiscal 2000 and 40.7% in fiscal 1999.

  SG&A for the Americas, including Corporate, decreased $6.7 million. Within the Americas, SG&A for U.S. Retail increased by $2.9 million primarily due to an increase in the number of stores. SG&A for Corporate and U.S. Wholesale combined decreased $10.2 million due primarily to expenses incurred in fiscal 1999 totaling $9.1 million associated with the Recapitalization, lower dealer advertising costs and lower warranty and sales costs. SG&A for Other Americas increased by $0.6 million. SG&A for Europe increased $4.2 million. The increase in Europe's SG&A is due primarily to an increase in advertising costs compared to the prior year, a higher provision for doubtful accounts receivable and higher professional fees incurred. SG&A for Asia was $0.3 million higher than the prior year.

  Provision for restructuring operations. The provision for restructuring operations in fiscal 1999 of $8.2 million results primarily from the restructuring of the U.S. Wholesale operations and the restructuring of the Torhout, Belgium manufacturing operations. The U.S. Wholesale restructuring provision of $5.6 million is primarily related to termination and severance costs for the elimination of approximately 227 positions and costs related to the disposal of molding and other equipment representing excess capacity. The Torhout, Belgium restructuring provision of $2.6 million is primarily related to termination and severance costs for the elimination of approximately 111 positions. There was no restructuring provision recorded during fiscal 2000.

  Amortization of intangible assets. Amortization of intangible assets decreased from $3.0 million in fiscal 1999 to $2.8 million in fiscal 2000 due primarily to lower amortization expense relating to certain McGregor licenses which became fully amortized during fiscal 1999.

  Operating income (loss). Operating income (loss) improved from an operating loss of $18.2 million in fiscal 1999 to operating income in fiscal 2000 of $24.7 million, an increase of $42.9 million. The increase is a result of the increased sales volume and resulting increase in gross profit of $32.2 million, the reduction in SG&A of $2.2 million and the restructuring provision of $8.2 million and the decline in amortization of intangibles of $0.3 million.

  Interest income. Interest income of $1.0 million was lower than the prior year by $0.5 million due primarily to interest income received from temporary investment of funds from proceeds of the Recapitalization financing until the tender offer was completed and interest received on a refund of state income taxes during the prior year.

  Interest expense and amortization of debt issue costs. Interest expense and amortization of debt issue costs increased from $12.3 million in fiscal 1999 to $26.8 million in fiscal 2000. The increase is due primarily to increased interest expense and issuance cost amortization as a result of the 1998 Recapitalization which occurred during the second quarter of fiscal 1999.

  Other income--net. See Note 6 to the unaudited consolidated financial statements included elsewhere herein for a comparative analysis of other income--net. Other income--net increased by $0.3 million from $2.8 million in fiscal 1999 to $3.1 million in fiscal 2000. The increase is due primarily to an increase in hedge gains of $4.2 million, and a decrease in equity in loss of unconsolidated affiliates of $0.7 million as a result of a decrease in the losses of Chia Tai Samsonite (H.K.) Ltd., a 50% owned joint-venture formed to manufacture and distribute luggage in China, which was restructured in fiscal 1999. These increases were partially offset by gains on sales of assets held for sale recognized in the prior year of $3.6 million, decreases in gain on sale of fixed assets of $0.7 million, and an increase in other miscellaneous expenses of $0.3 million.

  The Company has entered into certain forward exchange contracts to hedge its exposures to changes in exchange rates. The Company estimates the reduction in operating income from the strengthening of the U.S. dollar versus the Belgian franc from the same period in the prior year to be approximately $1.3 million for the six months ended July 31, 1998. There was substantially no effect on operating income in fiscal 2000 due to exchange rate changes. Other income for fiscal 2000 includes income from forward exchange contracts of $5.8 million, $4.5 million of which was unrealized. In fiscal 1999, such transactions resulted in income of $1.6 million, $0.2 million of which was unrealized. The income recorded for the six months ended July 31, 1999 results primarily from forward exchange contracts entered to reduce economic exposure to fluctuations in currency exchange rates for the Belgian franc. The ultimate realization of this amount is subject to fluctuations in the exchange rate of the U.S. dollar against the Belgian franc when the contracts are closed.

  Income tax expense. Income tax expense increased from $5.2 million in fiscal 1999 to $5.8 million in fiscal 2000. The increase in current year taxes is due to pretax earnings in fiscal 2000 compared to a loss in fiscal 1999 offset by the tax effect in the U.S. of a $30 million dividend received from Samsonite Europe N.V. in the prior year. Prior year taxes also included $0.8 million in state tax refunds received in fiscal 1999 related to taxes accrued and paid in prior years. The relationship between the expected income tax benefit computed by applying the U.S. statutory rate to the pretax loss and actual income tax expense recognized results primarily because of (i) foreign income tax expense provided on foreign earnings, (ii) valuation allowances provided on deferred tax assets, and (iii) state and local income taxes. A deferred tax benefit has not been provided for U.S. operating losses.

  Extraordinary loss. The extraordinary loss for the six months ended July 31, 1998 resulted from the completion of a tender offer for the Company's 11 1/8% Series B Subordinated Notes (the "Notes"). The Company retired $52.3 million principal amount of the Notes and paid redemption premiums and other expenses of the tender offer totaling approximately $8.5 million. These costs along with $1.5 million of deferred financing costs were charged to expense and classified as an extraordinary item, net of tax effects, for the six months ended July 31, 1998. Also during the prior year, the Company completed the Recapitalization. In connection with the Recapitalization, deferred financing costs related to the refinanced senior credit facility of $0.4 million were charged to expense and classified as an extraordinary item, net of tax effects.

  Net loss. The Company had a net loss in fiscal 2000 of $4.3 million compared to a net loss in fiscal 1999 of $38.3 million. The decrease in the net loss from the prior year of $34.0 million is caused by the effect of the increases in operating and other income and a decrease in extraordinary loss, offset by the decrease in interest income and the increase in interest expense and income taxes during fiscal 2000.

  Senior redeemable preferred stock dividends and accretion of preferred stock discount. This item represents the accrual of cumulative dividends on the Senior Redeemable Preferred Stock issued in connection with the Recapitalization and the accretion of the discount over the twelve-year term of the Senior Redeemable Preferred Stock. The increase over the prior year is due to the timing of the Recapitalization which occurred in June 1998.

  Net loss to common stockholders. This amount represents net loss after dividends payable and the accretion of discount on the Senior Redeemable Preferred Stock and is the amount used to calculate net loss per common share.



Fiscal 1999 Compared to Fiscal 1998

  General. Results of European operations were translated from Belgian francs to U.S. dollars in fiscal 1999 and fiscal 1998 at average rates of approximately 36.32 and 35.67 francs to the U.S. dollar, respectively. This decrease in the value of the Belgian franc of 1.8% resulted in decreases in European reported sales, cost of sales and other expenses in fiscal 1999 compared to fiscal 1998. The most significant effects from the difference in exchange rates from last year to the current year are noted in the following analysis and referred to as an "exchange rate difference". We enter into forward foreign exchange contracts and option contracts to reduce our economic exposure on translated earnings from foreign operations and/or royalty agreements to fluctuations in currency exchange rates for the Belgian franc and other foreign currencies. Such instruments are marked to market at the end of each accounting period; realized and unrealized gains and losses are recorded in Other Income (Expense)--Net. During fiscal 1999, we had net gains from such instruments of $0.2 million including an unrealized loss of $1.2 million; during fiscal 1998, we had net gains on such instruments of $6.5 million. We estimate the reduction in operating income from the year-to-year strengthening of the U.S. dollar versus the Belgian franc to be approximately $0.5 million and $5.6 million in fiscal 1999 and 1998, respectively.

  Net Sales. Consolidated net sales decreased from $736.9 million in fiscal 1998 to $697.4 million in fiscal 1999, a decrease of $39.5 million. Fiscal 1999 sales were adversely affected by the decrease in the value of the Belgian franc compared to the U.S. dollar in fiscal 1998. Without the effect of the exchange rate difference, fiscal 1999 sales would have decreased by $33.9 million or approximately 4.6%.

  On a U.S. dollar basis, sales from European operations increased from $277.2 million in fiscal 1998 to $305.0 million in fiscal 1999, an increase of $27.8 million. Expressed in the local European reporting currency (Belgian francs), fiscal 1998 sales increased by 12.1%, or the U.S. constant dollar equivalent of $33.4 million, from fiscal 1998; however, the local currency increase was partially offset by a $5.6 million exchange rate difference. Sales of hardside products were 7.8% above the prior year due to the successful introduction of new product lines, growth in sales of American Tourister products, and higher business case sales. Sales of softside products were 12.8% above the prior year because of strong sales of new products, excellent growth in sales of business cases and growth of lower priced luggage products. Sales in most European countries showed significant improvement over the prior year. New product lines which contributed to sales growth in fiscal 1999 include Spark, Base Hits, and Accent softside products and Oyster II hardside.

  Sales from the Americas operations decreased from $419.3 million in fiscal 1998 to $353.8 million in fiscal 1999, a decrease of $65.5 million or 15.6%. The decrease was largely due to a decline in U.S. Wholesale sales of $90.1 million, offset by an increase in U.S. retail sales of $19.7 million from the prior year and an increase in sales from other Americas of $4.9 million.

  . U.S. Wholesale revenues of $179.6 million were less than the prior year of $269.7 million by $90.1 million, or 33.4%. U.S. Wholesale sales decreased due to a number of factors affecting the U.S. luggage industry in general, including numerous discount luggage promotions, industry-wide excess inventory levels at retail, a poor Christmas selling season for luggage, and to a lesser extent, economic conditions in Asia and Latin America affecting tourism to the U.S. An additional factor in declining sales is increased competition from luggage companies which are offering products which are similar to our products in terms of style, features and durability of construction. U.S. Wholesale sales were also negatively impacted by a computer conversion problem which virtually halted shipments to customers during the first 20 days of July 1998 and slowed shipments through the remainder of July 1998 and part of August 1998. Conversion of the U.S. distribution system was the last phase of the project to upgrade computer systems in the U.S., which included the installation of the new financial, manufacturing and distribution software. The computer conversion problems were largely resolved during the third quarter of the fiscal year such that shipping and invoicing functions were restored.

    We expect U.S. Wholesale sales to continue to be depressed through fiscal 2000 because of the continuation of market factors which affected U.S. Wholesale sales in fiscal 1998 and 1999. We are executing various strategies which we believe will help to improve its sales and marketing functions, cost structure and product competitiveness in the U.S. Wholesale market in response to current competitive conditions.

  . U.S. retail sales increased from $108.9 million in the prior year to $128.6 million in the current year due to the effect of a full year of operations for the net increase of 40 stores during fiscal 1998 and a net increase of six stores opened during fiscal 1999. Comparable store sales decreased by $0.3 million or less than 1% from fiscal 1998.

  . Sales from Other Americas operations, including Mexico, Canada, Brazil, Argentina and Uruguay, were increased from the prior year by $4.9 million, from $40.7 million in fiscal 1998 to $45.6 million in fiscal 1999. The increase in sales from other Americas operations is due to new joint venture operations in Argentina and Uruguay beginning in fiscal 1999, a full year of sales for joint venture operations established in fiscal 1998 in Brazil, and increases in Canada's sales.

  Sales from Asian operations increased from $21.9 million in fiscal 1998 to $22.9 million in fiscal 1999, an increase of $1.0 million, primarily due to a full year of operations in India, Hong Kong and Korea which were established in fiscal 1998, offset by declines in revenues from other Asian countries due to poor economic conditions in Asia and the effect of weakened Asian currencies on sales translated to U.S. dollars.

  Revenues from U.S. licensing declined $2.8 million compared to revenues in the prior year due to two large license sale transactions in the prior year which totaled $2.2 million and the continued decline in revenues from aging non-luggage McGregor brands. Samsonite and American Tourister label licensing revenues increased compared to prior year by $0.8 million because of increased marketing efforts to license the Samsonite brand.

  Gross Profit. Consolidated gross profit for fiscal 1999 decreased from fiscal 1998 by $28.2 million. Gross margin decreased by 1.6 percentage points, from 42.4% in fiscal 1998 to 40.8% in fiscal 1999. Because of our excess inventory position described elsewhere herein, we may experience lower than normal gross profit margins on the sale of excess inventory.

  Gross margins from European operations increased by 0.3 percentage points, from 39.9% in fiscal 1998 to 40.2% in fiscal 1999. The improvement is due to stronger sales of higher margin products.

  Gross margins for the Americas operations decreased 4.1 percentage points from 42.7% in fiscal 1998 to 38.6% in fiscal 1999. This was caused primarily by the decrease in U.S. Wholesale margins from 43.1% to 30.5%, because of lower sales volume, increased sales allowances, increased sales of discontinued and obsolete goods, and higher in-bound freight costs offset by lower plant production variances, period manufacturing and global sourcing costs. Gross margins for U.S. Retail improved from 48.9% in the prior year to 52.1% in the current year due primarily to the change in product mix sold during fiscal 1999.

  Selling, General and Administrative Expenses. Consolidated SG&A increased by $29.6 million from fiscal 1998 to fiscal 1999. As a percent of sales, SG&A was 37.8% in fiscal 1999 and 31.8% in fiscal 1998.

  SG&A for European operations increased by $5.9 million from fiscal 1998 to fiscal 1999. The exchange rate difference caused SG&A to decrease by $1.4 million. The remaining increase of $7.3 million was primarily to support increased sales levels in fiscal 1999. As a percent of sales, Europe's SG&A was 25.2% in 1999 compared to 25.6% in 1998.

  SG&A for the Americas operations, including worldwide corporate headquarters, increased by $22.2 million in fiscal 1999 compared to fiscal 1998. SG&A related to U.S. Wholesale operations decreased by $2.7 million, from $85.2 million in fiscal 1998 to $82.5 million in fiscal 1999. As a percent of sales, U.S. Wholesale SG&A was 45.9% in the current year compared to 31.6% in the prior year primarily due to higher expenses incurred for warehousing, national advertising and warranty in 1999 and lower sales volume in fiscal 1999. SG&A related to U.S. retail operations increased by $11.3 million because of an increase in the number of stores open and increased sales volume. As a percent of sales, retail SG&A increased from 42.6% in fiscal 1998 to 44.8% in fiscal 1999. SG&A for Other Americas operations increased by $2.4 million primarily because of new joint venture operations in Argentina and Uruguay beginning in fiscal 1999 and a full year of operations since the formation of the Brazilian joint venture in 1998. Corporate SG&A increased by $11.2 million from the prior year due primarily to $9.1 million in expenses associated with the Recapitalization including expenses associated with adjustments to employee stock options, increases in legal costs, and expenses associated with assessment and implementation of Year 2000 readiness strategies.

  SG&A for Asian operations, including India, increased by $1.5 million from fiscal 1998 due to a full year of operations for new joint venture subsidiaries in Hong Kong and Korea and a full year of operations for India.

  Amortization of Intangible Assets. Amortization of intangible assets decreased from $7.1 million in fiscal 1998 to $5.6 million in fiscal 1999 due primarily to Samsonite licenses which became fully amortized in fiscal 1998 and McGregor licenses which became fully amortized in fiscal 1999.

  Provision for Restructuring Operations. The provision for restructuring operations in fiscal 1999 results primarily from the restructuring of the U.S. Wholesale and Torhout, Belgium manufacturing operations. The U.S. Wholesale restructuring provision of $5.6 million recorded in the second quarter of fiscal 1999 is primarily related to termination and severance costs for the elimination of approximately 227 positions and costs related to the disposal of molding and other equipment representing excess capacity. The Torhout, Belgium restructuring provision of $2.6 million is primarily related to termination and severance costs for the elimination of approximately 111 positions. The fiscal 1999 provisions are comprised of estimated cash expenditures of $6.0 million and estimated non-cash charges of $2.2 million. During the fourth quarter of fiscal 1999, certain excess restructuring reserves of $1.6 million were reversed, including $0.5 million related to the fiscal 1997 reserve, and $1.1 million related to the fiscal 1999 U.S. Wholesale restructuring reserve. In fiscal 1998, we recorded a $3.6 million restructuring provision and reduced the restructuring provision by $1.7 million for excess accruals related to the fiscal 1997 restructuring. The fiscal 1998 provision consists primarily of costs associated with involuntary employee terminations and is comprised of estimated cash expenditures of $3.3 million and estimated non-cash charges of $0.3 million. The reversals of excess reserves in fiscal 1999 and 1998 was necessary because certain expenses contemplated in the restructurings did not materialize.

  Operating Income. Operating income decreased from $69.3 million in fiscal 1998 to $8.2 million in fiscal 1999. This is a result of decreased gross profit of $28.2 million, increased SG&A of $29.6 million and an increased restructuring provision of $4.8 million, net of a decrease in amortization of intangibles of $1.5 million.

  Interest Income. Interest income decreased from the prior year by $0.1 million. Interest income in fiscal 1999 includes interest received from the temporary investment of funds from proceeds of the financing component of the 1998 Recapitalization until the 1998 Recapitalization was completed, interest income received on a refund of state income taxes, and interest income from temporary investments. Interest income in fiscal 1998 includes nonrecurring interest income of $1.4 million received upon recovery of a loan to the settlement trust created as a result of the Reorganization in 1993.

  Interest Expense and Amortization of Debt Issue Costs and Premium. Interest expense and amortization of debt issue costs increased from $19.9 million in fiscal 1998 to $40.0 million in fiscal 1999. The increase was caused primarily by an increase in interest expense related to debt incurred on June 24, 1998 to finance the 1998 Recapitalization.

  Other Income (Expense)--Net. See Note 16 to the audited consolidated financial statements included elsewhere herein for a comparative analysis of Other Income (Expense)--Net. We have entered into certain forward exchange contracts to hedge its exposures to changes in exchange rates. We estimate the reduction in operating income from the strengthening of the U.S. dollar versus the Belgian franc from the same period in the prior year to be approximately $0.5 million and $5.6 million for fiscal 1999 and 1998, respectively. Other Income (Expense)--Net for fiscal 1999 includes gains from forward exchange contracts of $0.2 million, including a $1.2 million loss which was unrealized. In fiscal 1998, such transactions resulted in gains of $6.5 million.

  Other Income (Expense)--Net also includes $23.2 million expense in fiscal 1999 and $24.9 million income in fiscal 1998 for favorable adjustments to accruals and allowances related to previous operations and to an accrual for taxes recorded in connection with the 1993 Reorganization and accrued costs related to shareholder litigation (see Note 15 to the consolidated financial statements included elsewhere herein). Other expense of $1.8 million was recorded in fiscal 1999 compared to $0.5 million in fiscal 1998 for equity in loss of affiliates related to our investment in the China joint venture. Gain
(loss) on disposition of assets held for sale and fixed assets, net improved from a loss of $0.4 million in fiscal 1998 compared to a gain of $3.2 million in fiscal 1999 due primarily to a gain on the sale of our Murfreesboro, Tennessee building in fiscal 1999 which had been previously leased to third parties.

  Income Taxes. Income tax expense increased from $23.1 million in fiscal 1998 to $26.8 million in fiscal 1999. The increase in tax expense is due primarily to the net effect of U.S. deferred tax assets which were fully reserved through valuation allowances during 1999 and the reduction in income tax expense for previously accrued taxes which were reversed in 1999, tax expense related to the tax effect in the U.S. of $45 million of deemed dividends received from Samsonite Europe in connection with the sale and transfer of certain Asian subsidiaries to Samsonite Europe, and taxes on foreign income; offset by a reduction in income tax expense due to the consolidated pretax loss in 1999. The valuation allowances were provided for U.S. deferred tax assets based on an assessment of the likelihood of their realization in view of:

  .  the current year net operating loss for book and tax purposes,

  . expiration dates for tax net operating losses incurred in prior years, and

  . our forecasts of future taxable income taking into account the increased level of ongoing interest expense as a result of the 1998
     Recapitalization.

  The difference between expected income tax expense, computed by applying the U.S. statutory rate to income from continuing operations, and income tax expense recognized, results primarily because of:

  .  foreign income tax expense provided on foreign earnings,

  .  valuation allowances provided on deferred tax assets,

  .  certain nontaxable liability adjustments, and

  .  state and local income taxes.

  See Note 12 to the audited consolidated financial statements included elsewhere herein for further analysis of income tax expense.

  Extraordinary Loss. During fiscal 1999, we completed a tender offer for our 11 1/8% Series B Senior Subordinated Notes. We retired $52.3 million principal amount of the Series B Notes and paid redemption premiums and other related expenses totaling approximately $8.5 million. These costs along with $1.5 million of deferred financing costs were charged to expense and classified as an extraordinary item, net of tax effects, during fiscal 1999. On June 24, 1998, we completed the Recapitalization. In connection with the Recapitalization, deferred financing costs related to the refinanced senior credit facility of $0.4 million were charged to expense and classified as an extraordinary item, net of tax effects. The extraordinary loss of $16.2 million for fiscal 1998 resulted from:

  . the payment of $17.3 million of redemption and market premiums and the write-off of deferred financing costs of $4.6 million related to the early retirement of $137.2 million principal amount of the Series B Notes,

  . the payment of $0.3 million of early retirement fees and the write-off of $3.9 million of deferred financing costs related to refinancing of the previous senior credit facility, and

  . the tax benefit from the aforementioned transactions of $9.9 million. See Note 9 to the consolidated financial statements included elsewhere herein.

  Net Income (Loss). We had net income in fiscal 1998 of $40.7 million and a net loss in fiscal 1999 of $88.8 million. The decrease in the net income from the prior year of $129.5 million is caused by the effect of the decreases in operating income and other income (expense)--net and the increase in interest expense and income tax expense, offset by the decrease in extraordinary loss.

  Senior Redeemable Preferred Stock Dividends and Accretion of Senior Redeemable Preferred Stock Discount. In fiscal 1999, this item represents the accrual of cumulative dividends on the 13 7/8% Senior Preferred Stock issued in connection with the 1998 Recapitalization and accretion of the discount over the twelve-year term of the 13 7/8% Senior Preferred Stock.

  Net Income (Loss) to Common Stockholders. This amount represents Net Income
(Loss) reduced for dividends payable and the accretion of discount on the Senior Redeemable Preferred Stock and is the amount used to calculate Income
(Loss) per Common Share.

Fiscal 1998 Compared to Fiscal 1997

  General. Results of European operations were translated from Belgian francs to U.S. dollars in fiscal 1998 and fiscal 1997 at average rates of approximately 35.67 and 30.93 Belgian francs to the U.S. dollar, respectively. This decrease in the value of the Belgian franc of 13% resulted in decreases in European reported sales, cost of sales and other expenses in fiscal 1998 compared to fiscal 1997. The most significant effects from the difference in exchange rates from fiscal 1997 to fiscal 1998 are noted in the following analysis and referred to as an "exchange rate difference". The Company enters into forward foreign exchange contracts and option contracts to reduce its economic exposure to fluctuations in currency exchange rates for the Belgian franc and other foreign currencies. Such instruments are marked to market at the end of each accounting period; realized and unrealized gains and losses are recorded in Other Income (Expense)--Net. During fiscal 1998, the Company had net realized gains from such instruments of $6.5 million; during fiscal 1997, the Company had net realized gains on such instruments of $2.8 million. The Company estimates the reduction in operating income from the year-to-year strengthening of the U.S. dollar versus the Belgian franc to be approximately $5.6 million and $2.9 million in fiscal 1998 and 1997, respectively.

  Net Sales. Consolidated net sales decreased from $741.1 million in fiscal 1997 to $736.9 million in fiscal 1998, a decrease of $4.2 million. Fiscal 1998 sales were adversely affected by the large decrease in the value of the Belgian franc compared to the U.S. dollar in fiscal 1998. Without the effect of the exchange rate difference, fiscal 1998 sales would have increased by $38.3 million or approximately 5%.

  On a U.S. dollar basis, sales from European operations decreased from $280.8 million in fiscal 1997 to $277.2 million in fiscal 1998, a decrease of $3.6 million. Expressed in the local European reporting currency (Belgian francs), fiscal 1998 sales increased by 13.8%, or the U.S. constant dollar equivalent of $38.9 million, from fiscal 1997; however, the increase was more than offset by a $42.5 million exchange rate difference. Despite the effect of the strong U.S. dollar on reported sales, Europe's local results were much improved over the prior year. Sales of hardside products were 7% above the prior year due primarily to the success of the new Oyster II product. Sales of softside products were 22% above the prior year because of strong traditional softside luggage sales, the new Trunk & Co product line, and strong computer and other softside business case lines. Sales in most European countries increased over the prior year, with the exceptions of Germany and Belgium, where sales were down approximately 1% from fiscal 1997.

  Sales from the Americas operations increased from $414.2 million in fiscal 1997 to $419.3 million in fiscal 1998, an increase of $5.1 million or 1.2%. The increase was largely due to an increase in U.S. retail sales of $30.4 million or 39% from the prior year. Comparable store sales increased by 15.6% from fiscal 1997 and the number of stores open increased from 149 at January 31, 1997 to 189 at January 31, 1998. The Company has rapidly expanded the number of retail locations during the past two fiscal years which, along with the increase in comparable store sales growth, contributed to the 39% growth in fiscal 1998 sales over fiscal 1997 sales. The Company does not expect to continue the rate of growth in retail store openings in fiscal 1999 and therefore will not sustain the level of retail sales growth achieved in fiscal 1998. U.S. Wholesale revenues of $269.7 million were less than the prior year by $22.6 million, or 7.7%. U.S. Wholesale sales decreased due to market disruptions caused by the adverse impact of higher pricing strategies, various forms of cross distribution-channel selling, dealer bankruptcies, and product availability problems associated with forecasting and production issues. Sales from Other Americas operations, including Mexico, Canada and Latin America, were less than the prior year by an aggregate of $2.7 million, or 6.2%. The decrease in the other Americas countries was caused primarily by a decline in Canadian sales caused by issues related to product standardization requirements which were modified subsequent to January 31, 1998.

  Sales from Asian operations, including India, decreased from $26.2 million in fiscal 1997 to $21.9 million in fiscal 1998, a decrease of $4.3 million. Sales previously classified as export sales from the U.S. were moved to distributors established in Singapore, Hong Kong and South Korea in fiscal 1998. Transition issues resulting from the formation of the joint ventures and the economic problems in Asia resulted in decreased sales attributed to this region. Sales in India were $2.7 million for fiscal 1998. Samsonite products were introduced to the Indian market through the new Indian manufacturing and distribution joint venture which completed construction and began operations in April 1997.

  Revenues from licensing decreased by $1.4 million from fiscal 1997 to fiscal 1998 primarily because of lower revenues from non-luggage licenses for aging brand names held by McGregor.

  Gross Profit. Consolidated gross profit for fiscal 1998 increased from fiscal 1997 by $20.7 million. Gross margin increased by 3.0 percentage points, from 39.4% in fiscal 1997 to 42.4% in fiscal 1998.

  Gross margins from European operations increased by 0.7 percentage points, from 39.2% in fiscal 1997 to 39.9% in fiscal 1998. The improvement is due to price increases in selected product lines and lower costs from standardized global production sources.

  Gross margins for the Americas operations increased 5.0 percentage points from 37.7% in fiscal 1997 to 42.7% in fiscal 1998. U.S. wholesale margins increased from 35.0% to 43.1%, primarily as a result of price increases on product sales to both trade customers and the Company's retail division and product cost improvements from global sourcing and product design improvements. The increase in gross margins was achieved despite negative production variances incurred during the last half of fiscal 1998 of approximately $4.1 million. Margins in the Americas also benefitted from a higher mix of retail versus wholesale sales compared to the prior year.

  Selling, General and Administrative Expenses. Consolidated SG&A increased by $0.5 million from fiscal 1997 to fiscal 1998. As a percent of sales, SG&A was 31.8% in fiscal 1998 and 31.5% in fiscal 1997.

  SG&A for European operations decreased by $5.6 million from fiscal 1997 to fiscal 1998. The exchange rate difference caused SG&A to decrease by $10.7 million. The remaining increase of $5.1 million was due primarily to higher variable selling expenses of $2.5 million related to the higher sales levels, higher advertising expenses of $2.4 million and various other net increases of $0.2 million.

  SG&A for the Americas operations, including worldwide corporate headquarters, increased by $4.8 million in fiscal 1998 compared to fiscal 1997. SG&A related to U.S. Wholesale operations was $0.1 million higher in fiscal 1998 compared to fiscal 1997. In fiscal 1998, U.S. Wholesale price increases and the relatively high rate of new product introductions were supported by increased co-op advertising allowances and other sales promotion credits given to customers, particularly during the second half of fiscal 1998. SG&A related to U.S. retail operations increased by $10.4 million because of an increase in the number of stores open and increased sales volume. As a percent of sales, retail SG&A decreased from 45.9% of sales in fiscal 1997 to 42.6% of sales in fiscal 1998. SG&A for Other Americas operations increased by $1.5 million primarily because of a new Brazilian joint venture. Corporate SG&A decreased by $7.2 million from the prior year due primarily to expenses incurred in the prior year related to a restructuring and changing organization structure in fiscal 1997.

  SG&A for Asian operations, including India, increased by $1.4 million from fiscal 1997 due to the addition of new joint venture subsidiaries in the Far East and startup of operations in India, net of various cost savings from the reorganization of export operations from the U.S. to Europe and the Far East.

  SG&A related to non-luggage licensing of McGregor brands was consistent with the prior year, declining by $0.1 million.

  Amortization of Intangible Assets. The Company recorded significant intangible assets as a result of its reorganization in 1993. See Notes 1(b), 1(i) and 7 to the Company's audited consolidated financial statements included elsewhere herein for a discussion of the recording and amortization of intangible assets.

  Reorganization value in excess of identifiable assets became fully amortized in fiscal 1997, which generally accounts for the decrease in amortization of intangible assets of $24.8 million in fiscal 1998.

  Provision for Restructuring Operations. Net restructuring provisions decreased from $10.7 million in fiscal 1997 to $1.9 million in fiscal 1998. In fiscal 1998, the Company recorded a $3.6 million restructuring provision and reduced the restructuring provision by $1.7 million for excess accruals related to the fiscal 1997 restructuring. The fiscal 1998 restructuring includes the elimination of approximately 180 positions in the Mexico City manufacturing plant and 20 management positions in the U.S. and is expected to be completed by July 31, 1998. The provision consists primarily of costs associated with involuntary employee terminations and is comprised of estimated cash expenditures of $3.3 million and estimated non-cash charges of $0.3 million. The fiscal 1997 provision of $10.7 million resulted from a program to further consolidate functions and operations in North America, Europe and the Far East, and to reduce or eliminate certain other operations. The fiscal 1997 restructuring plan included further consolidation of hardside luggage production to Samsonite's largest U.S. facility located in Denver, Colorado from other locations in the Americas, as well as eventual consolidation of many administrative and control functions, primarily to Denver. The fiscal 1997 plan included the elimination of as many as 450 positions worldwide, including approximately 150 manufacturing positions and approximately 300 managerial, office and clerical positions. The restructuring provision consisted primarily of costs associated with involuntary employee terminations and was comprised of estimated cash expenditures of $9.7 million and estimated non-cash charges of $1.0 million, both on a pretax basis.

  Operating Income (Loss). Operating income increased from $15.5 million in fiscal 1997 to $69.3 million in fiscal 1998. This is a result of increased gross profit of $20.7 million, the decrease in amortization of intangibles of $24.8 million, the decrease in restructuring provisions of $8.8 million, net of the increase in SG&A of $0.5 million.

  Interest Income. Interest income increased from the prior year by $1.2 million, primarily as a result of nonrecurring interest income received in fiscal 1998 upon recovery of a loan to the settlement trust created as a result of the Reorganization in 1993.

  Other Income (Expense)--Net. See Note 16 to the audited consolidated financial statements included elsewhere herein for a comparative analysis of Other Income (Expense)--Net. The Company has entered into certain forward exchange contracts to hedge its exposures to changes in exchange rates. The Company estimates the reduction in operating income from the strengthening of the U.S. dollar versus the Belgian franc from the same period in the prior year to be approximately $5.6 million and $2.9 million for fiscal 1998 and 1997, respectively. Other income for fiscal 1998 includes gains from forward exchange contracts of $6.5 million. In fiscal 1997, such transactions resulted in income of $2.8 million.

  Other income for fiscal 1998 includes $2.1 million from favorable settlement of claims for interest on overdue installments of interest accruing prior to the commencement of the bankruptcy of the Company's predecessor in 1993. Other income for fiscal 1998 also includes $3.8 million from the adjustment of an accrual for potential environmental liability related to real estate used in previous operations, for which no claims were filed, which terminated by agreement with the purchasers of the real estate during fiscal 1998; and $1.5 million for the reversal of allowances for factored receivables from previous operations which were no longer necessary upon the favorable settlement of the receivables for which such allowances were established. Other income for fiscal 1998 also includes an adjustment for $12.7 million related to an accrual for taxes recorded in connection with the 1993 Reorganization. Additionally, other income for fiscal 1998 includes $4.9 million from the collection of a loan to a trust established for the benefit of the holders of certain classes of pre-bankruptcy claims against the Company. Other income for fiscal 1997 included $15.4 million which also related to favorable settlements of claims and adjustments of allowances related to previous operations.

  Interest Expense and Amortization of Debt Issue Costs and Premium. Interest expense and amortization of debt issue costs decreased from $35.7 million in fiscal 1997 to $19.9 million in fiscal 1998. The decrease was caused primarily by retirement of indebtedness out of the proceeds of a public stock offering completed in February 1997, a lower interest rate on borrowings under the senior credit facility which was refinanced in June 1997, and interest savings from the retirement of high interest rate subordinated debt financed by lower rate bank borrowings. See Notes 9 and 19 to the audited consolidated financial statements included elsewhere herein.

  Income Taxes. Income tax expense increased from $10.4 million in fiscal 1997 to $23.1 million in fiscal 1998. The increase in tax expense is due primarily to higher consolidated pretax earnings in fiscal 1998. The difference between expected income tax expense, computed by applying the U.S. statutory rate to income from continuing operations, and income tax expense recognized, results primarily because of:

  . the nondeductibility for tax purposes of amortization of reorganization value in excess of identifiable assets,

  .  foreign income tax expense provided on foreign earnings,

  .  certain nontaxable liability adjustments,

  .  foreign tax credits, and

  .  state and local income taxes.

  See Note 12 to the audited consolidated financial statements included elsewhere herein for further analysis of income tax expense.

  Extraordinary Loss. The extraordinary loss of $16.2 million for fiscal 1998 resulted from:

  . the payment of $17.3 million of redemption and market premiums and the write-off of deferred financing costs of $4.6 million related to the early retirement of $137.2 million principal amount of the Company's Series B Notes;

  . the payment of $0.3 million of early retirement fees and the write-off of $3.9 million of deferred financing costs related to refinancing of the previous senior credit facility; and

  .  the tax benefit from the aforementioned transactions of $9.9 million.

  See Note 9 to the audited consolidated financial statements included elsewhere herein.

  Net Income (Loss). The Company had a net loss in fiscal 1997 of $11.3 million and net income in fiscal 1998 of $40.7 million. The increase in the net income from the prior year of $52.0 million was caused by the effect of the increases in operating income and other income and the decrease in interest expense, offset by the increase in income tax expense and the extraordinary loss.

Liquidity and Capital Resources

  Although we have high levels of debt, we believe that cash flow from operating activities and available borrowings under our Credit Facility and existing lines of credit will be adequate to meet operating cash flow requirements during the next 12 months.

  For the six months ended July 31, 1999, cash provided by operations as reflected on the unaudited consolidated statements of cash flows included elsewhere herein was $2.9 million, primarily as a result of the net loss as adjusted for non-cash items and decreases in inventories, net of the increases in trade and other receivables, prepaid expenses and other current assets and decreases in accounts payable and accrued liabilities since January 31, 1999. As reflected in the audited consolidated statements of cash flows for the years ended January 31, 1997, 1998 and 1999 included elsewhere herein, cash flows provided by operating activities decreased by $19.3 million in fiscal 1999 from fiscal 1998. Cash flows from net income, adjusted for nonoperating and noncash charges, decreased by $93.1 million, primarily as a result of the decreases in operating income described above, while cash flow used for increases in working capital and other operating assets decreased by $73.8 million.

  At July 31, 1999 we had working capital of $163.6 million compared to $174.2 at January 31, 1999, a decrease of $10.6 million. Current assets decreased from January 31, 1999 to July 31, 1999 by $33.9 million, primarily due to decreases in inventories of $20.3 million, cash of $14.3 million and trade and other receivables of $0.5 million, net of increases in prepaid expenses and other current assets of $1.2 million. At January 31, 1999, we had working capital of $174.2 million compared to $195.3 million at January 31, 1998, a decrease of $21.1 million. Current assets decreased by $6.0 million primarily due to the net effect of increases in cash of $38.8 million, inventories of $14.9 million, prepaid expenses and other current assets of $0.6 million, offset by decreases in assets held for sale of $11.4 million, receivables of $19.8 million and deferred taxes of $29.1 million. The increase in inventories occurred primarily in U.S. wholesale operations and resulted from sales and forecasting issues during fiscal 1998 and 1999 which caused excess production and purchases of finished goods in the U.S. Wholesale division and from depressed U.S. Wholesale sales as discussed elsewhere herein. Excess inventories in the U.S. are comprised primarily of current product line items for which we have inventory in excess of six months' forecasted sales. Because of the excess inventory position, we may experience lower than normal gross profit margins on the sale of these products. Our strategy is to gradually reduce inventory levels in the U.S. by improving the forecasting function, reducing purchases and production to meet changes in customer demand, and selling discontinued products through our retail stores and in limited amounts at discounts to our wholesale customers. Assets held for sale decreased as a result of the sale of the Murfreesboro, Tennessee building which had previously been leased to third parties. Receivables decreased primarily due to lower sales volume during fiscal 1999 compared to fiscal 1998. Deferred tax assets decreased due primarily to valuation allowances established in fiscal 1999 for U.S. deferred tax asset balances. The valuation allowances were provided for U.S. deferred tax assets based on an assessment of the likelihood of their realization in view of:

  .  the current year U.S. net operating loss for book and tax purposes,

  . expiration dates for U.S. tax net operating losses incurred in prior years, and

  . our forecasts of future U.S. taxable income taking into account the increased level of ongoing interest expense as a result of the Recapitalization.

  Cash flows used in investing activities decreased from $37.9 million in fiscal 1998 to $15.6 million in fiscal 1999, a decrease of $22.3 million. Capital expenditures were $26.7 million in fiscal 1999 compared to $36.3 million in fiscal 1998. Capital expenditures in fiscal 1999 consist primarily of costs incurred to upgrade computer systems in the U.S. including the installation of new financial, manufacturing and distribution software, costs to complete the warehouse expansion in Europe, tooling for new products, and costs incurred opening additional retail stores in the U.S. Capital expenditures of $1.9 million in fiscal 1999 were incurred in less than 100% owned subsidiaries, and were therefore financed in part by the other shareholders in the ventures. During fiscal 1999, we, through a 51% owned joint venture, acquired two distributors in Argentina and Uruguay. During fiscal 1999, the joint venture paid $2.5 million toward the purchase of the distributorships and recorded a liability for the estimated additional purchase price due of approximately $1.3 million.

  Cash flows provided by (used in) financing activities increased from cash provided by financing activities in fiscal 1998 of $21.1 million to cash provided by financing activities in fiscal 1999 of $51.6 million, an increase in cash of $30.5 million. We completed the 1998 Recapitalization on June 24, 1998 involving the repurchase pursuant to a tender offer of 10.5 million shares of our common stock at a purchase price of $40.00 per share ($420 million in the aggregate) and refinancing of certain existing indebtedness. We financed the Recapitalization through the sale of $350 million of 10 3/4% senior subordinated notes, $175 million of 13 7/8% redeemable senior preferred stock and warrants, and a new bank senior credit facility. We incurred cash issuance costs for the senior subordinated notes, preferred stock and credit facility totaling $23.6 million. Additionally, during fiscal 1999, we completed a tender offer and retired $52.3 million principal amount of the Series B Notes representing 99% of such outstanding notes, and paid redemption premium and incurred other expenses of the tender offer totaling approximately $8.5 million to complete the transaction. During fiscal 1999, we received $7.4 million from the exercise of employee stock options.

  Since January 31, 1999, we have applied excess cash balances to reduce long-term obligations. As a result, long-term obligations decreased from $496.2 million at January 31, 1999 to $465.1 million at July 31, 1999, a decrease of $31.1 million. At July 31, 1999, we had utilized through outstanding letters of credit, $7.1 million of availability under the $100 million revolving credit portion of our Credit Facility. There was no balance outstanding on the revolving credit portion of the facility. At January 31, 1999, long-term debt obligations (including current installments) were $503.1 million compared to $179.2 million at January 31, 1998, an increase of $323.9 million. The increase was caused primarily by the effect of financing the 1998 Recapitalization.

  Our Credit Facility requires the achievement and maintenance of certain financial ratios. Lenders under the Credit Facility agreed during fiscal 1999 and again in March 1999 to amend these financial ratios to enable us to avoid violation of financial covenants while continuing to implement strategies to improve U.S. Wholesale operations. Our Credit Facility provides for a $110 million term loan and a $100 million revolving credit facility. At July 31, 1999, we had used $7.1 million of availability under the revolving credit facility.

Additional borrowings under the Credit Facility could be limited by our ability to meet and maintain the financial ratios after giving effect to any additional borrowings.

  Our cash flow from operations together with amounts available under our credit facilities were sufficient to fund fiscal 1999 and first half of fiscal 2000 operations, scheduled payments of principals and interest on indebtedness and capital expenditures. Management believes that cash flow from future operations and amounts available under our credit facilities, including emerging market credit facilities, and equity financing will be adequate to fund operating requirements and expansion plans during the next 12 months.

  Our principal foreign operations are located in Western Europe, the economies of which are not considered to be highly inflationary. We enter into foreign exchange contracts in order to hedge our exposure on certain foreign operations through the use of forward delivery commitments. During the past several years, our most effective hedge against foreign changes has been the foreign currency denominated debt balances maintained in respect to our foreign operations. Our foreign operations in Asia consist primarily of distributorships organized as joint venture subsidiaries. Economies and local currencies throughout much of Asia entered a tumultuous period beginning in fiscal 1998 as a result of political turmoil and general economic problems with principal industries. We believe the situation has stabilized to some degree and has experienced some improvements towards the end of fiscal 1999 and in the first half of fiscal 2000 in the operations of our Asian subsidiaries. Geographic concentrations of credit risk with respect to trade receivables are not significant as a result of the diverse geographic areas covered by our operations.

  We believe that disclosure of our EBITDA provides useful information regarding our ability to incur and service debt, but that it should not be considered a substitute for operating income or cash flow from operations determined in accordance with generally accepted accounting principles. Other companies may calculate EBITDA in a different manner than we do. EBITDA does not take into consideration substantial costs and cash flows of doing business, such as interest expense, income taxes, depreciation and amortization, and should not be considered in isolation to or as a substitute for other measures of performance. EBITDA does not represent funds available for discretionary use by us because those funds are required for debt service, capital expenditures to replace fixed assets, working capital, and other commitments and contingencies. EBITDA is not an accounting term and is not used in generally accepted accounting principles. EBITDA, as calculated by us, also excludes extraordinary items, discontinued operations, and minority interest in earnings of subsidiaries. Our EBITDA for the years ended January 31, 1999, 1998, and 1997 and for the six months ended July 31, 1999 and 1998 was $9.9 million, $126.2 million, $88.2 million, $41.4 million, and $(1.5) million, respectively. However, these amounts include various items of income (expense) including:

  .  restructuring provisions;

  . other income in prior years primarily related to various items from previous operations; and

  . accrued costs related to the defense and resolution of shareholder litigation, expenses of the Recapitalization; gain (loss) on disposition of fixed assets, net; and other items, net; which items together aggregate $40.4 million, $(17.9) million, $(3.4) million, $(1.6) million, and $15.2 million for the years ended January 31, 1999, 1998, and 1997 and for the six months ended July 31, 1999 and 1998, respectively, which management believes should be added to (deducted from) the calculation of EBITDA. As adjusted for the aggregate of these items of other income (expense), EBITDA for the years ended January 31, 1999, 1998 and 1997 and for the six months ended July 31, 1999 and 1998 is $50.3 million, $108.3 million, and $84.8 million, $39.8 million, and $13.7 million, respectively. EBITDA for fiscal 1998 reflects a reduction of $4.1 million for negative production variances incurred during the last half of fiscal 1998.

  As of January 31, 1999, we and our subsidiaries had net operating loss carryforwards of approximately $173 million for United States federal income tax purposes. These NOLs, if not utilized to offset taxable income in future periods, will expire at various dates through fiscal 2019. We believe that certain changes in the ownership of our stock which have occurred will cause us to experience an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), in fiscal 2000. Following such ownership change, our ability to utilize for United States federal income tax purposes our NOLs arising in periods before the ownership change will be subject to an annual limitation, which will generally be equal to the product of the value of all of our outstanding stock immediately prior to the ownership change (less certain capital contributions made within the preceding two years) and the relevant "long-term tax-exempt rate," which is approximately 4.70%. We cannot currently predict the effect of any limitation on our ability to utilize our NOLs.

Quantitative and Qualitative Disclosure About Market Risk

  Our primary market risks include changes in foreign currency exchange rates and interest rates. Market risks is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We enter into forward financial instruments to manage and reduce the impact of changes in foreign currency rates with major financial institutions. We do not use financial instruments to any significant degree to manage interest rate risk. We do not use financial instruments to manage changes in commodity prices. We do not hold or issue financial instruments for trading purposes.

  We enter into forward foreign exchange contracts to hedge our exposure to translated earnings of foreign subsidiaries (primarily the translated earnings of European operations which report earnings in Belgian francs), intercompany royalty payments from foreign subsidiaries, and certain third party royalty payments receivable in Japanese yen. Our European subsidiary enters into forward exchange contracts primarily to hedge purchases of goods from the Far East payable in U.S. dollars and, prior to the introduction of the euro, certain other contracts to hedge receipts payable in various European currencies.

  Contracts entered into to hedge translated earnings of foreign subsidiaries and intercompany royalties are marked to market at the end of each month and gains or losses are included in Other Income (Expense)--Net. Gains or losses on foreign exchange contracts entered into to hedge third party royalty payments, product purchases, and receipts are included in income or loss when the contracts are closed.

  At July 31, 1999, we and our European subsidiary had forward foreign exchange contracts outstanding having a total contract amount of approximately $40.1 million compared to approximately $74.0 million at January 31, 1999. For the six months ended July 31, 1999, we had recorded unrealized gains from forward foreign exchange contracts to hedge translated earnings of foreign subsidiaries (primarily the translated earnings of European operations which report earnings in Belgian francs) and intercompany royalty payments of $4.5 million. The ultimate realization of such amount is subject to fluctuations in the exchange rate of the U.S. dollar against the Belgian franc.

  If there were a ten percent adverse change in foreign currency exchange rates relative to all outstanding forward exchange contracts, the loss in earnings from the amount included in results of operations for the six months ended July 31, 1999 would be approximately $4.1 million, before the effect of taxes. Any hypothetical loss in earnings would be offset by changes in the underlying value of translated earnings or royalty income, to the extent such earnings or income is equal to the amount hedged, or for product purchases by exchange gains.

  At January 31, 1999, we had approximately $360.1 million of fixed rate long-term debt (including current maturities). The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, among other factors, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The amount of fixed rate long-term debt outstanding has not changed materially from the amount outstanding at January 31, 1999 and continues to be comprised primarily of our outstanding publicly traded senior subordinated notes having a face amount of $350.0 million. At January 31, 1999, the quoted market price of these notes was $80 per $100 of principal; at July 31, 1999, the quoted market price of these notes was $85.50 per $100 of principal.

Effect of Year 2000 Issue on Our Operations

  The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. Following is a report on the status of the actions we are taking to address the Year 2000 Issue.

  United States Operations. In the United States, we have installed in fiscal years 1998 and 1999 new financial manufacturing and distribution software developed by J.D. Edwards in response to general needs of the business as well as the Year 2000 Issue. This software system comprises the majority of the information technology used in the U.S. operations. Based on documents provided by the developer of the software, we believe the software is Year 2000 compliant. We have incurred costs to purchase and implement this software through July 31, 1999 of approximately $11.0 million. Additionally, we have obtained system upgrades from the provider of the information system software used in our retail operations in order to make it Year 2000 compliant. Based on documents provided by the developer of the software, we believe the software is Year 2000 compliant. The aforementioned cost estimates do not include significant costs of existing internal staff who have devoted significant resources to resolving Year 2000 issues.

  In order to identify and remediate Year 2000 issues associated with other information systems used by us, non-information technology systems, and third party organizations, we contracted with a third party consultant in November 1998 to coordinate our Year 2000 project efforts. The Y2K Project's scope includes an inventory of non-information technology automated systems with potential Year 2000 issues, evaluation of suspect systems, and development of a project plan schedule and budget for remediation or replacement of non-compliant systems. The Y2K Project includes identifying any Year 2000 risks associated with key business partners, product purchasers, materials suppliers, public utility providers, and other organizations with which we have a material relationship. Non-information technology systems being evaluated include systems using embedded chip technology (i.e. telecommunications, heating and air conditioning, manufacturing process control). The Y2K Project includes five phases as follows:

  .  Phase 1--System level inventory and business risk assessment.

  . Phase 2--Detailed inventory and evaluation to identify non-compliant systems.

  .  Phase 3--Remediation of non-compliant systems.

  . Phase 4--Acceptance testing of remediated systems in a production environment.

  . Phase 5--Implementation of remediated systems in a production environment.

  As of July 31, 1999, Phases 1 and 2 have been completed. Phases 3 through 5 are projected to be completed at various dates through October 31, 1999 and remediation of identified non-compliant systems has been initiated throughout Phases 1 and 2. As of July 31, 1999, we have not identified or become aware of any Year 2000 problem specific to our major customers, vendors or suppliers, municipalities, public utilities, or other service providers which could have a material effect on our operations. We have incurred consulting expenses for the Y2K Project management through July 31, 1999 of approximately $0.9 million and expect total costs of the consulting project will be approximately $1.3 million. We have not completed a detailed estimate of costs to remediate Year 2000 problems identified as a result of the Y2K Project; however, based on preliminary evaluations, we do not expect such costs to be substantial. Notwithstanding the foregoing, we cannot assure you that we have identified all Year 2000 issues or that they will be corrected on the schedule indicated above.

  Within the U.S. operations, our reasonably likely worst case scenarios include the potential impact of our inability to receive product from finished goods suppliers to meet operational needs in January 2000 and the inability of us or our finished goods suppliers to obtain raw materials for softside or hardside production in January 2000 to meet production requirements. Our contingency plans to address these scenarios include:

  . Increasing inventory levels of finished goods in December 1999 to meet projected January 2000 shipment requirements.

  . Increasing inventory levels of raw materials in December 1999 to meet anticipated manufacturing needs in January 2000.

  . Identifying alternative sources for providers of raw materials and transportation of both raw materials and finished goods.

  Europe. Samsonite Europe generally uses information technology systems which have been developed internally over many years. We began evaluating and remediating such systems for Year 2000 problems in calendar 1997 and believe that all necessary modifications have been completed as of July 31, 1999. Similarly, we believe that we have identified all Year 2000 issues pertaining to information technology equipment acquired from third parties and that the required corrective actions have been completed as of July 31, 1999. We estimate that final remediation will be completed by November 30, 1999.

  In January 1998, Samsonite Europe formed a Year 2000 compliance task force to survey and remediate non-information technology systems using embedded chip technology and to survey customers and suppliers for Year 2000 compliance. Samsonite Europe believes it has identified critical noncompliance issues with respect to non-information technology systems and has made the necessary equipment upgrades or replacements as of July 31, 1999. Problems and solutions have been identified and remediation may take until September 30, 1999. A survey of customers and suppliers has been or will be completed by the same dates. Notwithstanding the foregoing, we cannot assure you that we have identified all Year 2000 issues or that they will be corrected on the schedule indicated above.

  Through July 31, 1999, Samsonite Europe has incurred incremental costs related to the Year 2000 issue of approximately $100,000 and estimates total costs will not exceed $200,000. Such cost estimates do not include significant costs of existing internal staff who have devoted significant resources to resolving Year 2000 issues.

  Efforts have been made by Samsonite Europe to identify the most reasonably likely worst case Year 2000 scenarios and actions have been scheduled in order to safeguard business continuity in the event any of these scenarios actually occurs. These scenarios include:

  . Critical external service providers such as electricity or phone service providers fail to provide their services during the period beginning January 1, 2000.

  . Critical external suppliers fail to supply raw materials, subassemblies or finished goods during the period beginning January 1, 2000.

Samsonite Europe's contingency plans to handle these reasonably likely worst case Year 2000 scenarios include:

  . Increases to the raw material, subassembly and finished goods inventory levels at December 31, 1999.

  . Development of an action plan to substitute automated production flows with manual ones within the manufacturing plants.

  . Organization of alternative action plans with critical carriers and finished goods dispatchers throughout Europe, working with manual or basic mechanical transport systems not linked to embedded systems.

  .  Providing alternative order entry processes.

  . Implementing human resource actions to provide necessary staffing during the period beginning January 1, 2000.

  Other International Operations. Our other operations throughout the world outside of Europe and the U.S. are generally using recently purchased and installed information software which we currently believe is Year 2000 compliant. The same third party consultants who evaluated Year 2000 issues in the U.S. have also completed a survey of major systems in Canada and Latin America to identify areas requiring remediation. We expect this evaluation to be completed by September 30, 1999.

  The aforementioned cost data related to costs incurred to acquire and install software and to identify and remediate other Year 2000 issues does not include substantial internal costs which have been incurred. Such internal costs are principally payroll costs for information systems personnel and are not tracked separately as they relate to Year 2000 issues.

  No assurance. No assurance can be given that we can identify all Year 2000 issues which may have a material adverse effect on our operations in the U.S., Europe, or elsewhere, or that we can correct identified issues before a Year 2000 problem occurs or within the schedules indicated above. Additionally, no assurances can be given that our customers, vendors or suppliers, municipalities, public utilities, or other third party organizations will not experience Year 2000 issues which may have a material adverse impact on our operations.

Conversion to the Euro

  On January 1, 1999, eleven countries in Europe adopted a common currency, the "Euro" and exchange rates between the currencies of the eleven countries were fixed against the new Euro. The former currencies of those eleven countries will remain legal tender as denominations of the Euro until January 1, 2002 and goods and services may be paid for using either the Euro or the former currency until that time. Approximately 75% of Samsonite Europe's sales are within these eleven countries. The Euro conversion has a significant impact on our operations in terms of pricing policies, currency risk and exchange, information systems, and financial reporting. Samsonite Europe has been addressing Euro implementation issues since fiscal 1998 and has formed two different project teams to address Euro issues: one to address competitive and marketing issues and another to address administrative, financial and computer systems issues.

  We believe the adoption of the Euro will have a positive effect on Samsonite Europe's operations. Having a common currency among many of the countries that Samsonite Europe sells into will reduce the administrative burden of multiple currencies as well as reduce the costs of hedging and exchanging currencies and resulting exchange gains and losses. Additionally, if the Euro becomes accepted in the international money markets, Samsonite Europe may also reduce its currency risk against the U.S. dollar for purchases of goods in the Far East by using the Euro to pay for such purchases rather than the U.S. dollar, which is currently the primary currency used in international trade. At present, there is some pressure on the Euro and Samsonite Europe will not seek to use the Euro in international trade unless the Euro strengthens against the U.S. dollar.

  Samsonite Europe has adjusted its wholesale pricing to reduce product pricing differences between countries which have existed historically; however, price variations between countries will continue to exist at the retail level due to differences in transportation costs, value added tax rates, and dealer margins in the various European countries. Because of Samsonite Europe's strong competitive position throughout the countries participating in the Euro conversion, we do not believe that potential increased competition and price transparency as a result of the Euro will have an adverse effect on our sales or results of operations.

  Samsonite Europe currently intends to continue using the Belgian franc as its functional currency until its fiscal year beginning January 1, 2001. As of December 31, 1998, Samsonite Europe's information systems have been modified such that order entry, customer invoicing, and payment processing can be accomplished in the former currency or the Euro, while converting financial reporting to the functional currency (the Belgian franc). Additional extensive system modifications are necessary to convert the functional currency to the Euro. The target completion date for such modifications, which are being accomplished using existing internal staffing, is December 31, 1999. Most system modifications to date have also been accomplished using internal staffing with minimal incremental costs incurred to date. We estimate that we have incurred incremental costs through July 31, 1999 of approximately $50,000 to implement the Euro conversion and estimates that it will spend a total of approximately $100,000 to fully implement its Euro conversion. All costs related to the Euro conversion have been charged to expense.

Effect of Recently Issued Accounting Standards

  In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), which is effective for fiscal quarters beginning after June 15, 1999. The Financial Accounting Standards Board has delayed the effective date for FAS 133 to fiscal quarters beginning after June 15, 2000. FAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies under the standard for hedge accounting. We do not anticipate a material impact on the results of operations as a result of implementing this standard.

Forward-Looking Information

  We routinely prepare a business plan prior to the beginning of each fiscal year. The business plan is used by management to manage our business and monitor performance. In accordance with customary practice, prior to the end of fiscal 1999, a business plan for fiscal 2000 ("FY 2000") was prepared and submitted for approval to our Executive Committee and board of directors.

  The following table sets forth certain information contained in the FY 2000 plan.

                                             Fiscal Quarter Ending
                                ------------------------------------------------
                                           July
                                April 30,  31,   October 31, January 31, FY 2000
                                  1999     1999     1999        2000     Totals
                                --------- ------ ----------- ----------- -------
                                                 (In millions)
  Net Sales....................  $177.6   $196.2   $213.2      $215.1    $802.1
  Operating Income.............    11.4     16.3     20.7        22.6      71.0
  Adjusted EBITDA(a)(b)........    18.4     23.5     28.4        30.3     100.6
  Capital Expenditures.........     7.6      7.4      4.4         6.2      25.6

--------

(a) Does not give effect to increased compensation expense recognized and to be recognized as outstanding employee stock options vest over the applicable vesting period, due to adjustments and other modifications to employee stock options as a result of the Tender Offer. See note (a) of "Selected Historical Consolidated Financial Information."

(b) Adjusted EBITDA is calculated on a basis consistent with "Selected Historical Consolidated Financial Information" (see note (d) thereto). For the comparable quarters of fiscal 1999, Adjusted EBITDA was $5.9 million, $7.8 million, $27.5 million and $9.1 million, respectively.

                               ----------------

  The FY 2000 plan reflects the turn-around and substantial recovery of our U.S. Wholesale business, as well as continued strong performance by our other major business units, and is intentionally meant to be aggressive. Accordingly, it presents a more optimistic view of the results of our operations for the periods indicated than management believes is achievable.

  In March 1999, a more conservative plan was provided to the lenders under our Credit Facility and was available to members of the Executive Committee and the board of directors. Although the corrective actions taken by management to turn around the U.S. Wholesale business appear to have begun to take effect, due to the uncertainties and risks associated with the turn-around, this plan reflects a lower level of performance for the U.S. Wholesale business than reflected in the FY 2000 plan. The more conservative plan was provided in connection with our request to amend the financial covenants under the Credit Facility. Generally, these covenants establish certain minimum financial ratios (based on Adjusted EBITDA) that must be maintained on an on-going basis. The Adjusted EBITDA numbers contained in the more conservative plan were $14.7 million, $15.8 million, $21.9 million and $25.5 million for the fiscal quarters ending April 30, 1999, July 31, 1999, October 31, 1999 and January 31, 2000,
respectively.

  In April 1999, we prepared certain financial projections at the request of the investment bank that acted as our financial advisor in connection with Apollo's bridge investment and original back-stop agreement. These projections were intended to present a more realistic forecast of our future results than the plans discussed above. These projections were provided to the investment bank and were available at the meeting of Samsonite's Board of Directors at which the fairness of Apollo's bridge investment was reviewed. Certain members of the Board, who are principals of Apollo, were present at that meeting, but recused themselves from the discussion relating to Apollo's bridge investment.

  The following table sets forth certain information contained in the projections referred to in the preceding paragraph.

                                                                      FY 2000
                                                                   -------------
                                                                   (in millions)
      Net Sales...................................................    $766.4
      Adjusted Operating Income(a)................................      61.2
      Adjusted EBITDA(b)..........................................      90.8
      Capital Expenditures........................................      25.6

--------

(a) Adjusted Operating Income consists of operating income plus the expenses relating to the 1998 Recapitalization.

(b) Adjusted EBITDA, as prepared for the projections, consists of operating income plus the expenses relating to the 1998 Recapitalization, budgeted realized hedge gains, equity earnings in our China joint venture, depreciation and amortization. Also, see note (a) to the preceding table.


  While our financial performance for the first half of FY 2000 is generally on track with our FY 2000 projections, our projections call for more than 59% of the year's adjusted EBITDA to be earned in the second half of the year, and there is no assurance that the projections for the full year will be achieved. The achievement of these projections will depend on numerous factors, including, but not limited to, the continued success of management's initiatives to turn around the U.S. Wholesale business.

  Although the information set forth above includes forward-looking statements, it is important for investors to understand that the FY 2000 plan, the more conservative plan and the projections were prepared for the limited purposes described above and not with a view to public disclosure. Neither of the plans was intended to constitute a projection or forecast of the likely results of our operations for the periods covered. The plans and projections were not prepared in compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections or forecasts, and are based on numerous assumptions relating to factors that are outside of our control and may or may not be realized. The forward-looking information set forth above is included in this Prospectus solely because some or all of the plans and projections were available to Apollo and Artemis, and could have affected their respective investment decisions regarding Apollo's bridge investment and back-stop agreement and Artemis' agreement to participate in Apollo's bridge investment and back-stop agreement. For the foregoing reasons, and because our business is subject to numerous risks, uncertainties and other factors (see "Risk Factors"), investors should not rely on the information contained above as an estimate or prediction of future performance. Actual results will most likely differ from those reflected above, and the differences could be substantial. Neither our auditors nor any other independent accountant has compiled or examined this information, and our auditors disclaim any association with this information. We disclaim any obligation to publicly update this information, or disclose any difference between our actual results and those reflected above. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

                                    Business

  We are one of the world's largest manufacturers and distributors of luggage, marketing products under brands such as Samsonite, American Tourister and Lark. With net sales of $697.4 million in fiscal 1999, we are a leader in the highly fragmented luggage market where the vast majority of our competitors have annual luggage sales that are less than 15% of ours. We offer a broad range of luggage and luggage-related products, including suitcases, garment bags, casual bags, business cases and other travel bags. We also license our trademarks for use on products such as travel accessories, personal leather goods, handbags, clothing and furniture.

  Our products are produced around the world at 14 Samsonite-operated manufacturing facilities or by third-party suppliers. We benefit from our large size through volume-driven purchasing and manufacturing economies. We sell our products in more than 100 countries at approximately 27,000 retail locations, including department stores, specialty stores, catalog showrooms, mass merchants and warehouse clubs. In the United States, we also sell our products through approximately 200 Samsonite-operated stores.

  Our leading position in the global luggage industry is due primarily to:

       Widely Recognized Brand Names. Samsonite and American Tourister are two of the most widely-recognized luggage brand names in the world. The Lark brand is also well established in the premium segment of the U.S. luggage market. We support our brands with brand advertising programs. We are the only luggage maker who regularly advertises on national television in the United States and Europe. For the last five fiscal years we have invested, on average, in excess of $50 million annually in national and co-op advertising programs and related promotional activities.

       Innovative, High Quality Products. We design and develop innovative, consumer preferred luggage. We have introduced or popularized many of today's most successful luggage products and features, including suitcases on wheels, suitcases with a built-in luggage cart and full featured structured garment bags. We are a leader in new luggage technologies. Our products have a worldwide reputation for high quality and durability.

       Global Manufacturing and Distribution. Our global production network consists of 14 Samsonite-operated manufacturing facilities and third party suppliers located in the Far East, Eastern Europe and the Dominican Republic. By operating our own facilities to produce hardside luggage and various softside products, we believe that we are able to control manufacturing quality and reduce production lead time and delivery costs. Our global sourcing network also enables us to opportunistically source products from countries with low production costs and favorable currency exchange rates. Our luggage distribution networks in the United States and in Europe are the largest and most technologically advanced in the industry.

  Our principal corporate office is at 11200 East 45th Avenue, Denver, Colorado 80239, and our telephone number is (303) 373-2000.

Recent Unsatisfactory Performance of the U.S. Wholesale Business

  Despite record sales and operating results achieved by our European and U.S. Retail businesses (which together accounted for approximately 62% of our consolidated net sales in fiscal 1999), our consolidated results for fiscal 1999 were depressed by the unsatisfactory performance of our U.S. Wholesale business. The performance of our U.S. Wholesale business was badly hurt by a variety of operating problems that began to emerge at the end of the third quarter of fiscal 1998, as well as by factors affecting the U.S. luggage industry in general, including weaker than anticipated demand, numerous discount luggage promotions and excess inventories in the market place. The operating problems affecting our U.S. Wholesale business were, in significant part, attributable to certain marketing, product and pricing strategies to grow revenues of Samsonite branded products in the United States.

  Commencing at the beginning of fiscal 1999, we took aggressive actions to turn around our U.S. Wholesale business. These actions included:

  .  Replacing the management responsible for U.S. Wholesale operations.

  . Reorganizing management along "channel management" lines that focus separately on each of our channels of distribution.

  . Substantially eliminating cross distribution channel selling and modifying our strategy for our Samsonite-operated retail stores to improve relationships with our trade customers.

  . Revising our product offerings and pricing strategy to be more responsive to trade customer needs and to the competition.

  . Modifying our co-op advertising and sales promotion policies to be more cost effective.

  . Reducing production levels, particularly in our Denver hardside plant and Tucson/Nogales softside plants, to bring volume into line with expected sales.

  . Working with our trade customers and Samsonite operated stores to reduce our excess working capital.

  . Rightsizing the cost structure of our U.S. Wholesale operations and support functions, including restructuring our U.S. manufacturing operations.

  Although the foregoing actions did not have a meaningful impact on our financial results in fiscal 1999, by fiscal 1999 year-end, these measures had significantly reduced operating costs and negative plant production variances helped to balance Samsonite branded inventories in the marketplace and improved relationships with our trade customers. During the first six months of fiscal 2000, there was continued improvement in the performance of our U.S. Wholesale business. Despite these positive developments and improved performance during the first half of fiscal 2000, the U.S. Wholesale business has continued to perform below historical levels.

  In February 1999, we took further steps to restructure U.S. Wholesale sales and marketing by consolidating these functions in our Warren, Rhode Island offices and by promoting the executive responsible for the success of our U.S. Retail operation to the position of President, Samsonite USA, with responsibilities for all U.S. and Canadian operations. In February 1999, we also leased a newly constructed 322,000 square foot warehouse adjacent to our Denver headquarters, which has improved distribution service levels to our customers and is permitting us over time to close other, less efficient warehouses operated by the U.S. Wholesale business. In April 1999, we succeeded in negotiating the renewal of our labor agreement covering employees in our Denver plant to provide more flexible work rules which has notably improved the efficiency of this operation. Finally, we began to revise our marketing strategy, which focused too heavily on the Samsonite brand to the detriment of our two other principal brands, American Tourister and Lark. As part of our refocused emphasis on channel management, we, in early 1999, "re-launched" our American Tourister and Lark brands with new competitively priced products.

  As a result of the on-going corrective measures described above, we believe that our U.S. Wholesale business has shown and should continue to show significant improvement as fiscal 2000 progresses.

Our Strategy

  While our highest priority is to turn-around our U.S. Wholesale business, we will continue to implement and refine strategies used in our successful European, U.S. Retail and International businesses as described below.

  Expand Channels of Distribution and Product Offerings. We plan to increase our presence in channels of distribution where we believe we are under-represented by using targeted marketing and sales efforts tailored to each channel and by exploiting our manufacturing and sourcing leverage. As part of this strategy, we are aggressively pursuing opportunities to sell American Tourister and retailer labeled products to mass merchant retailers and in other high volume distribution channels throughout the world. We have also begun to introduce more casual bags and business cases in the U.S. in order to expand our sales in this growth category.

  Strengthen Marketing and Product Innovation. We plan to continue to expand our presence in the worldwide luggage market from both a trade and consumer standpoint. We believe that the company-wide organization of management along "channel management" lines should strengthen our marketing efforts by facilitating more accurate forecasting, better inventory management and more rapid response to competitive pressures, on a channel-by-channel basis. As a result, we expect to introduce more consumer-preferred products, styles and features at price-to-value relationships appropriate to each channel, supported by more effective advertising, strengthened point-of-sales programs and better customer service.

  Continue Worldwide Expansion. We plan to continue expansion in countries where growing economies and reduced political and trade barriers provide opportunities for long-term growth. We currently have operations in a number of emerging foreign markets, including India, China, South America and the Pacific Rim.

  Improve Distribution Systems in the U.S. We plan to improve the ability of our U.S. Wholesale business to process and ship customer orders in a timely, cost effective manner, modeled after our integrated order processing, distribution and automated warehousing system in Europe. We believe that the European system has resulted in a number of benefits, including increased shipping capacity, lower distribution costs, lower customer inventory levels and fewer returns and customer disputes, and that it affords us a competitive advantage over other manufacturers and distributors of luggage in Europe. We have occupied a newly constructed 322,000 square foot warehouse in Denver and completed the installation of new distribution software in the U.S., which are the first steps in moving towards our European distribution model.

The Luggage Market

  The worldwide luggage market encompasses a wide range of products, values and price points. At the highest end of the market are luxury products that have prestigious identities, high prices and tightly confined distribution. Beneath the luxury segment is a broad middle band of the luggage market in which products are differentiated by features, brand name and price. Within this band, unit sales volumes are largest at the middle and lower prices. Product differentiation decreases and breadth of distribution increases with decreasing price levels. At the low end of the luggage market, unbranded products with few, if any, differentiating features are sold in significant volumes and at low margins, competing primarily on the basis of price. We have products designed to sell into all three segments of the luggage market.

Products

  We offer a broad range of products, including softside suitcases, hardside suitcases, casual bags, garment bags, business cases and laptop computer cases. Below are the approximate percentages of our fiscal 1999 revenues from sales of luggage and travel related products by product type:

       Softside suitcases.................................................   36%
       Hardside suitcases.................................................   32
       Casual bags .......................................................   12
       Garment bags.......................................................    5
       Business cases.....................................................    4
       Other products (primarily non-luggage).............................   11
                                                                            ---
                                                                            100%
                                                                            ===

  Below are our market positioning and targeted consumer for each of our principal luggage brands:

                                                  U.S. Target      Europe Target
      Brand Name       Market Positioning          Consumer          Consumer
      ----------       ------------------         -----------      -------------
      Samsonite    Innovative, high quality,   Business/frequent Affluent traveler
                    durable luggage (including  traveler
                    prestige segment in
                    Europe)
      American     Quality luggage             Value-conscious   Value-conscious
       Tourister    offering value              traveler          traveler
      Lark         Premium luggage with        Affluent traveler Not offered
                    luxurious styling

  In Europe, our Samsonite brand enjoys more of a premium image than in the U.S., and we offer products within the Samsonite line in Europe that compete with prestigious luxury brands.

  Softside Luggage. Approximately 70% of our softside luggage and other bags are made by numerous independent suppliers. We produce the balance of our softside luggage in our own facilities. We have introduced many innovative features in our softside products in response to consumer needs for better interior organization, ease of use, mobility and portability. Our softside products are sold under all of our major brands.

  We have introduced numerous softside products with proprietary features. These products include the Ultravalet(R) Garment Bag, with a unique wrinkle-free folding system, also available on wheels; the EZ Big Wheel(R) rolling system, which allows effortless passage over carpet and rough surfaces; and the EZ CART(R) system which has 4 wheels that support all the weight of the case and a push handle that provides optimum stability and mobility.

  Hardside Luggage. We manufacture all of our hardside luggage in our own factories. Hardside luggage is sold under the Samsonite brand globally. In the United States and Europe, hardside luggage is also sold under the American Tourister brand. Both in Europe and in the United States, hardside products are offered in several lines, each including a variety of sizes and styles to suit different consumer needs. In the United States, Samsonite-branded hardside products include the luxurious, leather trimmed Silhouette(R) DLX and the Silhouette(R) 700 Series in the upper range, Ultralite 3(TM) 550 Series in the upper-middle range and Epsilon(R) II 400 Series and Oyster(TM) 200 Series products in the middle and lower ranges.

  In Europe, popular Samsonite-branded hardside lines include the Classic 1000, System 4 Deluxe and System 4 Art lines, at the higher end of the market, the Epsilon, Spark and Oyster II lines in the upper-middle range and Oyster products at the lower end.

  We sell hardside suitcases that are easy to transport. These hardside suitcases include the patented Piggyback(R) product, that incorporates a luggage cart, an extendable handle and a strap allowing additional bags to be attached and transported. Hardside suitcases are also available with the EZ Cart(R) system.

  Other Luggage. We use our global manufacturing and product sourcing leverage to compete in the high-volume discount channels of retail luggage distribution by marketing luggage products under a number of secondary brands and retailer labels. These hardside and softside luggage products are generally lower priced than our Samsonite, American Tourister and Lark products and usually provide fewer features. Our secondary brands include Magnum(R) and Royal Traveler(R) in Europe, Tauro(R) in Spain, Azzura(R) and Bogey(R) in Italy and Legacy(R) in the U.S.

  Non-luggage Licensed Products. We license Samsonite brand names and apparel brand names owned by Samsonite including McGregor(R), Botany 5007 and Bert Pulitzer(R) and others to third parties primarily for the sale of non-luggage travel related products, clothing and furniture. Licensees are selected for competency in their product categories, and usually sell parallel lines of products under their own or other brands. Currently, licensed products distributed by Samsonite or by third party licensees include apparel, furniture, travel accessories, photo and audio storage cases, personal leather goods, ladies handbags, umbrellas, binoculars, pet carriers, auto accessories, cellular phone cases, back-to-school bags and other children's products.

  New Product Design and Development. We devote significant resources to new product design and development. We use market research to identify consumers' luggage needs and style preferences and develop products that meet those needs and preferences. We employ full-time designers and development engineers and retain outside designers with whom we have long-term relationships to ensure a continuous flow of product ideas based on material developments and trends in consumer preferences and technologies. We strongly believe that our intensive product development and emphasis on innovation distinguish us from our competitors.

Distribution

  Our products are sold in more than 100 countries around the world at an estimated 27,000 retail outlets.

  North America. We sell our Samsonite brand products in North America primarily through department stores, luggage specialty stores and national retailers such as JCPenney and Sears. Discount channels such as mass merchants, warehouse clubs and factory outlets are becoming increasingly important in the distribution of our products in North America. We have a direct sales force of approximately 75 persons who serve approximately 10,000 stores in the United States.

  In addition, we operate approximately 200 retail stores, largely in factory outlet centers in the United States that distribute a line of Samsonite and American Tourister products specially designed for these stores, as well as excess, discontinued and obsolete products. We believe our company-operated stores allow us to efficiently balance inventories and test market new products and designs. The stores also sell a variety of travel related products.

  Europe. We distribute our Samsonite brand products in Europe through specialty luggage stores and department stores. Samsonite-branded products are generally not distributed through the discount retailers in Europe in order to preserve the premium image enjoyed by the Samsonite brand in Europe. Our American Tourister brand has been introduced in Europe to help balance our retail distribution in each of the primary retail channels and is being used to establish a single pan-European brand name in the discount channel. We service an estimated 11,000 stores in Europe through a direct sales and product demonstration force of approximately 120 persons.

  In over 20 European countries where we do not have a direct sales force, we sell through distributors and agents. These distributors and agents, as well as those mentioned under "International" below, handle various non-luggage products in addition to our products. Distribution agreements generally provide for mutual exclusivity, whereby distributors do not handle competitors' luggage products, and we do not deal with other distributors or agents in their territory.

  International. In markets outside the United States and Western Europe, we sell our products directly, through agents and distributors, and under license. Products sold in international markets are shipped from the United States, Western Europe or Asia depending upon product type, availability and exchange rate. In some instances, we have entered new markets through third party distributors and have acquired these third party distributors as markets have matured. We have a long-standing licensing arrangement to sell our products in Japan. We have joint ventures in Singapore, South Korea, India, Brazil and China, as well as wholly-owned distribution organizations in Hong Kong and Taiwan. We also have a joint venture operations in Argentina and Brazil to distribute Samsonite products in those countries as well as other major South American markets.

Advertising

  We commit substantial resources to brand advertising programs that promote the features, durability and quality of our luggage and travel products under the marketing theme "Samsonite Worldproof(R)." In connection with our efforts to re-launch a new line of American Tourister branded products in the second half of fiscal 2000, we are bringing back our very popular "gorilla" advertising theme. We are the only luggage maker who regularly advertises on national television in the United States and Europe. For the last five fiscal years we have invested, on average, in excess of $50 million annually in national and co-op advertising programs and related promotional activities.

Manufacturing and Sourcing Products

  Our global product sourcing network consists of 14 Samsonite operated manufacturing facilities and various third party suppliers located principally in the Far East, Eastern Europe and the Dominican Republic. By operating our own facilities to produce hardside luggage and more complex softside products, we are able to control manufacturing quality and reduce lead times and delivery costs. Our global sourcing network also enables us to source products from countries with lower production costs and favorable currency exchange rates. Samsonite operated manufacturing facilities are located in Belgium, France, Hungary, Italy, the Slovak Republic, Mexico, Spain, India, China and the United States.

  In fiscal 1999, approximately 30% of our revenues from softside luggage products were from products manufactured at our own facilities. We source the remainder of our softside luggage products primarily from third-party vendors in the Far East, Eastern Europe and the Dominican Republic. We believe that the significant volume of our softside luggage purchases enable us to obtain a reliable supply of high quality, low cost products and prompt order fulfillment. We are able to select different third party suppliers to take advantage of changes in manufacturing, payment terms and shipping costs. We do not rely on any single third party supplier, the loss of whom would be material to us.

  We manufacture virtually all of the hardside luggage products that we distribute. Our hardside production facilities are located in Denver, Colorado; Oudenaarde, Belgium; Nashik, India; Henin-Beaumont, France and Ningbo, China.

  We believe that we maintain a rigorous quality control program for goods manufactured at our own plants and at third party vendor facilities. Products are designed to assure durability and strength, and a prototype of each new product is put through a series of simulation and stress tests. In our manufacturing facilities and our Asian sourcing office, we use quality control inspectors, engineers and lab technicians to perform inspection and laboratory testing on raw materials, parts and finished goods.

Competition

  We operate in a competitive market. We compete based on brand name, consumer advertising, product innovation, product quality, product styling and features, customer service, access to established distribution channels, number of new product offerings and price. Price becomes more important as the price point of the product decreases and fewer differentiating features are offered. In addition to companies in the business of manufacturing and distributing luggage products, we compete with various large retailers who purchase private label luggage directly from manufacturers in low labor cost countries, primarily in Asia.

Customers

  Our customers include most major department stores that carry luggage, most specialty stores featuring luggage products and many other retailers (including catalog showrooms, mass merchants and discounters). We also sell directly to consumers through Samsonite-operated retail stores in the United States and Europe. We are not dependent on any single customer, and no single customer accounts for more than 5% of our consolidated revenues.

Trademarks and Patents

  Trademarks and patents are important to us. We are the registered owner of Samsonite, American Tourister, Lark and other trademarks. As of January 31, 1999, we had approximately 2,144 trademark registrations and approximately 250 trademark applications pending in the United States and abroad covering luggage, apparel products and retail concepts. We also own approximately 180 United States patents and approximately 511 patent equivalents in selected foreign countries. In addition, we have approximately 250 patent applications pending worldwide. We pursue a policy of seeking patent protection where appropriate for inventions embodied in our products. Our patents cover features popularized in our EZ CART(R), Smart Pocket(TM), Easy Turn(R), Piggyback(R), Ultravalet(R) and Oyster(TM) luggage. We have also patented our CPX production technology for making luggage shells. Although some companies have sought to imitate some of our patented products and our trademarks, we have generally been successful in enforcing our worldwide intellectual property rights.

Employees and Labor Relations

  At January 31, 1999, we had approximately 7,300 employees worldwide, with approximately 2,100 employees in the United States and approximately 5,200 employees in other countries. In the United States, approximately 500 employees are unionized under a contract that is renewed every three years and was most recently renewed in April 1999. We employ approximately 2,100 workers in our 5 European manufacturing plants located in Belgium, France, Spain, Italy and Hungary. In Europe union membership varies from country to country and is not officially known to Samsonite; however, it is probable that most of our European workers are affiliated with a union. Most European union contracts have a one-year duration. We believe our employee relations are good.

Properties

  The following table sets forth certain information relating to our principal properties and facilities. All of our manufacturing plants, in our opinion, have been adequately maintained and are in good operating condition. We believe that our existing facilities have sufficient capacity, together with sourcing capacity from third parties, to handle our sales volumes for the foreseeable future. Our headquarters in Denver share the same location as a manufacturing facility.

                                                               Approximate
                                               Owned or       Facility Size
      Location                                  Leased    (thousands of sq. ft.)
      --------                               ------------ ----------------------
      Denver, CO............................ Owned/Leased         1,609
      Tucson, AZ............................ Owned/Leased            63
      Jacksonville, FL......................    Leased              510
      Warren, RI............................    Leased               94
      Stratford, Canada ....................    Owned               212
      Nogales, Mexico ......................    Leased              333
      Mexico City, Mexico................... Owned/Leased           182
      Oudenaarde, Belgium...................    Owned               649
      Ningbo, China.........................    Owned               100
      Nashik, India.........................    Owned               743
      Torhout, Belgium......................    Owned                79
      Henin-Beaumont, France                    Owned                98
      Szekszard, Hungary....................    Owned                81
      Tres Cantos, Spain....................    Owned                37
      Saltrio, Italy........................    Leased               74

                                                               Approximate
                                                 Owned or     Facility Size
      Location                                    Leased  (thousands of sq. ft.)
      --------                                   -------- ----------------------
      Singapore.................................  Leased            13
      Hong Kong.................................  Leased            29
      Seoul, South Korea........................  Leased            19
      Samorin, Slovak Republic..................  Owned             43
      Buenos Aires, Argentina...................  Leased            17
      Sao Paulo, Brazil.........................  Leased             1

  We also maintain numerous sales offices, retail outlets and distribution centers in the United States and abroad.

Legal Proceedings and Contingent Obligations

  Litigation. We, certain parties related to us and our former directors have been the subject of various purported stockholder class action lawsuits in Colorado State District Court, City and County of Denver; United States District Court for the District of Colorado; and the Delaware Court of Chancery, and a purported derivative action in Colorado State District Court, City and Country of Denver filed between March 13, 1998 and March 9, 1999. In April 1999, we entered into an insurance agreement with a major insurance carrier whereby the carrier assumed responsibility for the defense and ultimate resolution of the class and purported derivative action litigation and any other actions asserted at any time that involve essentially the same or similar allegations, facts or circumstances as those alleged in the class and purported derivative action litigations. In connection with the insurance agreement, we entered into some agreements and releases and agreed to make a cash premium payment, net of potential future reimbursements, to the insurer ranging from an estimated minimum payment of $7.0 million to a maximum payment of $17.5 million depending on the ultimate cost to defend and resolve the pending litigations. We are responsible for paying all legal defense costs prior to the effective date of the insurance agreement. However, we expect that substantially all costs incurred subsequent to the effective date to defend and resolve the class and purported derivative action litigations will be covered by the insurance agreement. We believe our consolidated statements of operations for the fiscal year ended January 31, 1999 reflect the accrual of substantially all costs incurred and expected to be incurred in connection with these lawsuits.

  Contingent Liability with Respect to Old Notes. The 1993 reorganization plan provides for payment in full of 100% of the allowed claims of the holders of certain old notes of E-II Holdings, Inc. (predecessor to Astrum), including approximately $16.4 million of interest on overdue installments of interest accruing prior to the commencement of Astrum's bankruptcy case. Various parties have challenged the allowability of the claim on the basis that interest on overdue installments of interest is not permitted under applicable non-bankruptcy law. We provided for this contingent liability in its consolidated financial statements when it emerged from bankruptcy in the amount of $16.4 million.

  During fiscal 1997, $4.0 million of such claims were settled for $0.2 million, resulting in the recording of $3.8 million of other nonoperating income from the favorable settlement of this claim. The holders of the claim were Apollo Investment Fund, L.P. and one of its affiliates. At January 31, 1997, Apollo and its affiliates owned 45.75% of our issued and outstanding common stock. During fiscal 1998, we recorded other income of $2,060,000 from the favorable settlement of $2,139,000 of such claims.

  As a result of a change in New York law in fiscal 1998, which adversely affected our ability to favorably settle the remaining claims, we have entered into a non-binding agreement-in-principle to settle the remaining amount of these claims for approximately $9.4 million. At January 31, 1999 and July 31, 1999, other accrued expenses include $10.3 million provided for these remaining claims. We expect final settlement to occur in the second half of fiscal 2000.

  Other. In addition, we are a party to various other legal proceedings and claims in the ordinary course of business. We believe that the outcome of these other pending matters will not have a material adverse affect on our consolidated financial position, results of operations or liquidity.

                                   Management

Directors and Executive Officers

  Samsonite's directors and executive officers and their ages as of August 31, 1999 are as follows:

Name                      Age Position
----                      --- --------
Luc Van Nevel............  52 President and Chief Executive Officer and Director
Thomas R. Sandler........  52 President, Samsonite, the Americas
Mark A. Korros...........  47 President, Samsonite USA and Canada
Richard H. Wiley.........  42 Chief Financial Officer, Treasurer and Secretary
Karlheinz Tretter........  56 President, Samsonite Europe and Asia
Carlo Zezza..............  63 Executive Vice President
Steven R. Armstrong......  41 General Counsel and Assistant Secretary
Bernard Attal............  35 Director
Leon D. Black............  48 Director
Robert H. Falk...........  61 Director
Richard R. Nicolosi......  51 Director
Mark H. Rachesky.........  40 Director
Robert L. Rosen..........  52 Director
Marc J. Rowan............  37 Director
Stephen J. Solarz........  58 Director

  Richard R. Nicolosi. Age 51. Mr. Nicolosi has been one of our directors since May 1996. He served as our President and Chief Executive Officer from May 15, 1996 to May 15, 1998. From 1994 to 1996, Mr. Nicolosi was Senior Vice President of Scott Paper Company. From 1992 to 1994, Mr. Nicolosi was President of Nicolosi & Associates, a privately owned business consulting firm. From 1969 to 1992, Mr. Nicolosi was employed by Procter & Gamble in various positions, the latest being President, Pulp and Paper Sector, Corporate Group Vice President, as well as a member of the Executive Committee. He is a member of the Advisory Board of Directors of Domino's Pizza, Inc.

  Luc Van Nevel. Age 52. Mr. Van Nevel was elected as our President in February 1998 and became Chief Executive Officer and a Director in May 1998. Prior to that time, Mr. Van Nevel held various positions including Chief Operating Officer (since September 1997) and President of Samsonite Europe N.V. (since
1989). Since 1984, he has held the additional position of Managing Director of Samsonite Europe N.V. He joined Samsonite Europe N.V. in 1975 as Manager, Financial Planning and progressed to the position of Controller before being promoted to President of Samsonite Europe in 1989. Mr. Van Nevel worked in audit positions with Touche Ross & Co. in Europe for five years before joining Samsonite.

  Thomas R. Sandler. Age 52. Mr. Sandler was appointed President of our Americas division effective March 1998. Prior to that Mr. Sandler was the Chief Financial Officer and Treasurer of Samsonite since May 1, 1995. Prior to joining Samsonite, Mr. Sandler was the managing partner of the Denver office of BDO Seidman, an international public accounting firm, since July 1, 1994. Prior to joining BDO Seidman, Mr. Sandler was an audit and consulting partner in the international public accounting firm of KPMG LLP, specializing in corporate restructurings.

  Mark A. Korros. Age 47. Mr. Korros was appointed President of Samsonite USA and Canada in February 1999. Prior to that Mr. Korros was President of Samsonite Company Stores and had responsibility for our Canadian operations. Mr. Korros joined Samsonite in June 1995 as Senior Vice President of the American Tourister Retail Division. Prior to joining Samsonite, Mr. Korros spent 5 1/2 years at Reebok as General Manager Reebok Retail Division. From 1976 to 1989, Mr. Korros was employed by Health-tex children's wear, where he held several sales and marketing positions, including Vice President of Sales.

  Richard H. Wiley. Age 42. Mr. Wiley has been our Chief Financial Officer and Treasurer since March 1998. Prior to that Mr. Wiley was Chief Financial Officer of our Americas division and Assistant Treasurer since May 15, 1995. Prior to joining us, Mr. Wiley was an audit and consulting senior manager with BDO Seidman, an international public accounting firm, since July 1994. Prior to that, Mr. Wiley was with KPMG LLP since 1982, working in the audit and consulting areas.

  Karlheinz Tretter. Age 56. Mr. Tretter was appointed President of Samsonite Europe on October 16, 1997 and additionally as President of Samsonite Asia on February 15, 1998. Prior to that Mr. Tretter was Vice President and Managing Director of Samsonite Europe since May 1994. From 1990 until 1994, Mr. Tretter has served as Vice President of Marketing and/or Sales for Samsonite Europe.

  Carl Zezza. Age 63. Mr. Zezza has been our Executive Vice President since 1990, with responsibility for new products and licensing. Mr. Zezza joined us in 1971 from the J. Walter Thompson advertising agency, where he was Vice President serving Samsonite and other accounts. From 1976 to 1983, Mr. Zezza was President, Samsonite Europe, and in 1984 was responsible for Samsonite USA marketing and operations. From 1985 to 1990, Mr. Zezza was President, Delsey USA, a competitor luggage business in the United States.

  Steven R. Armstrong. Age 41. Mr. Armstrong was appointed our General Counsel and Assistant Secretary in February 1999. From November 1997 until joining Samsonite, Mr. Armstrong engaged in the private practice of law and taught at the University of Denver School of Law. Prior to that, Mr. Armstrong was a partner in the national law firms, Paul, Hastings, Janofsky & Walker and Baker & Hostetler, successively.

  Bernard Attal. Age 35. Mr Attal has been one of our directors since March 1996. Mr. Attal is a Director of Heights Advisors LLC, which acts as a financial advisor and a representative for certain European institutional investors with respect to their investments in the United States. From 1992 to 1995, Mr. Attal was a Vice President at Credit Lyonnais Securities. Prior to 1992, Mr. Attal was Chief Financial Officer of Altus Patrimoine & Gestion, a money management firm. Mr. Attal is a director of New California Life Holdings, Inc., the Florsheim Group, Inc, and Aurora National Life Insurance.

  Leon D. Black. Age 48. Mr. Black has been one or our directors since 1993. Mr. Black is one of the founding principals of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P., and Apollo Investment Fund IV, L.P. (the "Apollo Funds"), private securities investment funds, and Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments, and of Apollo Real Estate Advisors, L.P., which serves as managing general partner of the Apollo Real Estate Investment Funds, private real estate oriented investment funds. Mr. Black is also a director of Converse, Inc., Vail Resorts, Inc., Telemundo Group, Inc., Sequa Industries, Inc., and United Rentals Industries, Inc.

  Robert H. Falk. Age 61. Mr. Falk has been an officer since April 1992 of Apollo Capital Management, Inc. and Lion Capital Management, Inc., which respectively act as general partners of Apollo Advisors, L.P. and Lion Advisors, L.P. Mr. Falk is a limited partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Funds, and a limited partner of Lion Advisors, L.P. Prior to 1992, Mr. Falk was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Falk is a director of Alliance Imaging, Inc., Converse, Inc., and the Florsheim Group, Inc.

  Mark H. Rachesky, M.D. Age 40. Dr. Rachesky has been one of our directors since 1993. Dr. Rachesky is the founder of MHR Capital Partners LP and MHR Institutional Partners, LP, investment funds which invest in distressed securities. Dr. Rachesky is the principal owner and President of the general partners and investment manager of these investment funds. From February 1, 1990 through June 11, 1996, Dr. Rachesky was employed by Icahn Holding Corporation, where he served as the sole Managing Director the last three years, and in such capacity, acted as Carl C. Icahn's chief investment advisor. From June 1987 to January 1990, Dr. Rachesky was employed by an affiliate of the Robert M. Bass Group, where he was involved in financing and investment activity.

  Robert L. Rosen. Age 52. Mr. Rosen is Chief Executive Officer of RLR Partners, LLC, a private investment partnership founded in April 1987. Mr. Rosen is a director of the Municipal Advantage Fund, Inc., Municipal Partners Fund, Inc., Municipal Partners Fund II, Inc., the Spring Mountain Group, Mariner Post-Acute Networks, Inc. and WMC Finance Co. and Chairman of the Board of National Financial Partners, Inc.

  Marc J. Rowan. Age 37. Mr. Rowan is one of the founding principals of Apollo Advisors, L.P., and of Lion Advisors, L.P. Mr. Rowan is also a director of Vail Resorts, Inc., Quality Distribution, Inc., National Financial Partners, Inc. and NRT Incorporated. Mr. Rowan is also a founding member and serves on the executive committee of the Youth Renewal Fund and is a member of the board of directors of National Jewish Outreach Program and the Undergraduate Executive Board of The Wharton School.

  Stephen J. Solarz. Age 58. Mr. Solarz was elected, in 1974, to the House of Representatives from Brooklyn's 13th Congressional District and was re-elected eight times. In the House he served on four committees: Foreign Affairs, Merchant Marine and Fisheries, Intelligence, and the Joint Economic Committee. Mr. Solarz ranked second in seniority on the House Foreign Affairs Committee, where he chaired the Subcommittee on Asian and Pacific Affairs. Since his departure from the House, Mr. Solarz has been: Senior Counselor at APCO Associates, an international public affairs firm; President of Solarz and Associates, a global consulting firm; Chairman of the Central Asian American Enterprise Fund; Vice Chairman of the International Crisis Group; a Distinguished Fellow at the Carnegie Endowment for International Peace; Professor of International Affairs at George Washington University; a Member of the Board of Directors of the National Endowment for Democracy and National Democratic Institute; and a member of the Council on Foreign Relations and the International Rescue Committee. Mr. Solarz is a director of First Philippine Fund, IRI International, and the Santa Fe Corporation.

Committees of the Board of Directors

  Our board of directors has the following standing committees: an Executive Committee, an Audit Committee and a Compensation Committee.

  The current members of the Executive Committee are Messrs. Falk, Rowan and Van Nevel. The Executive Committee has all powers and rights necessary to exercise the full authority of the board of directors in the management of the business and affairs of Samsonite when necessary in between meetings of the board of directors, except as otherwise provided by Delaware law.

  The current members of the Audit Committee are Messrs. Attal, Rachesky, Rowan and Van Nevel. The Audit Committee is primarily concerned with the effectiveness of Samsonite's accounting policies and practices, financial reporting, and internal controls. The Audit Committee is to:

  . make recommendations to the board of directors regarding the engagement of Samsonite's independent accountants,

  . review the plan, scope and results of the annual audit, the independent accountants' letter of comments and management's response thereto, and the scope of any non-audit services which may be performed by the independent accountants,

  . manage our policies and procedures with respect to internal accounting and financial controls, and

  .  review any changes in accounting policy.

  The current members of the Compensation Committee are Messrs. Falk and Rowan. The Compensation Committee is authorized and directed to:

  . review and approve the compensation and benefits of the executive officers,

  .  review and approve the annual salary plans,

  .  review management organization and development,

  . review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees,

  . administer any stock option plans which may be adopted and the granting of options under such plans, and

  . review and recommend for the approval of the Board the compensation of directors.

Executive Compensation

  The Compensation Committee of the Board of Directors reviews and approves the salaries and bonuses of our executive officers as well as all grants of options to purchase shares of common stock and other equity-based compensation awards.

  Objectives. The Compensation Committee's primary objectives are to retain the best qualified people and to insure that they are properly motivated to have us prosper over the long term. In furtherance of the foregoing, the Compensation Committee, in establishing the components and levels of compensation for its executive officers, seeks to:

  .  enable us to attract and retain highly qualified executives, and

  . provide financial incentives in the form of cash bonuses and equity compensation in order to align the interests of executive officers more closely with those of stockholders and to motivate such executives to increase stockholder value by improving corporate performance and profitability.

  Employment Agreements. We have entered into employment agreements with certain of our executive officers, including certain of the named executive officers listed in the Summary Compensation Table below. The Compensation Committee has considered the advisability of using employment agreements and has determined that the use of employment agreements is in our best interest because it facilitates (consistent with the Compensation Committee's overall objectives) our ability to attract and retain the services of the most highly qualified executive officers. Each such employment agreement separately reflects the terms that the Compensation Committee felt were appropriate and/or necessary to retain the services of the particular executive.

  Components of Executive Compensation. There are two components of our executive compensation program:

  .  Cash compensation.

  .  Equity compensation.

  Cash Compensation. Cash compensation is comprised of base salary and annual cash incentive bonuses. Since, as noted above, some of our named executive officers were party to employment agreements with us effective during the past fiscal year, their respective cash compensation levels were subject to the provisions of such employment agreements. The Compensation Committee subjectively arrived at appropriate base salary compensation levels in the process of negotiating such agreements.

  We offer each of our executive officers an opportunity to earn additional cash compensation in the form of annual bonuses that are awarded if we attain specified performance goals or if the officer satisfactorily completes certain annual projects approved by the Compensation Committee. The Compensation Committee believes that making a significant portion of executive officer compensation subject to attaining specified performance goals or the successful completion of specified projects motivates the executive officers to increase their individual efforts on our behalf. The Compensation Committee also believes that it is appropriate that our executive officers receive lower compensation when we do not attain our specified performance goals and higher compensation when we attain such goals.

  Annual bonus amounts for the named executive officers were determined pursuant to terms provided in their respective employment agreements and, as noted above, were conditioned on our attainment of specified performance goals or the officer's satisfactory completion of certain annual projects approved by the Compensation Committee.

  Equity Compensation. Equity compensation is comprised of stock options, restricted stock awards, and stock bonus awards. Stock option grants reflect the Compensation Committee's desire to provide a meaningful equity incentive for the executive to have us prosper over the long term. The Compensation Committee expects options to continue as a significant component of the executive compensation arrangements in the future. At January 31, 1999, options to purchase 837,561 shares were held by certain of our executive officers as described elsewhere herein. At January 31, 1999, options to purchase 1,615,794 shares by all executives and other employees were outstanding.

  On June 24, 1998, we completed the 1998 Recapitalization. As a result of the 1998 Recapitalization, we determined, with the approval of the Board of Directors, to make an equitable adjustment to the terms of outstanding options held by all employees, for options which remained unexercised after the 1998 Recapitalization, including the named executives listed below. We allowed employees to accept a $12.50 per share reduction in the option exercise price, or alternatively to surrender options held for a reduced number of options (approximately 42.7% fewer options) at an exercise price equal to the price for the ten-day trading period following completion of the 1998 Recapitalization, which turned out to be $10.00 per share. New options issued had the same proportionate vesting schedule and performance criteria, if any, as the options surrendered. Exercise prices for those options which received the $12.50 per share reduction could not be reduced to less than 25% of the post tender offer trading price of $10.00, or $2.50 per share. To the extent a $12.50 reduction would have resulted in an exercise price of less than $2.50 per share, the option holder received the right to receive a cash payment when the options become exercisable. The following table summarizes adjustments to options as a result of the foregoing for those named executive officers who received option amendments:

                                        Number of     Market                                         Length of
                                       securities    price of     Exercise                        original options
                                       underlying    stock at     price at                         term remaining
                                         options     time of      time of       New        New       at date of
                                       repriced or repricing or repricing or   number   exercise    repricing or
          Name               Date      amended (#)  amendment    amendment   of options price (a)    amendment
          ----               ----      ----------- ------------ ------------ ---------- --------- ----------------
Richard R. Nicolosi..... July 16, 1998   425,532      $10.00      $18.250     425,532    $ 5.75        34 mos.
Luc Van Nevel........... July 16, 1998    98,619       10.00       10.875      98,619      2.50        43 mos.
Thomas R. Sandler....... July 16, 1998    73,964       10.00       12.875      73,964      2.50        43 mos.
Thomas R. Sandler....... July 16, 1998    24,655       10.00       35.500      14,132     10.00        51 mos.
Karlheinz Tretter....... July 16, 1998    15,780       10.00       10.875      15,780      2.50        43 mos.
Karlheinz Tretter....... July 16, 1998    50,000       10.00       35.500      28,659     10.00        51 mos.
Carlo Zezza............. July 16, 1998    14,000       10.00       13.875      14,000      2.50        44 mos.
Carlo Zezza............. July 16, 1998    15,000       10.00       35.500       8,598     10.00        51 mos.
Richard H. Wiley........ July 16, 1998     7,737       10.00       13.875       7,737      2.50        44 mos.
Richard H. Wiley........ July 16, 1998    12,263       10.00       35.500       7,029     10.00        99 mos.
Richard H. Wiley........ July 16, 1998    10,000       10.00       39.500       5,732     10.00       102 mos.
Mark Korros............. July 16, 1998    11,052       10.00       13.875      11,052      2.50        45 mos.
Mark Korros............. July 16, 1998    23,948       10.00       35.500      13,727     10.00        99 mos.

--------
(a) In lieu of reduction of option prices below $2.50 per share, Messrs. Van Nevel, Sandler, Tretter, Zezza, Wiley and Korros were paid cash compensation for options which vested and became exercisable through January 31, 1999 of $325,441, $125,738, $32,546, $11,250, $6,962 and
    $9,947, respectively.

  Chief Executive Officer Compensation. In fiscal 1999, the compensation of Mr. Van Nevel was determined pursuant to the Van Nevel agreement described in "-- Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

Summary Compensation Table

  The following table sets forth the compensation paid or awarded to our Chief Executive Officer, and our other four most highly compensated executive officers during the last fiscal year for services rendered in all capacities for the last three fiscal years.

                                                                    Long-Term
                                Annual Compensation            Compensation Awards
                         ----------------------------------  --------------------------
                                                  Other      Restricted     Securities
                                                  Annual       Stock        Underlying   All Other
                         Year  Salary   Bonus  Compensation    Awards      Options/SARs Compensation
Name/Principal Position  (a)    ($)      ($)       ($)          ($)          (#) (i)      ($) (j)
-----------------------  ---- -------- ------- ------------  ----------    ------------ ------------
Richard R.
 Nicolosi(b)...........  1999 $175,385 $   --    $43,750(e)  $     --            --       $ 3,980
 Chairman of the Board   1998  600,000     --    150,000(e)        --            --         7,318
                         1997  425,000 500,000   112,500(e)  1,095,000(g)    425,532      109,034
Luc Van Nevel(c).......  1999  422,797 650,000    50,000(f)        --         40,000      414,548
 President, Chief        1998  252,313 125,000       --            --            --        96,726
  Executive Officer
 and Director            1997  290,980 275,000       --        709,724(h)     98,619      102,704
Thomas R. Sandler......  1999  325,000  70,000       --            --         20,000      132,514
 President, Samsonite    1998  200,000 192,000       --            --            --         7,058
 --the Americas          1997  200,000 220,000       --        709,724(h)     88,096        5,968
Karlheinz Tretter(d)...  1999  325,000 105,000       --            --         20,000       65,385
 President, Samsonite    1998  168,023 120,000       --            --            --        15,757
 --Europe and Asia       1997  192,667  69,710       --            --         68,107       18,062
Carlo Zezza............  1999  250,000  40,000       --            --            --        18,031
 Executive Vice-
  President              1998  200,000  70,000       --            --            --         9,664
                         1997  200,000  90,000       --            --         28,598        9,664
Richard H. Wiley.......  1999  206,250 100,000       --            --         15,000       13,457
 Chief Financial
  Officer, Treasurer     1998  122,166  70,000       --            --          5,732        5,079
 and Secretary           1997  107,497  38,983       --            --         14,766        4,707

--------
(a) Fiscal year ending January 31.
(b) Mr. Nicolosi was succeeded by Mr. Van Nevel as Chief Executive Officer on May 15, 1998. Mr Nicolosi resigned as Chairman in May 1999 but remains a director.
(c) A portion of Mr. Van Nevel's cash compensation is paid in Belgian francs. His salary, bonuses, and all other compensation amounts, to the extent denominated in Belgian francs ("BF"), have been translated to U.S. dollars at rates of BF36.32, BF35.67, and BF30.93 to the U.S. dollar for the years ended January 31, 1999, 1998, and 1997, respectively. Mr. Van Nevel was president of Samsonite Europe until September 25, 1997 when he was appointed Chief Operating Officer. Mr. Van Nevel was appointed President and Chief Executive Officer effective February 1, 1998.
(d) In fiscal 1999, Mr. Tretter's base salary was paid in various European currencies equivalent to ECU 300,147 (equivalent to US $325,000 at the effective date of Mr. Tretter's employment contract). Prior to fiscal 1999, Mr. Tretter's cash compensation was paid in Deutschemarks (DM). His salary, bonuses, and all other compensation amounts, to the extent denominated in DM, have been translated to U.S. dollars at rates of DM1.72 and DM1.50 to the U.S. dollar for the years ended January 31, 1998 and 1997, respectively.
(e) Consists of amounts paid for a housing allowance at the rate of $12,500 per month.
(f) Consists of amounts paid to Mr. Van Nevel to cover the cost of maintaining a second residence in Denver, Colorado.

(g) We issued 60,000 shares of restricted stock to Mr. Nicolosi on May 15, 1996 pursuant to the terms of his employment agreement (see "--Employment Contracts and Termination of Employment and Change-in-Control Arrangements"). Mr. Nicolosi became fully vested in the shares effective May 15, 1998. In connection with the 1998 Recapitalization, Mr. Nicolosi tendered 30,897 of these shares to us at $40.00 per share. The aggregate market value of the remaining 29,103 shares held by Mr. Nicolosi at January 31, 1999 was $196,445.
(h) Effective as of May 15, 1996, we entered into agreements with Messrs. Van Nevel and Sandler that provide for stock bonuses to each of them of 38,889 shares of common stock. The market value of the stock at May 15, 1996 was $18.25 per share. In connection with the Recapitalization, we determined to permit Mr. Van Nevel and Mr. Sandler to tender such shares. As a result, 20,026 shares for each of Mr. Van Nevel and Mr. Sandler were tendered to us at $40.00 per share. The remaining shares are subject to the original vesting requirements and the aggregate market value of the remaining stock award shares for each of Messrs. Van Nevel and Sandler is $127,325 at January 31, 1999. See "--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" for vesting provisions with respect to the stock bonus shares.

(i) As a result of the 1998 Recapitalization, we have determined to allow holders of options to either (1) accept a $12.50 reduction of their option exercise prices or (2) voluntarily surrender such options to us and in exchange receive new options to purchase a reduced number of shares of common stock (which reflects the number of shares outstanding after the tender offer) at exercise prices equal to the post tender offer trading price, with the same proportionate vesting schedule as the options surrendered. The number of Securities Underlying Options/SARs has been adjusted to reflect options surrendered in exchange for a reduced number of options.

(j) Represents the following amounts paid by us for the benefit of each of the named executives:

                                                                      Cash paid
                                                                      in lieu of
                                                                      reduction
                                           Company     Life insurance in options
                                       contribution to  premium and    exercise
    Name                      Year (1)   401(k) Plan   excess medical price (3)
    ----                      -------- --------------- -------------- ----------
   Mr. Nicolosi..............   1999       $3,500          $ 480       $   --
   Mr. Van Nevel(2)..........   1999          --             --        325,441
   Mr. Sandler...............   1999        5,000          1,776       125,738
   Mr. Tretter(2)............   1999          --             --         32,546
   Mr. Zezza.................   1999        5,125          1,656        11,250
   Mr. Wiley.................   1999        5,187          1,308         6,962

--------
(1) Fiscal year ending January 31.
(2) Mr. Van Nevel and Mr. Tretter participate in an employee benefit arrangement available to our employees located in Belgium and Germany, respectively, which combines retirement and life insurance benefits based on salary. An amount is contributed by us on behalf of such employees in order to purchase insurance contracts that contain both a life insurance and retirement pension provision. In fiscal 1999, $89,107 and $32,839 was contributed on behalf of Mr. Van Nevel and Mr. Tretter, respectively.

(3) In connection with the 1998 Recapitalization completed on June 24, 1998, we determined to adjust all options that remained unexercised after the 1998 Recapitalization by reducing the exercise price of each option by $12.50, but not to less than 25% ($2.50) of the average trading price for a specified period of time following completion of the 1998 Recapitalization ($10.00). If the $12.50 adjustment resulted in the exercise price of an option being reduced to less than $2.50, the option holder has the right to receive cash in lieu of further reduction of the option price as the options vest and become exercisable.

  The following table discloses the grants of stock options during fiscal 1999 to the named executives.

                                   Option/SAR Grants in Fiscal Year 1999
                                                                                       Potential realizable
                                               Individual Grants                         value at assumed
                         -------------------------------------------------------------     annual rates
                          Number of    % of Total                                            of stock
                          Securities  Options/SARs                                      price appreciation
                          Underlying   Granted to    Exercise                            for option term
                         Options/SARs Employees in or Base Price  Expiration           --------------------
Name                      Granted (#) Fiscal Year      ($/Sh)        Date      5% ($)        10% ($)
----                     ------------ ------------ ------------- ------------- ------- --------------------
Mr. Luc Van Nevel.......    40,000       18.35%        9.375     July 15, 2008 236,000       598,000
Mr. Sandler.............    20,000        9.17%        9.375     July 15, 2008 118,000       299,000
Mr. Tretter.............    20,000        9.17%        9.375     July 15, 2008 118,000       299,000
Mr. Wiley...............    15,000        6.88%        9.375     July 15, 2008  88,000       224,000

  The following table discloses, for the named executives, information regarding stock options that were held at January 31, 1999.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                   and Fiscal Year End Option/SAR Values Name

                                                       Number of Securities        Value of Unexercised
                                                    Underlying Options/SARs at  in-the-money Options/SARs
                         Shares Acquired   Value       Fiscal Year-End (#)        at Fiscal Year End ($)
Name                     on Exercise (#) Realized $ Exercisable/ Unexercisable Exercisable/Unexercisable(a)
----                     --------------- ---------- -------------------------- ----------------------------
Mr. Nicolosi............        --            --            425,532/-0-                  425,532/-0-
Mr. Van Nevel...........        --            --          86,895/51,724              335,000/176,000
Mr. Sandler.............        --            --          77,303/30,793               251,000/94,000
Mr. Tretter.............     23,668       334,311         40,549/23,890                34,000/66,000
Mr. Zezza...............        --            --           19,798/2,800                48,000/14,000
Mr. Wiley...............        --            --          13,146/22,352                 26,000/8,000

--------

(a) Total value of options based on fair market value of common stock of $6.75 as of January 31, 1999. There were no awards under long-term incentive plans other than stock options to any named executives in fiscal 1999.

Pension Plan Table

  The U.S. executives are participants in the Samsonite Retirement Income Plan and certain of the U.S. executives participate in the Supplementary Executive Retirement Plan. The Samsonite Retirement Plan is a qualified defined benefit plan which provides benefits to the participants retiring at normal retirement age calculated based on years of service and average compensation (as defined by the pension plan), net of offsets for Social Security benefits. The Supplementary Plan, which is a nonqualified unfunded plan, was adopted on December 1, 1995 and provides to eligible executives retirement benefits on compensation and benefits in excess of Internal Revenue Code maximums for qualified plans.

  The following table shows the estimated hypothetical annual benefits payable pursuant to the Samsonite Pension Plan and the Supplementary Plan to persons retiring at their normal retirement age in specified eligible compensation and years of service classifications.

                                        Years of Service
                       ---------------------------------------------------------------
     Remuneration        15            20            25            30            35
     ------------      -------       -------       -------       -------       -------
     $125,000          $24,429       $32,572       $40,715       $48,857       $57,411
      150,000           30,054        40,072        50,090        60,107        70,536
      175,000           35,679        47,572        59,465        71,357        83,661
      200,000           41,304        55,072        68,840        82,607        96,786
      225,000           46,929        62,572        78,215        93,857       109,911
      250,000           52,554        70,072        87,590       105,107       123,036
      300,000           63,804        85,072       106,340       127,607       149,286
      400,000           75,054       100,072       125,090       150,107       175,536
      450,000           75,054       100,072       125,090       150,107       175,536
      500,000           75,054       100,072       125,090       150,107       175,536
      550,000           75,054       100,072       125,090       150,107       175,536
      600,000           75,054       100,072       125,090       150,107       175,536

  Compensation covered by the above plans is total cash compensation paid, including any amount contributed under a Section 401(k) plan. The benefits shown above are payable on a life annuity basis and are not subject to any offset amounts.

  Mr. Sandler, Mr. Zezza, and Mr. Wiley have accrued 3, 27, and 3 years, respectively, of service credit under the Samsonite Pension Plan and the Supplementary Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

  Richard R. Nicolosi. We entered into an employment agreement, effective as of May 15, 1996, with Richard R. Nicolosi, pursuant to which Mr. Nicolosi served as our President and Chief Executive Officer. The Nicolosi agreement was for a two-year term and expired on May 15, 1998.

  The Nicolosi agreement provided Mr. Nicolosi with an annual base salary of $600,000 and an opportunity to receive an annual incentive bonus of up to $500,000 (80% of which was guaranteed for the first year) if we attained certain performance goals and Mr. Nicolosi completed certain annual projects prescribed by the Board. In connection with the Nicolosi agreement, we granted Mr. Nicolosi options to purchase 425,532 shares of common stock at an exercise price of $5.75 per share (as adjusted for the Recapitalization as described under "--Equity Compensation") which are fully vested.

  Also, in connection with the performance by Mr. Nicolosi of services pursuant to the Nicolosi agreement, we issued Mr. Nicolosi 60,000 shares of restricted common stock. The restricted shares vested on May 15, 1998.

  Pursuant to a May 16, 1996 stock purchase agreement with Mr. Nicolosi, we sold and issued to Mr. Nicolosi 55,000 shares of common stock at a purchase price of $18.25 per share (the market price at the date of the sale), for an aggregate purchase price of $1,003,750.

  The Nicolosi agreement provided Mr. Nicolosi with participation in certain employee benefit plans and arrangements on the same basis as our other executive officers. The Nicolosi agreement provided for a one-time relocation allowance of $100,000 and a housing allowance at the rate of $12,500 per month.

  The Nicolosi agreement provides that during Mr. Nicolosi's employment with us and for a period of two years thereafter, Mr. Nicolosi will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without our prior written consent, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity which is competitive with any of the businesses engaged in by us in any of the geographic areas in which such businesses have been conducted by us during the last twelve months of his employment. The Nicolosi agreement also limits the amount of additional shares of common stock that Mr. Nicolosi can purchase without the consent of our Board of Directors, and it restricts him from becoming involved in proxy contests or takeover proposals and certain similar activities with respect to us, except on our behalf.

  Luc Van Nevel. We entered into an Executive Management Agreement, effective February 1, 1998 with Mr. Van Nevel for a four year term beginning on February 1, 1998. Under the Van Nevel agreement, Mr. Van Nevel is obligated to devote full time to our affairs, except to the extent that he is required to provide services to Samsonite Europe and its subsidiaries pursuant to the consulting agreement described below. The Van Nevel agreement provides for an annual base salary of $175,000 and a living allowance not to exceed $50,000 per year to cover actual expenses incurred to maintain a secondary residence near our headquarters in Denver, Colorado. Mr. Van Nevel is entitled to receive an incentive bonus of up to $495,000 if we attain certain performance goals and Mr. Van Nevel completes certain annual projects prescribed by the Board. The Van Nevel agreement provides for an additional bonus of $400,000 payable on January 31, 1999, or such earlier date as we terminate the assignment of Goldman, Sachs & Co. in connection with the possible sale of Samsonite. This bonus was paid in June 1998. The Van Nevel agreement provides that upon termination by us without Cause or by Mr. Van Nevel for Good Reason (each as defined in the Van Nevel agreement), we are required to pay Mr. Van Nevel severance compensation of $500,000. The Van Nevel agreement provides that during Mr. Van Nevel's employment with us and for a period of one year thereafter (unless such employment is terminated by us without Cause or by the Executive with Good Reason), he shall not engage in any business activity that is in substantial competition with any of the businesses engaged in by us in any of the geographic areas in which business is conducted by us during the twelve months preceding the termination of employment.

  On February 1, 1998, Samsonite Europe entered into an Amended and Restated Consulting Agreement with Mr. Van Nevel, which amends and restates a consulting agreement effective January 1, 1990 and amended and restated as of January 1992. Under the consulting agreement, Mr. Van Nevel is required to provide consulting services to Samsonite Europe and certain of its subsidiaries. The consulting agreement provides for an annual consulting fee of BF9,000,000 (US $283,000 at February 1, 1998). The consulting agreement may be terminated by Samsonite Europe with prior written notice. The notice period is based on a formula which takes into consideration, among other things, Mr. Van Nevel's age and length of service at the time the notice is given. If Samsonite Europe fails to give the required notice, the consulting agreement provides for the payment of liquidated damages equal to the aggregate consulting fee to which Mr. Van Nevel would have been entitled had the notice period been fully observed. Under certain circumstances the termination of the Van Nevel agreement will be deemed to be a termination of the consulting agreement by Samsonite Europe.

  On February 20, 1996, Mr. Van Nevel was granted options under our 1995 Stock Option and Incentive Award Plan to purchase 98,619 shares of our common stock at a price of $2.50 per share (as adjusted for the Recapitalization as described under "--Equity Compensation"). The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and an additional 20% vest and become exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On July 15, 1998, pursuant to the FY 1999 Stock Award Program, Mr. Van Nevel was awarded options to purchase 40,000 shares of our common stock at a price of $9.375 per share, the market price of the common stock at the date of the grant. The options, which were granted out of shares reserved for our 1995 Stock Option and Incentive Award

Plan, have a ten year term. 20% of the options vest and become exercisable on the date of the grant and an additional 20% vest and become exercisable on the first, second, third, and fourth anniversaries of the date of grant. The options granted on July 15, 1998 vest and become exercisable upon a Change in Control, as defined in the option agreement. On March 24, 1999, pursuant to the FY 1999 Stock Award Program, Mr. Van Nevel was awarded options to purchase 40,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Stock Option and Incentive Award Plan, have a ten-year term. 20% of the options vest and become exercisable on April 30, 2000 and an additional 20% become exercisable on each April 30, 2001, 2002, 2003, and 2004. The options granted on March 24, 1999 vest and become fully exercisable upon a Change in Control, as defined in the option agreement.

  Effective as of May 15, 1996, we entered into an agreement with Mr. Van Nevel that provides for a stock bonus of 38,889 shares of common stock. The bonus shares vest and are payable if Mr. Van Nevel remains continually employed by us through the earlier of the third anniversary of the date of the Van Nevel bonus shares agreement and the first anniversary of a Change of Control Event (as defined in the Van Nevel share bonus agreement); provided that if Mr. Van Nevel's employment is terminated prior to such date (1) by reason of death, (2) by us other than for Cause or Disability, (each as defined in the Van Nevel bonus shares agreement), or (3) by Mr. Van Nevel for Good Reason (as defined in the Van Nevel bonus shares agreement), then notwithstanding such termination of employment, such bonus shares shall be payable not later than 30 days following such termination. The Van Nevel shares bonus agreement also provides that if a Change of Control Event occurs, all options to purchase common stock granted to Mr. Van Nevel on February 20, 1996 vest and become exercisable on the first anniversary of the date on which such event occurs (to the extent such options shall not have otherwise vested as of such first anniversary date), so long as Mr. Van Nevel remains continually employed by us through such first anniversary date. In connection with the completion of the 1998 Recapitalization, the Van Nevel share bonus agreement awarding the bonus shares was amended to permit the tender of the bonus shares to us. As a result, we purchased for $40.00 per share 20,026 of the bonus shares from Mr. Van Nevel, representing the same percentage of shares accepted in the Recapitalization from other stockholders. The remainder of the bonus shares are subject to the original terms of the Van Nevel share bonus agreement (including the vesting provisions thereof).

  Thomas R. Sandler. We entered into an employment agreement with Mr. Sandler effective as of February 1, 1998 for a four-year term. The Sandler agreement provides for an annual salary of $325,000. Mr. Sandler is also entitled to receive an incentive bonus of up to $192,500 based on our performance and Mr. Sandler's completion of certain annual projects prescribed by the Board. The Sandler agreement provides for participation of Mr. Sandler in all our pension, welfare, savings, and other benefit and insurance plans on the same basis as other executive officers. The Sandler agreement provides that if we terminate Mr. Sandler's employment without Cause, or if Mr. Sandler terminates his employment for Good Reason (each as defined in the Sandler agreement), then (1) we will be required to pay Mr. Sandler an amount equal to the lesser of (a) $500,000 or (b) the amount of the base salary which would have been paid from the date of termination to the expiration of the Sandler agreement had the Sandler agreement not been terminated and (2) until Mr. Sandler becomes eligible for coverage under another employer's benefit plans, we will allow Mr. Sandler to continue to participate, for the number of months remaining in the term of the Sandler agreement, in all our benefit plans, provided such participation is permissible under the general terms and provisions of those plans. The Sandler agreement provides that in the event the agreement continues in effect until the end of its term, and we have not offered continued employment to Mr. Sandler on substantially similar terms for an additional term of at least one year, we will be required to pay Mr. Sandler $250,000. The Sandler agreement provides that during Mr. Sandler's employment with us and for a period of one year thereafter, Mr. Sandler will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without our prior written consent, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity which is competitive with any of the businesses then engaged in by us in any of the geographic areas in which such businesses have been conducted by us during the last twelve months of his employment.

  On February 20, 1996, Mr. Sandler was granted options under our 1995 Stock Option and Incentive Award Plan to purchase 73,964 shares of our common stock at a price of $2.50 per share (as adjusted for the Recapitalization as described under "--Equity Compensation"). The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and 20% vest and become exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On October 29, 1996, Mr. Sandler was granted options under our 1995 Stock Option and Incentive Award Plan to purchase 14,132 shares of our common stock at a price of $10.00 per share (as adjusted for the Recapitalization as described under "--Equity Compensation" ). The options have a six-year term. One-third of the options vest and become exercisable beginning on January 31, 1997 and an additional one-third vest and become exercisable on January 31, 1998 and January 31, 1999. Under the Sandler option agreement, if a Change in Control Event (as defined in the Sandler option agreement) occurs, the options vest and become exercisable on the one-year anniversary of the Change in Control Event, provided that Mr. Sandler remains employed through such date. In addition, if Mr. Sandler's employment is terminated by us without Cause or by Mr. Sandler for Good Reason (each as defined in the Sandler option agreement), all unvested options vest and become exercisable. On July 15, 1998, pursuant to the FY 1999 Stock Award Program, Mr. Sandler was awarded options to purchase 20,000 shares of our common stock at a price of $9.375 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Stock Option and Incentive Award Plan, have a ten year term. 20% of the options vest and become exercisable on the date of grant and an additional 20% vest and become exercisable on the first, second, third and fourth anniversaries of the date of grant. The options granted on July 15, 1998 vest and become fully exercisable upon a Change in Control, as defined in the option agreement. On March 24, 1999, pursuant to the FY 1999 Stock Award Program, Mr. Sandler was awarded options to purchase 20,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Stock Option and Incentive Award Plan, have a ten-year term. 20% of the options vest and become exercisable on April 30, 2000 and an additional 20% become exercisable on each April 30, 2001, 2002, 2003, and 2004. The options granted on March 24, 1999 vest and become fully exercisable upon a Change in Control, as defined in the option agreement.

  Effective as of May 15, 1996, we entered into an agreement with Mr. Sandler that provides for a stock bonus of 38,889 shares of common stock. The bonus shares vest and are payable if Mr. Sandler remains continually employed by us through the earlier of the third anniversary of the date of the Sandler share bonus agreement and the first anniversary of a Change of Control Event (as defined in the Sandler share bonus agreement); provided that if Mr. Sandler's employment is terminated prior to such date (1) by reason of death, (2) by us other than for Cause or Disability, (each as defined in the Sandler Share Bonus Agreement), or (3) by the executive for Good Reason, (as defined in the Sandler share bonus agreement), then notwithstanding such termination of employment, such bonus shares shall be payable not later than 30 days following such termination. The Sandler share bonus agreement also provides that if a Change of Control Event (as defined in the Sandler share bonus agreement) occurs, all options to purchase common stock granted to Mr. Sandler prior to May 15, 1996 vest and become exercisable on the first anniversary of the date on which such event occurs (to the extent such options shall not have otherwise vested as of such first anniversary date), so long as Mr. Sandler remains continually employed by us through such first anniversary date. In connection with the completion of the 1998 Recapitalization, the Sandler share bonus agreement awarding the bonus shares was amended to permit the tender of the bonus shares to us. As a result, we purchased for $40.00 per share 20,026 of the bonus shares from Mr. Sandler, representing the same percentage of shares accepted in the Recapitalization from other stockholders. The remainder of the bonus shares are subject to the original terms of the Sandler share bonus agreement (including the vesting provisions thereof).

  Karlheinz Tretter. We have entered into an employment agreement with Mr. Tretter, effective as of February 1, 1998. Pursuant to the Tretter agreement, Mr. Tretter will serve as President of Samsonite GmbH for an indefinite term and will provide services to various subsidiaries of Samsonite Europe, as mandated, until January 31, 2002. The Tretter agreement provides for an annual salary of ECU 300,147 (the equivalent of U.S. $325,000 at February 1, 1998). Mr. Tretter is also entitled to receive an incentive bonus of up to ECU 177,779 (the equivalent of U.S. $192,500 at February 1, 1998) based on our performance and Mr. Tretter's completion of certain annual projects prescribed by the Board. The Tretter agreement provides that if we terminate

Mr. Tretter's employment without Cause, or if Mr. Tretter terminates his employment for Good Reason (each as defined in the Tretter agreement), then we will be required to pay Mr. Tretter the greater of (1) the amount of indemnity which might be due under German local law and (2) the lesser of (a) ECU 462,180 and (b) the amount of base compensation due under the Tretter agreement from the date of termination to the expiration date of the Tretter agreement. Unless German local law changes, this indemnity is expected to exceed that required by German local law. The Tretter agreement provides that while working for us and for a period of one year thereafter, Mr. Tretter will not become active for another company which competes with us in Germany or Member States of the European Union.

  On February 20, 1996, Mr. Tretter was granted options under our 1995 Stock Option and Incentive Award Plan to purchase 39,448 shares of our common stock at a price of $2.50 per share (as adjusted for the Recapitalization as described under "--Equity Compensation"). The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and 20% vest and become exercisable on the last day of each fiscal year over a four year period beginning on January 31, 1997. On October 29, 1996, Mr. Tretter was granted options under our 1995 Stock Option and Incentive Award Plan to purchase 28,659 shares of our common stock at a price of $10.00 per share (as adjusted for the Recapitalization as described under "--Equity Compensation"). The options have a six-year term. One-third of the options vest and become exercisable beginning January 31, 1997 and an additional one-third vest and become exercisable on January 31, 1998 and January 31, 1999. Under the Tretter option agreement, if a Change in Control Event (as defined in the Tretter option agreement) occurs and Mr. Tretter is terminated for any reason other than for Cause (as defined in the Tretter option agreement), all the options granted shall immediately vest and become exercisable. On July 15, 1998, pursuant to the FY 1999 Stock Award Program, Mr. Tretter was awarded options to purchase 20,000 shares of our common stock at a price of $9.375 per share, the market value at the date of the grant. The options, which were granted under our 1995 Stock Option and Incentive Award Plan, have a ten year term. 20% of the options vest and become exercisable on the date of grant and an additional 20% vest and become exercisable on the first, second, third and fourth anniversaries of the date of grant. The options granted on July 15, 1998 vest and become fully exercisable upon a Change in Control, as defined in the option agreement. On March 24, 1999, pursuant to the FY 1999 Stock Award Program, Mr. Tretter was awarded options to purchase 20,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Stock Option and Incentive Award Plan, have a ten-year term. 20% of the options vest and become exercisable on April 30, 2000 and an additional 20% become exercisable on each April 30, 2001, 2002, 2003, and 2004. The options granted on March 24, 1999 vest and become fully exercisable upon a Change in Control, as defined in the option agreement.

  Carlo Zezza. We entered into an employment agreement with Mr. Zezza effective as of February 1, 1998 and expiring on March 12, 2001. The Zezza agreement provides for an annual salary of $250,000. Mr. Zezza is also entitled to receive an incentive bonus of up to $110,000 based on our performance and Mr. Zezza's completion of certain annual projects prescribed by the Board. The Zezza agreement provides for participation of Mr. Zezza in all our pension, welfare, savings, and other benefit and insurance plans on the same basis as other executive officers. The Zezza agreement provides that if we terminate Mr. Zezza's employment without Cause, or if Mr. Zezza terminates his employment for Good Reason (each as defined in the Zezza agreement), then (1) we will be required to pay Mr. Zezza an amount equal to the lesser of (a) $350,000 or (b) the amount of the base salary which would have been paid from the date of termination to the expiration of the Zezza agreement had the Zezza agreement not been terminated and (2) until Mr. Zezza becomes eligible for coverage under another employer's benefit plans, we will allow Mr. Zezza to continue to participate, for the number of months remaining in the term of the Zezza agreement, in all our benefit plans, provided such participation is permissible under the general terms and provisions of those plans. The Zezza agreement provides that during Mr. Zezza's employment with us and for a period of one year thereafter, Mr. Zezza will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without our prior written consent, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity which is competitive with any of the businesses then engaged in by us in any of the geographic areas in which such businesses have been conducted by us during the last twelve months of his employment, provided, however, that these provisions shall not prevent Mr. Zezza, subsequent to his retirement from Samsonite on his 65th birthday or such earlier date as mutually agreed upon by us and Mr. Zezza, from being engaged by any person as a consultant in the luggage industry so long as (1) certain confidentiality provisions of the Zezza agreement are not breached and (2) we shall have given our prior written consent, which shall not be unreasonably withheld.

  On March 28, 1996, Mr. Zezza was granted options under our 1995 Stock Option and Incentive Award Plan to purchase 20,000 shares of our common stock at a price of $13.875 per share, of which options for 6,000 shares were exercised on April 2, 1997. The option price for the remaining 14,000 shares was adjusted to $2.50 for the Recapitalization as described under "--Equity Compensation". The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and 20% vest and become exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On October 29, 1996, Mr. Zezza was granted options under our 1995 Stock Option and Incentive Award Plan to purchase 8,598 shares of our common stock at a price of $10.00 per share (as adjusted for the Recapitalization as described under "-- Equity Compensation"). The options have a ten-year term. 20% of the options vest and become exercisable on the first anniversary of the date of the grant and an additional 20% vest and become exercisable on the second, third, fourth and fifth anniversaries of the date of grant. All the options granted to Mr. Zezza vest and become exercisable upon a Change in Control, as defined in the October 29, 1996 option agreement.

  Richard H. Wiley. We entered into an employment agreement with Mr. Wiley effective as of February 1, 1998 for a four-year term. The Wiley agreement provides for an annual salary of $200,000 until February 1, 1999 and $250,000 per year thereafter until the end of the term. Mr. Wiley is also entitled to receive an incentive bonus of up to $110,000 for the year ended February 1, 1999 and $137,500 per year thereafter based on our performance and Mr. Wiley's completion of certain annual projects prescribed by the Board. The Wiley agreement provides for participation of Mr. Wiley in all our pension, welfare, savings, and other benefit and insurance plans on the same basis as other executive officers. The Wiley agreement provides that if we terminate Mr. Wiley's employment without Cause, or if Mr. Wiley terminates his employment for Good Reason (each as defined in the Wiley agreement), then (1) we will be required to pay Mr. Wiley an amount equal to the lesser of (a) $375,000 or (b) the amount of the base salary which would have been paid from the date of termination to the expiration of the Wiley agreement had the Wiley agreement not been terminated and (2) until Mr. Wiley becomes eligible for coverage under another employer's benefit plans, we will allow Mr. Wiley to continue to participate, for the number of months remaining in the term of the Wiley Agreement, in all our benefit plans, provided such participation is permissible under the general terms and provisions of those plans. The Wiley agreement provides that during Mr. Wiley's employment with us and for a period of one year thereafter, Mr. Wiley will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without our prior written consent, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity which is competitive with any of the businesses then engaged in by us in any of the geographic areas in which such businesses have been conducted by us during the last twelve months of his employment.

  On March 28, 1996, Mr. Wiley was granted options under our 1995 Stock Option and Incentive Award Plan to purchase 7,737 shares of our common stock at a price of $2.50 per share (as adjusted for the Recapitalization as described under "--Equity Compensation"). The options have a six-year term. 20% of the options vest and become exercisable on the date of grant and 20% vest and become exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On October 29, 1996, Mr. Wiley was granted options under our 1995 Stock Option and Incentive Award Plan to purchase 7,029 shares of our common stock at a price of $10.00 per share (as adjusted for the Recapitalization as described under "--Equity Compensation"). The options have a ten-year term. 20% of the options vest and become exercisable on the first anniversary of the date of the grant and an additional 20% vest and become exercisable on the second, third, fourth and fifth anniversaries of the date of grant. On July 15, 1998, pursuant to the FY 1999 Stock Award Program, Mr. Wiley was awarded options to purchase 15,000 shares of our common stock at a price of $9.375 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our

1995 Stock Option and Incentive Award Plan, have a ten-year term. 20% of the options vest and become exercisable on the date of grant and an additional 20% vest and become exercisable on the first, second, third and fourth anniversaries of the date of grant. All the options granted to Mr. Wiley vest and become exercisable upon a Change in Control, as defined in the option agreements. On March 24, 1999, pursuant to the FY 1999 Stock Award Program, Mr. Wiley was awarded options to purchase 25,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Stock Option and Incentive Award Plan, have a ten-year term. 20% of the options vest and become exercisable on April 30, 2000 and an additional 20% become exercisable on each April 30, 2001, 2002, 2003, and 2004. The options granted on March 24, 1999 vest and become fully exercisable upon a Change in Control, as defined in the option agreement.

  Mark A. Korros. We entered into an employment agreement with Mr. Korros, effective as of June 1, 1998 and expiring on January 31, 2002.

  The Korros agreement provides for an annual base salary (currently $225,000 per year) and provides for participation in our incentive bonus plan with a target bonus of up to 50% of base salary based on our performance. The Korros agreement provides for the participation of Mr. Korros in all our pension, welfare, savings, and other benefit and insurance plans on the same basis as other executive officers. The Korros agreement provides that if we terminated Mr. Korros's employment without Cause, or if Mr. Korros terminated his employment for Good Reason (each as defined in the Korros agreement), then (1) we would be required to pay Mr. Korros an amount equal to the lesser of (a) 150% of the current base salary or (b) the base salary through the expiration date of the Korros agreement and (2) until Mr. Korros becomes eligible for coverage under another employer's benefit plans, we would allow Mr. Korros to continue to participate, for the number of months remaining in the term of the Korros agreement, in all our benefit plans, provided such participation is permissible under the general terms and provisions of those plans.

  On March 28, 1996, Mr. Korros was granted options under our 1995 Stock Option and Incentive Award Plan to purchase 11,052 shares of our common stock at a price of $2.50 per share, as adjusted for the Recapitalization described under "--Equity Compensation". 20% of the options vest and become exercisable on the date of the grant and 20% vest and become exercisable on the last day of each fiscal year over a four-year period beginning on January 31, 1997. On October 29, 1996, Mr. Korros was granted options under our 1995 Stock Option and Inventive Award Plan to purchase 13,727 shares of our common stock at a price of $10.00 per share (as adjusted for the Recapitalization as described under "--Equity Compensation"). The options have a ten-year term. 20% of the options vest and become exercisable on the first anniversary of the date of grant and an additional 20% vest and become exercisable on the second, third, fourth, and fifth anniversaries of the date of grant. Upon a Change of Control (as defined in the October 29, 1996 option agreement), the options, as well as options granted on March 28, 1996, vest and become exercisable. On July 15, 1998, pursuant to the FY 1999 Stock Option and Incentive Award Program, Mr. Korros was awarded options to purchase 8,000 shares of our common stock at a price of $9.375 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Stock Option and Incentive Award Plan, have a ten-year term. 20% of the options vest and become exercisable on the date of grant and an additional 20% vest and become exercisable on the first, second, third, and fourth anniversaries of the grant. On March 24, 1999, pursuant to the FY 1999 Stock Award Program, Mr. Korros was awarded options to purchase 12,000 shares of our common stock at a price of $5.00 per share, the market value at the date of grant. The options, which were granted out of shares reserved for our 1995 Stock Option and Incentive Award Plan, have a ten-year term. 20% of the options vest and become exercisable on April 30, 2000 and an additional 20% become exercisable on each April 30, 2001, 2002, 2003, and 2004. The options granted on March 24, 1999 vest and become fully exercisable upon a Change in Control, as defined in the option agreement.

1995 Stock Option and Incentive Award Plan

  Samsonite has reserved 2,550,000 shares for issuance under the 1995 Stock Option and Award Plan of options as determined by the Compensation Committee of the board of directors. The 1995 Plan provides for the issuance of a variety of awards, including tax qualified incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards or other forms of awards consistent with the purposes of the plan. Incentive stock options must be issued at exercise prices no less than the fair market value of the common stock at the date of the grant. Nonqualified options may be granted at exercise prices at or below the market value, but not at less than 50% of the market value of the common stock at the date of the grant. Options granted under the 1995 Plan will vest over a period of not more than ten years as determined by the Compensation Committee.

  At January 31, 1999, options for 973,862 shares were outstanding to various executive officers and other employees under the 1995 Plan at option exercise prices ranging from $2.50 to $16.00 per share, which prices reflect a reduction to the exercise price of all options that remained unexercised after the Tender Offer. As a result of the 1998 Recapitalization whereby we purchased 10,500,000 shares of common stock, we determined to allow holders of options to accept a $12.50 reduction of the option exercise prices or to voluntarily surrender such options to us and in exchange receive new options to purchase a reduced number of shares of common stock (which reflects the number of shares outstanding after the Tender Offer) at exercise prices equal to the post Tender Offer trading price, with the same proportional vesting schedule as the options surrendered.

FY 1999 Stock Option and Incentive Award Plan

  We have reserved 750,000 shares for issuance under the FY 1999 Stock Option and Incentive Award Plan (the "1999 Plan"). The 1999 Plan provides for the issuance of a variety of awards, including tax qualified incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. The 1999 Plan is administered by the Compensation Committee which has full authority to determine, among other things, the persons to whom awards under the 1999 Plan will be made, the number of shares of common stock subject to the awards, and the specific terms and conditions applicable to awards. Stock options granted under the 1999 Plan will have an exercise period of not more than ten years.

  At January 31, 1999, options for 216,400 shares were outstanding pursuant to the 1999 Plan at an exercise price of $9.375 per share out of shares reserved for the 1995 Plan. At January 31, 1999, options for a total of 1,219,950 shares had been granted out of shares reserved for the 1995 Plan pursuant to the terms of either the 1995 Plan or the 1999 Plan.

Directors' Stock Plan

  In fiscal 1996, we adopted the Samsonite Corporation 1996 Directors' Stock Plan and reserved 200,000 shares of our common stock for issuance under this plan. Under the plan, each non-employee director may elect to receive common stock for directors' fees valued at fair market value in lieu of cash. At January 31, 1999, 22,200 shares of common stock had been issued under this plan.

Compensation of Directors

  Samsonite pays an annual fee to each non-employee director of $25,000. Directors are reimbursed for all reasonable travel and other expenses of attending meetings of the board of directors or a committee thereof.

Compensation Committee Interlocks and Insider Participation

  No current or former officer of Samsonite served as a member of the Compensation Committee.

                Security Ownership of Management and Beneficial
                   Owners of More than 5% of Our Common Stock

  The following table sets forth certain information about persons known to us to be the beneficial owner of more than 5% of our common stock, and as to the beneficial ownership of our common stock by each of our directors and executive officers and all of our directors and executive officers as a group, as of August 31, 1999. Except as otherwise indicated, to our knowledge the persons identified below have sole voting and sole investment power with respect to shares they own of record. The following table does not give effect to the results of the rights offering. Therefore, the number of shares beneficially owned by the persons listed below, and possibly their percentage of ownership, will increase to the extent they exercise the Rights issued to them in the rights offering. In addition, if no Rights holder exercises its Rights in the rights offering, after giving effect to the bridge investment and the transactions contemplated by the back-stop agreements and the July 13, 1999 agreement between Apollo and Artemis, Apollo and Artemis will each beneficially own approximately 31.5% of the outstanding common stock after the rights offering closes, assuming that all shares of Series Z Convertible Preferred Stock are converted into common stock.

                                                     Number of Shares
          Name and Address of Beneficial Owner      Beneficially Owned Percent
     ---------------------------------------------- ------------------ -------
     Apollo Investment Fund, L.P.
       c/o Apollo Advisors, L.P.
       2 Manhattanville Road
       Purchase, New York 10577
     and
     Lion Advisors, L.P. ..........................     3,557,757(a)    33.86%
       1301 Avenue of the Americas, 38th Floor
       New York, NY 10019
     Artemis America Partnership...................     1,778,523(b)    16.92%
       c/o RL&F Service Corp.
       Rodney Square, P.O. Box 551
       Wilmington, DE 19899
     CIBC Oppenheimer Corp.........................       724,830(c)     6.45
       425 Lexington Avenue
       New York, NY 10017
     Richard R. Nicolosi...........................       577,493(d)     5.28
       c/o Samsonite Corporation
       11200 East 45th Avenue
       Denver, Colorado 80239
     Mark H. Rachesky..............................        40,415          *
       Mark Capital Partners
       335 Madison Avenue, 26th Floor
       New York, New York 10017
     Luc Van Nevel.................................       117,728(e)     1.11
       c/o Samsonite Europe N.V.
       Westerring 17
       B-9700 Oudenaarde, Belgium
     Thomas R. Sandler.............................       110,166(f)     1.04
       c/o Samsonite Corporation
       11200 East 45th Avenue
       Denver, Colorado 80239

                                                   Number of Shares
     Name and Address of Beneficial Owner         Beneficially Owned Percent
     -------------------------------------------- ------------------ -------
     Karlheinz Tretter...........................       56,514(g)       *
       c/o Samsonite Europe N.V.
       Westerring 17
       B-9700 Oudenaarde, Belgium
     Carlo Zezza.................................       24,723(h)       *
       c/o Samsonite Corporation
       11200 East 45th Avenue
       Denver, Colorado 80239
     Mark Korros.................................       23,669(i)       *
       c/o Samsonite Corporation
       11200 East 45th Avenue
       Denver, Colorado 80239
     Richard H. Wiley............................       18,698(j)       *
       c/o Samsonite Corporation
       11200 East 45th Avenue
       Denver, Colorado 80239
     Bernard Attal...............................        2,881          *
       1301 Avenue of the Americas, 38th Floor
       New York, New York 10019
     Leon D. Black...............................        3,857(k)       *
       1301 Avenue of the Americas, 38th Floor
       New York, NY 10019
     Robert H. Falk..............................        3,857(k)       *
       1301 Avenue of the Americas, 38th Floor
       New York, NY 10019
     Robert L. Rosen.............................        3,857          *
       RLR Partners, L.P.
       825 Third Avenue, 40th Floor
       New York, New York 10022
     Marc J. Rowan...............................        3,857(k)       *
       1301 Avenue of the Americas, 38th Floor
       New York, NY 10019
     Stephen J. Solarz...........................           65          *
       APCO Associates, Inc.
       1615 L Street, N.W., Suite 900
       Washington, DC 20036
     All Directors and Executive Officers as a
      group......................................      987,780(l)     8.80%

--------
 *Less than 1.0%

(a) Does not reflect the 4,235,000 shares of common stock issuable upon conversion of the 1,000 shares of Series Z Convertible Preferred Stock sold to Apollo in April 1999. The conversion of such shares is subject to certain conditions. On July 29, 1999 Apollo sold 500 shares of the Series Z Preferred Stock to Artemis. Includes 1,778,523 shares beneficially held by Lion Advisors in a managed account under the terms of an investment management agreement with Artemis. Lion is affiliated with Apollo Advisors, L.P., the general partner of Apollo Investment Fund.

(b) Represents 1,778,523 shares beneficially held by Lion Advisors in a managed account under the terms of an investment management agreement with Artemis America Partnership over which Lion has exclusive investment and dispositive power. On July 29, 1999 Lion relinquished to Artemis the voting rights in respect of the shares in the managed account. Therefore, the foregoing table reflects each of Lion and Artemis as the beneficial owners of the same shares in the managed account. Does not reflect the 2,117,500 shares of common stock issuable upon conversion of the 500 shares of Series Z Convertible Preferred Stock purchased from Apollo on July 29, 1999. The conversion is subject to certain conditions.

(c) Represents warrants to acquire common stock issued to purchasers of units consisting of 13 7/8% Senior Preferred Stock and the Warrants, which units were issued on June 24, 1998.

(d) Includes options to purchase 425,532 shares of our common stock exercisable as of August 31, 1999 or within 60 days of August 31, 1999.

(e) Includes options to purchase 94,895 shares of our common stock exercisable as of August 31, 1999 or within 60 days of August 31, 1999.

(f) Includes options to purchase 81,303 shares of our common stock exercisable as of August 31, 1999 or within 60 days of August 31, 1999.

(g) Includes options to purchase 44,549 shares of our common stock exercisable as of August 31, 1999 or within 60 days of August 31, 1999.

(h) Includes options to purchase 19,798 shares of our common stock exercisable as of August 31, 1999 or within 60 days of August 31, 1999.

(i) Includes options to purchase 20,277 shares of our common stock exercisable as of August 31, 1999 or within 60 days of August 31, 1999.

(j) Represents options to purchase 18,698 shares of our common stock exercisable as of August 31, 1999.

(k) Includes shares issued under the Directors Stock Plan. Does not include shares held by Apollo Investment Fund. Each of Messrs. Falk and Rowan, two of our directors, together with Mr. Black, another one of our directors, who is also a director of Apollo Capital Management, Inc., the general partner of Apollo Advisors, L.P., disclaims beneficial ownership of the securities held by Apollo Investment Fund.

(l) Excludes shares listed above for Apollo Investment Fund. If such shares were included, the aggregate number of shares beneficially owned by all directors and executive officers as a group would be 2,767,014, representing 24.7%.

                   Description of Our Principal Indebtedness

  The following is a summary of the principal terms and provisions of our Credit Facility and our 10 3/4% Notes Indenture. The following summary is not complete and it may not contain all of the information important to you. You should read carefully our Credit Facility and our 10 3/4% Notes Indenture which are filed as exhibits to the registration statement. See "Where You Can Find More Information" below.

Credit Facility

  On June 24, 1998, we entered into the Credit Facility with Bank of America National Trust and Savings Association, as administrative agent, and BankBoston, N.A., as syndication agent. Under the Credit Facility, the lenders have agreed to provide us with a $100 million revolving credit facility, a term loan facility in the amount of $60 million to be borrowed by us and a $50 million term loan facility to be borrowed by Samsonite Europe, our wholly-owned Belgian subsidiary. All references in this prospectus to the "Credit Facility" include the $100 million Revolving Credit Facility, the $60 million U.S. Term Loan Facility and the $50 million European Term Loan Facility described above. We have the option to add additional lenders as parties to our Credit Facility and to concurrently increase the $100 million Revolving Credit Facility by up to an additional $50 million. The $100 million Revolving Credit Facility and the $50 million European Term Loan Facility mature on June 24, 2003. The $50 million U.S. Term Loan Facility requires principal repayments in each of the first five years equal to 1.0% of the original principal balance and principal repayments in each of the sixth and seventh years equal to 47.5% of the original principal balance.

  All loans made to us under the $100 million Revolving Credit Facility bear interest at the higher of the base rate, which is an annual rate of .50% above the latest Federal Funds Rate and the Bank of America reference rate, or the Eurodollar rate, plus, in each case,

  . the "applicable margin," which currently is an annual rate of 3.75% for any portion of the $60 million U.S. Term Loan Facility that is a Eurodollar rate loan;

  .  3.25% for any other loan that is a Eurodollar rate loan;

  . 2.75% for any portion of the $60 million U.S. Term Loan Facility that is a base rate loan; and

  .  2.25% for any other base rate loans.

The applicable margin on documentary letters of credit is currently an annual rate of 2.25%. All loans made to Samsonite Europe under the $100 million Revolving Credit Facility, including foreign standby letters of credit, and the $50 million European Term Loan Facility bear interest at the Eurodollar rate plus the applicable margin. The applicable margin may fall depending upon our financial performance. We must pay a commitment fee which currently is an annual rate of 0.625% on the unused portion of the $100 million Revolving Credit Facility. The fees paid on domestic and foreign standby and documentary letters of credit may fall depending on our financial performance, but will not exceed an annual rate of 2.25% of the aggregate undrawn face amount of a foreign or domestic documentary letter of credit.

  The obligations under the $60 million U.S. Term Loan Facility and the $100 million Revolving Credit Facility are secured by our inventory, accounts receivable, personal property, Denver facility, intellectual property and other intangibles, and 100% of the capital stock of our major domestic subsidiaries and 66% of the capital stock of Samsonite Europe and other major non-domestic subsidiaries.

  Our Credit Facility contains customary financial and other covenants that, among other things, limit our ability, with negotiated exceptions, to:

  .  incur additional liens;

  .  incur additional indebtedness;

  .  make some kinds of investments;

  .  prepay subordinate indebtedness;

  .  make distributions and dividend payments to its stockholders;

  .  engage in affiliate transactions;

  .  make asset dispositions;

  .  make acquisitions; and

  .  participate in mergers.

  At January 31, 1999, we had approximately $135.1 million of indebtedness outstanding under our Credit Facility. Our Credit Facility requires us to achieve and maintain certain financial ratios. The banks who lend to us under our Credit Facility agreed in fiscal 1999 and again in March 1999 to amend these financial ratios to enable us to comply with them in subsequent quarters. We provided goals in our business plan to our bank lenders, which formed the basis for the recent amendments to these financial ratios. If actual results are poorer than the goals set forth in our business plan in any significant respect, we would be in violation of the amended and restated financial ratios. If this happens, we would need to seek a waiver or a further amendment to these financial ratios. However, if we were unable to reach agreement with our bank creditors, they would be able to accelerate all the indebtedness we owe them, making it immediately due and payable.

  Under our Credit Facility, if we sell or issue capital stock, equity interests or any warrants, rights or options to acquire our capital stock or equity interests, we are obligated to use:

  .  of the first $75 million in net proceeds, the lesser of:

     --40% of such $75 million or

    --such $75 million less the amount expended to resolve the litigation described under the first paragraph under the caption "Business--Legal Proceedings and Contingent Obligations" and

  .  of the net proceeds exceeding $75 million, 50% of such amount to make a prepayment of principal on the amount outstanding under our Credit Facility.

10 3/4% Notes

  We currently have outstanding $350 million aggregate principal amount of our 10 3/4% Notes. The annual rate of interest on the Notes is 10 3/4%. We pay interest on the 10 3/4% Notes in cash semiannually in arrears on June 15 and December 15 of each year. The 10 3/4% Notes mature on June 15, 2008. We have the option to redeem the 10 3/4% Notes, in whole or in part, at any time on or after June 15, 2003, at redemption prices equal to 105.3750%, 103.5833% and 101.7919% of the principal amount of the Notes during the twelve-month period beginning June 15, 2003, 2004 and 2005, respectively, and 100% of the principal amount of the Notes after June 15, 2005, plus any accrued and unpaid interest on the Notes up to the redemption date. In addition, we have the option to redeem up to 40% of the $350 million aggregate principal amount of the originally issued 10 3/4% Notes at any time prior to June 15, 2001, at a redemption price equal to 110.75% of the principal amount, plus accrued and unpaid interest on the Notes up to the redemption date, with the net proceeds of one or more equity offerings. However, we may only redeem the 10 3/4% Notes with the net proceeds of an equity offering if at least $210 million aggregate principal amount of Notes remains outstanding immediately after the any redemption and that any redemption occurs within 90 days after our receipt of the proceeds of the equity offering. If we undergo a "change of control" under our 10 3/4% Notes Indenture, each holder of 10 3/4% Notes may require us to purchase its 10 3/4% Notes at a cash purchase price equal to 101% of the principal amount, plus accrued and unpaid interest on the Notes up to the purchase date. In addition, in some cases, we may be obligated if we sell our assets to use the available asset sale proceeds to make an offer to purchase the 10 3/4% Notes at a cash purchase price equal to 100% of the principal amount, plus accrued and unpaid interest on the Notes up to the purchase date.

  The 10 3/4% Notes are general unsecured obligations of Samsonite and are subordinated in right of payment, as described in the 10 3/4% Notes Indenture, to all existing and future senior debt of Samsonite, including indebtedness under the Credit Facility. The 10 3/4% Notes rank equally in right of payment with all other existing and future senior subordinated indebtedness of Samsonite.

  The 10 3/4% Notes Indenture contains covenants for the benefit of the holders of our 10 3/4% Notes that, among other things, restrict our ability and the ability of our restricted subsidiaries governed by the Indenture to:

  .  incur additional indebtedness;

  .  pay dividends and make other distributions;

  .  issue capital stock of our subsidiaries;

  .  make investments;

  .  repurchase stock;

  .  create liens;

  .  enter into transactions our affiliates;

  . create dividend or other payment restrictions affecting our subsidiaries;

  .  merge or consolidate; and

  .  transfer or sell assets.

These covenants are subject to a number of important negotiated exceptions.

                          1998 Recapitalization

  On June 24, 1998, we completed a recapitalization (the "1998 Recapitalization"). The purpose of the 1998 Recapitalization was to return a significant amount of cash to our stockholders while allowing them to retain their equity ownership in Samsonite, subject to limited dilution as a result of the issuance of the warrants described below. The 1998 Recapitalization involved:

  . the sale of 175,000 units consisting of 175,000 shares of our 13 7/8% Senior Preferred Stock and Warrants to purchase 1,959,000 shares of our common stock;

  .  the sale of $350 million of our 10 3/4% Notes;

  . our entering into, and borrowing $110 million under, our current Credit Facility;

  . the repayment of $185.5 million of their existing indebtedness, including indebtedness under our prior credit facility; and

  . the repurchase pursuant to a tender offer of 10.5 million shares of our common stock for a total of $420 million (the "Tender Offer").

  The following table presents the sources and uses of funds in connection with the 1998 Recapitalization. The following numbers are in millions:

     Sources:
       Credit Facility................................................. $110.0
       Proceeds from sale of 10 3/4% Notes.............................  350.0
       Proceeds from sale of 13 7/8% Senior Preferred Stock and
        Warrants.......................................................  175.0
                                                                        ------
         Total......................................................... $635.0
                                                                        ======
     Uses:
       Tender Offer.................................................... $420.0
       Repayment of existing indebtedness..............................  185.5
       Fees and expenses (a)...........................................   25.8
       Working capital.................................................    3.7
                                                                        ------
         Total......................................................... $635.0
                                                                        ======

--------
(a) The fees and expenses listed above include:
  . discounts and commissions payable in connection with the offering of the 10 3/4% Notes and the 13 7/8% Senior Preferred Stock and the Warrants,
  .  fees payable in connection with the Credit Facility, and

  . investment banking, legal, accounting, printing and other miscellaneous fees and expenses in connection with the 1998 Recapitalization.

                               ----------------

  For a description of our 13 7/8% Senior Preferred Stock, our Warrants, our Credit Facility and our 10 3/4% Notes, see "Description of Our Principal Indebtedness" and "Description of Our Capital Stock."

                        Description of Our Capital Stock

Our Authorized Capital Stock

  We are authorized to issue up to 60,000,000 shares of our common stock and 2,000,000 shares of our preferred stock. The following is a summary of the principal terms of our capital stock and of relevant provisions of our Charter and By-Laws. The following summary is not complete and may not contain all of the information important to you. You should read carefully the full text of our Charter, By-Laws and the Certificate of Designation governing our 13 7/8% Senior Preferred Stock, which are included as exhibits to the registration statement and can be obtained as described under "Where You Can Find More Information" below.

Description of Our Common Stock

  As of July 31, 1999, there were 10,513,612 shares of our common stock outstanding. The holders of our common stock are entitled to one vote for each share held on the appropriate record date for all matters submitted to a stockholder vote. Holders of our common stock are entitled to receive, on a pro rata basis, dividends declared on the common stock by our board of directors, out of legally available funds, unless any outstanding preferred stock has a preference over the common stock for these dividends. In the event of a liquidation, dissolution or winding up of Samsonite, holders of our common stock would be entitled to share on a pro rata basis in all of our assets which are available for distribution and remaining after payment of our liabilities and the liquidation preference of our outstanding preferred stock. Holders of our common stock have no rights to purchase additional shares of common stock if we issue additional shares of capital stock and they have no rights to convert their common stock into any other securities. In addition, the holders of our common stock have no redemption rights. As of the date of this prospectus, all of the outstanding shares of our common stock are fully paid and holders of our shares of common stock are not required to make additional capital contributions.

Description of Our Warrants

  Our Warrants entitle the holders thereof to purchase an aggregate of 1,959,000 shares of our common stock at an exercise price of $13.02 per share of common stock. The Warrants are currently exercisable and, unless exercised, will automatically expire on June 15, 2010. The Warrants are detachable and separately transferable from our 13 7/8% Senior Preferred Stock, subject to compliance with applicable federal and state securities laws. The Warrants and the common stock issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933 and are subject to transfer restrictions. Holders of at least 25% of the shares of common stock issuable upon exercise of the Warrants are currently entitled to require us to effect two registrations under the Securities Act of 1933 for the resale of these shares. We have the ability to delay or postpone the registration or the sale of these shares under a registration statement during specific periods of time called "blackout periods." Upon any demand by the holders of Warrants, we are required to prepare, file and cause to be effective within 150 days of their demand, a shelf registration statement covering the shares of common stock requested to be registered. In lieu of filing and using our best efforts to have a shelf registration statement declared effective, we may offer to purchase all of the shares of common stock to which the registration statement relates. In addition, holders of common stock issuable upon exercise of the Warrants have the right to include their securities in any registration statement relating to any of our common equity securities filed under the Securities Act of 1933 for our own account or for the account of any of our securityholders, subject to some exceptions and conditions. We have agreed to pay the costs of these registrations, other than underwriting discounts and commissions on shares sold by selling stockholder.

Description of Our Preferred Stock

  Our board of directors has the authority, in its sole discretion, to issue preferred stock in one or more classes or Series and to fix the designations, powers, preferences and rights of the shares of each class or

Series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preference and the number of shares constituting each class or Series. We currently have two series of preferred stock outstanding,

  .  our 13 7/8% Senior Preferred Stock issued on June 24, 1998 and

  .  our Series Z Convertible Preferred Stock issued in April 1999.

  As of July 31, 1999, we had outstanding 199,902 shares of our 13 7/8% Senior Preferred Stock with an aggregate liquidation preference of approximately $203.4 million. In April 1999, we issued 1,000 shares of our Series Z Convertible Preferred Stock with a total liquidation preference of $10.00.

Our 13 7/8% Senior Preferred Stock

  Dividend Rights. Holders of our 13 7/8% Senior Preferred Stock are entitled to receive dividends declared by our board of directors on the 13 7/8% Senior Preferred Stock, out of legally available funds, at an annual rate equal to 13 7/8% of the liquidation preference per share of 13 7/8% Senior Preferred Stock. Dividends are payable quarterly in arrears on each March 15, June 15, September 15 and December 15. We have the option of paying dividends on any dividend payment date occurring on or prior to June 15, 2003, either in cash or by issuing additional shares of our 13 7/8% Senior Preferred Stock with a liquidation preference equal to the amount of dividends that would otherwise be paid in cash. After June 15, 2003, we must pay all dividends on our 13 7/8% Senior Preferred Stock in cash. If any dividend payable on any dividend payment date after June 15, 2003 is not paid in full in cash, or if, at any time, any of the events described in clauses (2) through (6) below occurs, the annual dividend rate will be increased by 2% from:

  .  the dividend payment date in respect of any unpaid cash dividend or

  . during the time any voting rights triggering event causes the annual dividend rate to increase.

  Our Credit Facility and 10 3/4% Notes Indenture each contain additional limitations on our ability to pay cash dividends on our 13 7/8% Senior Preferred Stock.

  Voting Rights. Holders of our 13 7/8% Senior Preferred Stock have no voting rights with respect to general corporate matters, except as provided by Delaware law or as specifically provided for in the Certificate of Designation. The Certificate of Designation provides that if:

  (1) we fail to pay cash dividends on our 13 7/8% Senior Preferred Stock after June 15, 2003, for two or more quarterly dividend periods, whether or not the failure occurs in consecutive quarters;

  (2) we fail to redeem our 13 7/8% Senior Preferred Stock on or before its redemption date;

  (3) we fail to make an offer to purchase our 13 7/8% Senior Preferred Stock in the event of a change of control or fail to purchase shares of 13 7/8% Senior Preferred Stock validly tendered in a change of control offer;

  (4) a dividend default, as described in (1) above continues for 60 or more days after we receive notice of the default from at least 25% of the holders of our 13 7/8% Senior Preferred Stock then outstanding;

  (5) we fail to pay the principal amount of any of our outstanding indebtedness which equals an aggregate of $50 million or more at its stated maturity, or any of our outstanding indebtedness which equals to an aggregate $50 million has been accelerated, and the default or acceleration is not remedied or cured for 30 days; or

  (6) we fail to make any scheduled payment of principal or interest on any of our outstanding indebtedness which equals an aggregate of $50 million or more, and the default is not remedied or cured for more than 180-days from the date of the scheduled payment, then the holders of a majority of the then outstanding shares of 13 7/8% Senior Preferred Stock, voting separately and as a class, will have the right to elect the lesser of:

  .  two directors and

  . a number of directors equal to 25% of the total number of members of the board of directors, until any of the above failures is remedied or cured.

Each of the "voting rights triggering events" described generally in clauses
(1) through (6) above is more completely and specifically described in the Certificate of Designation.

  Restrictive Covenants Governing Our 13 7/8% Senior Preferred Stock. The Certificate of Designation governing our 13 7/8% Senior Preferred Stock contains restrictive covenants that, among other things, limit our ability of and the ability of our subsidiaries to:

  .  incur additional indebtedness;

  .  pay dividends and make other distributions;

  .  make investments;

  .  enter into transactions with our affiliates; or

  .  merge or consolidate.

These covenants are subject to a number of important negotiated exceptions.

  Mandatory and Optional Redemption. We are required, with some conditions, to redeem all of our 13 7/8% Senior Preferred Stock outstanding on June 15, 2010, at a redemption price equal to 100% of its liquidation preference, plus, all accumulated and unpaid dividends up to the redemption date. We may redeem our 13 7/8% Senior Preferred Stock, in whole or in part, at any time, on or after June 15, 2001, at 110%, 108%, 106%, 104%, 102% and 101% of its liquidation preference during the twelve-month period commencing on or before June 15, 2001, 2002, 2003, 2004, 2005 and 2006, respectively, and 100% of its liquidation preference after June 15, 2006, plus all accumulated and unpaid dividends up to the redemption date.

  In addition, we have the option to redeem up to an aggregate of 35% of the shares of our 13 7/8% Senior Preferred Stock, whether the shares were initially issued or issued as a dividend payment, at any time prior to June 15, 2001, at a redemption price equal to 113.875% of their liquidation preference, plus all accumulated and unpaid dividends up to the redemption date, with the net proceeds of one or more equity offerings. However, at least $113.75 million aggregate liquidation preference of our 13 7/8% Senior Preferred Stock must be outstanding immediately after any redemption. In addition, any redemption of our 13 7/8% Senior Preferred Stock must occur within 90 days after our receipt of proceeds from the equity offering.

  Upon a change of control of Samsonite, each holder of our 13 7/8% Senior Preferred Stock will be entitled to require us to purchase its 13 7/8% Senior Preferred Stock at a cash purchase price equal to 101% of its liquidation preference, plus all accumulated and unpaid dividends up to the purchase date.

  Rights upon liquidation, dissolution or winding-up of Samsonite. With respect to its dividend rights and its rights upon our liquidation, dissolution or winding-up, our 13 7/8% Senior Preferred Stock ranks as our most senior class or Series of issued and outstanding preferred stock. We may not issue shares of any other class or Series of common stock or preferred stock ranking, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of Samsonite, senior to or on the same level with our 13 7/8% Senior Preferred Stock, unless we receive the approval of the holders of at least two-thirds of the outstanding 13 7/8% Senior Preferred Stock.

  Option to Exchange Our 13 7/8% Senior Preferred Stock for Debentures. We have the option, on any dividend payment date, to (1) exchange, in whole or in part, on a pro rata basis, the then outstanding shares of our 13 7/8% Senior Preferred Stock for junior subordinated debentures due 2010 of Samsonite or (2) exchange all of the outstanding shares of our 13 7/8% Senior Preferred Stock for senior debentures due 2010 of a holding company of Samsonite. However, immediately after giving effect to any partial exchange of our 13 7/8% Senior Preferred Stock for Samsonite Junior Debentures, there must be:

  . shares of 13 7/8% Senior Preferred Stock outstanding with an aggregate liquidation preference of $75 million or more and

  . an aggregate principal amount of $75 million or more of our Samsonite Junior Debentures outstanding.

  The 10 3/4% Notes Indenture and the Credit Facility restrict our ability to exchange our 13 7/8% Senior Preferred Stock for debentures. The debentures, if issued, will bear interest at the same rate as the dividend rate on our 13 7/8% Senior Preferred Stock and will contain covenants substantially identical to our 13 7/8% Senior Preferred Stock. The Samsonite Junior Debentures, if issued, will rank subordinate in right of payment to all other senior debt of Samsonite to the extent set forth in the 10 3/4% Notes Indenture. The Samsonite Holdings Debentures will constitute general unsecured obligations of Samsonite Holdings Inc.

Our Series Z Convertible Preferred Stock

  The Series Z Convertible Preferred Stock was issued to Apollo in connection with its bridge investment. The Series Z Convertible Preferred Stock is intended to be the economic equivalent of the underlying shares of common stock. As described below, we have the right to redeem the Series Z Convertible Preferred Stock in exchange for common stock and we intend to exercise this right upon completion of the rights offering, subject to prior compliance with applicable antitrust laws. Apollo has agreed to certain limitations with respect to voting on the common stock issuable upon conversion of the Series Z Convertible Preferred Stock. See "Apollo Bridge Investment; Back-Stop Agreements; The Artemis Investment."

  Ranking. The Series Z Convertible Preferred Stock ranks

  . junior to our 13 7/8% Senior Preferred Stock as to both dividends and distributions upon liquidation,

  . senior to our common stock as described above with respect to distributions upon liquidation and

  .  equal to our common stock as to dividends.

  Optional and Mandatory Conversion. Each of the 1,000 shares of Series Z Convertible Preferred Stock is currently convertible at any time, or from time to time, at the option of the holders of our Series Z Convertible Preferred Stock, into 4,235 shares of our common stock, subject to adjustment. However, a holder of our shares of Series Z Convertible Preferred Stock may not convert its shares of Series Z Convertible Preferred Stock into shares of Common Stock before the later of

  . the expiration of any applicable waiting period under U.S. and foreign antitrust laws and

  .the completion or abandonment of the rights offering.

  In addition, subject to prior compliance with applicable U.S. and foreign antitrust laws, at any time after the completion or abandonment of the rights offering, all shares of Series Z Convertible Preferred Stock transferred to any third party not affiliated with the holder of the shares of Series Z Convertible Preferred Stock, will automatically convert into common stock at the rate per share set forth above.

  Dividends. Holders of shares of the Series Z Convertible Preferred Stock will receive the amount of dividends per share of Series Z Convertible Preferred Stock that are payable in respect of the amount of shares of common stock into which that share of Series Z Convertible Preferred Stock is convertible. However, the holders of shares of Series Z Convertible Preferred Stock will not be entitled to receive:

  . any dividends on our common stock consisting of our common stock (instead, there will be an anti-dilution adjustment to the conversion rate) and

  . the rights to be distributed to holders of our common stock in this rights offering.

  Mandatory Redemption. Subject to prior compliance with applicable U.S. and foreign antitrust laws, we have the option to redeem the shares of Series Z Convertible Preferred Stock, at any time, after the rights offering is completed or abandoned, or from time to time, in whole or in part, in exchange for Common Stock at the conversion rate then in effect.

  Rights upon liquidation, dissolution or winding-up of Samsonite. With respect to rights upon our liquidation, dissolution or winding up, our Series Z Convertible Preferred Stock, after any payment or distribution of our assets to satisfy the liquidation preference of the holders of our 13 7/8% Senior Preferred Stock, the holders of our Series Z Convertible Preferred Stock shall be entitled to receive $.01 per share of Series Z Convertible Preferred Stock, prior to any distribution to the holders of our Common Stock. After receiving such a payment, the holders of our Series Z Preferred Stock shall share any distributions equally with the holders of our common stock based on the number of shares of our common stock into which the Series Z Convertible Preferred Stock is convertible.

  Anti-dilution Adjustments. If we

  . pay a dividend or make any other distribution on our common stock payable in shares of our common stock,

  . subdivide or combine our outstanding shares of common stock into a greater or smaller number of shares, or

  . issue or distribute any equity securities by reclassification of our common stock (other than any issuance constituting a dividend in which the holders of shares of our Series Z Convertible Preferred Stock participate pursuant to their rights to receive dividends set forth above), the conversion price of the shares of Series Z Convertible Preferred Stock will be adjusted so that the holders of the shares of Series Z Convertible Preferred Stock will be entitled to receive the same number of shares of our common stock that they would have been entitled to receive after the events described above have occurred, had the holder of those shares of our Series Z Convertible Preferred Stock converted those shares into our common stock before the occurrence of the events set forth above.

  If we consolidate or merge with another entity and, as a result of the merger or consolidation, we change our shares of common stock into the same or a different number of shares of the same or another class or classes of our stock or securities or another entity or any other property or assets, then the holders of Series Z Convertible Preferred Stock will have the right to receive the shares of our common stock, securities or other property or assets, as applicable, as may be issued or payable with respect to or in exchange for the number of shares of our common stock that would otherwise have been received by such holders had they converted their shares of Series Z Convertible Preferred Stock immediately prior to the effective date of the merger or consolidation.

  Voting Rights. The holders of shares of our Series Z Convertible Preferred Stock will have no voting rights, except as required by law or by the applicable rules of any securities exchange or automated quotation system upon which Series Z Convertible Preferred Stock may be listed or admitted to trading.

  Upon any consolidation, merger, reclassification or similar transaction, as a result of which:

  . the Series Z Convertible Preferred Stock would be converted into anything other than the shares of our Common Stock into which the Series Z Convertible Preferred Stock would have been converted had the conversion taken place prior to the effective date of the consolidation, merger, reclassification or similar transaction or

  . the terms of our common stock underlying the Series Z Convertible Preferred Stock would be amended or altered then the holders of a majority of the outstanding shares of the Series Z Convertible Preferred Stock, voting as a separate single class, shall have the right to approve that consolidation, merger, reclassification or similar transaction.

  Without the approval of the holders of at least 66 2/3% of the shares of the Series Z Convertible Preferred Stock, voting or consenting, as the case may be, as one class, we cannot:

  . change the certificate of designations governing the Series Z Convertible Preferred Stock in any manner that adversely affects the rights of holders of the Series Z Convertible Preferred Stock;

  . change the voting rights with respect to the Series Z Convertible Preferred Stock or reduce the number of shares of Series Z Convertible Preferred Stock whose holders must consent to an amendment, supplement or waiver;

  . reduce the liquidation preference of or alter the number of shares of Common Stock issuable upon the mandatory redemption of the Series Z Convertible Preferred Stock;

  . reduce the rate of or change the time for payment of dividends on any share of Series Z Convertible Preferred Stock;

  . waive the consequences of any failure to pay dividends on the Series Z Convertible Preferred Stock;

  . make any share of Series Z Convertible Preferred Stock payable in any form other than that stated in the certificate of designations governing the Series Z Convertible Preferred Stock;

  . make any change in the provisions of the certificate of designations relating to waivers of the rights of holders of the Series Z Convertible Preferred Stock to receive the liquidation preference and dividends on the Series Z Convertible Preferred Stock; or

  .  make any change in the foregoing amendment and waiver provisions.

Transfer Agent and Registrar

  The Transfer Agent and Registrar for our common stock and 13 7/8% Senior Preferred Stock is Boston EquiServe.

Our Charter and By-Laws Contain Provisions which May Discourage a Third-Party Take-over

  Our Charter and By-laws contain provisions that could make it more difficult to acquire Samsonite by means of a tender offer, a proxy contest or otherwise.

  Classified Board of Directors and Related Provisions. Our Charter divides the board of directors into three classes, designated Class I, Class II and Class III, which are as nearly equal in number as possible. Class I directors, who will serve for a term ending with the annual meeting of stockholders to be held in 1999, currently consist of three directors. Class II directors, who will serve for a term ending with the annual meeting of stockholders to be held in 2000, currently consist of two directors. Class III directors, who will serve for a term ending with the annual meeting of stockholders to be held in 2001, currently consist of four directors. A director may be removed by the stockholders, but only for cause, and only by the affirmative vote of the holders of a majority of the total number of votes entitled to be cast by all holders of Samsonite voting stock, including the common stock and any class or Series of preferred stock entitled to vote on all general matters submitted to Samsonite's stockholders, voting as a single class.

  The purpose of our classified board is to promote conditions of continuity and stability in the composition of our board of directors and in the policies it formulates. However, a classified board may deter mergers, tender offers or other takeover attempts which some or a majority of our stockholders may find in their best interest, since it would take two annual meetings of stockholders to elect a majority of the board of directors. Similarly, a classified board structure would delay stockholders who do not like the policies of the board of directors from removing a majority of the board of directors at a single annual meeting.

  Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals. The By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual stockholder meeting.

  The advance notice procedure provides that only persons who are nominated by our board of directors or by a Samsonite stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors of Samsonite. The advance notice procedure provides that the only business which may be conducted at an annual meeting is business which has been:

  . specified in the notice of the annual meeting given by our board of directors or one of its authorized committees,

  . brought before the annual meeting by our board of directors or one of its authorized committees, or

  . brought before the annual meeting by a Samsonite stockholder who has given timely written notice to our secretary of its intention to bring the business before the annual meeting.

  Under the advance notice procedure for our annual meetings, in order for a stockholder notice to be timely, it must be received by Samsonite not later than 60 days and not earlier than 90 days before the first anniversary of the preceding year's annual meeting.

  If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year's annual meeting, shareholder notices must be received by Samsonite not earlier than 90 days before the annual meeting and not later than the close of business on the later of:

  .  60 days before the date of the annual meeting, or

  . 10 days after the first public announcement of the revised date of the annual meeting.

  Under the advance notice procedure, for a stockholder's director nomination at a special meeting to be timely, the notice must be received by Samsonite not earlier than 90 days before the special meeting and not later than the close of business on the later of (a) 60 days before the special meeting or (b) 10 days after the date of the first public announcement of the date of the special meeting.

  In addition, under the advance notice procedure, a stockholder's notice to Samsonite proposing to nominate a director or conduct business at an annual meeting must contain the information specified in our Charter.

  If the board of directors determines that a person was not properly nominated for director, or other business was not properly brought before the meeting, in accordance with the advance notice procedure, the person will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

Our Preferred Stock Rights Plan

  The Preferred Stock Rights. On May 12, 1998, we declared a dividend distribution of one preferred stock right for each outstanding share of its common stock to stockholders of record at the close of business on May 20, 1998, the record date for the preferred stock right distribution. Each Preferred Stock Right entitles its holder to purchase from Samsonite one-thousandth of a share of our Series B junior participating preferred stock, par value $0.01 per share, at a cash purchase price of $70, which may be adjusted.

  For a complete description of the terms and provisions of our Preferred Stock Rights, you should carefully read the Preferred Stock Rights Agreement between Samsonite and BankBoston, N.A., as preferred stock rights agent, which is included as an exhibit to the registration statement containing this prospectus.

  Preferred Stock Rights Will Separate from the Common Stock Certificates Upon a Distribution Date. Initially, the Preferred Stock Rights will be attached to all outstanding common stock certificates and no separate Preferred Stock Rights certificates will be distributed. The Preferred Stock Rights will separate from the common stock on a distribution date occurring upon the earlier of:

  . 10 business days following a public announcement that a person has become an "acquiring person," as defined below, or

  .  10 business days, or

  . a later date if the board of directors elects, following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

For purposes of our Preferred Stock Rights Plan, an "acquiring person" means any person who or which, together with its affiliates and associates, acquires beneficial ownership of 15% or more of our shares of common stock then outstanding, but excludes the following persons or entities:

  (1) Samsonite;

  (2) any of our subsidiaries;

  (3) any of our employee benefit plans or any employee plans of our subsidiaries;

  (4) any person or entity organized, appointed or established by us under the terms of any employee benefit plan;

  (5) any person who owned 15% or more of outstanding common stock prior to the execution of our Preferred Stock Rights Plan who was excepted or "grandfathered";

  (6) any person, together with its affiliates and associates, whose percentage beneficial ownership increased to more than 15% of the outstanding shares of our common stock as a result of any repurchase of our common stock, as long as that person, together with its affiliates and associates,

    . did not acquire any shares of our common stock after the public announcement of our repurchase under the Tender Offer, and

    . does not acquire any additional shares of our common stock following any other repurchase of our common stock if our repurchase would result in that person, together with its affiliates and associates, owning more than 15% of our outstanding common stock.

  Until the distribution date,

  . the Preferred Stock Rights will be evidenced by our common stock certificates and will be transferred only with our common stock certificates,

  . new common stock certificates issued after the record date will state that the common stock is governed by the provisions of the Preferred Stock Rights Agreement, and

  . the surrender of any common stock certificates for transfer will also constitute the transfer of the Preferred Stock Rights with the shares of common stock represented by the surrendered certificate.

  Samsonite Will Not Issue Fractional Preferred Stock Rights. Under the Preferred Stock Rights Agreement, Samsonite reserves the right to require that only whole shares of our Series B Preferred Stock will be issued upon exercise of the Preferred Stock Rights.

  Distribution of Preferred Stock Rights. The Preferred Stock Rights are not exercisable until they are distributed and will expire at 5:00 p.m., New York City time, on May 31, 2000, unless they are redeemed or extended before the expiration date by the board of directors as described below.

  As soon as practicable after the distribution date, we will mail Preferred Stock Rights certificates to record holders of our common stock as of the close of business on the distribution date. After the distribution date, only the separate Preferred Stock Rights certificates will represent the Preferred Stock Rights. Only shares of our common stock issued prior to the distribution date will be issued with Preferred Stock Rights, unless our board of directors decides otherwise.

  Exercise of Your Preferred Stock Rights. If a person becomes an acquiring person, each holder of a Preferred Stock Right, except for the acquiring person, will have the right following the acquiring person's stock acquisition to exercise the holder's Preferred Stock Rights and receive shares of our common stock, or, in some circumstances, cash, property or other securities of Samsonite, having a value equal to two times the exercise price of the Preferred Stock Right.

  Following the stock acquisition date, all Preferred Stock Rights that are, or, under specific circumstances described in the Preferred Stock Rights Agreement, were, beneficially owned by any acquiring person will be null and void. However, Preferred Stock Rights are not exercisable until the Preferred Stock Rights are no longer redeemable by our board of directors, as described below.

  For example, at an exercise price of $70 per Preferred Stock Right, each Preferred Stock Right not owned by an acquiring person following the stock acquisition date would entitle its holder to purchase $140 worth of our common stock, or other consideration in some circumstances, for $70. Assuming that our common stock had a per share value of $35 at the time of the acquisitions event, each holder of a valid Preferred Stock Right, other than the acquiring person, would be entitled to purchase four shares of our common stock for $70.

  Right to Receive Shares of Stock in an Acquiring Company. If at any time following the stock acquisition date, (1) Samsonite is acquired in a merger or business combination, but excluding any offer by Samsonite to repurchase its capital stock as described above in the definition of an acquiring person, or
(ii) 50% or more of Samsonite's assets, cash flow or earning power is sold or transferred, each holder of a Preferred Stock Right, except for voided Preferred Stock Rights held by an acquiring person, who exercises his or her rights will receive, common stock of the acquiring company with a value equal to two times the exercise price of the Preferred Stock Right.

  Samsonite's Optional Redemption of the Preferred Stock Rights. Samsonite has the option until 10 business days after a stock acquisition date to redeem all, and only all, of the Preferred Stock Rights, at a redemption price of $.005 per Preferred Stock Right payable in cash, common stock or any other consideration which our board of directors finds appropriate. Immediately upon a decision of our board to redeem the Preferred Stock Rights, they will terminate and the only remaining right of the holders of Preferred Stock Rights will be to receive the $.005 redemption price.

  Potential United States Federal Income Tax Consequences. Until a Preferred Stock Right is exercised, its holder will have no rights as a shareholder of Samsonite, including the right to vote or receive dividends. While the distribution of the Preferred Stock Rights will not be taxable to Samsonite or our stockholders, our stockholders may, depending upon the circumstances, recognize taxable income if they exercise their Preferred Stock Rights for common stock, or other consideration, of Samsonite or for common stock of an acquiring company.

  Amendments by the Samsonite Board of Directors. Any of the provisions of the Preferred Stock Rights Agreement may be amended by our board of directors before the distribution of Preferred Stock Rights. After the distribution date, the provisions of the Preferred Stock Rights Agreement may be amended by the board of directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Preferred Stock Rights, or to shorten or lengthen any time period under the Preferred Stock Rights Agreement. However, no amendment to lengthen a time period affecting redemption of the Preferred Stock Rights may be made at a time when the Preferred Stock Rights after the period for redemption has expired and the Preferred Stock Rights are no longer redeemable.

  Amendments to our Preferred Stock Rights Plan. On April 7, 1999 and July 13, 1999 and in September 1999, we entered into amendments to the Preferred Stock Rights Plan with the preferred stock rights agent so that the bridge investment, the rights offering, including the back-stop agreements, and the transactions contemplated by the investment agreements and the stockholders agreements would not trigger the provisions of our Preferred Stock Rights Plan.

  The following is a summary of the amendments to our Preferred Stock Rights
Plan:

  . The expiration date of the Preferred Stock Rights Plan was extended from May 31, 2000 to May 31, 2007.

  . The terms "Beneficial Owner" and "beneficially owns" were amended to provide that none of Apollo, Artemis, or their respective affiliates and associates are deemed to beneficially own any Samsonite securities held by any such other party solely by reason of the stockholders agreement, dated as of July 13, 1999 among Samsonite, Apollo and Artemis.

  . The term "exempted person" was amended to allow Apollo Advisors, L.P., and its affiliates and associates, including Lion to acquire a percentage of the outstanding shares of our common stock equal to:

      --from and after April 7, 1999, but prior to the closing of Apollo's back-stop obligations, 2% plus the percentage of the outstanding shares of common stock beneficially owned by Apollo as of July 13, 1999, treating for this purpose the shares to be purchased at the closing of Apollo's back-stop obligations as not beneficially owned by Apollo, and

      --after the closing of Apollo's back-stop obligations, 2% plus the percentage of the outstanding shares of common stock beneficially owned by Apollo immediately after the back-stop closing,

      --but in no event less than 34%, which represents the percentage of the outstanding shares of common stock beneficially owned by Apollo and is affiliate, Lion, prior to the bridge investment.

  . The term "exempted person" was amended to allow Artemis, including its affiliates and associates, to acquire a percentage of the outstanding shares of our common stock equal to 2% plus the quotient obtained by dividing:

      --the number of shares of common stock which, or the voting rights of which, Artemis or anyof its affiliates or associates has the right to acquire, or acquires, at any time or which otherwise may be distributed to Artemis or to any of its affiliates or associates, in either case by reason of

            (1) the terms of the investment management agreement between
                Artemis and Lion with respect to the Lion managed account,

            (2) the distribution of shares of common stock to the limited partners of Apollo Investment Fund I, L.P., or

            (3) the terms of the agreements, dated as of April 5, 1999 and July 13, 1999, between Artemis and Apollo, by

      --the number of shares of common stock outstanding at the time of any calculation to determine whether Artemis is an "acquiring person".

  . The term "exempted person" was further amended to allow a "group" (as determined under Rule 13d-5 of the Exchange Act of 1934) consisting (1) solely of exempted persons or (2) solely of exempted persons and one or more transferees of Apollo or Artemis under the provisions of the tag-along rights in the stockholders agreement to be treated as an exempted person. However, clause (2) above does not apply if a group beneficially owns shares of a transferee which are not subject to the pro rata voting requirements of the stockholders agreement.

  . The term "exempted person" was further amended to allow a "group" consisting solely of Apollo and Artemis and their respective affiliates and associates, or some subset of any of the foregoing parties, to be treated as an exempted person but only to the extent that such parties are deemed to be a group solely by reason of

           (1) the stockholders agreement among Samsonite, Apollo and Artemis,


           (2) the investment management agreement between Artemis and Lien,

           (3) the agreement governing Apollo Investment Fund I, L.P.,

           (4) the letter agreement, dated as of July 13, 1999, between Apollo and Artemis, or

           (5) any subset of the foregoing agreements.


  . The term "acquiring person" was amended to allow any person, together with that person's affiliates and associates, whose percentage beneficial ownership of the outstanding shares of common stock is increased by reason any repurchase of common stock by us to acquire up to but not exceeding 1% of the then outstanding shares of common stock following the public announcement of any such repurchase by us.

  The Preferred Stock Rights may discourage a third party take-over of Samsonite. The Preferred Stock Rights will cause substantial dilution to any person or group that attempts to acquire Samsonite on terms not approved by our board of directors. However, the Preferred Stock Rights should not interfere with any merger or other business combination approved by the board of directors since the Preferred Stock Rights may be redeemed by Samsonite at any time until 10 business days following the acquisition date.

Delaware Statutory Provisions which Govern Transactions with Our Affiliates

  Section 203 of the Delaware General Corporation Law prohibits transactions between a Delaware corporation and an "interested shareholder," which is defined as a person who, together with its affiliates and/or associates, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits business combinations, defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and those transactions that would increase the interested shareholder's proportionate share ownership in the corporation, between an interested shareholder and a corporation for a period of three years after the date the interested shareholder acquired its stock, unless (1) the business combination is approved by the corporation's board of directors prior to the date the interested shareholder acquired shares, (2) the interested shareholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested shareholder or
(3) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. A Delaware corporation, under its charter or by-laws provisions, may elect not to be governed by Section 203 and its election becomes effective one year after its adoption. In our Charter, we have elected not to be governed by
Section 203.

             Certain United States Federal Income Tax Consequences

  The following is a general discussion of certain United States federal income tax consequences of the receipt of Rights in the rights offering and the ownership, exercise and disposition of the Rights to United States holders, as defined below. This discussion is based on the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances or to investors subject to special treatment under the United States federal income tax laws, including, but not limited to, banks, dealers in securities, life insurance companies, tax exempt organizations or foreign taxpayers. This discussion also does not address any aspect of state, local or foreign income or other tax laws. This discussion is limited to United States holders which hold our common stock as a capital asset. For purposes of this discussion, a "United States holder" is a holder that is, for United States federal income tax purposes,

  .  a citizen or resident of the United States,

  . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof,

  . an estate the income of which is subject to United States federal income taxation regardless of its source, or

  . a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

  Each stockholder should consult its tax advisor as to the particular tax consequences to such stockholder of the receipt of Rights in the rights offering and the ownership, exercise and disposition of the Rights, including the applicability of any federal estate or gift tax laws or any state, local or foreign tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

Receipt of the Rights

  A stockholder will not recognize taxable income for United States federal income tax purposes in connection with the receipt of Rights in the rights offering.

Tax Basis and Holding Period of the Rights

  Except as provided in the following sentence, the tax basis of the Rights received by a stockholder in the rights offering will be zero. If either (1) the fair market value of the Rights on the date such Rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which they are received or (2) the stockholder elects, in its United States federal income tax return for the taxable year in which the Rights are received, to allocate part of the tax basis of such common stock to the Rights, then upon exercise or transfer of the Rights, the stockholder's tax basis in such common stock will be allocated between the common stock and the Rights in proportion to their respective fair market values on the date the Rights are distributed. A stockholder's holding period for the Rights received in the rights offering will include the stockholder's holding period for the common stock with respect to which the Rights were received.

Sale or Taxable Disposition of the Rights

  A stockholder which sells, exchanges or otherwise disposes of Rights received in the rights offering will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) such stockholder's tax basis (if any) in the Rights disposed. Any such capital gain or loss will be long-term capital gain or loss if such holder's holding period for the Rights exceeds one year at the time of disposition.

Expiration of the Rights

  A stockholder which allows Rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis of the common stock, if any, owned by such holder with respect to which such Rights were distributed will be equal to the tax basis of such common stock immediately before the receipt of the Rights in the rights offering.

Exercise of the Rights; Tax Basis and Holding Period of the Shares

  A stockholder will not recognize any gain or loss upon the exercise of Rights received in the rights offering. The tax basis of the shares of common stock acquired through exercise of the Rights will equal the sum of the subscription price for the shares and the holder's tax basis, if any, in the Rights as described above. The holding period for the shares of common stock acquired through exercise of the Rights will begin on the date the Rights are exercised.

                                 Legal Matters

  Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is acting as legal counsel to Samsonite.

                                    Experts

  The consolidated financial statements of Samsonite Corporation and subsidiaries as of January 31, 1999 and 1998, and for each of the years in the three-year period ended January 31, 1999, and the related financial statement schedule have been included herein and in the registration statement of which this prospectus is a part, in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      Where Can You Find More Information

  We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read, or copy, any document we file at the public reference room maintained by the SEC at 450 Fifth Street, N. W., Washington, D.C. 20549, and at the following regional offices of the SEC: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this information can be obtained by mail from the SEC's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC's internet Web site at http://www.sec.gov. Our common stock is listed on Nasdaq, and our reports, proxy statements and other information concerning us may also be read and copied at the offices of the Nasdaq Stock Market, Reports Section, at 1735 K Street, Washington, D.C. 20006.

  We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Rights offered in this rights offering and the shares of our common stock to be issued upon exercise of the Rights. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contacts, agreements or other documents, you should carefully read the exhibits to the registration statement.

  The registration statement, together with its exhibits and schedules, which we filed with the SEC, may also be reviewed and copied at the public reference facilities of the SEC located at the addresses set forth above. Please call the SEC at 1-800-SEC-0330 for further information on its public reference facilities.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

                                                                           Page
                                                                           ----
As of January 31, 1999 and 1998 and for the Three Years Ended January 31,
 1999
Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets as of January 31, 1999 and 1998...............  F-3
Consolidated Statements of Operations for each of the years in the three-
 year period ended
 January 31, 1999.........................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for each of the years in the three-year period ended January 31, 1999....................  F-5
Consolidated Statements of Cash Flows for each of the years in the three-
 year period ended
 January 31, 1999.........................................................  F-7
Notes to Consolidated Financial Statements................................  F-9
Schedule:
Schedule II--Valuation and Qualifying Accounts............................ F-34
As of July 31, 1999 and for the Six Months Ended July 31, 1999 and 1998
Unaudited Consolidated Balance Sheets as of July 31, 1999 and January 31,
 1999..................................................................... F-35
Unaudited Consolidated Statements of Operations for the six months ended July 31, 1999 and 1998............................................. F-36
Unaudited Consolidated Statements of Stockholders' Equity (Deficit) for
 the six months
 ended July 31, 1999...................................................... F-37
Unaudited Consolidated Statements of Cash Flows for the six months ended
 July 31, 1999 and 1998................................................... F-38
Unaudited Notes to Consolidated Financial Statements...................... F-39

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Samsonite Corporation:

  We have audited the accompanying consolidated financial statements of Samsonite Corporation and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Samsonite Corporation and subsidiaries as of January 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 1999, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                          KPMG LLP
Denver, Colorado
March 22, 1999, except as to
 notes 15 and 19, which are as of April 9, 1999

                     SAMSONITE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           January 31, 1999 and 1998
                                 (In thousands)

                                     ASSETS
                                     ------
                                                                  January 31,
                                                               ------------------
                                                                 1999      1998
                                                               --------  --------
Current assets:
  Cash and cash equivalents................................... $ 41,932     3,134
  Trade receivables, net of allowances for doubtful accounts
   of $7,065 and $8,766.......................................   78,329    99,620
  Notes and other receivables.................................   11,614    10,129
  Inventories (note 5) .......................................  187,567   172,665
  Deferred income tax assets (note 12)........................    2,491    31,623
  Prepaid expenses and other current assets ..................   14,452    13,873
  Assets held for sale .......................................      112    11,471
                                                               --------  --------
    Total current assets .....................................  336,497   342,515
Investments in affiliates ....................................      518     2,425
Property, plant and equipment, net (note 6) ..................  149,641   142,351
Intangible assets, less accumulated amortization of $46,786
 and $41,043 (notes 3 and 7)..................................  114,248   116,908
Other assets and long-term receivables, net of allowances for
 doubtful accounts of $521 and $706...........................   20,531     5,850
                                                               --------  --------
                                                               $621,435   610,049
                                                               ========  ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ----------------------------------------------
Current liabilities:
  Short-term debt (note 8).................................... $  8,409     5,640
  Current installments of long-term obligations (note 9) .....    6,923     6,977
  Accounts payable............................................   48,375    49,221
  Accrued interest expense....................................    5,982     1,223
  Accrued compensation and employee benefits .................   18,897    17,228
  Other accrued expenses (note 15) ...........................   73,662    66,917
                                                               --------  --------
    Total current liabilities ................................  162,248   147,206
Long-term obligations, less current installments (notes 2, 9
 and 14) .....................................................  496,173   172,246
Deferred income tax liabilities (note 12).....................   17,046    15,730
Other noncurrent liabilities (note 13)........................   53,919    59,838
                                                               --------  --------
    Total liabilities ........................................  729,386   395,020
                                                               --------  --------
Minority interests in consolidated subsidiaries ..............    9,166     6,143
Senior redeemable preferred stock (aggregate liquidation
 preference of $186,723) (note 10)............................  178,329       --
Stockholders' equity (deficit) (notes 9, 10, 11 and 19):
  Preferred stock ............................................      --        --
  Common stock................................................      210       204
  Additional paid-in capital .................................  436,351   418,462
  Accumulated deficit ........................................ (299,581) (195,171)
  Accumulated other comprehensive income......................  (12,426)  (14,449)
  Unearned compensation--restricted shares ...................      --       (160)
                                                               --------  --------
                                                                124,554   208,886
  Treasury stock, at cost (10,500,000 shares) (note 2) ....... (420,000)      --
                                                               --------  --------
    Total stockholders' equity (deficit) ..................... (295,446)  208,886
                                                               --------  --------
Commitments and contingencies (notes 9, 11, 13 and 15)
                                                               $621,435   610,049
                                                               ========  ========

          See accompanying notes to consolidated financial statements.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                     Year ended January 31,
                                                    ---------------------------
                                                      1999      1998     1997
                                                    ---------  -------  -------
Net sales.........................................  $ 697,421  736,875  741,138
Cost of goods sold................................    413,124  424,349  449,333
                                                    ---------  -------  -------
    Gross profit..................................    284,297  312,526  291,805
Selling, general and administrative expenses .....    263,892  234,257  233,761
Amortization of intangible assets ................      5,633    7,101   31,837
Provision for restructuring operations (note 4) ..      6,598    1,866   10,670
                                                    ---------  -------  -------
    Operating income..............................      8,174   69,302   15,537
Other income (expense):
  Interest income ................................      2,453    2,574    1,419
  Interest expense and amortization of debt issue
   costs and premium .............................    (39,954) (19,918) (35,670)
  Other income (expense)--net (notes 15 and 16) ..    (25,351)  28,294   18,821
                                                    ---------  -------  -------
    Income (loss) before income taxes, minority
     interest, and extraordinary item ............    (54,678)  80,252      107
Income tax expense (note 12) .....................    (26,800) (23,088) (10,389)
Minority interest in earnings of subsidiaries.....       (840)    (287)  (1,041)
                                                    ---------  -------  -------
    Income (loss) before extraordinary item ......    (82,318)  56,877  (11,323)
Extraordinary item--loss on extinguishment of
 debt,
  net of income tax benefit of $3,959 and $9,930
   (notes 2 and 9) ...............................     (6,460) (16,178)     --
                                                    ---------  -------  -------
    Net income (loss) ............................    (88,778)  40,699  (11,323)
Senior redeemable preferred stock dividends and
 accretion of senior redeemable preferred stock
 discount (note 10) ..............................    (15,632)     --       --
                                                    ---------  -------  -------
    Net income (loss) to common stockholders......  $(104,410)  40,699  (11,323)
                                                    =========  =======  =======
Income (loss) per common share--basic:
    Income (loss) before extraordinary item ......  $   (6.79)    2.81     (.71)
    Extraordinary item ...........................      (0.45)    (.80)     --
                                                    ---------  -------  -------
      Net income (loss) per share.................  $   (7.24)    2.01     (.71)
                                                    =========  =======  =======
Income (loss) per common share--assuming dilution:
    Income (loss) before extraordinary item.......  $   (6.79)    2.70     (.71)
    Extraordinary item ...........................      (0.45)    (.77)     --
                                                    ---------  -------  -------
      Net income (loss) per share.................  $   (7.24)    1.93     (.71)
                                                    =========  =======  =======

          See accompanying notes to consolidated financial statements.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (In thousands, except share amounts)

                                                       Accumu-
                                                        lated                       Unearned
                                                        other             Compre-   compen-      Note
                                            Additional compre-  Accumu-   hensive    sation   receivable
                         Preferred  Common   paid-in   hensive   lated    income   restricted    from    Treasury
                         stock(1)  stock(2)  capital   income   deficit   (loss)     shares    officer    stock
                         --------- -------- ---------- -------  --------  -------  ---------- ---------- --------
Balance, January 31,
 1996...................   $--       159     261,842    (2,338) (224,547)               --     (10,000)    --
 Net loss...............    --       --          --        --    (11,323) (11,323)      --         --      --
 Foreign currency
  translation
  adjustment............    --       --          --     (2,999)      --    (2,999)      --         --      --
                                                                          -------
   Comprehensive income
    (loss)..............    --       --          --        --        --   (14,322)      --         --      --
                                                                          =======
 Issuance of 55,000
  shares of common
  stock to an officer
  for cash (note 11)....    --       --        1,004       --        --                 --         --      --
 Stock award of 60,000
  shares of restricted
  common stock to an
  officer (note 11).....    --         1       1,094       --        --              (1,095)       --      --
 Issuance of 513 shares
  to directors for
  services (note 11)....    --       --           19       --        --                 --         --      --
 Amortization of
  restricted stock
  award to compensation
  expense (note 11).....    --       --          --        --        --                 388        --      --
 Compensation expense
  accrued for stock
  bonus awards
  (note 11).............    --       --          503       --        --                 --         --      --
 Exercise of employee
  stock options and
  related income tax
  benefits (note 11)....    --       --          591       --        --                 --         --      --
 Reclassification of
  accrued compensation
  for stock options
  exercised.............    --       --        1,699       --        --                 --         --      --
 Payment of note
  receivable
  (note 11).............    --       --          --        --        --                 --      10,000     --
                           ----      ---     -------   -------  --------             ------    -------     ---
Balance, January 31,
 1997...................    --       160     266,752    (5,337) (235,870)              (707)       --      --
 Net income.............    --       --          --        --     40,699   40,699       --         --      --
 Foreign currency
  translation
  adjustment............    --       --          --    (9,112)       --   (9,112)       --         --      --
                                                                          -------
   Comprehensive income
    (loss)..............    --       --          --        --        --    31,587       --         --      --
                                                                          =======
 Issuance of 3,300,000
  shares of common
  stock in public
  offering, net of
  offering costs and
  underwriting discount
  of $8,303 (note 19)...    --        33     130,209       --        --                 --         --      --
 Issuance of 4,032
  shares to directors
  for services
  (note 11).............    --       --          174       --        --                 --         --      --
 Issuance of 1,033,203
  shares for exercise
  of employee stock
  options and related
  income tax benefits,
  net of 889,450 shares
  exchanged (notes 11
  and 19)...............    --        11      20,617       --        --                 --         --      --
 Amortization of
  restricted stock
  award to compensation
  expense (note 11).....    --       --          --        --        --                 547        --      --
 Compensation expense
  accrued for stock
  bonus awards
  (note 11).............    --       --          710       --        --                 --         --      --
                           ----      ---     -------   -------  --------             ------    -------     ---
Balance, January 31,
 1998...................   $--       204     418,462   (14,449) (195,171)              (160)       --      --

                                                                     (Continued)

                    SAMSONITE CORPORATION AND SUBSIDIARIES

                     (In thousands, except share amounts)

                                                        Accumu-
                                                         lated                       Unearned
                                                         other             Compre-   compen-      Note
                                             Additional compre-  Accumu-   hensive    sation   receivable
                          Preferred  Common   paid-in   hensive   lated    income   restricted    from    Treasury
                          stock(1)  Stock(2)  capital   income   deficit   (loss)     shares    officer    Stock
                          --------- -------- ---------- -------  --------  -------  ---------- ---------- --------
 Net loss...............    $--       --          --        --    (88,778) (88,778)    --         --           --
 Foreign currency trans-
  lation adjustment.....     --       --          --      2,023       --     2,023     --         --           --
                                                                           -------
 Comprehensive income
 (loss).................     --       --          --        --        --   (86,755)    --         --           --
                                                                           =======
 Issuance of 17,655
  shares to directors
  for services
  (note 11).............     --         1         169       --        --               --         --           --
 Issuance of 494,649
  shares for exercise of
  employee stock options
  and 116,667 shares for
  stock bonus awards
  (note 11).............     --         5       7,705       --        --               --         --           --
 Amortization of re-
  stricted stock award
  to compensation ex-
  pense (note 11).......     --       --          --        --        --               160        --           --
 Compensation expense
  accrued for stock bo-
  nus awards (note 11)..     --       --          473       --        --               --         --           --
 Compensation expense
  for stock options
  (note 11).............     --       --        3,722       --        --               --         --           --
 Common stock warrants
  issued with redeemable
  preferred stock (note
  10)...................     --       --        5,820       --        --               --         --           --
 Preferred stock divi-
  dends and accretion of
  discount (note 10)....     --       --          --        --    (15,632)             --         --           --
 Purchase of 10,500,000
  shares for treasury
  (note 2)..............     --       --          --        --        --               --         --      (420,000)
                            ----      ---     -------   -------  --------              ---        ---     --------
Balance, January 31,
 1999...................    $--       210     436,351   (12,426) (299,581)             --         --      (420,000)
                            ====      ===     =======   =======  ========              ===        ===     ========

--------
(1) $.01 par value; 2,000,000 shares authorized; 186,723 redeemable shares issued and outstanding at January 31, 1999.
(2) $.01 par value; 60,000,000 shares authorized; 21,000,039, 20,371,068 and
    16,033,833 shares issued at January 31, 1999, 1998 and 1997, respectively and 10,500,039, 20,371,068 and 16,033,833 outstanding at January 31, 1999,
    1998 and 1997, respectively.

         See accompanying notes to consolidated financial statements.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                     Year ended January 31,
                                                    --------------------------
                                                      1999     1998     1997
                                                    --------  -------  -------
Cash flows from operating activities:
  Net income (loss)................................ $(88,778)  40,699  (11,323)
  Adjustments to reconcile net income (loss) to net
   cash provided
   by (used in) operating activities:
    Nonoperating loss (gain) items:
      Loss on extinguishment of debt...............    6,460   16,178      --
      Loss (gain) on disposition of assets held for
       sale
       and fixed assets, net.......................   (3,243)     377       62
    Depreciation and amortization of property,
     plant and equipment...........................   21,421   21,493   22,052
    Amortization of debt issue costs and premium...    1,336      888    1,932
    Amortization of intangible assets..............    5,633    7,101   31,837
    Amortization of stock awards and stock issued
     for services..................................    1,112    1,431      910
    Deferred income tax expense....................   33,393    4,750    1,365
    Adjustment of liability for PBGC claims........      --       --   (11,100)
    Adjustment of allowances for contingencies from
     previous operations...........................      --    (5,299)     --
    Adjustment of reserves related to prior years'
     tax provisions................................      --   (12,700)     --
    Compensation expense for adjustment of stock
     options.......................................    3,722      --       --
    Net provision for doubtful accounts............      396    4,341    2,815
    Net provision for restructuring operations.....    6,598    1,866   10,670
    Changes in operating assets and liabilities:
      Trade and other receivables..................   21,299  (13,177) (17,850)
      Inventories..................................  (11,579) (35,686) (19,335)
      Other current assets.........................     (745)    (440)   3,431
      Accounts payable and accrued liabilities.....    2,882   (8,696)   9,027
    Other adjustments--net.........................     (968)  (4,915)     853
                                                    --------  -------  -------
      Net cash provided by (used in) operating
       activities..................................   (1,061)  18,211   25,346
                                                    --------  -------  -------
Cash flows provided by (used in) investing
 activities:
  Proceeds from sale of assets held for sale,
   property and equipment and other asset..........   17,608    1,625    2,323
  Purchases of property, plant and equipment:
    By Company and wholly-owned subsidiaries.......  (24,827) (30,189) (25,465)
    By less than 100% owned subsidiaries...........   (1,852)  (6,124)  (5,628)
  Acquisition of foreign distributorships..........   (2,451)  (2,547)     --
  Other............................................   (4,125)    (707)  11,753
                                                    --------  -------  -------
      Net cash used in investing activities........ $(15,647) (37,942) (17,017)
                                                    --------  -------  -------

                                                                     (continued)

                     SAMSONITE CORPORATION AND SUBSIDIARIES

                                 (In thousands)

                                                      Year ended January 31,
                                                    ----------------------------
                                                      1999       1998     1997
                                                    ---------  --------  -------
Cash flows provided by (used in) financing
 activities:
  Net borrowings (payments) of senior credit
   facility.......................................  $  33,948    53,628   (8,000)
  Proceeds from issuance of senior subordinated
   notes..........................................    350,000       --       --
  Proceeds from issuance of senior preferred
   stock..........................................    175,000       --       --
  Issuance costs for senior subordinated notes,
   senior redeemable preferred stock and senior
   credit facility................................    (23,583)     (467)     --
  Purchase of treasury stock......................   (420,000)      --       --
  Retirement of Series B Notes, including redemp-
   tion
   premiums.......................................    (60,781) (154,755)     --
  Proceeds from long-term obligations--other......    381,021     4,657   26,206
  Payments of long-term obligations--other........   (393,914)  (25,980) (35,901)
  Proceeds from (payments of) short-term debt--
   net............................................       (385)    4,096   (7,231)
  Proceeds from public stock offering, net of
   offering costs.................................        --    130,242      --
  Proceeds from sale of common stock and exercise
   of stock options...............................      7,401     7,012    1,327
  Payment of note receivable from officer.........        --        --    10,000
  Other, net......................................      2,905     2,621    1,907
                                                    ---------  --------  -------
      Net cash provided by (used in) financing
       activities.................................     51,612    21,054  (11,692)
                                                    ---------  --------  -------
Effect of exchange rate changes on cash and cash
 equivalents......................................      3,894    (7,532)  (2,473)
                                                    ---------  --------  -------
      Net increase (decrease) in cash and cash
       equivalents................................     38,798    (6,209)  (5,836)
Cash and cash equivalents, beginning of year......      3,134     9,343   15,179
                                                    ---------  --------  -------
Cash and cash equivalents, end of year............  $  41,932     3,134    9,343
                                                    =========  ========  =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest..........  $  33,822    20,451   33,194
                                                    =========  ========  =======
  Cash paid during the year for income taxes,
   net............................................  $   8,719     8,733    3,210
                                                    =========  ========  =======

Noncash transactions:
     During the years ended January 31, 1999, 1998, and 1997, property and equipment were acquired under capital lease financing transactions aggregating $1,141, $924, and $1,281, respectively.
     Other noncash transactions are described in notes 3, 10, 11, 15, and 16.


          See accompanying notes to consolidated financial statements.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           January 31, 1999 and 1998

(1) Summary of Significant Accounting Policies

  (a) General Business

  Samsonite Corporation was formerly known as Astrum International Corp. ("Astrum"). On July 14, 1995, Astrum merged with its wholly-owned subsidiary, Samsonite Corporation, and changed its name to Samsonite Corporation. Samsonite Corporation and subsidiaries (the "Company") is engaged in the manufacture and sale of luggage and related products throughout the world, primarily under the Samsonite, American Tourister, and Lark brand names. The principal customers of the Company are department/specialty retail stores, mass merchants, catalog showrooms, and warehouse clubs. The Company also sells its luggage and other travel-related products through its Company-owned stores.

  (b) Basis of Presentation

  On May 25, 1993, the United States Bankruptcy Court for the Southern District of New York confirmed the Amended Plan of Reorganization (the "Plan") for Astrum. Pursuant to the terms of the Plan, which became effective on June 8, 1993 (the "Effective Date"), Astrum completed a comprehensive financial reorganization which reduced debt and annual interest expense (the "Reorganization").

  The Reorganization has been accounted for pursuant to the American Institute of Certified Public Accountants Statement of Position 90-7, entitled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 requires that assets and liabilities be adjusted to their fair values ("fresh-start" values) and that a new reporting entity be created. On June 30, 1993, for accounting purposes, the Plan was consummated and SOP 90-7 was adopted. The accompanying consolidated financial statements include the ongoing impact of the fresh-start reporting, the most significant of which included the recording of Reorganization Value in Excess of Identifiable Assets. Reorganization Value in Excess of Identifiable Assets was amortized over a three-year period which ended in June 1996.

  (c) Principles of Consolidation

  The consolidated financial statements include the financial statements of Samsonite Corporation and its wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's foreign subsidiaries generally have December 31 year ends.

  Minority interests consist of other stockholders' ownership interests in majority-owned subsidiaries of the Company.

  (d) Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

  (e) Cash Equivalents

  The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                    SAMSONITE CORPORATION AND SUBSIDIARIES

  (f) Inventories

  The Company values inventories at the lower of cost, using the first-in, first-out ("FIFO") method, or market.

  (g) Investments in Affiliates

  Investments in affiliates for which the Company owns 20% to 50% are accounted for under the equity method.

  At January 31, 1999, investments in affiliates primarily represent the Company's investment in Chia Tai Samsonite (H.K.) Ltd., a 50% owned joint venture formed to manufacture and distribute luggage in China.

  (h) Property, Plant and Equipment

  Property, plant and equipment acquired subsequent to the adoption of fresh-start reporting are stated at cost. In connection with the adoption of fresh-start reporting at June 30, 1993, the Company was required to adjust property, plant and equipment to fair value. Assets under capital leases are stated at the present value of the future minimum lease payments. Improvements which extend the life of an asset are capitalized. Maintenance and repair costs are expensed as incurred.

  Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets as follows:

      Buildings................................................  24 to 65 years
      Machinery, equipment and other...........................  2 to 20 years

  (i) Intangible Assets

  As a result of adopting fresh-start reporting in 1993, the Company recorded Reorganization Value in Excess of Identifiable Assets which became fully amortized in June of 1996. Tradenames, licenses, patents and other intangibles were recorded at fair value based upon independent appraisals. These assets are amortized on a straight-line basis over their estimated useful lives which are primarily as follows:

      Tradenames...............................................  20 to 40 years
      Licenses, patents and other..............................  2 to 20 years

  The Company accounts for these intangible assets at the lower of amortized cost or fair value. On an ongoing basis, the Company reviews the valuation and amortization of intangible assets, taking into consideration any events or circumstances which may have diminished the recorded value.

  (j) Debt Issuance Costs

  Costs incurred in connection with the issuance of new debt instruments are deferred and included in other assets. Such costs are amortized over the term of the related debt obligation.

  (k) Per Share Data

  The Company computes earnings (loss) per share in accordance with the requirements of Statement of Financial Account Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 requires the disclosure of "basic" earnings per share and "diluted" earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding

                     SAMSONITE CORPORATION AND SUBSIDIARIES
during the period. The dilutive effect of stock options, warrants, and their equivalents is calculated using the treasury stock method.

  Loss before extraordinary item per common share and net loss per common share for the years ended January 31, 1999 and 1997 is computed based on a weighted average number of shares of common stock outstanding during the period of 14,416,857 and 15,971,157, respectively. Basic earnings per common share and earnings per common share--assuming dilution are the same for the years ended January 31, 1999 and 1997 because of the antidilutive effect of stock options and awards when there is a net loss from operations.

  The following table presents a reconciliation of the numerators and denominators of basic earnings per common share and earnings per common share-- assuming dilution for the year ended January 31, 1998:

                                                                      Per Share
                                                 Income      Shares    Amount
                                               ----------- ---------- ---------
Earnings per common share--basic:
  Income before extraordinary item available
   to common
   stockholders............................... $56,877,000 20,235,802   $2.81
                                                                        =====
  Add dilutive effect of stock options and
   awards.....................................         --     850,783
                                               ----------- ----------
Earnings per common share--assuming dilution:
  Income before extraordinary item available
   to common stockholders plus assumed
   conversions................................ $56,877,000 21,086,585   $2.70
                                               =========== ==========   =====

  (l) Income Taxes

  The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for operating loss and tax credit carryforwards and the estimated future tax consequences attributable to temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Measurement of deferred tax assets and liabilities is based upon enacted tax rates expected to apply to taxable income in the years in which carryforwards and temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Deferred tax assets are reduced by a valuation allowance for the portion of such assets for which it is more likely than not the amount will not be realized. Deferred tax assets and liabilities are classified as current or noncurrent based on the classification of the underlying asset or liability giving rise to the temporary difference or the expected date of utilization of carryforwards.

  (m) Self-Insurance

  The Company maintains self-insurance programs for certain workers' compensation risks up to $300,000 per individual claim. The Company purchases excess workers' compensation coverage for individual claims in excess of $300,000.

  (n) Foreign Exchange Risk and Financial Instruments

  The accounts of the Company's foreign subsidiaries and affiliates are generally measured using the local currency as the functional currency. For those operations, assets and liabilities are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at average monthly exchange rates. Net exchange gains or losses resulting from such translation are excluded from results of operations and

                     SAMSONITE CORPORATION AND SUBSIDIARIES
accumulated as a separate component of stockholders' equity. Gains and losses from foreign currency transactions are included in other income (expense). See note 16.

  The Company enters into foreign exchange contracts in order to reduce its economic exposure to fluctuations in currency exchange rates on certain foreign operations and royalty agreements through the use of forward delivery commitments. Generally, open forward delivery commitments are marked to market at the end of each accounting period and corresponding gains and losses are recognized in other income (expense). See note 16.

  With respect to trade receivables, concentration of credit risk is limited due to the diversity in the Company's customer base and geographic areas covered by the Company's operations. In certain European countries, the Company receives negotiable trade acceptances as payment for goods with maturities from 60 to 90 days from the date of issuance. These instruments are generally discounted to banks with recourse. At January 31, 1999, approximately $15,188,000 of such instruments had been discounted and, by the terms of their maturity dates, were uncollected by the holders. Any probable bad debt losses for trade receivables or acceptances have been reserved for in the allowance for doubtful accounts.

  (o) Accounting for Long-lived Assets

  The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 requires impairment losses to be recorded on long-lived assets, and certain identifiable intangible assets, used in operations when indicators of impairment are present and the undiscounted future cash flows (without interest charges) estimated to be generated by such assets are less than the assets' carrying amount. Impairment is measured by the excess of the assets' carrying amount over fair value. SFAS 121 also requires that long-lived assets and certain identifiable intangibles that are expected to be disposed of be reported at the lower of the carrying amount or fair value less costs to sell.

  (p) Comprehensive Income

  Effective February 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 requires that, as a part of a full set of financial statements, entities must present other comprehensive income, which represents total non-stockholder changes in equity. The accumulated balance of foreign currency translation adjustments, excluded from net income, is presented in the consolidated balance sheets as "accumulated other comprehensive income."

  (q) Revenue Recognition

  Revenues from wholesale product sales are recognized at the time of shipment, and provisions are made for markdown allowances, returns and discounts at the time product sales are recognized. Revenues from retail sales are recognized at the point-of-sale to consumers.

  The Company licenses its brand names to certain unrelated third parties as well as certain foreign subsidiaries and joint ventures. Net sales include royalties earned of $16,450,000, $19,925,000, and $20,548,000 for the years ended January 31, 1999, 1998, and 1997, respectively. Royalty revenues in fiscal 1998 and 1997 include approximately $2,200,000 and $3,900,000, respectively, from the sale of apparel trademarks in certain foreign countries.

  (r) Stock Based Compensation

  In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). As permitted under this standard, the Company has elected to

                     SAMSONITE CORPORATION AND SUBSIDIARIES
follow Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees ("APB 25"), in accounting for its stock options and other stock-based employee awards. Pro forma information regarding net income and earnings per common share, as calculated under the provisions of SFAS 123, is disclosed in note 11.

  (s) Reclassifications

  Certain reclassifications were made to the consolidated financial statements for prior periods to conform to the January 31, 1999 presentation.

(2) Recapitalization

  On June 24, 1998, the Company completed a recapitalization of the Company (the "Recapitalization") involving the repurchase pursuant to a tender offer for 10.5 million shares of the Company's common stock at a purchase price of $40.00 per share ($420 million in the aggregate) and the refinancing of certain existing indebtedness. The Company financed the Recapitalization through the sale of $350 million of 10 3/4% senior subordinated notes, $175 million of 13 7/8% senior redeemable preferred stock and warrants, and a new bank senior credit facility.

  On January 7, 1998, the Company announced it had engaged a financial advisor to assist in the process of exploring various strategic alternatives designed to enhance shareholder value. This process ultimately resulted in the Recapitalization plan. In addition to the charges discussed below, the Company recorded charges (included in selling, general and administrative expenses) of approximately $4.8 million during the year ended January 31, 1999 for financial, legal and other expenses associated with the Recapitalization and the process of exploring alternative plans which were not ultimately consummated. As described in note 11, the Company also recorded a $4.3 million charge to compensation expense during the year ended January 31, 1999 in connection with adjustments and modifications made to outstanding employee stock options.

  During the year ended January 31, 1999, the Company completed a tender offer and retired $52,269,000 principal amount of 11 1/8% Series B Subordinated Notes (the "Series B Notes") representing 99% of the outstanding Series B Notes. The Company paid a redemption premium and incurred other expenses totaling approximately $8,512,000 to complete the tender offer. These costs, along with $1,527,000 of deferred financing costs, were charged to expense and classified as an extraordinary item, net of tax effects, in the accompanying statement of operations for the year ended January 31, 1999. Also, in connection with the Recapitalization, deferred financing costs related to the refinanced senior credit facility of $380,000 were charged to expense and classified as an extraordinary item, net of tax effects, in the accompanying statement of operations for the year ended January 31, 1999.

(3) Purchases of Foreign Distributorships

  During the year ended January 31, 1999, the Company, through a 51% owned joint venture, acquired two distributors in Argentina and Uruguay. The joint venture paid and recorded goodwill of $2,451,000 for the purchase of the distributorships, and recorded a liability for the estimated additional purchase price due of approximately $1,267,000.

  During the year ended January 31, 1998, the Company formed a subsidiary, Samsonite Korea Limited ("SKL"), which was owned 71% by the Company and 29% by the Company's former distributor in South Korea. The Company contributed $832,000 to SKL for its equity interest. SKL acquired the inventory, fixed assets, and other assets of the distributorship and recorded approximately $200,000 of goodwill. By agreement with its joint venture partner, the Company acquired an additional 9% interest in SKL on October 1, 1998 for $8,000.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

  During the year ended January 31, 1998, the Company formed a 100% owned subsidiary, Samsonite Hong Kong Limited ("HKL"), which purchased the assets of the Company's former Hong Kong distributor. The Company made investments or advances to HKL of $1,715,000 for the purchase of inventory, fixed assets, and other assets from the former Hong Kong distributor. Approximately $439,000 of goodwill was recorded as a result of the purchase.

(4) Provision for Restructuring Operations

  Fiscal 1999

  The Company recorded a pretax restructuring provision in fiscal 1999 of approximately $2,608,000 in connection with the Torhout, Belgium restructuring primarily related to termination and severance costs for the elimination of approximately 111 positions. Through January 31, 1999, approximately $1,900,000 has been charged against this accrual for such restructuring expenses. Additionally, during fiscal 1999, a pre-tax charge of approximately $5,606,000 (of which approximately $2,200,000 is non-cash) was recorded in connection with the U.S. Wholesale restructuring primarily related to termination and severance costs for the elimination of approximately 227 positions and costs related to the disposal of molding and other equipment representing excess capacity. Through January 31, 1999, approximately $3,500,000 has been charged against this accrual for such restructuring expenses. During the fourth quarter of fiscal 1999, certain excess restructuring reserves of $1,616,000 were reversed including $538,000 of excess accruals related to the fiscal 1997 reserve and excess reserves of $1,078,000 related to the fiscal 1999 U.S. Wholesale restructuring. The reversal of excess reserves was necessary because certain expenses contemplated in the restructurings did not materialize.

  Fiscal 1998

  The Company recorded a pretax restructuring provision in fiscal 1998 of $3,589,000 and adjusted for excess fiscal 1997 restructuring accruals by $1,723,000, resulting in a net expense for restructuring operations in fiscal 1998 of $1,866,000. The fiscal 1998 restructuring provision was provided primarily for costs associated with the involuntary termination of 180 manufacturing positions in Mexico and twenty management positions in the U.S. and is comprised of estimated cash expenditures of $3,283,000 and non-cash charges of $306,000. Through January 31, 1999, $3.1 million of costs had been charged against the accrual.

  Fiscal 1997

  The Company recorded a restructuring provision of $10,670,000 in fiscal 1997 as a result of a restructuring program to consolidate functions and operations in North America, Europe, and the Far East, and to reduce or eliminate certain other operations.

  The restructuring plan included further consolidation of hardside luggage production to Samsonite's largest U.S. facility located in Denver, Colorado from other locations in the Americas, as well as consolidation of many administrative and control functions to Denver. The plan included the elimination of as many as 450 positions worldwide, including approximately 150 manufacturing positions and approximately 300 managerial, office and clerical positions. The restructuring provision consisted primarily of costs associated with involuntary employee terminations and was comprised of cash expenses of $9,670,000 and non-cash expenses of $1,000,000, both on a pretax basis. Through January 31, 1999, approximately $8,409,000 had been charged against the accrual for restructuring expenses. Approximately $538,000 and $1,723,000 was determined to be overaccrued and was credited to expense in fiscal years 1999 and 1998, respectively. At January 31, 1999 no amounts remain accrued for this restructuring provision.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

(5) Inventories

  Inventories consisted of the following:

                                                                  January 31,
                                                                ----------------
                                                                  1999    1998
                                                                -------- -------
                                                                 (In thousands)
      Raw materials and supplies............................... $ 47,014  47,814
      Work in process..........................................    8,059  10,476
      Finished goods...........................................  132,494 114,375
                                                                -------- -------
                                                                $187,567 172,665
                                                                ======== =======

(6) Property, Plant and Equipment

  Property, plant and equipment consisted of the following:

                                                                January 31,
                                                              -----------------
                                                                1999     1998
                                                              --------  -------
                                                               (In thousands)
      Land................................................... $ 12,555   12,266
      Buildings..............................................   71,517   60,524
      Machinery, equipment and other.........................  141,306  133,778
                                                              --------  -------
                                                               225,378  206,568
      Less accumulated depreciation and amortization.........  (75,737) (64,217)
                                                              --------  -------
                                                              $149,641  142,351
                                                              ========  =======

  Property, plant and equipment includes property and equipment under capital leases as follows:

                                                                   January 31,
                                                                 ---------------
                                                                  1999    1998
                                                                 ------- -------
                                                                 (In thousands)
      Buildings................................................. $ 4,452   4,178
      Machinery, equipment and other............................   4,518   2,707
                                                                 ------- -------
                                                                   8,970   6,885
      Less accumulated amortization............................. (1,424) (1,388)
                                                                 ------- -------
                                                                  $7,546   5,497
                                                                 ======= =======

(7) Intangible Assets

  The following is a summary of intangible assets, net of accumulated amortization:

                                                                  January 31,
                                                                ----------------
                                                                  1999    1998
                                                                -------- -------
                                                                 (In thousands)
      Tradenames............................................... $105,059 108,556
      Licenses, patents and other..............................    9,189   8,352
                                                                -------- -------
                                                                $114,248 116,908
                                                                ======== =======

                     SAMSONITE CORPORATION AND SUBSIDIARIES

(8) Short-term Debt

  As of January 31, 1999 and 1998, the Company had $8,409,000 and $5,640,000 of short-term debt outstanding under foreign lines of credit, respectively. As of January 31, 1999, the weighted average interest rate on foreign short-term borrowings was 10.9%. The European subsidiaries had unused available borrowings on foreign lines of credit and other foreign borrowing arrangements totaling approximately $79.3 million as of January 31, 1999, which are generally restricted for working capital purposes; however, the terms of the Company's Senior Credit Facility and Senior Subordinated Notes limit additional amounts which could be borrowed under such credit facilities.

  Other foreign subsidiaries had approximately $2.5 million available under bank credit lines at January 31, 1999.

(9) Long-term Obligations

  Long-term obligations represent long-term debt and capital lease obligations as follows:

                                                                January 31,
                                                              -----------------
                                                                1999     1998
                                                              --------  -------
                                                               (In thousands)
      Senior Credit Facility (a)............................. $135,074  102,533
      Senior Subordinated Notes (b)..........................  350,000      --
      Other obligations (c)..................................   11,688   19,587
      Capital lease obligations (d)..........................    5,802    4,302
      Series B Notes (e).....................................      532   52,801
                                                              --------  -------
                                                               503,096  179,223
      Less current installments..............................   (6,923)  (6,977)
                                                              --------  -------
                                                              $496,173  172,246
                                                              ========  =======

 (a) Senior Credit Facility

  On June 24, 1998, the Company entered into a new senior credit facility (the "Senior Credit Facility"). The Senior Credit Facility provides for a $100 million credit facility (the "Revolving Credit Facility"), a term loan facility in the amount of $60 million (the "U.S. Term Loan Facility") which was borrowed by Samsonite Corporation, and a term loan facility in the aggregate principal amount of Belgian francs 1,853,750,000, (equivalent to $50 million on the closing date of the facility) (the "European Term Loan Facility"), which was borrowed by Samsonite Europe N.V. The Company has the option in certain circumstances to add additional lenders as parties to the Senior Credit Facility in order to increase the Revolving Credit Facility by up to an additional $50 million. The Revolving Credit Facility and the European Term Loan Facility mature on June 24, 2003. The U.S. Term Loan Facility requires principal repayments in each of the first five years of 1.0% of the original principal balance and principal repayments in each of the sixth and seventh years of 47.5% of the original principal balance. Borrowings under the Senior Credit Facility accrue interest at rates adjusted periodically depending on the Company's financial performance as measured each fiscal quarter and interest rate market conditions. In addition, the Company is required to pay a commitment fee of .625% on the unused portion of the Revolving Credit Facility.

  The obligations under the U.S. Term Loan Facility and the Revolving Credit Facility are secured by inventory, accounts receivable, personal property, intellectual property and other intangibles of Samsonite Corporation, 100% of the capital stock of Samsonite Corporation's major domestic subsidiaries, and 66% of the capital stock of Samsonite Europe N.V. and other major non-domestic subsidiaries. In connection with the

                     SAMSONITE CORPORATION AND SUBSIDIARIES
waiver and amendment discussed below, the Company agreed to execute and deliver to the lenders under the Senior Credit Facility a mortgage on its real estate in Denver, Colorado.

  The Senior Credit Facility contains financial covenants which require the Company to maintain certain debt to earnings and interest coverage ratios and limitations on capital expenditures. The Senior Credit Facility also contains covenants that, among other things, limit the ability of the Company (subject to negotiated exceptions) to incur additional liens, incur additional indebtedness, make certain kinds of investments, prepay or purchase subordinate indebtedness and preferred stock, make distributions and dividend payments to its stockholders, engage in affiliate transactions, make certain asset dispositions, make acquisitions, and participate in certain mergers. At January 31, 1999, compliance with the interest coverage ratio was waived by the lenders under the Senior Credit Facility. Effective March 22, 1999, the Senior Credit Facility was amended to provide the Company with additional margin to operate under the financial covenants. As of January 31, 1999, the Company had $6.3 million in letters of credit outstanding under the Senior Credit Facility.

  As a result of entering into an amended and restated bank senior credit facility in fiscal 1998, which had significantly different terms and conditions than a previous facility, the Company charged to expense the balance of deferred financing costs relating to the previous facility totaling $3,989,000 and paid prepayment penalties of $279,000. These charges are recorded as part of the extraordinary item from loss on extinguishment of debt, net of tax effects, in the accompanying consolidated statement of operations for the year ended January 31, 1998.

  (b) Senior Subordinated Notes

  On June 24, 1998, the Company issued and sold $350,000,000 principal amount of 10 3/4% Senior Subordinated Notes due 2008 (the "10 3/4% Notes").

  Interest on the 10 3/4% Notes is payable in cash semiannually in arrears on June 15 and December 15 of each year, commencing December 15, 1998. The 10 3/4% Notes mature on June 15, 2008 and are redeemable at the option of the Company in whole or in part, at any time on or after June 15, 2003, at redemption prices ranging from 100.00% to 105.375% of the principal amount depending on the redemption date, plus accrued interest. In addition, the Company, at its option, may redeem in the aggregate up to 40% of the principal amount of the 10 3/4% Notes originally issued at any time and from time to time prior to June 15, 2001, at a redemption price equal to 110.75% of the principal amount thereof, plus accrued interest, with the proceeds of one or more equity offerings, provided that at least $210 million aggregate principal amount of 10 3/4% Notes remains outstanding immediately after the occurrence of any such redemption.

  The indenture under which the 10 3/4% Notes were issued contains certain covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries (as defined in the indenture) to incur additional indebtedness, pay dividends and make certain other distributions, issue capital stock of restricted subsidiaries, make certain investments, repurchase stock, create liens, enter into transactions with affiliates, create dividend or other payment restrictions affecting restricted subsidiaries, merge or consolidate, and transfer or sell assets. The covenants are subject to a number of important exceptions.

 (c) Other Obligations

  As of January 31, 1999, other obligations consist of various notes payable to banks by foreign subsidiaries. The obligations bear interest at varying rates and mature through 2002.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

 (d) Leases

  Future minimum payments under noncancelable capital leases, which relate primarily to property and equipment, and noncancelable operating leases, which relate primarily to retail floor space rental, at January 31, 1999 were as follows:

                                                             Capital Operating
                                                             leases   leases
                                                             ------- ---------
                                                              (In thousands)
   Year ending January 31:
     2000................................................... $ 2,081  15,156
     2001...................................................   1,758  12,990
     2002...................................................   1,445  10,603
     2003...................................................     693   7,260
     2004...................................................     412   3,739
     Thereafter.............................................     642   5,205
                                                             -------  ------
       Total minimum lease payments.........................   7,031  54,953
                                                                      ======
   Less amount representing interest........................ (1,227)
                                                             -------
   Present value of net minimum capital lease payments......   5,804
   Less current installments of minimum capital lease
    payments................................................ (1,658)
                                                             -------
   Long-term obligations under capital leases, excluding
    current installments.................................... $ 4,146
                                                             =======

  Rental expense under cancelable and noncancelable operating leases pertaining to continuing operations consisted of the following:

                                                            Year ended January
                                                                    31,
                                                           ---------------------
                                                            1999    1998   1997
                                                           ------- ------ ------
                                                              (In thousands)
   Minimum rentals.......................................  $14,699 10,421 10,723
   Contingent rentals....................................    1,432  1,358    714
                                                           ------- ------ ------
                                                           $16,131 11,779 11,437
                                                           ======= ====== ======

  Aggregate maturities of long-term obligations at January 31, 1999 were as follows (in thousands):

      Year ending January 31:
        2000.......................................................... $  5,265
        2001..........................................................    4,713
        2002..........................................................    2,102
        2003..........................................................    1,713
        2004..........................................................   90,218
        Thereafter....................................................  393,281
                                                                       --------
                                                                        497,292
        Obligations under capital leases..............................    5,804
                                                                       --------
          Total                                                        $503,096
                                                                       ========

                     SAMSONITE CORPORATION AND SUBSIDIARIES

  (e) Series B Notes

  Interest at 11 1/8% per annum on the Series B Notes is payable semiannually with principal due July 15, 2005. The Series B Notes may be redeemed after July 15, 2000 with the payment of certain redemption premiums; however, up to one-third of the outstanding Series B Notes were allowed to be redeemed (at a premium) before July 15, 1998, from the proceeds of the first two public equity offerings the Company may have completed after the issuance of the Series B Notes. As described in note 2, the Company completed a tender offer and retired $52,269,000 principal amount of the Series B Notes representing 99% of the outstanding Series B Notes.

  As described in note 19, the Company completed a public equity offering on February 11, 1997 and used a portion of the offering proceeds to redeem Series B Notes and repurchase Series B Notes in the market. Additional Series B Notes were purchased using bank borrowings. A total of $137,199,000 principal amount of Series B Notes were retired during the year ended January 31, 1998. Redemption premiums of $17,277,000 paid in connection with the retirement of the notes and deferred financing costs of $4,563,000 were charged to expense and classified as part of the extraordinary item from loss on extinguishment of debt, net of tax effects, in the accompanying consolidated statement of operations for the year ended January 31, 1998.

  In connection with retirements of the Series B Notes, the indenture under which the notes were issued was amended to eliminate substantially all the covenants contained in the original indenture.

(10) Senior Redeemable Preferred Stock

  On June 24, 1998, the Company issued and sold 175,000 units consisting of $175,000,000 aggregate liquidation preference of its 13 7/8% Senior Redeemable Exchangeable Preferred Stock, liquidation preference $1,000 per share (the "Senior Redeemable Preferred Stock") and warrants to acquire an aggregate of 1,959,000 shares of the Company's common stock at an exercise price of $13.02 per share, subject to antidilution adjustments.

  The Senior Redeemable Preferred Stock was issued as part of the financing necessary to effect the Recapitalization described in note 2. The Senior Redeemable Preferred Stock is recorded at its liquidation preference discounted for unaccreted issuance costs and the value assigned to the warrants. The preferred stock discount is being accreted by charging accumulated deficit over the twelve-year term of the Senior Redeemable Preferred Stock.

  Holders of the Senior Redeemable Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, dividends on the Senior Redeemable Preferred Stock at a rate per annum of 13 7/8% of the liquidation preference per share of Senior Redeemable Preferred Stock, payable quarterly in arrears on each March 15, June 15, September 15 and December 15 commencing September 15, 1998. All dividends are cumulative, whether or not earned or declared, on a daily basis from June 24, 1998 and compound on a quarterly basis. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to June 15, 2003, either in cash or by the issuance of additional shares of Senior Redeemable Preferred Stock with a liquidation preference equal to the amount of such dividends; thereafter, dividends will be payable in cash. Dividends on the Senior Redeemable Preferred Stock are accrued monthly to the liquidation preference amount by charges to accumulated deficit for dividends expected to be paid by issuing additional shares of Senior Redeemable Preferred Stock. The dividend rate on the Senior Redeemable Preferred Stock is subject to increase by 2% upon the occurrence of certain events including the failure to pay dividends in cash after June 15, 2003 and failure to comply with certain covenants and conditions. The Company's Senior Credit Facility and the indenture under its Notes, contain limitations on the Company's ability to pay cash dividends on the Senior Redeemable Preferred Stock.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

  The Company is required to redeem all of the Senior Redeemable Preferred Stock outstanding on June 15, 2010, at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the redemption date. The Senior Redeemable Preferred Stock is redeemable at the option of the Company in whole or in part, at any time and from time to time on or after June 15, 2001, at redemption prices ranging from 110% of the liquidation preference to 100% of the liquidation preference depending on the redemption date.

  The Senior Redeemable Preferred Stock is exchangeable at the option of the Company at any time for junior subordinated debentures of the Company or, at the option of the Company, debentures of a holding company of the Company (in either case, the "Exchange Debentures"), with an interest rate equal to the dividend rate on the Senior Redeemable Preferred Stock, payable in cash or in additional Exchange Debentures at the option of the issuer thereof until the fifth anniversary of the issuance of the Senior Redeemable Preferred Stock and in cash thereafter. The Senior Redeemable Preferred Stock and the Exchange Debentures, if issued, will be redeemable at the option of the holders thereof upon a change of control of the Company at a redemption price of 101% of liquidation preference or principal amount, as the case may be, plus all accumulated and unpaid dividends or interest thereon, as the case may be, to the redemption date. The Senior Redeemable Preferred Stock contains, and the Exchange Debentures, if issued, will contain, certain covenants that, among other things, limit the Company's ability to incur additional indebtedness, pay dividends and make certain other distributions, enter into transactions with affiliates or merge or consolidate.

(11) Employee Stock Options and Awards

  At January 31, 1999, the Company has outstanding options under its 1995 Stock Option and Incentive Award Plan and under an employment agreement (now expired) with its former chief executive officer. As described in note 1(r), the Company applies APB 25 in accounting for stock options and awards. Accordingly, no compensation cost has been recognized for stock options granted at exercise prices equal to or above fair market value at the date of grant. No performance based options were issued during the three years ended January 31, 1999.

  In connection with the Recapitalization, the Company determined to adjust all options that remained unexercised after the Recapitalization by reducing the exercise price of each option by $12.50, but not to less than 25% of the average trading price of the Company's common stock for a ten-day period following the completion of the Recapitalization which was $10.00 per share. If the $12.50 adjustment resulted in the exercise price of an option being reduced to less than 25% of such average trading price or $2.50, the option holder had the right to receive cash in lieu of further reduction of the option price when such options become exercisable. As an alternative to accepting a $12.50 reduction in option price, the Company allowed holders of options to voluntarily surrender their options to the Company and in exchange receive new options to purchase a reduced number (approximately 42.7% fewer) of shares of Company common stock at $10.00 per share with the same proportional vesting schedule and performance criteria, if any, as the options surrendered. As a result of the $12.50 reduction in option prices for certain of the outstanding options, the Company recorded a charge to compensation expense during the year ended January 31, 1999 pursuant to APB 25 of approximately $4.3 million for the difference between the aggregate adjusted option prices and the post-Recapitalization trading price of $10.00 per share. Approximately $0.6 million of such compensation expense was paid in cash to option holders in lieu of reducing option prices to less than 25% of the post-Recapitalization trading price. Because of the adjustments to option prices in connection with the Recapitalization and the compensation expense recorded under APB 25, the Company reflected a credit in its pro forma compensation expense using the fair value method under SFAS 123 for the year ended January 31, 1999.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

  Had the Company determined compensation cost for the stock options pursuant to the fair value based accounting method consistent with the provisions of SFAS 123, pro forma net income (loss) per common share would have been as follows:

                                                       Year ended January 31,
                                                      -------------------------
                                                        1999      1998   1997
                                                      ---------  ------ -------
                                                       (In thousands, except
                                                         per share amounts)
Net income (loss) to common stockholders:
  As reported........................................ $(104,410) 40,699 (11,323)
                                                      =========  ====== =======
  Pro forma.......................................... $(103,112) 38,343 (12,922)
                                                      =========  ====== =======
Net income (loss) to common stockholders
 per share--basic:
  As reported........................................ $   (7.24)   2.01   (0.71)
                                                      =========  ====== =======
  Pro forma.......................................... $   (7.15)   1.89   (0.81)
                                                      =========  ====== =======
Net income (loss) to common stockholders
 per share--assuming dilution:
  As reported........................................ $   (7.24)   1.93   (0.71)
                                                      =========  ====== =======
  Pro forma.......................................... $   (7.15)   1.82   (0.81)
                                                      =========  ====== =======

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in the three years ended January 31, 1999: no dividend yield for any year; expected volatility of 39% for fiscal 1999, 29% for fiscal 1998 and 28% for fiscal 1997; weighted-average risk-free interest rate of 4.8% for fiscal 1999, 5.5% for fiscal 1998 and 6.2% for fiscal 1997; and weighted average expected lives of 4.3 years for fiscal 1999, 4.3 years for fiscal 1998, and 3.5 years for fiscal 1997.

  Pro forma net income (loss) reflects only options granted in the four years ended January 31, 1999. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net income (loss) amounts presented because compensation cost is reflected over option vesting periods (ranging from 2 to 5 years) and compensation cost for options granted prior to February 1, 1995 is not considered.

  Directors' Stock Plan

  In fiscal 1996, the Company adopted the Samsonite Corporation 1996 Directors' Stock Plan (the "Plan") and reserved 200,000 shares of its common stock for issuance under the Plan. Under the Plan, each non-employee director may elect to receive common stock for directors' fees valued at fair market value in lieu of cash. At January 31, 1999, 22,200 shares of common stock had been issued under the Plan.

  1995 and 1999 Stock Option and Incentive Award Plans

  The 1995 Stock Option and Incentive Award Plan (as Amended in 1996) ("the 1995 Plan") reserves 2,550,000 shares for the issuance of options as determined by the compensation committee of the Board of Directors. The 1995 Plan provides for the issuance of a variety of awards, including tax qualified incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards or other forms of awards consistent with the purposes of the 1995 Plan. Incentive stock options must be issued at exercise prices no less than the market value of the common stock at the date of the grant. Nonqualified stock options may be

                     SAMSONITE CORPORATION AND SUBSIDIARIES
granted at option prices at or below the market value, but not at less than 50% of the market value of the common stock at the date of the grant. Options granted under the 1995 Plan may vest over a period of not more than ten years as determined by the compensation committee. At January 31, 1999, all awards under the 1995 Plan were nonqualified stock options.

  On July 15, 1998, the Board of Directors of the Company adopted the FY 1999 Stock Option and Incentive Award Plan (the "1999 Plan"), which was approved by the Company's stockholders on August 28, 1998. The 1999 Plan has 750,000 shares reserved for the issuance of a variety of awards, including tax qualified incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards or other forms of awards consistent with the purposes of the 1999 Plan. As of January 31, 1999, no awards have been made out of shares reserved for the 1999 Plan.

  Former Chief Executive Officers' Employment Agreements

  Pursuant to the employment contract effective May 15, 1996 with the former Chief Executive Officer, Richard R. Nicolosi, the Company granted Mr. Nicolosi options to purchase 425,532 shares of common stock at an exercise price of $18.25 per share. The exercise price for all of Mr. Nicolosi's options was reduced to $5.75 per share in connection with the Recapitalization. Options to purchase 186,170 shares of common stock (the "Series A Options") are time-vesting options and options to purchase 239,362 shares of common stock (the "Series B Options") are subject to certain performance requirements with respect to accelerating vesting. The options have a five-year term. All of the Series A and Series B Options have vested.

  Also in connection with the performance by Mr. Nicolosi of services pursuant to his employment, the Company issued to Mr. Nicolosi 60,000 shares of restricted common stock (the "Restricted Shares") which have all vested. The Company recognized compensation expense for the market value ($18.25 per share) of the shares at the date of grant over the two-year vesting period.

  Additionally, on June 6, 1996, the Company sold and issued to Mr. Nicolosi 55,000 shares of common stock at the market value of $18.25 per share, or an aggregate purchase price of $1,003,750.

  Pursuant to an employment agreement with another former chief executive officer dated April 13, 1995, certain options previously granted were canceled and options to purchase 653,668 shares of common stock (granted June 8, 1993 at market value) became fully vested and exercisable at $11.87 per share, as adjusted by the terms of the option agreement for the spinoff of the water treatment business. Under the employment agreement, the executive was also granted options for 500,000 shares of common stock at $24.85 per share and 1,000,000 shares of common stock at $32.85 per share, as adjusted by the terms of the option agreement for the spinoff of the water treatment business. Options for 300,000 of such shares lapsed. The remaining options for 1,200,000 shares of common stock became fully exercisable upon the cessation of the executive's employment as of May 15, 1996. On February 11, 1997, the executive exercised all outstanding options for a total of 1,853,668 shares. The exercise price was paid by the return of 889,450 shares of common stock owned by the executive to the Company and cash of $6,622,139. See note 19.

  Also under the employment agreement, the Company sold 425,532 shares of common stock to the executive for a $10 million promissory note which was presented in the accompanying consolidated financial statements as a reduction of stockholders' equity until it was repaid in full on October 11, 1996. The note bore interest at 8 1/8% per annum and the Company agreed to pay the executive additional compensation equal to the interest due on the note.

  Other Options and Stock Awards

  In October 1996, a former officer exercised options to purchase 17,500 shares granted under an individual stock option agreement at an exercise price of $11.14 per share.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

  Effective May 15, 1996, the Company entered into agreements ("Share Bonus Agreements") with three executive officers to provide stock bonuses to each of them of 38,889 shares of common stock ("Bonus Shares"), payable if the executive remains continually employed by the Company through the earlier of May 15, 1999 or one year after a change of control event. The shares are also issuable in the event of certain types of terminations. Bonus Shares were issued to one executive subsequent to his termination of employment on February 1, 1998 and the remaining compensation expense related to his shares was recognized at that time. The Company is recognizing compensation expense equal to the market value of the shares at May 15, 1996 ($18.25 per share) over the vesting period for the two remaining executives. In connection with the completion of the Recapitalization, the Share Bonus Agreements for the remaining two executives were amended to permit the tender of Bonus Shares to the Company. As a result, the Company purchased 20,026 of the Bonus Shares from each of the two executive officers, representing the same percentage of shares accepted in the Recapitalization from other stockholders. The remainder of the outstanding Bonus Shares are subject to the original terms of the Share Bonus Agreements, including the vesting provisions thereof.

  Stock Option Summary

  A summary of stock option transactions follows:

                                                          Year ended January 31,
                                       ---------------------------------------------------------------
                                              1999                  1998                 1997
                                       -------------------- --------------------- --------------------
                                                  Weighted-             Weighted-            Weighted-
                                                   Average               Average              Average
                                                  Exercise              Exercise             Exercise
                                        Shares      Price     Shares      Price    Shares      Price
                                       ---------  --------- ----------  --------- ---------  ---------
Outstanding at beginning of year.....  2,565,050   $26.27    4,579,072   $24.79   2,171,168   $24.51
Granted..............................    218,000   $ 9.38      213,953   $40.16   2,754,142   $25.52
Exercised:
  By former Chief Executive Officer..        --             (1,853,668)  $23.73         --
  By others..........................   (494,649)  $14.97      (68,985)  $12.82     (28,870)  $11.18
Forfeited............................   (194,753)  $22.52     (305,322)  $32.27    (317,368)  $30.47
Adjustments for Recapitalization (see
 note 2).............................   (477,854)                  --                   --
                                       ---------            ----------            ---------
Outstanding at end of year...........  1,615,794   $ 7.39    2,565,050   $26.27   4,579,072   $24.79
                                       =========   ======   ==========   ======   =========   ======
Options exercisable at end of year...    981,419   $ 6.40      897,192   $21.82   2,176,945   $22.67
                                       =========   ======   ==========   ======   =========   ======
Weighted-average fair value of
 options granted during the year.....  $    3.60            $    13.17            $    7.59
                                       =========            ==========            =========

  The following table summarizes information about stock options outstanding at January 31,1999:

                                Options Outstanding         Options Exercisable
                         --------------------------------- ---------------------
                                      Weighted-
                                       Average   Weighted-             Weighted-
                                      Remaining   Average               Average
        Range of           Number    Contractual Exercise    Number    Exercise
    Exercise Prices      Outstanding    Life       Price   Exercisable   Price
    ---------------      ----------- ----------- --------- ----------- ---------
$2.50 to $8.50..........   824,612    3.2 years    $4.94     687,329     $4.88
$9.38 to $16.00.........   791,182    8.0 years    $9.94     294,090     $9.97

                     SAMSONITE CORPORATION AND SUBSIDIARIES

(12) Income Taxes

  Income tax expense (benefit) attributable to income (loss) from operations consists of:

                                                   Current   Deferred  Total
                                                   --------  -------- -------
                                                        (In thousands)
   Year ended January 31, 1999:
     U.S. federal................................. $(13,829)  29,944   16,115
     Foreign......................................    7,995    1,876    9,871
     U.S. state and local.........................     (759)   1,573      814
                                                   --------   ------  -------
                                                   $ (6,593)  33,393   26,800
                                                   ========   ======  =======
   Year ended January 31, 1998:
     U.S. federal................................. $  9,068    4,246   13,314
     Foreign......................................    7,841   (1,108)   6,733
     U.S. state and local.........................    1,429    1,612    3,041
                                                   --------   ------  -------
                                                    $18,338    4,750   23,088
                                                   ========   ======  =======
   Year ended January 31, 1997:
     U.S. federal................................. $    923    1,408    2,331
     Foreign......................................    7,443     (249)   7,194
     U.S. state and local.........................      658      206      864
                                                   --------   ------  -------
                                                   $  9,024    1,365   10,389
                                                   ========   ======  =======

  Components of income (loss) from operations before income taxes, minority interest, and extraordinary item are as follows:

                                                    Year ended January 31,
                                                   --------------------------
                                                     1999      1998    1997
                                                   --------  -------- -------
                                                        (In thousands)
   United States.................................. $(75,539)  63,633  (10,408)
   Other nations..................................   20,861   16,619   10,515
                                                   --------   ------  -------
       Total...................................... $(54,678)  80,252      107
                                                   ========   ======  =======

                     SAMSONITE CORPORATION AND SUBSIDIARIES

  Income tax expense (benefit) attributable to income (loss) from operations differed from the amounts computed by applying the U.S. federal income tax rate of 35% for fiscal 1999 and 1998, and 34% for fiscal 1997 as a result of the following:

                                                      Year ended January 31,
                                                      ------------------------
                                                        1999     1998    1997
                                                      --------  ------  ------
                                                          (In thousands)
Computed "expected" tax expense (benefit)............ $(19,137) 28,088      36
Increase (decrease) in taxes resulting from:
  Foreign tax credits, net of valuation allowance....      --   (3,337)    --
  Increase (reduction) in valuation allowance........   44,077    (646)    --
  Tax rate differential on foreign earnings..........    2,570     916   3,320
  Amortization of intangibles........................      --      --    7,746
  State income taxes, net of federal benefit.........      529   1,977     570
  Deemed dividends from foreign subsidiary...........   15,901   1,057     --
  Adjustment of reserves related to prior year's tax
   provisions........................................  (17,100) (4,445)    --
  Other, net.........................................      (40)   (522) (1,283)
                                                      --------  ------  ------
Income tax expense................................... $ 26,800  23,088  10,389
                                                      ========  ======  ======

The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below:

                                                               January 31,
                                                            ------------------
                                                              1999      1998
                                                            ---------  -------
                                                             (In thousands)
Deferred tax assets:
  Accounts receivable valuation allowances................. $   3,934    5,550
  Inventory costs capitalized for tax purposes.............     1,614      931
  Other accruals and reserves accrued for financial
   reporting purposes......................................    37,129   38,088
  Post-retirement benefits accrued for financial reporting
   purposes................................................     6,472    6,338
  Foreign tax credit carryforwards.........................    26,787    8,820
  Net operating loss and minimum tax carryforwards.........    67,643   53,111
                                                            ---------  -------
    Total gross deferred tax assets........................   143,579  112,838
  Less valuation allowance.................................  (101,502) (34,888)
                                                            ---------  -------
      Deferred tax assets, net of valuation allowance......    42,077   77,950
                                                            ---------  -------
Deferred tax liabilities:
  Plant, equipment and intangibles, due to differences as a
   result of fresh start...................................    43,350   45,484
  Plant and equipment, due to differences in depreciation
   methods.................................................     9,993   10,037
  Other accruals and reserves..............................     3,289    6,536
                                                            ---------  -------
    Total gross deferred tax liabilities...................    56,632   62,057
                                                            ---------  -------
      Net deferred tax asset (liability)................... $ (14,555)  15,893
                                                            =========  =======

                     SAMSONITE CORPORATION AND SUBSIDIARIES

  The components of the net current deferred tax asset and net noncurrent deferred tax liability were as follows:

                                                                  January 31,
                                                                ----------------
                                                                  1999     1998
                                                                --------  ------
                                                                (In thousands)
Net current deferred tax asset:
  U.S. federal................................................. $    --   27,341
  Foreign......................................................    2,491   2,222
  U.S. state and local.........................................      --    2,060
                                                                --------  ------
                                                                   2,491  31,623
                                                                --------  ------
Net noncurrent deferred tax liability:
  U.S. federal.................................................      --    1,045
  Foreign......................................................   17,046  13,886
  U.S. state and local.........................................      --      799
                                                                --------  ------
                                                                  17,046  15,730
                                                                --------  ------
  Net deferred tax asset (liability)........................... $(14,555) 15,893
                                                                ========  ======

  The valuation allowance for deferred tax assets was increased from $34,888,000 at January 31, 1998 to $101,502,000 at January 31, 1999. The
increase in the valuation allowance is primarily based on an assessment of the likelihood of the realization of net U.S. deferred tax assets in view of (i) the current year net operating loss for book and tax purposes, (ii) expiration dates for tax net operating losses incurred in prior years, and (iii) the Company's forecasts of future taxable income taking into account the increased level of ongoing interest expense as a result of the Recapitalization. The valuation allowance was increased from $33,961,000 at January 31, 1997 to $34,888,000 at January 31, 1998 primarily to allow for potential unused foreign tax credit carryforwards, unused net operating losses, and unused future deductions. If the Company should recognize a tax benefit for pre-reorganization net operating losses, for which a valuation allowance had been established, it would be applied to reduce intangible assets until exhausted and then to increase additional paid-in capital.

  At January 31, 1999, the Company has net operating loss carryforwards of approximately $173,129,000 million for federal income tax purposes, expiring at various dates through 2012. As a result of the reorganization in 1993, the Company had a change in ownership as defined by Section 382 of the Internal Revenue Code. Consequently, utilization of the net operating loss carryforwards is subject to an annual limitation of $17,200,000 per year, as adjusted for unused yearly limitations.

  Deferred income taxes have been provided on undistributed earnings of foreign subsidiaries to the extent that management plans to remit these earnings in the future. Undistributed earnings of foreign subsidiaries and affiliates that are permanently invested, and for which no deferred taxes have been provided, amounted to approximately $71,860,000 and $81,660,000 as of January 31, 1999 and 1998, respectively.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

(13) Pension and Other Employee Benefits

  Certain subsidiaries of the Company have pension plans which provide retirement benefits for eligible employees, generally measured by length of service, compensation and other factors. The following tables provide combined information relevant to the Company's pension and other employee benefit plans:

                                                             Post Retirement
                                          Pension Benefits      Benefits
                                          -----------------  ----------------
                                           Fiscal Year Ended January 31,
                                          -----------------------------------
                                            1999     1998     1999     1998
                                          --------  -------  -------  -------
                                                   (In thousands)
   Change in Benefit Obligation
     Benefit obligation at beginning of
      year............................... $191,718   86,063   10,620   10,285
     Service cost........................    1,950    2,290      526      465
     Interest cost.......................   13,498    6,350      792      715
     Plan participants' contributions....      --       --       333      309
     Amendments..........................      --       --       --       --
     Actuarial (gain)/loss...............   10,018    3,327    2,991     (316)
     Merger of assumed pension plans.....      --   101,305      --       --
     Benefits paid.......................  (18,994)  (6,437)    (760)    (833)
     Curtailments........................     (591)  (1,146)     --       --
     Special termination benefits........    1,737      --       --       --
     Translation adjustment..............      308      (34)     (10)      (5)
                                          --------  -------  -------  -------
       Benefit obligations at end of
        year.............................  199,644  191,718   14,492   10,620
                                          --------  -------  -------  -------
   Change in Plan Assets
     Fair value of plan assets at
      beginning of year..................  207,352  110,902      --       --
     Actual return on plan assets........   47,297   27,917      --       --
     Acquisition.........................       43   74,569      --       --
     Employer contribution...............      133    1,119      418      515
     Plan participants' contributions....      --       --       333      309
     Translation adjustment..............      --       128      --       --
     Benefits paid.......................  (20,560)  (7,283)    (751)    (824)
                                          --------  -------  -------  -------
       Fair value of plan assets at end
        of year..........................  234,265  207,352      --       --
                                          --------  -------  -------  -------
     Funded status.......................   34,621   15,634  (14,492) (10,620)
     Unrecognized net obligation gain....      --      (262)     --       --
     Unrecognized net actuarial gain.....  (61,779) (42,748)  (2,860)  (6,195)
     Unrecognized prior service cost.....    1,258      933      --       --
                                          --------  -------  -------  -------
       Prepaid (accrued) benefit cost.... $(25,900) (26,443) (17,352) (16,815)
                                          ========  =======  =======  =======
   Weighted Average Assumptions
     Discount rate.......................      7.0%     7.3%     7.0%     7.3%
     Expected return on plan assets......      8.5%     8.5%     N/A      N/A
     Rate of compensation increase.......      3.5%     3.5%     N/A      N/A

  For post-retirement benefit measurement purposes, a 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 1999. The rate was assumed to decrease gradually to 5.5% for fiscal 2005 and remain at that level thereafter.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

                                             Pension          Post-
                                             Benefits  retirement Benefits
                                          ---------------  --------------------
                                            Fiscal Year Ended January 31,
                                          -------------------------------------
                                           1999     1998     1999       1998
                                          -------  ------  ---------  ---------
                                                    (In thousands)
Components of Net Periodic Benefit Costs
  Service cost..........................  $ 1,934   2,332        527        465
  Interest cost.........................   13,451   6,460        782        701
  Expected return on plan assets........  (15,657) (8,450)       --         --
  Amortization of prior service cost....      102     107        --         --
  Recognized net actuarial loss.........   (1,515)   (905)      (330)      (372)
  Recognized curtailment (gain)/loss....     (539) (1,113)       --         --
  Recognized termination benefit
   (gain)/loss..........................    1,737     --         --         --
                                          -------  ------  ---------  ---------
    Total net periodic benefit cost
     (income)...........................  $  (487) (1,569)       979        794
                                          =======  ======  =========  =========

  Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                            1% Point 1% Point
                                                            Increase Decrease
                                                            -------- --------
                                                             (In thousands)
      Effect on total of service and interest cost
       components..........................................  $  186     (145)
      Effect on post-retirement benefit obligation.........  $1,513   (1,258)

  For pension plans with accumulated obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $34,903,000, $34,186,000 and $32,669,000 as of January 31,
1999 and $31,289,000, $31,035,000 and $28,712,000 as of January 31, 1998.

  Plan assets are primarily invested in cash equivalents, equity securities and fixed income instruments.

  The Company sponsors defined contribution plans, qualified under Section 401(k) of the Internal Revenue Code, which are offered to certain groups of employees of substantially all U.S. operations. Expense related to continuing operations of these plans was $797,000, $792,000 and $1,237,000 for the years ended January 31, 1999, 1998 and 1997, respectively. The plans do not have significant liabilities other than benefit obligations.

(14) Disclosures About Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Cash Equivalents, Trade Receivables, Accounts Payable, Short-term Debt, and Accrued Expenses

  The carrying amount approximates fair value because of the short maturity or duration of these instruments.

  Senior Subordinated Notes

  The Company estimates that the fair value of the 10 3/4% Notes at January 31, 1999 approximates $280,000,000 based on recent interdealer transactions which were priced at approximately $80.00 per $100.00 of principal.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

  Senior Credit Facility and Other Long-term Obligations

  The carrying value approximates the fair value of these instruments, which primarily have floating interest rates that are fixed for periods not exceeding six months.

  Foreign Currency Forward Delivery Contracts

  The fair value of foreign currency forward delivery contracts (see note 1n) is estimated by reference to market quotations received from banks. At January 31, 1999 and 1998, the contract value of foreign currency forward delivery agreements outstanding was approximately $73,990,000 and $26,357,000, respectively. The settlement value of these instruments was at that date approximately $75,647,000 and $24,963,000, respectively.

  Limitations

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(15)  Litigation, Commitments and Contingencies

  Litigation

  The Company and certain related parties have been the subject of various purported shareholder class action lawsuits and a purported derivative action filed between March 13, 1998 and March 9, 1999 in various courts, including Colorado State District Court, City and County of Denver; United States District Court for the District of Colorado; and the Delaware Court of Chancery (together, the "Shareholder Litigation"). On April 9, 1999, the Company entered into an insurance agreement with a major insurance carrier whereby the carrier assumed responsibility for the defense and ultimate resolution of the Shareholder Litigation. In connection with the insurance agreement, the Company entered into certain agreements and releases and agreed to make a cash premium payment, net of potential future reimbursements, to the insurer ranging from an estimated minimum payment of $7.0 million to a maximum payment of $17.5 million depending on the ultimate cost to defend and resolve the pending litigation. The Company is responsible for paying all legal defense costs prior to the effective date of the insurance agreement, but expects that substantially all costs incurred subsequent to the effective date to defend and resolve the Shareholder Litigation will be covered by the insurance agreement. The Company believes that substantially all costs it will incur to defend and resolve the litigation have been accrued in the accompanying consolidated financial statements as of January 31, 1999.

  Contingent Liability with Respect to the Old Notes

  The reorganization plan provides for payment in full of 100% of the allowed claim of the holders of certain old notes ("Old Notes") of E-II Holdings, Inc. (predecessor to Astrum), including approximately $16.4 million of interest on overdue installments of interest accruing prior to the commencement of Astrum's bankruptcy case. Various parties have challenged the allowability of the claim on the basis that interest on overdue installments of interest is not permitted under applicable non-bankruptcy law. The Company provided for this contingent liability in its consolidated financial statements when it emerged from bankruptcy in the amount of $16.4 million.

  During fiscal 1997, $4.0 million of such claims were settled for $0.2 million, resulting in the recording of $3.8 million of other nonoperating income from the favorable settlement of this claim. The holders of the claim

                     SAMSONITE CORPORATION AND SUBSIDIARIES
were Apollo Investment Fund, L.P. ("Apollo") and an affiliate of Apollo. At January 31, 1997, Apollo and its affiliates owned 45.75% of the Company's issued and outstanding common stock. During fiscal 1998, the Company recorded other income of $2,060,000 from the favorable settlement of $2,139,000 of such claims.

  As a result of a change in New York law in fiscal 1998, which adversely affected the Company's ability to favorably settle the remaining claims, the Company has entered into a non-binding agreement-in-principle to settle the remaining amount of these claims for approximately $9.4 million. At January 31, 1999, other accrued expenses include $10.3 million provided for these remaining claims. The Company expects final settlement to occur in the first half of fiscal 2000.

  Union Agreements

  Union membership in the Company's European manufacturing plants varies from country to country and is not officially known; however, it is probable that most of the workers are affiliated with a union. Most European union contracts have a one-year term. In the United States, 500 production employees are unionized under a contract which next expires on April 9, 1999.

  Other

  In addition, the Company is a party to various other legal proceedings and claims in the ordinary course of business; the Company believes that the outcome of these other pending matters will not have a material adverse affect on its consolidated financial position, results of operations or liquidity.

(16) Other Income (Expense), Net

  Other income (expense), net consisted of the following:

                                                   Year ended January 31,
                                               --------------------------------
                                                 1999          1998       1997
                                               ---------  -------------- ------
                                                          (In thousands)
Net realized gains from foreign currency
 forward delivery contracts..................  $   1,420       6,463      2,829
Unrealized gain (loss) from foreign currency
 forward delivery contracts..................     (1,212)        --         --
Gain (loss) on disposition of assets held for
 sale and fixed assets, net..................      3,243        (377)       (62)
Equity in loss of unconsolidated affiliate...     (1,875)       (547)       (33)
Accrued costs related to shareholder litiga-
 tion (note 15), favorable
 adjustments to accruals and allowances re-
 lated to previous operations and accrual for
 taxes recorded in connection with the Reor-
 ganization referred to in note 1(b).........    (23,200)     24,909     15,431
Other, net...................................     (3,727)     (2,154)       656
                                               ---------      ------     ------
                                               $ (25,351)     28,294     18,821
                                               =========      ======     ======

                     SAMSONITE CORPORATION AND SUBSIDIARIES

(17)  Quarterly Financial Information (Unaudited)

  The following is a summary of the unaudited quarterly financial information:

                                                    Three months ended
                                         -------------------------------------------
                                                     July
                                         April 30,    31,    October 31, January 31,
                                           1998      1998       1998       1999(a)
                                         ---------  -------  ----------- -----------
                                         (In thousands, except per share amounts)
Net sales..............................  $ 156,676  163,662    199,079     178,004
                                         =========  =======    =======     =======
Gross profit...........................  $  59,403   64,128     86,592      74,174
                                         =========  =======    =======     =======
Income (loss) before extraordinary
 item..................................  $  (4,703) (27,097)     2,966     (53,484)
                                         =========  =======    =======     =======
Net income (loss)......................  $ (10,927) (27,333)     2,966     (53,484)
                                         =========  =======    =======     =======
Net loss to common stockholders........  $ (10,927) (29,912)    (3,415)    (60,156)
                                         =========  =======    =======     =======
Income (loss) per share attributable to
 common stockholders--basic and
 assuming dilution:
  Income (loss) before extraordinary
   item................................  $   (0.23)   (1.81)     (0.33)      (5.76)
                                         =========  =======    =======     =======
  Net income (loss)....................  $   (0.54)   (1.82)     (0.33)      (5.76)
                                         =========  =======    =======     =======

                                                  Three months ended
                                       ----------------------------------------
                                        April    July
                                         30,      31,   October 31, January 31,
                                         1997    1997      1997        1998
                                       -------- ------- ----------- -----------
                                       (In thousands, except per share amounts)
Net sales............................. $169,562 179,545   211,104     176,664
                                       ======== =======   =======     =======
Gross profit.......................... $ 70,269  78,228    89,859      74,170
                                       ======== =======   =======     =======
Income before extraordinary item...... $  8,499  20,291    23,519       4,568
                                       ======== =======   =======     =======
Net income............................ $  1,866  17,301    16,955       4,577
                                       ======== =======   =======     =======
Income per share attributable to com-
 mon
 stockholders--basic:
  Continuing operations before
   extraordinary item................. $    .43    1.00      1.15         .22
                                       ======== =======   =======     =======
  Net income.......................... $    .09     .85       .83         .22
                                       ======== =======   =======     =======
Income per share attributable to com-
 mon
 stockholders--assuming dilution:
  Income before extraordinary item.... $    .41     .96      1.11         .22
                                       ======== =======   =======     =======
  Net income.......................... $    .09     .82       .80         .22
                                       ======== =======   =======     =======

--------
(a) In the fourth quarter of fiscal 1999, the Company revised its estimate of the likelihood of the realizability of deferred tax assets related to U.S. operations. As a result, the valuation allowance for deferred tax assets was increased and accruals for tax reserves were reduced resulting in an net fourth quarter charge to income tax expense of approximately $16.7 million.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

(18) Information Concerning Business Segments

  During the year ended January 31, 1999, the Company adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which changes the way the Company reports information about its operating segments. Certain information for 1998 and 1997 has been reclassified from the prior year's presentation in order to conform to the 1999 presentation.

  The Company has one line of business: the manufacture and distribution of luggage and other travel-related products. Management of the business and evaluation of operating results is organized primarily along geographic lines dividing responsibility for the Company's operations as follows: The Americas, which include the United States comprised of wholesale and retail operations, Canada, Latin America, and South America; Europe; Asia, which includes India, China, Singapore, South Korea, Taiwan and Hong Kong; and Other which primarily includes licensing revenues from non-luggage brand names owned by the Company, royalties from the Japanese luggage licensee and corporate overhead.

  The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see note 1). The Company evaluates the performance of its segments based on operating income of the respective business units. Intersegment sales prices are market based.

  Segment information for the years ended January 31, 1999, 1998 and 1997 is as follows:

                                    U.S.     U.S.    Other             Other
1999                      Europe  Wholesale Retail  Americas  Asia   Operations Eliminations Totals
----                     -------- --------- ------- -------- ------  ---------- ------------ -------
                                                       (In thousands)
Revenues from external
 customers.............. $304,986  179,577  128,595  45,588  22,902    15,773          --    697,421
Intersegment revenues... $  2,040   55,772      --    6,330   9,068       --       (73,210)      --
Operating income (loss)
 (a).................... $ 39,709  (32,403)   9,319     236     484   (13,893)       4,722     8,174
Total assets............ $185,226  131,547   33,004  48,737  26,581   295,656      (99,316)  621,435
Capital expenditures.... $ 10,062    9,841    3,289   1,038   2,323       126          --     26,679
Depreciation and
 amortization........... $ 11,933    7,396    1,975   1,065   1,554     6,720       (3,589)   27,054
1998
----
Revenues from external
 customers.............. $277,155  269,766  108,896  40,653  21,881    18,524          --    736,875
Intersegment revenues... $  7,486   38,422      --    9,914  11,181       --       (67,003)      --
Operating income (loss)
 (a).................... $ 35,627   30,701    6,838  (2,312)   (342)   (2,759)       1,549    69,302
Total assets............ $171,710  161,343   42,683  71,983  34,568   698,665     (570,903)  610,049
Capital expenditures.... $ 18,650    4,616    4,849   1,328   6,271       599          --     36,313
Depreciation and
 amortization........... $ 11,600    7,651    1,239     864     941     9,962       (3,663)   28,594
1997
----
Revenues from external
 customers.............. $280,788  292,297   78,499  43,364  26,244    19,946          --    741,138
Intersegment revenues... $  5,053    5,202      --    4,482   1,966       --       (16,703)      --
Operating income
 (loss)(a).............. $ 27,723   14,037    4,880     314   2,604   (42,165)       8,144    15,537
Total assets............ $184,819  149,671   21,767  62,468  15,214   690,097     (531,378)  592,658
Capital expenditures     $  9,215   10,189    2,138   1,848   4,297     3,406          --     31,093
Depreciation and
 amortization........... $ 15,416    8,187      685     972      86    32,763      (4,220)    53,889

--------
(a) Operating income (loss) represents net sales less operating expenses. In computing operating income (loss) none of the following items have been added or deducted: interest income, interest expense, other--net, income taxes, minority interest, and extraordinary items. General corporate expenses and amortization of reorganization value in excess of identifiable assets are included in other operations.

   The Company enters into foreign exchange contracts in order to reduce its exposure to fluctuations in currency exchange rates (primarily the Belgian franc) on certain foreign operations and royalty agreements through the use of forward delivery commitments. For the years ended January 31, 1999, 1998 and 1997, the Company had net gains (losses) from such transactions of $208,000, $6,463,000 and $2,829,000, respectively, which are included in nonoperating income (see note 16).

                     SAMSONITE CORPORATION AND SUBSIDIARIES

Long-lived assets relating to the Company's operations by geographic area is as follows:

                                                                  January 31,
                                                                ----------------
                                                                  1999    1998
                                                                -------- -------
                                                                 (In thousands)
      United States............................................ $ 67,402  65,187
      Belgium..................................................   44,923  40,293
      Other Europe.............................................   19,554  19,623
      Other....................................................   17,762  17,248
                                                                -------- -------
                                                                $149,641 142,351
                                                                ======== =======

(19) Stock Sales

  On April 9, 1999, the Company announced that it plans to commence a $75 million rights offering to its stockholders to strengthen its capitalization. Under the terms of the rights offering, the Company would distribute, on a pro rata basis, to all of its common stockholders of record as of a date to be determined, transferable rights to purchase additional shares of common stock. It is currently contemplated that the rights will be exercisable at a price of $6.00 per share. Affiliates of Apollo Investment Fund, L.P. ("Apollo"), Samsonite's largest stockholder, have agreed to purchase their full pro rata share of the common shares offered in the rights offering and to "backstop" the rights offering by purchasing additional common shares not purchased by other stockholders, subject to a maximum aggregate subscription by Apollo of $37.5 million.

  Apollo has funded in advance its pro rata subscription amount by purchasing $25.4 million of non-voting convertible junior preferred stock. The preferred stock purchased by Apollo has an initial conversion rate that equates to $6.00 per share and is the economic equivalent of 4,235,000 shares of common stock. Subject to SEC clearance and further Board action, Samsonite intends to commence the common stock rights offering during the second quarter of 1999. The rights offering will be made only by means of a prospectus.

  On February 11, 1997, the Company completed the sale of 3,300,000 shares of its common stock in a public offering and received net cash proceeds therefrom of approximately $130,242,000. In addition, the former CEO (see note 11) exercised options for 1,853,668 common shares and sold these shares in the public offering. The Company received approximately $6,600,000 in cash from the exercise of these options.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

Column A                  Column B    Column C   Column D    Column E    Column F
--------                 ---------- ------------ --------- ------------- --------
                                                                         Balance
                         Balance at                                       at End
                         Beginning                                          of
Description              of Period  Additions(a) Transfers Deductions(b)  Period
-----------              ---------- ------------ --------- ------------- --------
Year Ended January 31,
 1999
Allowance for Trade
 Receivables............  $ 8,766        396        --        (2,097)      7,065
Allowance for Long-Term
 Assets.................      706        --         --          (185)        521
                          -------      -----        ---       ------      ------
Total...................  $ 9,472        396        --        (2,282)      7,586
                          =======      =====        ===       ======      ======
Year Ended January 31,
 1998
Allowance for Trade
 Receivables............  $ 7,431      4,341        --        (3,006)      8,766
Allowance for Long-Term
 Assets.................    5,556        --         --        (4,850)        706
                          -------      -----        ---       ------      ------
Total...................  $12,987      4,341        --        (7,856)      9,472
                          =======      =====        ===       ======      ======
Year Ended January 31,
 1997
Allowance for Trade
 Receivables............  $ 8,152      2,815        --        (3,536)      7,431
Allowance for Long-Term
 Assets.................   10,104        --         --        (4,548)      5,556
                          -------      -----        ---       ------      ------
Total...................  $18,256      2,815        --        (8,084)     12,987
                          =======      =====        ===       ======      ======

--------
Notes:
(a)Amounts charged to costs and expenses.
(b) Bad debt write-offs and charges to allowances, net of other adjustments, reclassifications and exchange rate changes.

                  SAMSONITE CORPORATION AND SUBSIDIARIES

                   UNAUDITED CONSOLIDATED BALANCE SHEETS

                 AS OF JULY 31, 1999 AND JANUARY 31, 1999

                              (In thousands)

                                                           July 31, January 31,
                         ASSETS                              1999      1999
                         ------                            -------- -----------
Current assets:
  Cash and cash equivalents..............................  $ 27,678    41,932
  Trade receivables, net of allowances for doubtful
   accounts of $8,207 and $7,065.........................    80,347    78,329
  Notes and other receivables............................     9,024    11,614
  Inventories (Note 2)...................................   167,306   187,567
  Deferred income tax assets.............................     2,559     2,491
  Prepaid expenses and other current assets..............    15,686    14,564
                                                           --------   -------
    Total current assets.................................   302,600   336,497
Investments in affiliates................................       319       518
Property, plant and equipment, net (Note 3)..............   142,689   149,641
Intangible assets, less accumulated amortization of
 $49,277 and $46,786 (Note 4)............................   111,402   114,248
Other assets and long-term receivables, net of allowances
 for doubtful accounts of $521...........................    18,087    20,531
                                                           --------   -------
                                                           $575,097   621,435
                                                           ========   =======

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
      ----------------------------------------------
Current liabilities:
  Short-term debt (Note 5)................................ $  11,813     8,409
  Current installments of long-term obligations (Note 5)..     5,777     6,923
  Accounts payable........................................    46,681    48,375
  Accrued liabilities.....................................    74,712    98,541
                                                           ---------  --------
    Total current liabilities.............................   138,983   162,248
Long-term obligations, less current installments (Note
 5).......................................................   465,135   496,173
Deferred income tax liabilities...........................    14,367    17,046
Other noncurrent liabilities..............................    50,933    53,919
                                                           ---------  --------
    Total liabilities.....................................   669,418   729,386
                                                           ---------  --------
Minority interests in consolidated subsidiaries ..........     9,387     9,166
Senior redeemable preferred stock, aggregate liquidation
 preference of $203,446 and $190,034; 199,902 and 186,723
 shares issued and outstanding............................   192,254   178,329
Stockholders' equity (deficit) (Note 7):
  Preferred stock ($.01 par value; 2,000,000 shares
   authorized):
   Series Z preferred stock, convertible; authorized 2,000
   shares; issued and outstanding 1,000 shares (Note 1C)..    24,410       --
  Common stock ($.01 par value; 60,000,000 shares
   authorized; 21,013,612 and 21,000,039 shares issued;
   10,513,612 and 10,500,039 shares outstanding)..........       210      210
  Additional paid-in capital..............................   436,895   436,351
  Accumulated other comprehensive income..................   (19,674)  (12,426)
  Accumulated deficit.....................................  (317,803) (299,581)
                                                           ---------  --------
                                                             124,038   124,554
  Treasury stock, at cost (10,500,000 shares).............  (420,000) (420,000)
                                                           ---------  --------
    Total stockholders' equity (deficit)..................  (295,962) (295,446)
                                                           ---------  --------
Commitments and contingencies (Notes 1C, 5, 7 and 9)
                                                           $ 575,097   621,435
                                                           =========  ========

   See accompanying notes to unaudited consolidated financial statements

                  SAMSONITE CORPORATION AND SUBSIDIARIES

              UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 1998

                   (In thousands, except per share data)

                                                   Six Months Ended July 31,
                                                   --------------------------
                                                       1999          1998
                                                   ------------  ------------
Net sales (Note 1G)............................... $    371,264       320,338
Cost of goods sold................................      215,522       196,805
                                                   ------------  ------------
    Gross profit..................................      155,742       123,533
Selling, general and administrative expenses......      128,272       130,448
Provision for restructuring operations............           --         8,214
Amortization of intangible assets.................        2,780         3,038
                                                   ------------  ------------
    Operating income (loss).......................       24,690      (18,167)
Other income (expense):
  Interest income.................................          998         1,547
  Interest expense and amortization of debt issue
   costs and premium..............................      (26,849)      (12,341)
  Other income--net (Note 6)......................        3,090         2,796
                                                   ------------  ------------
    Income (loss) before income taxes, minority
     interest,and extraordinary item..............        1,929      (26~,165)
Income tax expense................................      (5~,794)       (5,213)
Minority interest in earnings of subsidiaries.....         (432)         (420)
                                                   ------------  ------------
    Loss before extraordinary item................       (4,297)      (31,798)
Extraordinary item--loss on extinguishment of
 debt, net of income tax benefit of $3,959 (Note
 5)...............................................           --        (6,460)
                                                   ------------  ------------
    Net loss......................................       (4,297)      (38,258)
Senior redeemable preferred stock dividends and
 accretion of senior redeemable preferred stock
 discount.........................................      (13,925)       (2,579)
                                                   ------------  ------------
    Net loss to common stockholders............... $    (18,222)      (40,837)
                                                   ============  ============
 Income (loss) per common share--basic and
  diluted:
  Loss before extraordinary item.................. $      (1.73)        (1.87)
  Extraordinary loss..............................          --          (0.35)
                                                   ------------  ------------
    Net loss per share............................ $      (1.73)        (2.22)
                                                   ============  ============

  See accompanying notes to unaudited consolidated financial statements.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

    UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                  FOR THE SIX MONTHS ENDED JULY 31, 1999
                      (In thousands, except share amounts)

                                                       Accumulated
                                           Additional     Other
                          Preferred Common  Paid-In   Comprehensive Accumulated Comprehensive Treasury
                            Stock   Stock   Capital       Loss        Deficit       Loss       Stock
                          --------- ------ ---------- ------------- ----------- ------------- --------
Balance, February 1,
 1999...................   $   --     210   436,351      (12,426)    (299,581)                (420,000)
 Issuance of shares to
  directors for
  services..............       --     --         68          --           --                       --
 Compensation expense
  accrued for stock
  bonus awards..........       --     --        138          --           --                       --
 Issuance of preferred
  stock (Note 1C).......    24,410    --        --           --           --                       --
 Exercise of employee
  stock options and
  issuance of stock
  award shares..........       --     --        338          --           --                       --
 Net loss...............       --     --        --           --        (4,297)      (4,297)        --
 Foreign currency
  translation
  adjustment............       --     --        --        (7,248)         --        (7,248)        --
                                                                                   -------
 Comprehensive loss.....       --     --        --           --           --       (11,545)
                                                                                   =======
 Senior redeemable
  preferred stock
  dividends and
  accretion of senior
  redeemable preferred
  stock discount........       --     --        --           --       (13,925)                     --
                           -------   ----   -------      -------     --------                 --------
 Balance, July 31,
  1999..................   $24,410    210   436,895      (19,674)    (317,803)                (420,000)
                           =======   ====   =======      =======     ========                 ========

   See accompanying notes to unaudited consolidated financial statements

                     SAMSONITE CORPORATION AND SUBSIDIARIES

              UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE SIX MONTHS ENDED JULY 31 , 1999 AND 1998
                                 (In thousands)

                                                    Six Months Ended July 31,
                                                    ---------------------------
                                                        1999          1998
                                                    ------------  -------------
Cash flows provided by (used in) operating
 activities:
  Net loss........................................  $     (4,297)       (38,258)
  Adjustments to reconcile net loss to net cash
   provided
   by (used in) operating activities:
    Loss on extinguishment of debt................           --           6,460
    Depreciation and amortization of property,
     plant and equipment..........................        10,833         10,579
    Amortization of intangible assets.............         2,780          3,038
    Amortization of debt issue costs and premium..         1,082            183
    Provision for doubtful accounts...............         1,929            682
    Amortization of stock awards and stock issued
     for services.................................           207            750
    Compensation expense for adjustment of stock
     options......................................           331          3,722
    Provision for restructuring operations........           --           5,606
    Changes in operating assets and liabilities:
      Trade and other receivables.................        (2,899)        19,716
      Inventories.................................        20,261        (20,869)
      Prepaid expenses and other current assets...        (1,643)        (3,199)
      Accounts payable and accrued liabilities....       (26,410)       (11,702)
    Other adjustments--net........................           768            633
                                                    ------------  -------------
      Net cash provided by (used in) operating
       activities.................................         2,942        (22,659)
                                                    ------------  -------------
Cash flows provided by (used in) investing
 activities:
  Purchases of property, plant and equipment......       (11,009)       (12,946)
  Proceeds from sale of assets held for sale and
   property and equipment.........................           459         14,744
  Excess of purchase price over net assets
   acquired of South American distributorships....           --          (2,574)
  Other, net......................................        (1,393)        (1,905)
                                                    ------------  -------------
      Net cash used in investing activities.......       (11,943)        (2,681)
                                                    ------------  -------------
Cash flows provided by (used in) financing
 activities:
  Proceeds from issuance of preferred stock.......        25,410            --
  Proceeds from exercise of employee stock
   options........................................             6          7,114
  Proceeds from issuance of senior subordinated
   notes..........................................           --         350,000
  Proceeds from issuance of senior redeemable
   preferred stock................................           --         175,000
  Issuance costs of senior subordinated notes,
   senior preferred stock, and senior credit
   facility.......................................           --         (20,712)
  Purchase of treasury stock......................           --        (420,000)
  Retirement of subordinated notes, including
   redemption premium.............................           --         (60,781)
  Net borrowings (payments) of short-term
   obligations....................................         3,404          3,439
  Net borrowings (payments) on long-term
   obligations....................................       (25,186)         4,592
  Other, net......................................            70          3,463
                                                    ------------  -------------
      Net cash provided by financing activities...         3,704         42,115
                                                    ------------  -------------
Effect of exchange rate changes on cash and cash
 equivalents......................................        (8,957)         1,048
                                                    ------------  -------------
      Net increase (decrease) in cash and cash
       equivalents................................       (14,254)        17,823
Cash and cash equivalents, beginning of period....        41,932          3,134
                                                    ------------  -------------
Cash and cash equivalents, end of period..........  $     27,678         20,957
                                                    ============  =============
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest........  $     26,085          8,446
                                                    ============  =============
  Cash paid during the period for income taxes....  $      6,874          2,208
                                                    ============  =============

   See accompanying notes to unaudited consolidated financial statements

                  SAMSONITE CORPORATION AND SUBSIDIARIES

           UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) General

 (a) Business

  Samsonite Corporation and subsidiaries (the "Company") was formerly known as Astrum International Corp. ("Astrum"). On July 14, 1995, Astrum merged with its wholly-owned subsidiary, Samsonite Corporation, and changed its name to Samsonite Corporation. The Company is engaged in the manufacture and sale of luggage and related products throughout the world, primarily under the Samsonite, American Tourister, and Lark brand names. The principal customers of the Company are department/specialty retail stores, mass merchants, catalog showrooms and warehouse clubs. The Company also sells its luggage and other travel related products through its Company-owned stores.

 (b) Basis of Presentation

  On May 25, 1993, the United States Bankruptcy Court for the Southern District of New York confirmed the Amended Plan of Reorganization (the "Plan") for Astrum. Pursuant to the terms of the Plan, which became effective on June 8, 1993, Astrum completed a comprehensive financial reorganization which reduced debt and annual interest expense (the "Reorganization").

  The Reorganization has been accounted for pursuant to the American Institute of Certified Public Accountants Statement of Position 90-7, entitled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 requires that assets and liabilities be adjusted to their fair values ("fresh-start" values) and that a new reporting entity be created. On June 30, 1993, for accounting purposes, the Plan was consummated and SOP 90-7 was adopted. The consolidated financial statements include the ongoing impact of fresh-start reporting.

 (c) Proposed Rights Offering and Sale of Preferred Stock

  The Company has announced that it plans to commence a $75 million rights offering to its stockholders. Under the rights offering, the Company plans to distribute, on a pro rata basis to all of its common stockholders of record as of a date to be determined, transferable rights to purchase additional shares of common stock at or about $6.00 per share. On April 7, 1999, the Company entered into an agreement with Apollo Investment Fund, L.P. ("Apollo"), together with its affiliates, Samsonite's largest stockholder, pursuant to which Apollo agreed to make a "bridge" investment equal to the aggregate subscription price of the rights distributable to Apollo and its affiliates in the rights offering and to "backstop" the rights offering by purchasing additional shares not subscribed for by other stockholders, subject to a maximum total investment by Apollo of $37.5 million. Apollo subsequently agreed to increase its backstop obligation by $12.5 million to $50.0 million. In consideration of Apollo's agreement to make the bridge investment and to back-stop the rights offering, the Company agreed to pay Apollo a fee of $1.0 million. Additionally, Artemis America Partnership has agreed to make up to a $25.0 million investment in the Company by purchasing from Apollo, at Apollo's cost, one-half of the shares that Apollo purchased pursuant to its bridge investment and one-half of any shares that Apollo is obligated to purchase pursuant to the backstop.

  In April, Apollo made its bridge investment of $25.4 million by purchasing 1,000 shares of Series Z Convertible Preferred Stock ("Series Z Preferred Stock") which is initially convertible into the Company's common stock at a rate of $6.00 per common share for a total of 4,235,000 shares. The Series Z Preferred Stock has a nominal liquidation preference and is entitled to receive dividends equal to the dividends payable on the shares of common stock into which it is convertible. Part of the proceeds from Apollo's bridge investment were used to pay the cash premium for an insurance policy covering various lawsuits filed between March 13, 1998 and March 9, 1999 against the Company and related parties, and to pay certain costs incurred to defend these lawsuits (see Note 9). The $1.0 million fee payable to Apollo was recorded as a reduction of the stated value of the series Z Preferred Stock.

                  SAMSONITE CORPORATION AND SUBSIDIARIES

 (d) Interim Financial Statements

  The accompanying unaudited consolidated financial statements reflect all adjustments, which are normal and recurring in nature, and which, in the opinion of management, are necessary to a fair statement of the financial position as of July 31, 1999 and results of operations for the six months ended July 31, 1999 and 1998. These unaudited consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999.

 (e) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

 (f) Per Share Data

  The Company computes earnings (loss) per share in accordance with the requirements of Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 requires the disclosure of "basic" earnings per share and "diluted" earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding during the period. The dilutive effect of stock options, warrants, convertible preferred stock and their equivalents is calculated using the treasury stock method.

  Loss from continuing operations before extraordinary item per share and net loss per share for the six months ended July 31, 1999 and 1998 is computed based on a weighted average number of shares of common stock outstanding during the period of 10,508,957 and 18,407,919, respectively. Basic earnings per share and earnings per share--assuming dilution are the same for the six month periods ended July 31, 1999 and 1998 because of the antidilutive effect of stock options and awards where there is a net loss to common stockholders.

 (g) Royalty Revenues

  The Company licenses its brand names to certain unrelated third parties as well as certain foreign subsidiaries and joint ventures. Net sales include royalties earned of $7,979,000 and $7,349,000 for the six months ended July 31, 1999 and 1998, respectively.

 (h) Reclassifications

  Certain reclassifications were made to the consolidated financial statements for prior periods to conform to the July 31, 1999 presentation.

                  SAMSONITE CORPORATION AND SUBSIDIARIES

(2) Inventories

  Inventories consisted of the following:

                                                            July 31, January 31,
                                                              1999      1999
                                                            -------- -----------
                                                               (In thousands)
      Raw Materials........................................ $ 35,296    47,014
      Work in Process......................................    6,936     8,059
      Finished Goods.......................................  125,074   132,494
                                                            --------   -------
                                                            $167,306   187,567
                                                            ========   =======

(3) Property, Plant and Equipment

  Property, plant and equipment consisted of the following:


                                                          July 31,  January 31,
                                                            1999       1999
                                                          --------  -----------
                                                             (In thousands)
      Land............................................... $ 11,806     12,555
      Buildings..........................................   67,048     71,517
      Machinery, equipment and other.....................  142,328    141,306
                                                          --------    -------
                                                           221,182    225,378
      Less accumulated amortization and depreciation.....  (78,493)   (75,737)
                                                          --------    -------
                                                          $142,689    149,641
                                                          ========    =======


  Depreciation included in cost of goods sold and selling, general and administrative expenses related to adjustments of assets and liabilities to fair value in connection with the adoption of SOP 90-7 consisted of the following (in thousands):

                                                               Six Months Ended
                                                                   July 31,
                                                               -----------------
                                                                 1999     1998
                                                               -------- --------
                                                                (In thousands)
      "Fresh Start" Depreciation in Cost of Goods Sold........ $    404     723
      "Fresh Start" Depreciation in Selling, General and
       Administrative Expenses................................       88     161
                                                               -------- -------
        Total "Fresh Start" Depreciation...................... $    492     884
                                                               ======== =======

  Property and equipment revalued in connection with the adoption of SOP 90-7 are being depreciated over their respective estimated useful lives, primarily ranging from two to six years.

(4) Intangible Assets

  Intangible assets, net of accumulated amortization, consisted of the following:

                                                            July 31, January 31,
                                                              1999      1999
                                                            -------- -----------
                                                               (In thousands)
      Trademarks..........................................  $103,310   105,059
      Licenses, Patents and Other.........................     8,092     9,189
                                                            --------   -------
                                                            $111,402   114,248
                                                            ========   =======

                  SAMSONITE CORPORATION AND SUBSIDIARIES

  Amortization of intangible assets, including amortization related to the adjustments of assets and liabilities to fair value in connection with the adoption of SOP 90-7, consisted of the following (in thousands):

                                                               Six Months Ended
                                                                   July 31,
                                                               -----------------
                                                                 1999    1998
                                                               -------- --------
                                                                (In thousands)
      "Fresh Start" Amortization of Tradenames, Licenses,
       Patents
       and Other.............................................. $  2,519   2,863
      Other...................................................      261     175
                                                               -------- -------
                                                                 $2,780   3,038
                                                               ======== =======

  "Fresh Start" amortization represents the expense arising from the adoption of "fresh start" accounting in accordance with SOP 90-7. The reorganization value in excess of identifiable assets was amortized over a three-year period ending June 1996; licenses, patents and other are amortized over a period ranging from one to twenty-three years, and tradenames are amortized primarily over a period of forty years.

(5) Debt

  Debt consisted of the following:

                                                         July 31,  January 31,
                                                           1999       1999
                                                         --------  -----------
                                                            (In thousands)
      Senior Credit Facility (a)........................ $105,480    135,074
      Senior Subordinated Notes (b).....................  350,000    350,000
      Other obligations (c).............................   21,825     20,097
      Capital lease obligations.........................    4,888      5,802
      Series B Senior Subordinated Notes (d)............      532        532
                                                         --------    -------
        Total debt......................................  482,725    511,505
      Less short-term debt and current installments of
       long-term obligations............................  (17,590)   (15,332)
                                                         --------    -------
      Long-term obligations less current installments... $465,135    496,173
                                                         ========    =======

(a) The Senior Credit Facility provides for a $100 million credit facility (the "Revolving Credit Facility"), a term loan facility in the amount of $60 million (the "U.S. Term Loan Facility") which was borrowed by Samsonite Corporation, and a term loan facility in the aggregate principal amount of Belgian francs 1,853,750,000, (equivalent to $50 million on the closing date of the facility) (the "European Term Loan Facility"), which was borrowed by Samsonite Europe N.V. The Company has the option in certain circumstances to add additional lenders as partners to the Senior Credit Facility in order to increase the Revolving Credit Facility by up to an additional $50 million.

     Obligations under the U.S. Term Loan Facility and the Revolving Credit Facility are secured by inventory, accounts receivable, personal property, intellectual property and other intangibles of Samsonite Corporation, 100% of the capital stock of Samsonite Corporation's major domestic subsidiaries, 66% of the stock of Samsonite Europe N.V. and other major non-domestic subsidiaries and a mortgage on the Company's real estate in Denver, Colorado.

     The Senior Credit Facility contains financial covenants which require the Company to maintain certain debt to earnings and interest coverage ratios and limitations on capital expenditures. The Senior Credit Facility also contains covenants that, among other things, limit the ability of the Company (subject

                  SAMSONITE CORPORATION AND SUBSIDIARIES
  to negotiated exceptions) to incur additional liens, incur additional indebtedness, make certain kinds of investments, prepay or purchase subordinate indebtedness and preferred stock, make distributions and dividend payments to its stockholders, engage in affiliate transactions, make certain asset dispositions, make acquisitions, and participate in certain mergers.

  During the six months ended July 31, 1998, deferred financing costs related to a refinancing of the Senior Credit Facility of $380,000 were charged to expense and classified as an extraordinary item, net of tax effects, in the accompanying statements of operations.

(b) The Senior Subordinated Notes (the "Notes") bear interest at 10 3/4% and mature on June 15, 2008. The Notes are redeemable at the option of the Company at various redemption prices as specified in the Notes. The indenture under which the Notes were issued contains certain covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries (as defined in the indenture) to incur additional indebtedness, pay dividends and make certain other distributions, issue capital stock of restricted subsidiaries, make certain investments, repurchase stock, create liens, enter into transactions with affiliates, create dividend or other payment restrictions affecting restricted subsidiaries, merge or consolidate, and transfer or sell assets. The covenants are subject to a number of important exceptions.

(c) Other obligations consist of various notes payable (including short-term notes) to banks by foreign subsidiaries aggregating $17.9 million and $3.9 million of secured financing arrangements with foreign banks.

(d) The Series B Senior Subordinated Notes (the "Notes") bear interest at 11 1/8% and have a maturity date of July 15, 2005. During the three months ended April 30, 1998, the Company completed a tender offer for the Series B Notes and retired $52,269,000 principal amount of the Notes and paid redemption premium and other expenses of the tender offer totaling approximately $8,512,000. These costs, along with $1,527,000 of deferred financing costs, were charged to expense and classified as an extraordinary item, net of tax effects, in the accompanying statement of operations for the six months ended July 31, 1998.

(6) Other Income (Expense)--Net

  Other income (expense)--net consisted of the following:

                                                           Six Months Ended
                                                               July 31,
                                                           ------------------
                                                             1999     1998
                                                           --------  --------
                                                            (In thousands)
   Net realized gain from foreign currency forward
    delivery contracts.................................... $  1,238    1,425
   Unrealized gain from foreign currency forward delivery
    contracts.............................................    4,528      191
   Equity in loss of unconsolidated affiliate.............     (197)    (873)
   Gain (loss) on disposition of fixed assets, net........      (32)   4,369
   Other, net.............................................   (2,447)  (2,316)
                                                           --------  -------
                                                           $  3,090    2,796
                                                           ========  =======

(7) Employee Stock Options

  The Company has authorized 2,550,000 shares for the granting of options under the 1995 Stock Option and Award Plan and 750,000 shares for the granting of options under the FY 1999 Stock Option and Incentive Award Plan. See Note 11 to the consolidated financial statements included in the January 31, 1999 Form 10-K for a description of these plans. In addition, the Company has outstanding options and stock bonus awards to current and past executives in connection with employment agreements.

  At July 31, 1999, the Company had outstanding options for a total of 1,814,688 shares at exercise prices ranging from $2.50 to $16.00 per share. Options for 1,015,830 shares were exercisable at July 31, 1999 at a

                  SAMSONITE CORPORATION AND SUBSIDIARIES
weighted average exercise price of $6.51 per share. Options for 2,358 shares under the 1995 Stock Option and Award Plan were exercised at an average exercise price of $2.50 per share during the six months ended July 31, 1999.

  In May 1996, the Company entered into agreements with three executive officers to provide stock bonuses to each of them of 38,889 shares of common stock ("Bonus Shares"), payable if the officer remains continually employed by the Company through the earlier of May 15, 1999 or one year after a change of control event or in the event of certain types of termination. Bonus Shares vested and were issued to one executive subsequent to his termination of employment on February 1, 1998 and the remaining compensation expense related to his shares was recognized during the three months ended April 30, 1998. The Company is recognizing compensation expense equal to the fair market value at the date of the grant ($18.25 per share) over the vesting period for the two remaining executives. In connection with the completion of the recapitalization in fiscal 1999, the Share Bonus Agreements for the two remaining executives were amended to permit the tender of Bonus Shares to the Company. As a result, during fiscal 1999 the Company purchased 20,026 of the Bonus Shares from each of the two executive officers, representing the same percentage of shares accepted in the recapitalization from other stockholders. The remaining outstanding Bonus Shares vested in May 1999.

(8) Segment Information

  Effective for the year ended January 31, 1999, the Company adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which changes the way the Company reports information about its operating segments. Certain information for July 31, 1998 has been reclassified from the prior year's presentation in order to conform to the July 31, 1999 presentation.

  The Company has one line of business: the manufacture and distribution of luggage and other travel-related products. Management of the business and evaluation of operating results is organized primarily along geographic lines dividing responsibility for the Company's operations as follows: The Americas, which include the United States comprised of wholesale and retail operations, Canada, Latin America, and South America; Europe; Asia, which includes India, China, Singapore, South Korea, Taiwan and Hong Kong; and Other which primarily includes licensing revenues from non-luggage brand names owned by the Company, royalties from the Japanese luggage licensee and corporate overhead.

  The Company evaluates the performance of its segments based on operating income of the respective business units. Intersegment sales prices are market based.

  Segment information for the six months ended July 31, 1999 and 1998 is as follows:

   1999                                U.S.     U.S.   Other            Other
   ----                              --------- ------ --------        ----------
                             Europe  Wholesale Retail Americas  Asia  Operations Eliminations Totals
                            -------- --------- ------ -------- ------ ---------- ------------ -------
                                                         (In thousands)
   Revenues from external
    customers.............. $157,766  103,452  63,382  23,506  15,383    7,775          --    371,264
   Intersegment revenues... $  1,525   30,359     --      892   4,322       --      (37,098)      --
   Operating income
    (loss) (a)............. $ 22,007     (226)  2,669     836   2,073   (4,958)       2,289    24,690
   Total assets............ $175,184  160,523  35,191  46,907  29,269  225,265      (97,242)  575,097
   1998
   ----
   Revenues from external
    customers.............. $144,577   76,991  59,958  21,552  10,119    7,141          --    320,338
   Intersegment revenues... $  1,046   10,693     --    3,364   4,097      --       (19,200)      --
   Operating income
    (loss) (a)............. $ 16,232  (27,570)  4,442      (8)    157  (13,163)       1,743   (18,167)
   Total assets............ $175,864  156,735  29,785  49,747  21,907  766,705     (569,890)  630,853

                  SAMSONITE CORPORATION AND SUBSIDIARIES

--------

(a) Operating income (loss) represents net sales less operating expenses. In computing operating income (loss) none of the following items have been added or deducted: interest income, interest expense, other income--net, income taxes, minority interest and extraordinary items. General corporate expenses and amortization of intangibles are included in other operations.

  The Company enters into foreign exchange contracts in order to reduce its exposure to fluctuations in currency exchange rates (primarily the Belgian franc) on certain foreign operations and royalty agreements through the use of forward delivery commitments. For the six months ended July 31, 1999 and 1998, the Company had net gains (losses) from such transactions of $5,766,000 and $1,616,000, respectively, which are included in nonoperating income.

(9) Litigation, Commitments and Contingencies

  The Company and certain related parties have been the subject of various purported shareholder class action lawsuits and a purported derivative action filed between March 13, 1998 and March 9, 1999 in various courts, including Colorado State District Court, City and County of Denver; United States District Court for the District of Colorado; and the Delaware Court of Chancery (together, the "Shareholder Litigation"). In April 1999, the Company entered into an insurance agreement with a major insurance carrier whereby the carrier assumed responsibility for the defense and ultimate resolution of the Shareholder Litigation and any other actions asserted at any time that involve essentially the same or similar allegations, facts or circumstances as these in the Shareholder Litigation. In connection with the insurance agreement, the Company entered into certain agreements and releases and agreed to make a cash premium payment, net of potential future reimbursements, to the insurer ranging from an estimated minimum payment of $7.0 million to a maximum payment of $17.5 million depending on the ultimate cost to defend and resolve the pending litigation. The Company is responsible for paying all legal defense costs prior to the effective date of the insurance agreement. However, the Company expects that substantially all costs incurred subsequent to the effective date to defend and resolve the Shareholder Litigation will be covered by the insurance agreement. The Company believes that its consolidated statements of operations for the fiscal year ended January 31, 1999 reflect the accrual of substantially all costs incurred and expected to be incurred in connection with these lawsuits.

  In addition, the Company is a party to various other legal proceedings and claims in the ordinary course of business; the Company believes that the outcome of these other pending matters will not have a material adverse affect on its consolidated financial position, results of operations or liquidity.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstance under which the offer or solicitation is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                               ----------------

                             12,500,000 Shares

                             Samsonite Corporation

                                  Common Stock

                               ----------------

                                   Prospectus

                               ----------------

                             September  , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      SEC registration fee.........................................  $   13,786
      Printing and engraving expenses..............................      75,000
      Accountants' fees and expenses...............................      50,000
      Attorneys' fees and expenses.................................     900,000
      Apollo fee...................................................   1,000,000
      Miscellaneous................................................     386,214
                                                                     ----------
        Total......................................................  $2,425,000
                                                                     ==========

  Samsonite will pay all of such expenses. All of the foregoing expenses are estimated except the SEC registration fee.

Item 14. Indemnification of Directors and Officers.

Certificates of Incorporation and By-Laws

  Samsonite's Amended and Restated Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of Samsonite, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors of Samsonite as an employee or agent of Samsonite or as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by Samsonite, in accordance with Samsonite's By-Laws, to the full extent permitted from time to time by the Delaware General Corporation Law (the "DGCL"), as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. Samsonite's Amended and Restated Certificate of Incorporation also specifically authorizes Samsonite to enter into agreements with any person which provide for indemnification greater or different from that provided by Samsonite's Amended and Restated Certificate of Incorporation.

  Samsonite's By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is a person of whom he or she is the legal representative is or was a director, officer or employee of Samsonite or is or was serving at the request of Samsonite as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by Samsonite to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Samsonite to provide broader indemnification rights than said law permitted Samsonite to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as described in the next paragraph with respect to Proceedings seeking to enforce rights to indemnification, Samsonite will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of Samsonite.

  Pursuant to Samsonite's By-Laws, if a claim described in the preceding paragraph is not paid in full by Samsonite within thirty days after a written claim has been received by Samsonite, the claimant may at any time thereafter bring suit against Samsonite to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. Samsonite's By-Laws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Samsonite) that the claimant has not met the standards of conduct which make it permissible under the DGCL for Samsonite to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on Samsonite. Neither the failure of Samsonite (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by Samsonite (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Samsonite's By-Laws provide that following any "change in control" of Samsonite of the type required to be reported under Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, any determination as to entitlement to indemnification will be made by independent legal counsel selected by the claimant, which independent legal counsel will be retained by the Board of Directors on behalf of Samsonite.

  Samsonite's By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in Samsonite's By-Laws will not be exclusive of any other right which any person may have or may hereafter acquire under any statute, provision of Samsonite's Amended and Restated Certificate of Incorporation, Samsonite's By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. Samsonite's By-Laws permit Samsonite to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Samsonite or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Samsonite would have the power to indemnify such person against such expense, liability or loss under the DGCL. In addition, Samsonite's By-Laws authorize Samsonite, to the extent authorized from time to time by Samsonite's Board of Directors, to grant rights to indemnification, and rights to be paid by Samsonite the expenses incurred in defending any Proceeding in advance of its final disposition, to any agent of Samsonite to the fullest extent of the provisions of Samsonite's By-Laws with respect to the indemnification and advancement of expenses of directors, officers and employees of Samsonite.

  Samsonite's By-Laws provide that the right to indemnification conferred therein will be a contract right and will include the right to be paid by Samsonite the expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to Samsonite of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under Samsonite's By-Laws or otherwise.

Indemnification Agreements.

  Samsonite has entered into indemnification agreements with certain of Samsonite's directors and officers. The indemnification agreements require, among other things, Samsonite to indemnify the officers and directors to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Samsonite will also indemnify and advance all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under Samsonite's directors' and officers' liability insurance. Although such indemnification agreements will offer substantially the same scope of coverage afforded by provisions in Samsonite's Amended and Restated Certificate of Incorporation and Samsonite's By-Laws, they provide greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors of Samsonite or by the stockholders to eliminate the rights provided therein. Indemnification for officers of Samsonite is or will be provided for in their respective employment agreements.

Item 15. Recent Sales of Unregistered Securities.

  On June 18, 1998, Samsonite issued and sold an aggregate of 175,000 Units consisting of 175,000 shares of its 13 7/8% Senior Redeemable Exchangeable Preferred Stock and Warrants to purchase 1,959,000 shares of Samsonite's common stock to CIBC Oppenheimer Corp. The total purchase price for the Units was $169.8 million. The sale of the Units was made in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933 (the "Securities Act"). Following this sale, resales were permitted (i) to Qualified Institutional Buyers (as defined in Rule 144A under Securities Act) and (ii) outside the United States in compliance with Regulation S under the Securities Act.

  On August 24, 1998, Samsonite issued and sold $350 million aggregate principal amount of its 10 3/4% Senior Subordinated Notes due 2008 to CIBC Oppenheimer, BancAmerica Robertson Stephens, BancBoston Securities Inc. and Goldman, Sachs & Co. for an aggregate purchase price of $340.4 million. This sale of the 10 3/4% Senior Subordinated Notes was made in reliance on the exemption from registration contained in Section 4(2) of the Securities Act. Following this sale, resales were permitted (i) to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) and (ii) outside the United States in compliance with Regulation S under the Securities Act.

  In April 1999, Samsonite issued and sold 1,000 shares of its Series Z Convertible Preferred Stock to Apollo Investment Fund, L.P. This sale of Series Z Convertible Preferred Stock was made in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

Item 16. Exhibits.

 Exhibit
 Number                               Description
 -------                              -----------
  2.1     Distribution Agreement dated as of July 14, 1995, between Samsonite and Culligan Water Technologies, Inc. (incorporated by reference from the Registration Statement on Form S-4 (Registration Number
          33-95642)).
  2.2     Tax Sharing Agreement dated as of July 14, 1995, between Samsonite and Culligan Water Technologies, Inc. (incorporated by reference from the Registration Statement on Form S-4 (Registration Number
          33-95642)).
  2.3     Samsonite's Second Amended Plan of Reorganization Under Chapter 11
          of the Bankruptcy Code, dated February 17, 1993 (the "Plan")
          (incorporated by reference from the Application for Qualification of Indenture on Form T-3 (File No. 22-24448)).
  2.4     Modification of the Plan, dated May 21, 1993 (incorporated by reference from Registration Statement on Form S-1 (Registration No.
          33-71224)).
  2.5     Notice to holders of Senior Subordinated Notes regarding the Stock
          Elections described in the Plan (incorporated by reference from the
          Registration Statement on Form S-1 (Registration
          No. 33-71224)).
  2.6     Order of the United States Bankruptcy Court for the Southern
          District of New York, dated May 25, 1993, confirming the Plan and authorizing and directing certain actions in connection therewith
          (incorporated by reference from the Registration Statement on Form
          S-1 (Registration No. 33-71224)).
  3.1     Amended and Restated Certificate of Incorporation of Samsonite
          (incorporated by reference from Samsonite's Annual Report on Form
          10-K for the fiscal year ended January 31, 1996 (File
          No. 0-23214)).
  3.2     Certificate of Ownership and Merger, dated July 14, 1995
          (incorporated by reference from the Registration Statement on Form
          S-4 (Registration Number 33-95642)).
  3.3     By-Laws of Samsonite (incorporated by reference from Samsonite's
          Annual Report on Form 10-K for the fiscal year ended January 31,
          1996 (File No. 0-23214)).
  4.1     Indenture, dated as of July 14, 1995, between Samsonite and United
          States Trust Company (incorporated by reference from the
          Registration Statement on Form S-4 (Registration Number 33-95642)).
  4.2     Specimen of Notes described in the Indenture (incorporated by reference from the Registration Statement on Form S-4 (Registration
          Number 33-95642)).
  4.3     Rights Agreement, dated as of May 12, 1998, between Samsonite and
          BankBoston, N.A., as Rights Agent, including the Form of
          Certificate of Designation, Preferences and Rights setting forth the terms of the Series B Junior Participating Preferred Stock, par
          value $0.01 per share, as Exhibit A, the Form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series B Junior
          Participating Preferred Stock as Exhibit C (incorporated by reference from the Registration Statement on Form 8-A filed May 13,
          1998 under the Securities and Exchange Act of 1934 (File No. 0-
          23214)).
  4.4     First Amendment to the Rights Agreement, dated April 7, 1999
          (incorporated by reference from Samsonite's Quaterly Report on Form
          10-Q for the three months ended April 30, 1999 (File No. 0-23214)).
  4.5     Indenture, dated as of June 24, 1998, between Samsonite and United
          States Trust Company (incorporated by reference from the
          Registration Statement on Form S-4 (Registration
          No. 333-61521)).
  4.6     Indenture, in respect of the 13 7/8% Junior Subordinated Debentures due 2010 of Samsonite, dated as of June 24, 1998, between Samsonite and United States Trust Company of New York (incorporated by reference from the Registration Statement on Form S-4 (Registration
          No. 333-61519).

 Exhibit
 Number                               Description
 -------                              -----------
  4.7     Form of Indenture, in respect of the 13 7/8% Senior Debentures due
          2010 of Samsonite Holdings, Inc. ("Holdings") to be dated as of the
          Exchange Date, between Holdings and United States Trust Company of
          New York (incorporated by reference from the Registration Statement on Form S-4 (Registration No. 333-61519).
  4.8     Form of Rights Certificate to Subscribe for Shares of Common Stock
          of Samsonite.
  4.9     Second Amendment to the Rights Agreement, dated July 13, 1999
          (incorporated by reference from Samsonite's Quarterly Report on Form
          10-Q for the three months ended July 31, 1999 (File No. 0-23214)).
  4.10    Stockholders Agreement, dated as of July 13, 1999 among Samsonite,
          Apollo Investment Fund, L.P. and Artemis America Partnership
          (incorporated by reference from Samsonite's Quarterly Report on Form
          10-Q for the three months ended July 31, 1999 (File No. 0-23214)).
  4.11    Speciman Common Stock Certificate.
  4.12    Form of Third Amendment to the Rights Agreement.
  5       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
 10.1     Second Amended and Restated Multicurrency Revolving Credit and Term
          Loan Agreement, dated as of June 24, 1998, between Samsonite,
          Samsonite Europe N.V. and Bank of America National Trust and Savings
          Association, BankBoston N.A. and various other lending institutions,
          Bank of America National Trust and Savings Association, as
          Administrative Agent, BancBoston, N.A., as Syndication Agent,
          Canadian Imperial Bank of Commerce, as Documentation Agent and
          BancAmerica Robertson Stephens and BancBoston Securities Inc., as
          Arrangers (incorporated by reference from the Registration Statement on Form S-4 (Registration No. 333-61521)).
 10.2     First Amendment to the Second Amended and Restated Multicurrency
          Revolving Credit and Term Loan Agreement, dated as of October 1,
          1998, between Samsonite, Samsonite Europe N.V. and various other lending institutions (incorporated by reference from Samsonite's
          Quarterly Report on Form 10-Q for the three months ended October 31,
          1998 (File No. 0-23214)).
 10.3     Second Amendment and Waiver to the Second Amended and Restated
          Multicurrency Revolving Credit and Term Loan Agreement, dated as of
          January 29, 1999 between the Company, Samsonite Europe N.V., and various other lending institutions (incorporated by reference from
          Samsonite's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1999 (File No. 0-23214)).
 10.4     Third Amendment and Waiver to the Second Amended and Restated
          Multicurrency Revolving Credit and Term Loan Agreement, dated as of
          March 19, 1999, between Samsonite, Samsonite Europe N.V., and various other lending institutions (incorporated by reference from
          Samsonite's Quarterly Report on Form 10-Q for the three months ended
          April 30, 1999 (File No. 0-23214)).
 10.5     Stock Option Agreement dated as of May 15, 1996, between Samsonite and Richard R. Nicolosi (incorporated by reference from the
          Registration Statement on Form S-8 filed June 7, 1996 (File No. 333-
          05467)).
 10.6     Form of Indemnification Agreement entered into or to be entered into by Samsonite with its directors (incorporated by reference from the
          Registration Statement on Form S-1 (Registration No. 33-71224)).
 10.7     Employment Agreement, dated as of February 1, 1998, between
          Samsonite and Thomas R. Sandler (incorporated by reference from
          Samsonite's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1998 (File No. 0-23214)).
 10.8     Consulting Agreement, dated as of February 1, 1998, between
          Samsonite Europe N.V. and Luc Van Nevel (incorporated by reference from Samsonite's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (File No. 0-23214)).

 Exhibit
 Number                               Description
 -------                              -----------
 10.9     Executive Management Agreement, dated February 1, 1998, between
          Samsonite and Luc Van Nevel (incorporated by reference from
          Samsonite's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1998 (File No. 0-23214)).
 10.10    Employment Agreement, dated as of February 1, 1998, between
          Samsonite GmbH and Karlheinz Tretter (incorporated by reference from
          Samsonite's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1998 (File No. 0-23214)).
 10.11    Overall Agreement, dated as of February 1, 1998, between Samsonite and Karlheinz Tretter (incorporated by reference from Samsonite's
          Annual Report on Form 10-K for the fiscal year ended January 31,
          1998 (File No. 0-23214)).
 10.12    Samsonite Corporation 1995 Stock Option and Incentive Award Plan (as
          Amended in 1996) (incorporated by reference from the Proxy Statement filed May 23, 1996).
 10.13    Samsonite Corporation 1995 Stock Option and Award Plan, Second
          Amendment (incorporated by reference from the Registration Statement on Form S-8 filed January 30, 1997 (File No. 333-20775)).
 10.14    Stock Option Agreement, dated as of February 20, 1996, between
          Samsonite and Thomas J. Leonard (incorporated by reference from
          Samsonite's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1996 (File No. 0-23214)).
 10.15    Stock Option Agreement, dated as of February 20, 1996, between
          Samsonite and Thomas R. Sandler (incorporated by reference from
          Samsonite's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1996 (File No. 0-23214)).
 10.16    Stock Option Agreement, dated as of February 20, 1996, between
          Samsonite and Karlheinz Tretter (incorporated by reference from
          Samsonite's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1996 (File No. 0-23214)).
 10.17    Employment Agreement, dated as of May 15, 1996, between Samsonite and Richard R. Nicolosi (incorporated by reference from Samsonite's
          Quarterly Report on Form 10-Q for the three months ended April 30,
          1996 (File No. 0-23214)).
 10.18    Amendment to Employment Agreement, dated as of May 2, 1997, between
          Samsonite and Richard R. Nicolosi (incorporated by reference from
          Samsonite's Quarterly Report on Form 10-Q for the three months ended
          April 30, 1997 (File No. 0-23214)).
 10.19    Registration Rights Agreement, dated as of May 15, 1996, between
          Samsonite and Richard R. Nicolosi (incorporated by reference from
          Samsonite's Quarterly Report on Form 10-Q for the three months ended
          April 30, 1996 (File No. 0-23214)).
 10.20    Stock Sale Agreement, dated as of May 16, 1996, between Samsonite and Richard R. Nicolosi (incorporated by reference from Samsonite's
          Quarterly Report on Form 10-Q for the three months ended April 30,
          1996 (File No. 0-23214)).
 10.21    Form of Agreement, made as of May 15, 1996, between Samsonite and each of Thomas J. Leonard, Luc Van Nevel, and Thomas R. Sandler,
          each agreement with respect to 38,889 shares of the Common Stock of
          Samsonite, par value $.01 per share (incorporated by reference from
          Samsonite's Quarterly Report on Form 10-Q for the three months ended
          April 30, 1996 (File No. 0-23214)).
 10.22    Form of Stock Option Agreement for Awards under the 1995 Stock
          Option and Incentive Award Plan (as Amended in 1996) (incorporated by reference from the Registration Statement on Form S-8 filed June
          7, 1996 (File No. 333-05467)).
 10.23    Samsonite Corporation Directors Stock Plan (incorporated by reference from the Proxy Statement filed May 23, 1996).
 10.24    Final Settlement Agreement, made as of June 20, 1996, among
          Samsonite, the Pension Benefit Guaranty Corporation, and others named therein (including exhibits thereto), with respect to the
          Schenley Pension Plan (incorporated by reference from Samsonite's
          Quarterly Report on Form 10-Q for the three months ended July 31,
          1996 (File No. 0-23214)).

 Exhibit
 Number                               Description
 -------                              -----------
 10.25    Final Settlement Agreement, made as of June 20, 1996, among
          Samsonite, the Pension Benefit Guaranty Corporation, and others named therein (including exhibits thereto), with respect to the
          McCrory Pension Plan (incorporated by reference from Samsonite's
          Quarterly Report on Form 10-Q for the three months ended July 31,
          1996 (File No. 0-23214)).
 10.26    Purchase Agreement, dated as of June 13, 1996, between Samsonite and
          Artemis America Partnership and Apollo Investment Fund, L.P.
          (incorporated by reference from Samsonite's Quarterly Report on Form
          10-Q for the three months ended July 31, 1996 (File No. 0-23214)).
 10.27    Stock Option Agreement, dated as of October 29, 1996, between
          Samsonite and Thomas R. Sandler (incorporated by reference from
          Samsonite's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1997 (File No. 0-23214)).
 10.28    Stock Option Agreement, dated as of October 29, 1996, between
          Samsonite and Karlheinz Tretter (incorporated by reference from
          Samsonite's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1997 (File No. 0-23214)).
 10.29    Stock Option Agreement dated as of September 16, 1996, between
          Samsonite and Robert P. Baird, Jr. (incorporated by reference from
          Samsonite's Quarterly Report on Form 10-Q for the three months ended
          October 31, 1996 (File No. 0-23214)).
 10.30    Stock Option Agreement dated as of August 5, 1996, between Samsonite and James E. Barch (incorporated by reference from Samsonite's
          Quarterly Report on Form 10-Q for the three months ended October 31,
          1996 (File No. 0-23214)).
 10.31    Stock Option Agreement dated as of August 21, 1996, between
          Samsonite and Gary D. Ervick (incorporated by reference from
          Samsonite's Quarterly Report on Form 10-Q for the three months ended
          October 31, 1996 (File No. 0-23214)).
 10.32    Employment Agreement, effective as of February 1, 1998, between
          Samsonite and Richard H. Wiley (incorporated by reference from
          Samsonite's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1998 (File No. 0-23214)).
 10.33    Employment Agreement, effective as of February 1, 1998, between
          Samsonite and Carlo Zezza (incorporated by reference from
          Samsonite's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1998 (File No. 0-23214)).
 10.34    Trademark Purchase and Assignment Agreement, dated as of October 31,
          1997, between Samsonite's subsidiary, McGregor L.L.C. and McGregor
          International Licensing N.V. (incorporated by reference from
          Samsonite's Quarterly Report on Form 10-Q for the three months ended
          October 31, 1997 (File No. 0-23214)).
 10.35    Trademark Option Agreement, dated as of October 31, 1997, between
          Samsonite's subsidiary, McGregor L.L.C. and McGregor International
          Licensing N.V. (incorporated by reference from Samsonite's Quarterly
          Report on Form 10-Q for the three months ended October 31, 1997
          (File No. 0-23214)).
 10.36    Nonqualified Stock Option Agreement dated as of July 15, 1998 between the Company and Luc Van Nevel (incorporated by reference from Samsonite's Quarterly Report on Form 10-Q for the three months ended July 31, 1998 (File No. 0-23214)).
 10.37    Nonqualified Stock Option Agreement dated as of July 15, 1998 between the Company and Thomas R. Sandler (incorporated by reference from Samsonite's Quarterly Report on Form 10-Q for the three months ended July 31, 1998 (File No. 0-23214)).
 10.38    Nonqualified Stock Option Agreement dated as of July 15, 1998 between the Company and Karlheinz Tretter (incorporated by reference from Samsonite's Quarterly Report on Form 10-Q for the three months ended July 31, 1998 (File No. 0-23214)).

 Exhibit
 Number                               Description
 -------                              -----------
 10.39    Nonqualified Stock Option Agreement dated as of July 15, 1998 between the Company and Richard H. Wiley (incorporated by reference from Samsonite's Quarterly Report on Form 10-Q for the three months ended July 31, 1998 (File No. 0-23214)).
 10.40    Nonqualified Stock Option Agreement dated July 15, 1998 between
          Samsonite and D. Michael Clayton (incorporated by reference from
          Samsonite's Quarterly Report on Form 10-Q for the three months ended
          July 31, 1998 (File No. 0-23214)).
 10.41    Registration Rights Agreement, dated as of June 24, 1998, by and among Samsonite, CIBC Oppenheimer Corp., BancAmerica Robertson
          Stephens, BancBoston Securities Inc. and Goldman Sachs & Co.
          (incorporated by reference from the Registration Statement on Form
          S-4 (Registration No. 333-61521)).
 10.42    Certificate of Designation of the Powers, Preferences and Relative,
          Participating, Option and other Special Rights of 13 7/8% Senior
          Redeemable Exchangeable Preferred Stock and Qualifications,
          Limitations and Restrictions thereof (incorporated by reference from the Registration Statement on Form S-4 (Registration No. 333-61519).
 10.43    Certificate of Correction to the Certificate of Designation of the
          Powers, Preferences and Relative, Participating, Option and other
          Special Rights of 13 7/8% Senior Redeemable Exchangeable Preferred
          Stock and Qualification, Limitations and Restrictions thereof
          (incorporated by reference from the Registration Statement on Form
          S-4 (Registration No. 333-61519).
 10.44    Registration Rights Agreement, in respect of the 13 7/8% Senior
          Redeemable Exchangeable Preferred Stock, dated as of June 24, 1998, between Samsonite and CIBC Oppenheimer Corp (incorporated by reference from Samsonite's Quarterly Report on Form 10-Q for the three months ended July 31, 1998 (File No. 0-23214)).
 10.45    Agreement, made as of June 11, 1998, between the Company and Luc Van
          Nevel (incorporated by reference from the Registration Statement on
          Form S-4 (Registration No. 333-61521)).
 10.46    Agreement, made as of June 11, 1998, between the Company and Thomas
          R. Sandler (incorporated by reference from the Registration
          Statement on Form S-4 (Registration No. 333-91521)).
 10.47    Warrant Agreement, dated as of June 24, 1998, between the Company and BankBoston, N.A. (incorporated by reference from Samsonite's
          Quarterly Report on Form 10-Q for the three months ended July 31,
          1998 (File. No 0-23214)).
 10.48    Common Stock Registration Rights Agreement, dated as of June 24,
          1998, between the Company and CIBC Oppenheimer Corp. (incorporated by reference from Samsonite's Quarterly Report on Form 10-Q for the three months ended July 31, 1998 (File. No 0-23214)).
 10.49    First amendment to Warrant Agreement, dated as of August 17, 1998, between the Company and BankBoston, N.A. (incorporated by reference from Samsonite's Quarterly Report on Form 10-Q for the three months ended July 31, 1998 (File. No 0-23214)).
 10.50    FY 1999 Stock Option and Incentive Award Plan (incorporated by reference from the Proxy Statement filed August 6, 1998).
 10.51    Investment Agreement between Samsonite and Apollo Investment Fund,
          L.P., dated as of April 7, 1999 (incorporated by reference from
          Samsonite's Quarterly Report on Form 10-Q for the three months ended
          April 30, 1999 (File No. 0-23214)).
 10.52    Certificate of the Designations, Powers, Preferences and Rights of
          the Series Z Convertible Preferred Stock of Samsonite (incorporated by reference from Samsonite's Quarterly Report on Form 10-Q for the three months ended April 30, 1999 (File No. 0-23214)).
 10.53    Registration Rights Agreement, dated as of April 7, 1999, between
          Samsonite and Apollo Investment Fund, L.P (incorporated by reference from Samsonite's Quarterly Report on Form 10-Q for the three months ended April 30, 1999 (File No. 0-23214)).

 Exhibit
 Number                              Description
 -------                             -----------
  21      Subsidiaries of Samsonite (incorporated by reference from
          Samsonite's Annual Report on Form 10-K for the fiscal year ended
          January 31, 1999 (File No. 0-23214)).
  23.1    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.1).
  23.2    Consent of KPMG LLP.
 +24      Power of Attorney.
  27      Financial Data Schedule.
  99.1    Form of Instructions for Use of Samsonite Rights Certificates.
  99.2    Form of Notice of Guaranteed Delivery for Subscription Rights.
  99.3    Form of Letter to Stockholders Who Are Record Holders.
  99.4    Form of Letter to Stockholders Who Are Beneficial Holders.
  99.5    Form of Letter to Clients of Stockholders Who Are Beneficial
          Holders.
  99.6    Form of Nominee Holder Certification Form.
  99.7    Substitute Form W-9 for Use with the Rights Offering.
  99.8    Form of Beneficial Owner Election Form.
  99.9    Form of Subscription Agent Agreement, by and between Samsonite and
          BankBoston, N.A.
  99.10   Retainer Agreement, dated August 2, 1999, by and between Samsonite and Corporate Investor Communications, Inc.

--------

+ Previously filed.

Item 17. Undertakings

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in Denver, Colorado on September 24, 1999.

                                          SAMSONITE CORPORATION

                                                   /s/ Richard H. Wiley
                                          By:
                                             ----------------------------------
                                             Name: Richard H. Wiley
                                             Title:Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
                  *                    President Chief Executive  September 24, 1999
______________________________________  Officer and Director
            Luc Van Nevel               (principal executive
                                        officer)
______________________________________ Director
            Bernard Attal
                  *                    Director                   September 24, 1999
______________________________________
            Leon D. Black
                  *                    Director                   September 24, 1999
______________________________________
            Robert H. Falk
                  *                    Director                   September 24, 1999
______________________________________
         Richard R. Nicolosi
______________________________________ Director
           Mark H. Rachesky
______________________________________ Director
           Robert L. Rosen
                  *                    Director                   September 24, 1999
______________________________________
            Marc J. Rowan
                  *                    Director                   September 24, 1999
______________________________________
          Stephen J. Solarz
         /s/ Richard H. Wiley          Chief Financial Officer    September 24, 1999
______________________________________  (principal financial and
           Richard H. Wiley             accounting officer)